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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 3, 2013

Registration No. 333-186210

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON
FORM S-1
TO
FORM S-4 (FILE NO. 333-186210)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hemisphere Media Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4841 (Primary Standard Industrial Classification Code Number)	80-0885255 (I.R.S. Employer Identification No.)

Hemisphere Media Group, Inc.
2000 Ponce de Leon Boulevard
Suite 500
Coral Gables, FL 33134
(212) 503-2860
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Alan J. Sokol
Chief Executive Officer
2000 Ponce de Leon Boulevard
Suite 500
Coral Gables, FL 33134
(305) 421-6364
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Jeffrey D. Marell, Esq.
Tracey A. Zaccone, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

         Approximate date of commencement of proposed sale of securities to the public: From time to time after this Registration Statement becomes effective.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

         Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 on Form S-1 to the Registration Statement on Form S-4 (File No. 333-186210) relates to the public offering of common stock of the registrant upon exercise of certain warrants, as contemplated by the Registration Statement on Form S-4 (File No. 333-186210) (the "Prior Registration Statement"), and is being filed in order to maintain the effectiveness of the Prior Registration Statement to the extent that such Prior Registration Statement pertains to the shares of the registrant's Class A common stock issuable upon exercise of such warrants.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

7,333,334 Shares

HEMISPHERE MEDIA GROUP, INC.

Hemisphere Class A Common Stock

        This prospectus relates to the issuance by us of up to 7,333,334 shares of Class A common stock, par value $0.0001 per share ("Hemisphere Class A common stock"), upon the exercise of warrants that became exercisable for shares of Hemisphere Class A common stock upon the consummation of the transactions (collectively, the "Transaction") contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), by and among us, Hemisphere Merger Sub I, LLC, a Delaware limited liability company and our indirect wholly-owned subsidiary ("WAPA Merger Sub"), Hemisphere Merger Sub II, Inc., a Delaware corporation and our indirect wholly-owned subsidiary ("Azteca Merger Sub"), Hemisphere Merger Sub III, Inc., a Delaware corporation and our indirect wholly-owned subsidiary ("Cinelatino Merger Sub" and, together with IM Merger Sub and Azteca Merger Sub, the "Merger Subs"), Azteca Acquisition Corporation, a Delaware corporation ("Azteca"), InterMedia Español Holdings, LLC, a Delaware limited liability company ("WAPA"), and Cine Latino, Inc., a Delaware corporation ("Cinelatino"), at an exercise price of $6.00 per half-share (each, a "Warrant" and collectively, the "Warrants").

        Each Warrant entitles the holder thereof to purchase one-half share of Hemisphere Class A common stock upon payment of the exercise price of $6.00 per half-share. We will receive the proceeds from the exercise of the Warrants, but not from the sale of the underlying shares of Hemisphere Class A common stock.

        Hemisphere Class A common stock is listed on the Global Market of The NASDAQ Stock Market ("NASDAQ") under the symbol "HMTV." The Warrants are quoted on the Over-the-Counter Bulletin Board under the symbol "HMTVW." On April 30, 2013, the closing sales prices of Hemisphere Class A common stock and Warrants were $13.50 and $1.50, respectively.

        Investing in Hemisphere Class A common stock involves risks that are described in the "Risk Factors" section beginning on page 15 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2013.

ABOUT THIS PROSPECTUS

        This document, which forms part of a post-effective amendment on Form S-1 to a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission, or the SEC, by Hemisphere Media Group, Inc. ("Hemisphere") (File No. 333-186210), constitutes a prospectus of Hemisphere under Section 5 of the U.S. Securities Act of 1933, as amended, or the Act, with respect to the shares of Hemisphere Class A common stock to be issued upon exercise of the Warrants.

        This document contains registered and unregistered trademarks and service marks of Cinelatino and WAPA and their affiliates, as well as trademarks and service marks of third parties. All brand names, trademarks and service marks appearing in this document are the property of their respective holders.

FORWARD-LOOKING STATEMENTS

        This prospectus contains statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements." You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecast" and other similar words. These include, but are not limited to, statements relating to the synergies and the benefits that we expect to achieve in the transactions discussed herein, including future financial and operating results, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts. Those statements represent management's intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside the control of Hemisphere, Azteca, WAPA and Cinelatino and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors described under "Risk Factors" beginning on page 15, those factors include:

  •
  the reaction to the merger by advertisers, programming providers, strategic partners, the Federal Communications Commission (the "FCC") or other government regulators;

  •
  the potential for viewership of WAPA or Cinelatino programming to decline;

  •
  the risk that WAPA and Cinelatino may fail to secure sufficient or additional advertising and/or subscription revenue;

  •
  the benefits of the combination of WAPA and Cinelatino, including the prospects of the combined businesses;

  •
  the ability to realize anticipated growth and growth strategies of the combined company;

  •
  the ability of Hemisphere to obtain additional financing in the future;

  •
  Hemisphere's ability to successfully manage relationships with customers, distributors and other important relationships;

  •
  the loss of key personnel and/or talent or expenditure of a greater amount of resources attracting, retaining and motivating key personnel than in the past;

  •
  changes in technology;

  •
  changes in pricing and availability of products and services;

  •
  the ability to realize the anticipated benefits of the Transaction, which may be affected by, among other things, competition in the industry in which Hemisphere operates;

i

  •
  the deterioration of general economic conditions, either nationally or in the local markets in which Hemisphere operates;

  •
  legislative or regulatory changes that may adversely affect Hemisphere's businesses; and

  •
  costs related to the Transaction that may reduce Hemisphere's working capital.

        The forward-looking statements are based on current expectations about future events. Although Hemisphere believes that the expectations reflected in the forward-looking statements are reasonable, these expectations may not be achieved. Hemisphere is not under any duty to update any of the forward-looking statements after the date of this prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled "Risk Factors" beginning on page 15.

ii

        All references in this prospectus to:

  •
  "Amended Azteca Warrants" refers to Azteca warrants that, by action of the Warrant Amendment, became exercisable for one-half of the number of shares of common stock of Azteca at an exercise price of $6.00 per half-share; at the effective time of the Transaction, all of the Amended Azteca Warrants outstanding immediately prior to the consummation of the Transaction were automatically converted into the right to acquire shares of Hemisphere Class A common stock on the same terms as were in effect with respect to the Amended Azteca Warrants immediately prior to the consummation of the Transaction;

  •
  "Azteca" refers to Azteca Acquisition Corporation, a Delaware blank check corporation;

  •
  "Azteca common stock" refers to the common stock, par value $0.0001 per share, of Azteca;

  •
  "Azteca Initial Stockholders" refers to Azteca's Sponsor, Juan Pablo Albán, Alfredo Elias Ayub, John Engelman and Clive Fleissig;

  •
  the "Azteca Merger" refers to the merger of Azteca Merger Sub with and into Azteca, with Azteca as the surviving entity, as contemplated by the Merger Agreement;

  •
  "Azteca Merger Sub" refers to Hemisphere Merger Sub II, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Hemisphere prior to the consummation of the Transaction;

  •
  "Azteca's Sponsor" refers to Azteca Acquisition Holdings, LLC, a Delaware limited liability company;

  •
  "Azteca warrants" refers, collectively to the Public Warrants and the Sponsor Warrants;

  •
  "Cinelatino" refers to Cine Latino, Inc., a Delaware corporation;

  •
  the "Cinelatino Merger" refers to the merger of Cine Merger Sub with and into Cinelatino, with Cinelatino as the surviving entity, as contemplated by the Merger Agreement;

  •
  the "Cinelatino Stockholders" refers to InterMedia Cine Latino, LLC, Cinema Aeropuerto and James M. McNamara;

  •
  "Cine Merger Sub" refers to Hemisphere Merger Sub III, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Hemisphere prior to the consummation of the Transaction;

  •
  "Cinema Aeropuerto" refers to Cinema Aeropuerto, S.A. de C.V., a Mexican Sociedad Anonima de Capital Variable (variable capital corporation);

  •
  "Current Sponsor Warrantholders" refers to Brener International Group, LLC, a Delaware limited liability company and an affiliate of Azteca's Sponsor, Juan Pablo Albán and Clive Fleissig;

  •
  "Hemisphere" refers to Hemisphere Media Group, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Cinelatino prior to the consummation of the Transaction (that became the parent holding company following the Transaction);

  •
  "Hemisphere Class A common stock" refers to Class A common stock, par value $0.0001 per share, of Hemisphere;

  •
  "Hemisphere Class B common stock" refers to Class B common stock, par value $0.0001 per share, of Hemisphere;

  •
  "Hemisphere warrants" refers to the Warrants of Hemisphere issued upon conversion of the Amended Azteca Warrants upon the consummation of the Transaction.

  •
  "Holdco" refers to Hemisphere Media Holdings, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Hemisphere;

  •
  the "Merger Agreement" refers to the Agreement and Plan of Merger, dated as of January 22, 2013, among Azteca, Hemisphere, WAPA, Cinelatino, WAPA Merger Sub, Azteca Merger Sub and Cine Merger Sub;

  •
  "Merger Subs" refers to Azteca Merger Sub, WAPA Merger Sub, and Cine Merger Sub, collectively;

  •
  "MVS" refers to Grupo MVS, S.A. de C.V., a Mexican Sociedad Anonima de Capital Variable (variable capital corporation);

  •
  "Public Warrants" refers to the warrants, each of which was exercisable for one share of Azteca common stock, issued in Azteca's initial public offering;

  •
  "Public Warrantholders" refers to holders of Public Warrants;

  •
  "Seller Warrants" refers to 2,333,334 warrants that were issued by Hemisphere to the WAPA/Cinelatino Investors upon the consummation of the Transaction;

  •
  "Sponsor Warrants" refers to the 4,666,667 warrants issued to Azteca's Sponsor pursuant to the Warrant Agreement at the time of Azteca's initial public offering;

  •
  the "Transaction" refers collectively to the mergers of WAPA and WAPA Merger Sub, Azteca and Azteca Merger Sub, and Cinelatino and Cine Merger Sub, resulting in Azteca, WAPA and Cinelatino becoming indirect wholly-owned subsidiaries of Hemisphere, as contemplated by the Merger Agreement;

  •
  "Warrant Agreement" refers to the Warrant Agreement, dated as of June 29, 2011, between Azteca and Continental Stock Transfer & Trust Company, as warrant agent;

  •
  "Warrant Amendment" refers to an amendment to the Warrant Agreement pursuant to which, among other things, each of the Azteca Warrants outstanding immediately prior to the consummation of the Transaction (including all of the Sponsor Warrants) became exercisable for one-half of the number of shares of common stock of Azteca at an exercise price of $6.00 per half-share;

  •
  "Warrants" refers to warrants that each entitle the holder thereof to purchase one-half share of Hemisphere Class A common stock at an exercise price of $6.00 per half-share;

  •
  "WAPA" refers to InterMedia Español Holdings, LLC, a Delaware limited liability company;

  •
  "WAPA Member" refers to InterMedia Partners VII, L.P., a Delaware limited partnership;

  •
  the "WAPA Merger" refers to the merger of WAPA Merger Sub with and into WAPA, with WAPA as the surviving entity, as contemplated by the Merger Agreement;

  •
  "WAPA Merger Sub" refers to Hemisphere Merger Sub I, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Hemisphere prior to the consummation of the Transaction; and

  •
  the "WAPA/Cinelatino Investors" refers collectively to the WAPA Member and the Cinelatino stockholders prior to the consummation of the Transaction.

PROSPECTUS SUMMARY

        The following summary highlights only selected information contained elsewhere in this prospectus and may not contain all the information that may be important to you. Accordingly, you are encouraged to read this prospectus carefully and in its entirety. See the section entitled "Where You Can Find More Information" on page 136. Unless the context requires otherwise, the words "Hemisphere," "we," "company," "us," and "our" refer to Hemisphere Media Group, Inc. and our consolidated subsidiaries.

About Hemisphere

        Hemisphere is a Delaware corporation formed on January 16, 2013 for the purpose of effecting the Transaction, after which WAPA, Cinelatino and Azteca became indirect wholly-owned subsidiaries of Hemisphere on April 4, 2013, upon the consummation of the Transaction. Hemisphere is now a publicly-traded U.S. Spanish-language media company with cable television and broadcast television networks serving the U.S. Hispanic population and Latin America. Headquartered in Miami, Florida, Hemisphere owns and operates Cinelatino, WAPA PR and WAPA America. Cinelatino is the leading Spanish-language movie channel with more than 12 million subscribers in the U.S., Latin America and Canada, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean. WAPA Television is Puerto Rico's leading broadcast station with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA Television produces more than 60 hours per week of top-rated news and entertainment programming. WAPA America is the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA-TV. WAPA America has more than five million U.S. subscribers.

        Our principal executive offices are located at 2000 Ponce de Leon Boulevard, Suite 500, Coral Gables, FL 33134, and our telephone number is (305) 421-6364. Our website address is www.hemispheretv.com. We had approximately 260 employees as of April 30, 2013. Information contained on our website is not a part of this prospectus.

Hemisphere Subsidiaries

Azteca Acquisition Corporation

        Azteca Acquisition Corporation, which we refer to as Azteca, was initially formed as a blank check company in the British Virgin Islands on April 15, 2011 and reincorporated in the State of Delaware on June 8, 2011 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Azteca consummated its initial public offering on July 6, 2011. Following the consummation of the Transaction on April 4, 2013, Azteca became a wholly-owned subsidiary of Hemisphere and halted trading of its shares and warrants on the Over-the-Counter Bulletin Board system. On April 5, 2013 Azteca filed a Form 15 with the SEC to terminate its registration under Section 12(g) of the Securities Exchange Act of 1934 (the "Act").

InterMedia Español Holdings, LLC

        InterMedia Español Holdings, LLC, which we refer to as WAPA, consists of the leading broadcast television network and television content producer in Puerto Rico, and a unique Spanish-language cable television network serving Hispanics in the United States. WAPA also operates a sports television network and a news and entertainment website in Puerto Rico. WAPA consists of the following:

  •
  Televicentro of Puerto Rico, LLC ("WAPA PR"): #1-rated broadcast television network in Puerto Rico for the last four years, with an 18.5 household rating and a 32% audience share in primetime in 2012. WAPA PR is Puerto Rico's news leader and the largest local producer of entertainment programming, producing over 65 hours each week. Through WAPA PR's multicast signal and on all cable and satellite systems, WAPA PR operates WAPA 2 Deportes, the leading sports television network in Puerto Rico. WAPA PR also operates WAPA.TV, the leading broadband news and entertainment website in Puerto Rico with 2.5 million monthly visits, over 13 million monthly page views and over 840,000 monthly unique visitors.

  •
  WAPA America, Inc. ("WAPA America"): sister network of WAPA PR serving primarily Puerto Ricans and other Caribbean Hispanics in the U.S. WAPA America is one of the most broadly distributed Spanish-language cable television networks in the U.S. with over 5 million subscribers. WAPA America is programmed primarily with the news and entertainment programming produced by WAPA PR.

        In 2007, InterMedia Partners VII, L.P. (the "WAPA Member") acquired a 100% economic interest in WAPA from LIN Television Corporation. Immediately prior to consummation of the Transaction, WAPA owned 100% of the holding company that owned 100% of each of WAPA PR and WAPA America.

Cine Latino, Inc.

        Cinelatino is the leading Spanish-language cable movie network with approximately 12 million subscribers across the U.S., Latin America and Canada. Cinelatino is programmed with a lineup featuring the best contemporary films and original television series from Mexico, Latin America, the U.S. and Spain. Cinelatino is the only Spanish-language movie network focused on premium, contemporary films. Driven by the strength of its programming, Cinelatino is the #2-Nielsen rated Spanish-language cable television network in the U.S.

        Cinelatino is distributed by all major U.S. cable, satellite and telecommunications operators on Hispanic program packages, and by many Latin American distributors, generally on basic video packages. Hispanic packages distributed in the U.S. generally consist of 20 or more Spanish-language channels, such as WAPA America, CNN en Español, Discovery en Español, History en Español, ESPN Deportes and Fox Deportes.

        Cinelatino is currently commercial-free and generates 100% of its revenue through subscriber fees pursuant to multi-year distribution agreements. The distribution agreements provide for annual rate increases and ensure steady and predictable cash flows.

        In 2007 InterMedia Cine Latino, LLC ("InterMedia Cine") acquired a 50% economic interest in Cinelatino from MVS Cine Latino, S.A. de C.V., a wholly-owned subsidiary of MVS. Shortly thereafter, Cinelatino hired James M. McNamara, the former CEO of Telemundo, as Chairman. Concurrently, Mr. McNamara acquired a 5.0% interest. Immediately prior to consummation of the Transaction, each of Cinema Aeropuerto, a wholly-owned subsidiary of MVS, and InterMedia Cine had a 47.5% ownership interest in Cinelatino.

Hemisphere Media Holdings, LLC

        Hemisphere Media Holdings, LLC, which we refer to as Holdco, is a Delaware limited liability company and a direct wholly-owned subsidiary of Hemisphere. Holdco was organized on January 16, 2013, solely for the purpose of effecting the Transaction. Pursuant to the Merger Agreement, WAPA, Cinelatino and Azteca became direct wholly-owned subsidiaries of Holdco on April 4, 2013, upon the consummation of the Transaction. Holdco's principal executive offices are located at 2000 Ponce de Leon Boulevard, Suite 500, Coral Gables, FL 33134.

The Transaction

        On April 4, 2013, Azteca, Hemisphere, WAPA, Cinelatino, and the Merger Subs completed the combination of Azteca, WAPA and Cinelatino as indirect subsidiaries of Hemisphere. As a result of the Transaction, (i) former holders of Cinelatino common stock and the former holder of membership interests in WAPA received Hemisphere Class B common stock and Warrants, (ii) stockholders in Azteca received Hemisphere Class A common stock and (iii) the Azteca warrantholders received Warrants. In connection with the Transaction, Hemisphere listed its Class A common stock on NASDAQ under the symbol "HMTV." The Warrants are quoted on the Over-the-Counter Bulletin Board under the symbol "HMTVW." Pursuant to the Merger Agreement, Azteca, WAPA and Cinelatino each became indirect wholly-owned subsidiaries of Hemisphere.

        The Transaction was accounted for by applying the acquisition method, which required the determination of the accounting acquirer, the acquisition date, the fair value of the purchase consideration to be transferred, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. ASC Topic 805-10, "Business Combinations—Overall" ("ASC 805-10") provides that in identifying the acquiring entity in a business combination effected primarily through an exchange of equity interests, the acquirer is usually the entity that issues equity interests but all pertinent facts and circumstances must be considered in determining the acquirer. Other pertinent facts and circumstances to consider include the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity interests in the Transaction, including payment of any premium. Although Hemisphere issued the equity interests in the Transaction, since it is a new entity formed solely to issue these equity interests to effect the Transaction it would not be considered the acquirer and one of the combining entities that existed before the transaction must be identified as the acquirer. Based on the following, WAPA is the accounting acquirer:

  (i)
  WAPA shareholders obtained approximately 45.2% of the post-Transaction common shares of stock and 59.7% of the voting rights in the combined entities;

  (ii)
  WAPA, through its parent company, InterMedia, had the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity, as they will represent five of the nine directors on the combined entity board of directors, including the Chief Executive Officer; and

  (iii)
  WAPA's revenues represent approximately 75.1% of the total revenues of the combined entities.

        As WAPA is the accounting acquirer (and legal acquiree), the Transaction is considered to be a reverse acquisition. Since WAPA issued no consideration in the Transaction, unless the fair value of accounting acquirees' equity interests are more reliably measurable, the fair value of the consideration transferred by WAPA would be based on the number of shares WAPA would have had to issue to give owners of the other entities in the transaction the same percentage ownership in the combined entities that results from the Transaction. In this situation, since Azteca's shares were publicly traded and they were one of the combining entities in this Transaction, the fair value of those shares was considered to be more reliably measurable than the fair value of WAPA's shares and therefore was used to determine the fair value of the consideration transferred for the acquisition of Cinelatino, which is the other operating entity involved in the Transaction. The difference between the fair value of the consideration transferred and the fair value of Cinelatino's identifiable assets and liabilities at the acquisition date will be recorded as goodwill.

        Hemisphere has not presented audited financial statements in this prospectus because the company had not been formed and had no operations during the periods for which financial statements are presented herein. Hemisphere is currently in the process of finalizing its results for the fiscal quarter ended March 31, 2013, which will be included in its Form 10-Q to be filed with the Securities and Exchange Commission on or prior to May 15, 2013.

        WAPA and Cinelatino are affiliated companies by virtue of InterMedia Partners VII, L.P.'s ownership interests in each company. InterMedia Partners VII, L.P. directly holds 100% of the economic interests in WAPA and indirectly holds 47.5% of the common stock of Cinelatino through its controlling interest in InterMedia Cine Latino, LLC.

        The organization of Azteca, WAPA, Cinelatino, Holdco and Hemisphere before and after the Transaction is illustrated in the following charts.

Prior to the Transaction

 The Transaction—Step 1

The Transaction—Step 2

 Result of Transaction

        For additional information on the Merger Agreement and the related transaction documents, see "The Agreements" beginning on page 100.

The Warrant Amendment

        Prior to the consummation of the Transaction, Azteca's public warrantholders approved the Warrant Amendment, pursuant to which (i) each warrant to purchase Azteca common stock outstanding immediately prior to the closing of the Transaction (including all of the Sponsor Warrants) became exercisable for one-half of the number of shares of common stock of Azteca at an exercise price of $6.00 per half-share, (ii) each holder of Azteca warrants (including Sponsor Warrants) received, for each such warrant (in exchange for the reduction of shares for which such warrants are exercisable), $0.50 in cash, (iii) the obligation to reduce the warrant price upon the occurrence of certain transactions in which the consideration to be received includes securities of a private company was removed to permit the Azteca warrants amended by the Warrant Amendment to be treated as equity for reporting purposes, and (iv) the warrants, each exercisable for one share of Azteca common stock issued in Azteca's initial public offering, became exercisable on a "cashless basis" at the election of Azteca under certain circumstances. Upon consummation of the Transaction, each Amended Azteca Warrant was converted into an equal number of Hemisphere warrants and became exercisable for shares of Hemisphere Class A common stock on the same terms as were in effect with respect to such Amended Azteca Warrants immediately prior to the consummation of the Transaction. The effect of the Warrant Amendment was to reduce the number of shares of Hemisphere Class A common stock issuable upon exercise of the warrants by half, thereby reducing the amount by which Hemisphere stockholders would otherwise have been diluted as a result of the exercise in full of the warrants. Pursuant to the Warrant Amendment, a warrantholder may exercise its warrants only for a whole number of shares of Hemisphere Class A common stock and therefore only an even number of warrants may be exercised at any given time by the registered warrantholder. For example, if a registered warrantholder holds one warrant to purchase one-half of a share of Hemisphere Class A common stock, such warrant shall not be exercisable. If a registered warrantholder holds two warrants, such warrants shall be exercisable for one share of Hemisphere Class A common stock.

SELECTED HISTORICAL FINANCIAL DATA OF AZTECA

        The following selected historical financial information for the year ended December 31, 2012 and for the period from April 15, 2011 (date of inception) to December 31, 2011 are derived from Azteca's audited financial statements, which are included elsewhere in this prospectus.

        The financial information indicated may not be indicative of future performance. This financial information and other data should be read in conjunction with the respective audited and unaudited consolidated financial statements of Azteca, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Azteca" included in this prospectus.

	December 31, 2012 and the year then ended	December 31, 2011 and the period April 15, 2011 (inception) to December 31, 2011
		(As restated)
Statement of Operations Data:
Revenues	$—	$—
General and administrative	477,745	192,610
State Franchise taxes	180,662	102,182
Loss from operations	(658,407)	(294,792)
Net income	1,172,483	4,840,855
Income (loss) per common share
Basic and Diluted	0.31	1.34
Weighted average shares outstanding
Basic and Diluted	3,807,532	3,606,835
Balance Sheet Data:
Cash and Cash Equivalents	$9,969	$505,803
Cash Equivalents held in Trust	100,572,114	100,502,314
Total Assets	100,582,083	101,097,824
Total Liabilities	8,075,455	9,763,680
Common stock subject to possible redemption	87,506,620	86,334,133
Total stockholders' equity	5,000,008	5,000,011
Cash Flow Data:
Net Cash used in operating activities	$(426,034)	$(235,172)
Net cash used in investing activities	(69,800)	(100,502,314)
Net Cash provided by financing activities	—	101,243,289

 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF WAPA

        The following table sets forth selected historical consolidated financial information of WAPA for the periods presented. The selected financial information, as of December 31, 2012, 2011, 2010, 2009 and 2008 and for each of the five fiscal years then ended, has been derived from WAPA's audited consolidated financial statements.

        The financial information indicated may not be indicative of future performance. This financial information and other data should be read in conjunction with the respective audited and unaudited consolidated financial statements of WAPA, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of WAPA" included in this prospectus.

	Year Ended December 31,
(Dollars in thousands)	2012	2011	2010	2009	2008(1)
					(unaudited)
Statement of Operations Data:
Net Revenues	$71,367	$60,797	$54,615	$42,195	$43,951
Operating income (loss)	20,866	15,401	13,835	(9,010)	(7,482)
Income (loss) before income taxes	17,315	11,588	12,081	(12,140)	(15,114)
Income tax (expense) benefit	(6,285)	(3,984)	18,952	4,449	(6,460)

Net income (loss)	$11,030	$7,604	$31,033	$(7,690)	$(21,574)

Balance Sheet Data:
Cash	$10,084	$10,183	$5,101	$2,486	$1,754
Goodwill	10,983	10,983	10,983	10,983	10,983
Other assets	94,791	95,782	93,541	86,506	99,827
Total assets	115,858	116,947	109,625	99,975	112,564
Total liabilities	76,200	82,562	58,695	80,074	85,012
Total member's capital	39,658	34,385	50,930	19,901	27,551

(1)
The 2008 audited financials have been adjusted to reflect the $8.5 million restatement of the 2009 audited financial statements opening member's capital. The adjustments were to record a valuation allowance on a deferred tax asset and the fair value of a derivative liability, to amortize intangible assets and decrease other accrued expenses.

        For a discussion of WAPA's presentation of EBITDA, see "Reconciliation of GAAP to Non-GAAP Financial Measures," beginning on page 14.

 SELECTED HISTORICAL FINANCIAL DATA OF CINELATINO

        The following table sets forth selected historical financial information of Cinelatino for the periods presented. The selected financial information, as of December 31, 2012, 2011, 2010, 2009 and 2008 and for each of the five fiscal years then ended, has been derived from Cinelatino's audited financial statements.

        The financial information indicated may not be indicative of future performance. This financial information and other data should be read in conjunction with the respective audited and unaudited financial statements of Cinelatino, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cinelatino" included in this prospectus.

	Year Ended December 31,
(Dollars in thousands)	2012	2011	2010	2009	2008
Statement of Income Data:
Revenues	$23,639	$22,437	$21,738	$18,971	$17,616
Operating income	12,805	11,682	10,277	9,542	9,822
Income before income taxes	10,835	10,045	8,761	7,756	7,847
Provision for income taxes	4,106	4,026	3,112	2,905	3,178

Net income	$6,729	$6,019	$5,649	$4,851	$4,669

Earnings per share
Basic	$2.24	$2.01	$1.88	$1.62	$1.56
Diluted	$2.24	$2.01	$1.88	$1.62	$1.56
Weighted average shares outstanding
Basic	3,000,000	3,000,000	3,000,000	3,000,000	3,000,000
Diluted	3,000,000	3,000,000	3,000,000	3,000,000	3,000,000
Balance Sheet Data:
Cash	$11,444	$8,355	$5,348	$8,114	$4,389
Other assets	24,752	25,067	26,007	26,398	27,233
Total assets	36,195	33,421	31,355	34,512	31,622
Total liabilities	37,695	41,651	22,353	27,606	29,001
Total stockholders' equity (deficit)	(1,499)	(8,229)	9,002	6,906	2,621

        For a discussion of Cinelatino's presentation of EBITDA, see "Reconciliation of GAAP to Non-GAAP Financial Measures," beginning on page 14.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION OF HEMISPHERE

        The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this prospectus.

        The unaudited pro forma condensed combined statements of operations for the year-ended December 31, 2012 give pro forma effect to the Transaction as if it had occurred on January 1, 2012. The unaudited pro forma condensed combined balance sheet as of December 31, 2012 gives pro forma effect to the Transaction as if it had occurred on such date.

        The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Transaction, are factually supportable and, in the case of the unaudited pro forma statement of operations data, are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited pro forma condensed combined financial information have been identified and presented in the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" to provide relevant information necessary for an understanding of the combined company upon consummation of the Transaction.

        This information should be read together with the financial statements of Azteca and the notes thereto, the consolidated financial statements of WAPA and the notes thereto, the financial statements of Cinelatino and the notes thereto, the sections entitled "Unaudited Pro Forma Condensed Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Azteca," "Management's Discussion and Analysis of Financial Condition and Results of Operations of WAPA," and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cinelatino," included elsewhere in this prospectus.

        This presentation assumes that no Azteca stockholders exercised redemption rights and no repurchases by Azteca of Azteca common stock from the public stockholders.

        The Transaction was accounted for by applying the acquisition method, which required the determination of the accounting acquirer, the acquisition date, the fair value of the purchase consideration to be transferred, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. ASC Topic 805-10, "Business Combinations—Overall" ("ASC 805-10") provides that in identifying the acquiring entity in a business combination effected primarily through an exchange of equity interests, the acquirer is usually the entity that issues equity interests but all pertinent facts and circumstances must be considered in determining the acquirer. Other pertinent facts and circumstances to consider include the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity interests in the Transaction, including payment of any premium. Although Hemisphere issued the equity interests in the Transaction, since it is a new entity formed solely to issue these equity interests to effect the Transaction it would not be considered the acquirer and one of the combining entities that existed before the transaction must be identified as the acquirer. Based on the following, WAPA is the accounting acquirer:

  (i)
  WAPA shareholders obtained approximately 45.2% of the post-Transaction common shares of stock and 59.7% of the voting rights in the combined entities;

  (ii)
  WAPA, through its parent company, InterMedia, had the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity, as they will represent five of the nine directors on the combined entity board of directors, including the Chief Executive Officer; and

  (iii)
  WAPA's revenues represent approximately 75.1% of the total revenues of the combined entities.

        As WAPA is the accounting acquirer (and legal acquiree), the Transaction is considered to be a reverse acquisition. Since WAPA issued no consideration in the Transaction, unless the fair value of accounting acquirees' equity interests are more reliably measurable, the fair value of the consideration transferred by WAPA would be based on the number of shares WAPA would have had to issue to give owners of the other entities in the transaction the same percentage ownership in the combined entities that results from the Transaction. In this situation, since Azteca's shares were publicly traded and they were one of the combining entities in this Transaction, the fair value of those shares was considered to be more reliably measurable than the fair value of WAPA's shares and therefore was used to determine the fair value of the consideration transferred for the acquisition of Cinelatino, which is the other operating entity involved in the Transaction. The difference between the fair value of the consideration transferred and the fair value of Cinelatino's identifiable assets and liabilities at the acquisition date will be recorded as goodwill.

        Hemisphere has not presented audited financial statements in this prospectus because the company had not been formed and had no operations during the periods for which financial statements are presented herein. Hemisphere is currently in the process of finalizing its results for the fiscal quarter ended March 31, 2013, which will be included in its Form 10-Q to be filed with the Securities and Exchange Commission on or prior to May 15, 2013.

Unaudited Pro Forma Condensed Combined Statement of Operations Data

Year Ended December 31, 2012
Income Statement
Net revenues	$95,006,339
Cost of revenues	37,546,820
Selling, general and administrative	17,183,561
Depreciation and amortization	7,581,026
Other expenses	226,309
Gain on disposition of assets	(653)
Interest expense, net	(5,400,407)
Other expense, net	(50,000)

Income before income taxes	27,018,869
Income tax expense	(10,391,423)

Net income	$16,627,446

Earnings per share
Basic	$0.40
Diluted	$0.40
Weighted average number of common shares outstanding(1)
Basic	41,264,706
Diluted	41,264,706
Balance Sheet
Total assets	$360,363,070
Total liabilities	$114,113,078
Total member's capital	$246,249,992

(1)
Pro forma earnings per share, basic and diluted, are computed by dividing net income by the weighted-average number of shares outstanding during the period. The diluted shares outstanding do not include the effect of the 14,666,667 Amended Azteca Warrants (i.e., warrants to purchase 7,333,334 shares of Azteca common stock) which have an exercise price that is a premium to the per share value of the funds deposited in the Trust Account and therefore their effect has been determined to be anti-dilutive for the year ended December 31, 2012. The diluted shares outstanding also do not include the effect of the 3,985,294 common shares subject to forfeiture held by the Azteca Initial Stockholders and the current owners of WAPA and Cinelatino as these shares are contingently returnable for which all the necessary conditions have not been satisfied.

 RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

        In the following discussion and analysis of results of operations and financial condition, certain financial measures may be considered "non-GAAP financial measures" under Securities and Exchange Commission rules. These rules require supplemental explanation and reconciliation, which is provided in this prospectus.

        In addition to financial information presented in accordance with U.S. GAAP, WAPA and Cinelatino have presented certain non-GAAP financial measures, EBITDA and Adjusted EBITDA. Management of WAPA and Cinelatino use these measures to assess the operating results and performance of the business, perform analytical comparisons and identify strategies to improve performance. WAPA and Cinelatino believe EBITDA and Adjusted EBITDA are relevant to investors because it allows them to analyze the operating performance of each business using the same metrics used by management. WAPA and Cinelatino exclude from Adjusted EBITDA depreciation expense, amortization of intangibles, certain impairment charges, loss (gain) on disposition of assets, non-recurring expenses, interest expense, interest income, income tax and loss from discontinued operations.

        The following table presents WAPA's EBITDA and Adjusted EBITDA measures for the periods indicated:

	Year Ended December 31,
(Dollars in thousands)	2012	2011	2010	2009	2008
Net income (loss)	$11,030	$7,604	$31,033	$(7,690)	$(21,574)
Add (deduct):
Income tax expense (benefit)	6,285	3,984	(18,952)	(4,449)	6,460
Interest and other expenses, net	3,551	3,814	1,754	3,130	7,521
Impairment of broadcast license	—	—	—	13,830	11,671
(Gain) loss on disposition of assets	(1)	(39)	399	18	233
Depreciation and amortization	3,723	3,425	3,125	2,959	2,964

EBITDA	$24,589	$18,788	$17,359	$7,797	$7,276
Non-recurring expenses	855	88	—	—	—
Management fees	625	625	250	—	—

Adjusted EBITDA	$26,069	$19,501	$17,609	$7,797	$7,276

        The following table presents Cinelatino's EBITDA and Adjusted EBITDA measures for the periods indicated:

	Year Ended December 31,
(Dollars in thousands)	2012	2011	2010	2009	2008
Net income	$6,729	$6,019	$5,649	$4,851	$4,669
Add:
Provision for income taxes	4,106	4,026	3,112	2,905	3,178
Interest expense, net	1,970	1,637	1,516	1,786	1,975
Depreciation	8	5	5	5	2

EBITDA	$12,813	$11,687	$10,282	$9,547	$9,823
Non-recurring expenses	372	—	—	—	—

Adjusted EBITDA	$13,185	$11,687	$10,282	$9,547	$9,823

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Risk Factors Related to Cinelatino and WAPA's U.S. Cable Network Business

Service providers could discontinue or refrain from carrying Cinelatino or WAPA America or decide not to renew their distribution agreements, which could substantially reduce the number of viewers and harm business and Cinelatino and/or WAPA's operating results.

        Consolidation among cable and satellite operators has given the largest operators considerable leverage in their relationships with programmers, including Cinelatino and WAPA America (referred to herein collectively as the "Cable Businesses"). The success of each of these businesses is dependent, in part, on its ability to enter into new carriage agreements and maintain or renew existing agreements or arrangements with satellite systems, telephone companies (referred to herein as "telcos"), and cable multiple system operators (referred to herein as "MSO"s), and the MSOs' affiliated regional or individual cable systems (all collectively referred to herein as the "Distributors"). Although the Cable Businesses currently have arrangements or agreements with, and are being carried by, many of the largest Distributors, having such relationship or agreement with a Distributor does not always ensure that the Distributors will continue to carry the Cable Businesses. Under the Cable Businesses' current contracts and arrangements, the Cable Businesses typically offer Distributors the right to transmit the programming services comprising the Cable Businesses to their subscribers, but not all such contracts or arrangements require that the programming services comprising the Cable Businesses be offered to all subscribers of, or any specific tiers of, or to a specific minimum number of subscribers of a Distributor. A failure to secure a renewal of the Cable Businesses' agreements or a renewal on less favorable terms may result in a reduction in the Cable Businesses' subscriber fees and, with respect to WAPA America, advertising revenues, and may have a material adverse effect on Cinelatino and/or WAPA's results of operations and financial position.

If the Cable Businesses' viewership declines for any reason, or our audience ratings decline for any reason or the Cable Businesses fail to develop and distribute popular programs, their advertising and subscriber fee revenues could decrease.

        The Cable Businesses' viewership and audience ratings are critical factors affecting both (i) the advertising revenue that WAPA America receives, and (ii) the extent of distribution and subscriber fees each of the Cable Businesses receives under agreements with its Distributors. WAPA America's advertising revenues are largely dependent on WAPA's ability to consistently create programming and on WAPA America's ability to acquire programming that meets the changing preferences of viewers in general and viewers in its target demographic category.

        The Cable Businesses' viewership is also affected by the quality and acceptance of competing programs and other content offered by other networks, the availability of alternative forms of entertainment and leisure time activities, including general economic conditions, piracy, digital and on-demand distribution and growing competition for consumer discretionary spending. Audience ratings may be impacted by a number of factors outside of our control, including a decline in viewership, changes in ratings technology or methodology or changes in household sampling. Any decline in the Cable Businesses' viewership or audience ratings could cause advertising revenue to decline, subscription revenues to fall, and adversely impact the Cable Businesses' business and operating results.

The Cable Businesses may not be able to grow their subscriber bases and/or subscriber fees, or such bases and/or fees may decline and, as a result, the Cable Businesses' revenues and profitability may not increase and could decrease.

        For WAPA America and Cinelatino, a major component of their financial growth strategy is based on their ability to increase their subscriber base. The growth of the Cables Businesses' subscriber base depends upon many factors, such as overall growth in cable, satellite and telco subscribers; the popularity of their programming; their ability to negotiate new carriage agreements, or amendments to, or renewals of, current carriage agreements, maintenance of existing distribution; and the success of their marketing efforts in driving consumer demand for their content, as well as other factors that are beyond their control. If a Cable Businesses' programming services are required by the FCC to be offered on an "a la carte" basis, the Cable Businesses could experience higher costs, reduced distribution of its program service, perhaps significantly and lose viewers. There can be no assurance that the Cable Businesses will be able to maintain or increase their subscriber base on cable, satellite and telco systems or that their current carriage will not decrease as a result of a number of factors or that the Cable Businesses will be able to maintain or increase their current subscriber fee rates. In particular, negotiations for new carriage agreements, or amendments to, or renewals of, current carriage agreements, are lengthy and complex, and the Cable Businesses are not able to predict with any accuracy when such increases in their subscriber bases may occur, if at all, or if they can maintain or increase their current subscriber fee rates. If the Cable Businesses are unable to grow their subscriber bases or if they reduce their subscriber fee rates, the Cable Businesses' subscriber and, in the case of WAPA America, advertising revenues, may not increase and could decrease.

The television market in which the Cable Businesses operate is highly competitive, and the Cable Businesses may not be able to compete effectively, particularly against competitors with greater financial resources, brand recognition, marketplace presence and relationships with service providers.

        The Cable Businesses compete with other television channels for the distribution of their programming, development and acquisition of content, audience viewership and, in the case of WAPA America, advertising sales. The Cable Businesses compete with other television channels to be included in the offerings of each video service provider and for placement in the packaged offerings having the most subscribers. The Cable Businesses' ability to secure distribution is dependent upon the production, acquisition and packaging of programming, audience viewership, and the prices charged for carriage and direct subscription. The Cable Businesses' contractual agreements with Distributors are renewed or renegotiated from time to time in the ordinary course of business.

        The Cable Businesses each compete for distribution and for viewership with other channels offering similar programming and/or targeting similar audiences. WAPA America competes for distribution and for viewership with Spanish language broadcast television networks and other cable networks targeting Hispanics in the United States, particularly those outlets with a specific focus on Puerto Ricans and U.S. Hispanics from Caribbean countries. Cinelatino competes for distribution and for viewership with Spanish language broadcast television networks and other Spanish language cable networks targeting Hispanics in the United States, as well as cable networks in Latin America and Canada. It is possible that these or other competitors, many of which have substantially greater financial and operational resources than the Cable Businesses, could revise their programming to offer more competitive programming which is of interest to the Cable Businesses' viewers.

        With respect to the sale of advertising, WAPA America also competes for advertising revenue with general-interest television and other forms of media, including magazines, newspapers, radio and other digital media.

        Certain technological advances, including the increased deployment of fiber optic cable, are expected to allow cable and telecommunication video service providers to continue to expand both their channel and broadband distribution capacities and to increase transmission speeds. In addition, the ability to deliver content via new methods and devices is expected to increase substantially. The impact of such added capacities is hard to predict, but the development of new methods of content distribution could dilute the Cable Businesses' market share and lead to increased competition for viewers by facilitating the emergence of additional channels and mobile and internet platforms through which viewers could view programming that is similar to that offered by the Cable Businesses.

        If these or other competitors, many of which have substantially greater financial and operational resources than WAPA and Cinelatino, significantly expand their operations or their market penetration, the Cable Businesses' business could be harmed. If any of these competitors were able to invent improved technology, or the Cable Businesses were not able to prevent them from obtaining and using their own proprietary technology and trade secrets, the Cable Businesses' business and operating results, as well as their future growth prospects, could be negatively affected. There can be no assurance that the Cable Businesses will be able to compete successfully in the future against existing or new competitors, or that increasing competition will not have a material adverse effect on their business, financial condition or results of operations.

The Cable Businesses may become subject to Program Access restrictions.

        Under the Communications Act of 1934 (the "Communications Act"), vertically integrated cable programmers are generally prohibited from offering different prices, terms, or conditions to competing multichannel video programming distributors unless the differential is justified by certain permissible factors set forth in the FCC's regulations. A cable programmer is considered to be vertically integrated if it owns or is owned by a cable television operator in whole or in part under the FCC's program access attribution rules. Cable television operators for this purpose may include telephone companies that provide video programming directly to subscribers. However, the other holdings of entities that acquire an interest in Hemisphere may be attributable to the Cable Businesses for purposes of the program access rules, and therefore could have the effect of making the Cable Businesses subject to the program access rules. If the Cable Businesses were to become subject to the program access rules, their flexibility to negotiate the most favorable terms available for their content could be adversely affected.

Technologies in the pay television industry are constantly changing, and the Cable Businesses' failure to acquire or maintain state-of-the-art technology or adapt their business models may harm their business and competitive advantage.

        Technology in the video, telecommunications and data services industry is changing rapidly. Many technologies and technological standards are in development and have the potential to significantly transform the ways in which programming is created and transmitted. The Cable Businesses cannot accurately predict the effects that implementing new technologies will have on their programming and broadcasting operations. The Cable Businesses may be required to incur substantial capital expenditures to implement new technologies, or, if they fail to do so, may face significant new challenges due to technological advances adopted by competitors, which in turn could result in harming the Cable Businesses' business and operating results.

The cable, satellite and telco-delivered television industry is subject to substantial governmental regulation for which compliance may increase the Cable Businesses' costs, hinder their growth and possibly expose them to penalties for failure to comply.

        The multichannel video programming distribution industry is subject to extensive legislation and regulation at the federal level, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Operating in a regulated industry increases the Cable Businesses' cost of doing business as video programmers, and such regulation may also hinder the Cable Businesses' ability to increase and/or maintain their distribution and, in the case of WAPA

America, advertising revenues. The regulation of programming services is subject to the political process and continues to be under evaluation and subject to change. Material changes in the law and regulatory requirements are difficult to anticipate and the Cable Businesses' business may be harmed by future legislation, new regulation, deregulation and/or court decisions interpreting such laws and regulations.

        The following are examples of the types of currently active legislative, regulatory and judicial inquiries and proceedings that may impact the Cable Businesses' business. The FCC may adopt rules which would require cable and satellite providers to make available programming channels on an a la carte basis. Further, the FCC and certain courts are examining the types of technologies that will be considered "multichannel video programming systems" under federal regulation and the rules that will be applied to distribution of television programming via such technologies. There are also pending court proceedings involving the scope of rights to record network programming and the functionalities that allow viewers to skip advertising while viewing such recorded content. The Cable Businesses' cannot predict the outcome of any of these inquiries or proceedings or how their outcome would impact the Cable Businesses' ability to have their content carried on multichannel programming distribution systems and, in the case of WAPA America, the value of its advertising inventories.

Cable, satellite and telco television programming signals have been stolen or could be stolen in the future, which reduces the Cable Businesses' potential revenue from subscriber fees and advertising.

        The delivery of subscription programming requires the use of conditional access technology to limit access to programming to only those who subscribe to programming and are authorized to view it. Conditional access systems use, among other things, encryption technology to protect the transmitted signal from unauthorized access. It is illegal to create, sell or otherwise distribute software or devices to circumvent conditional access technologies. However, theft of programming has been widely reported, and the access or "smart" cards used in service providers' conditional access systems have been compromised and could be further compromised in the future. When conditional access systems are compromised, the Cable Businesses do not receive the potential subscriber fee revenues from the service providers. Further, measures that could be taken by service providers to limit such theft are not under the Cable Businesses' control. Piracy of the Cable Businesses' copyrighted materials could reduce their revenue from subscriber fees, and in the case of WAPA America, from advertising and negatively affect their business and operating results.

"Must-carry" regulations reduce the amount of channel space that is available for carriage of the Cable Businesses cable offerings.

        The Cable Act of 1992 imposed "must carry" or "retransmission consent" regulations on cable systems, requiring them to carry the signals of local broadcast television stations that choose to exercise their must carry rights rather than negotiate a retransmission consent arrangement. Direct broadcast satellite ("DBS") systems are also subject to their own must carry rules. The FCC's implementation of these "must-carry" obligations requires cable and DBS operators to give certain broadcasters preferential access to channel space. This reduces the amount of channel space that is available for carriage of the Cable Businesses offerings by cable television systems and DBS operators in the U.S. Congress, the FCC or any other foreign government may, in the future, adopt new laws, regulations and policies regarding a wide variety of matters which could affect the Cable Businesses.

Risk Factors Related to WAPA PR's Broadcast Business

Federal regulation of the broadcasting industry limits WAPA PR's operating flexibility.

        The ownership, operation and sale of television stations are subject to the jurisdiction of the FCC under the Communications Act. Matters subject to FCC oversight include the assignment of frequency bands for broadcast television; the approval of a television station's frequency, location and operating power; the issuance, renewal, revocation or modification of a television station's FCC license; the approval of changes in the ownership or control of a television station's licensee; the regulation of equipment used by television stations; and the adoption and implementation of regulations and policies concerning the ownership, operation, programming and employment practices of television stations. The FCC has the power to impose penalties, including fines or license revocations, upon a licensee of a television station for violations of the FCC's rules and regulations.

The success of WAPA PR's business is dependent upon advertising revenue, which is seasonal and cyclical, and will also fluctuate as a result of a number of other factors, some of which are beyond our control.

        A significant source of WAPA PR's revenue is the sale of advertising time. WAPA PR's ability to sell advertising time and space depends on, among other things:

  •
  economic conditions in Puerto Rico;

  •
  the popularity of the programming offered by WAPA-TV;

  •
  changes in the population demographics in Puerto Rico;

  •
  advertising price fluctuations, which can be affected by the popularity of programming, the availability of programming, and the relative supply of and demand for commercial advertising;

  •
  WAPA PR's competitors' activities, including increased competition from other advertising-based mediums, particularly MVPD operators, and the internet;

  •
  decisions by advertisers to withdraw or delay planned advertising expenditures for any reason;

  •
  labor disputes or other disruptions at major advertisers;

  •
  changes in audience ratings; and

  •
  other factors beyond WAPA PR's control.

        Audience ratings may be impacted by a number of factors outside of our control, including a decline in viewership, changes in ratings technology or methodology or changes in household sampling. Any decline in audience ratings could cause revenue to decline, adversely impacting WAPA PR's business and operating results. WAPA PR's results are also subject to seasonal and cyclical fluctuations that we expect to continue. Seasonal fluctuations typically result in higher broadcast operating income in the fourth quarter than in the first, second, and third quarters of each year. This seasonality is primarily attributable to (i) advertisers' increased expenditures in anticipation of the holiday season spending and (ii) an increase in viewership during this period. In addition, WAPA PR typically experiences an increase in revenue every four years as a result of political spending. The next political year will be 2016. As a result of the seasonality and cyclicality of WAPA PR's revenue, and the historically significant increase in WAPA PR's revenue during election years, investors are cautioned that it has been, and is expected to remain, difficult to engage in period-over-period comparisons of WAPA PR's revenue and results of operations.

WAPA PR is dependent upon retransmission consent agreements with MVPDs, and we cannot predict the outcome of potential regulatory changes to the retransmission consent regime.

        WAPA PR is dependent on its retransmission consent agreements that provide for per subscriber fees with annual rate escalators. No assurances can be provided that WAPA PR will be able to renegotiate all such agreements on favorable terms, on a timely basis, or at all. The failure to renegotiate such agreements may result in the loss of many viewers, which could have a material adverse effect on WAPA PR's business and results of operations.

        WAPA PR's ability to successfully negotiate and renegotiate future retransmission consent agreements may be hindered by potential legislative or regulatory changes to the framework under which these agreements are negotiated. In March 2011, the FCC issued a Notice of Proposed Rulemaking ("NPRM") to consider changes to its rules governing the negotiation of retransmission consent agreements. The FCC concluded that it lacked statutory authority to impose mandatory arbitration or interim carriage obligations in the event of a dispute between broadcasters and pay television operators. The FCC, however, sought comment on whether it should (1) strengthen existing regulatory provisions requiring broadcasters and MVPDs to negotiate retransmission consent in "good faith," (2) enhance notice obligations to consumers of potential disruptions in service, and/or (3) extend the prohibition on ceasing carriage of a broadcast station's signal during an audience measurement period to DBS systems. The FCC has not yet issued a decision in this proceeding, and we cannot predict the outcome of any FCC regulatory action in this regard.

WAPA PR operates in a highly competitive environment. Competition occurs on multiple levels (for audiences, advertisers, and programming) and is based on a variety of factors. If WAPA PR is not able to successfully compete in all relevant aspects, its revenue will be materially adversely affected.

        Television stations compete for audiences, advertisers, and certain programming. Signal coverage and carriage on MVPD systems also materially affect a television station's competitive position. With respect to audiences, television stations compete primarily based on broadcast program popularity. We cannot provide any assurances as to the acceptability by audiences of any of the programs WAPA PR broadcasts. Further, because WAPA PR competes with other broadcast stations for the rights to produce or license certain programming, we cannot provide any assurances that we will be able to produce or obtain any desired programming at costs that we believe are reasonable. Cable network programming, combined with increased access to cable and satellite TV, has become a significant competitor for broadcast television programming viewers.

        In addition, technological innovation and the resulting proliferation of programming alternatives, such as internet websites, mobile apps, and wireless carriers, direct-to-consumer video distribution systems, and home entertainment systems have further fractionalized television viewing audiences and resulted in additional challenges to revenue generation.

        Changes in ratings technology, or methodology or metrics used by advertisers or other changes in advertisers' media buying strategies also could have a material adverse effect on WAPA PR's financial condition and results of operations.

        WAPA PR's inability or failure to broadcast popular programs, or otherwise maintain viewership for any reason, including as a result of significant increases in programming alternatives and the failure to compete with new technological innovations could result in a lack of advertisers, or a reduction in the amount advertisers are willing to pay us to advertise, which could have a material adverse effect on our business, financial condition, and results of operations.

If WAPA PR cannot renew its FCC broadcast licenses, its business will be impaired.

        WAPA PR's business depends upon maintaining its broadcast licenses, which are issued by the FCC for a term of eight years and are renewable. Applications to renew the broadcast licenses of all television stations licensed to communities in Puerto Rico, including those associated with WAPA-TV, are currently pending before the FCC. Interested parties may challenge a renewal application. The FCC has the authority to revoke licenses, not renew them, or renew them with conditions, including renewals for less than a full term. It cannot be assured that WAPA PR's license renewal applications will be approved, or that the renewals, if granted, will not include conditions or qualifications that could adversely affect our operations. If WAPA PR's licenses are not renewed, or renewed with substantial conditions or modifications (including renewing one or more of our licenses for a term of fewer than eight years), it could prevent WAPA PR from operating the affected station and generating revenue from it.

WAPA PR is subject to restrictions on foreign ownership.

        Under the Communications Act, a broadcast license may not be granted to or held by any corporation that has more than 20% of its capital stock owned or voted by non-U.S. citizens or entities or their representatives, by foreign governments or their representatives, or by non-U.S. corporations.

        Furthermore, the Communications Act provides that no FCC broadcast license may be granted to or held by any corporation that is directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned or voted by non-U.S. citizens or entities or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds the public interest will be served by the refusal or revocation of such license. These restrictions apply in modified form to other forms of business organizations, including partnerships and limited liability companies. The FCC has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such entity, and the FCC has made such an affirmative finding only in limited circumstances. Thus, the licenses for WAPA PR's television stations could be revoked if more than 25% of Hemisphere's outstanding capital stock is issued to or for the benefit of non-U.S. citizens.

        To the extent necessary to comply with the Communications Act and FCC rules and policies, the Hemisphere board of directors may (i) take any action it believes necessary to prohibit the ownership or voting of more than 25% of Hemisphere's outstanding capital stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any entity organized under the laws of a foreign country (collectively, "Aliens"), or by any other entity (a) that is subject to or deemed to be subject to control by Aliens on a de jure or de facto basis or (b) owned by, or held for the benefit of Aliens in a manner that would cause Hemisphere to be in violation of the Communications Act or FCC rules and policies; (ii) prohibit any transfer of the Hemisphere stock which Hemisphere believes could cause more than 25% of Hemisphere's outstanding capital stock to be owned or voted by or for any person or entity identified in the foregoing clause (i); (iii) prohibit the ownership, voting or transfer of any portion of its outstanding capital stock to the extent the ownership, voting or transfer of such portion would cause Hemisphere to violate or would otherwise result in violation of any provision of the Communications Act or FCC rules and policies; (iv) convert shares of Hemisphere Class B common stock into shares of Hemisphere Class A common stock to the extent necessary to bring Hemisphere into compliance with the Communications Act or FCC rules and policies; and (v) redeem capital stock to the extent necessary to bring Hemisphere into compliance with the Communications Act or FCC rules and policies or to prevent the loss or impairment of any of Hemisphere's FCC licenses.

The FCC may impose sanctions or penalties for violations of rules or regulations.

        If WAPA PR or any of its officers, directors, or attributable interest holders materially violate the FCC's rules and regulations or are convicted of a felony or are found to have engaged in unlawful anticompetitive conduct or fraud upon another government agency, the FCC may, in response to a petition by a third party or on its own initiative, in its discretion, commence a proceeding to impose sanctions upon us that could involve the imposition of monetary penalties, the denial of a license renewal application, revocation of a broadcast license or other sanctions. If the FCC were to issue an order denying a license renewal application or revoking a license, WAPA PR would be required to cease operating the broadcast station only after we had exhausted all administrative and judicial review without success. In addition, the FCC has recently emphasized more vigorous enforcement of certain of its regulations, including indecency standards, sponsorship identification requirements, and equal employment opportunity outreach and recordkeeping requirements. These enhanced enforcement efforts could result in increased costs associated with the adoption and implementation of stricter compliance procedures at WAPA PR's broadcast facilities or FCC fines.

The FCC can issue sanctions for programming broadcast by WAPA PR's stations that it finds to be indecent.

        Over the past several years, the FCC has increased its enforcement efforts regarding broadcast indecency and profanity. In 2006, the statutory maximum fine for broadcasting indecent material increased from $32,500 to $325,000 per incident. The effect of recent judicial decisions regarding the FCC's indecency enforcement practices remain unclear and we are unable to predict the impact of these decisions on the FCC's enforcement practices, which could have a material adverse effect on WAPA PR's business.

Recent legislation could result in the reallocation of broadcast spectrum for wireless broadband or other non-broadcast use.

        In February 2012, Congress passed and the President signed legislation that, among other things, grants the FCC authority to conduct a set of incentive auctions to recapture certain spectrum currently used by television broadcasters and repurpose it for other uses. On October 2, 2012, the FCC released a Notice of Proposed Rulemaking to begin to develop the rules and procedures to implement the incentive auctions authorized by Congress. That rulemaking process remains ongoing.

        The incentive auction process would have three components. First, the FCC would conduct a reverse auction by which each television broadcaster may choose to retain its rights to a 6 MHz channel of spectrum or volunteer, in return for payment, to relinquish some or all of its station's spectrum by surrendering the station's license; relinquishing the right to some of the station's spectrum and thereafter share spectrum with another station; or, for stations that operate in the UHF spectrum, modifying the station's UHF channel license to a VHF channel license.

        Second, in order to accommodate the spectrum reallocated to new users, the FCC will "repack" the remaining television broadcast spectrum, which may require certain television stations that did not participate in the reverse auction to modify their transmission facilities, including requiring such stations to operate on other channel designations. The FCC is authorized to reimburse stations for reasonable relocation costs up to a total across all stations of $1.75 billion. In addition, Congress directed the FCC, when repacking the television broadcast spectrum, to use reasonable efforts to preserve a station's coverage area and population served. In addition, the FCC is prohibited from requiring a station to move involuntarily from the UHF spectrum band, the band in which WAPA PR's broadcast licenses operate, to the VHF spectrum band or from the high VHF band to the low VHF band.

        Third, the FCC would conduct a forward auction of the relinquished broadcast spectrum to new users. The FCC must complete the reverse auction and the forward auction by September 30, 2022.

        The outcome of the incentive auction and repacking of broadcast television spectrum or the impact of such items on WAPA PR's business cannot be predicted.

WAPA PR's operations, properties and viewers are located in Puerto Rico and could be adversely affected in the event of a hurricane or other extreme weather condition.

        WAPA's corporate headquarters and production facilities are located in Puerto Rico, where major hurricanes have occurred, as well as other extreme weather conditions, such as tornadoes, floods, fires, unusually heavy or prolonged rain, droughts and heat waves. Depending on where any particular hurricane or other weather event makes landfall, WAPA's properties in Puerto Rico could experience significant damage. Such event could have an adverse effect on WAPA's ability to broadcast its programming or produce new shows. Additionally, many of WAPA PR's regular viewers may be left without power and unable to view WAPA programming. If a hurricane, natural disaster or other significant disruption occurs in Puerto Rico, WAPA PR may experience significant disruptions to its operations, properties and viewership, which could have an adverse effect on its businesses and results of operations.

Risk Factors Relating to WAPA Generally

As the primary market for WAPA PR, Puerto Rico's continuing economic hardships may have a negative effect on the overall performance of WAPA's business, results of operations and financial condition.

        Substantially all of WAPA PR's revenues derive from business activities within Puerto Rico and, as such, WAPA is subject to the risks associated with the Puerto Rico economy. Current financial and economic conditions continue to be uncertain and the continuation or worsening of such conditions could reduce consumer confidence and have an adverse effect on WAPA PR's business, results of operations, and/or financial condition. If consumer confidence were to decline, this decline could negatively affect WAPA PR's advertising customers' businesses and their advertising budgets. In addition, continued volatile economic conditions could have a negative impact on the broadcast television industry or the industries of WAPA PR's customers who advertise on WAPA-TV, resulting in reduced advertising sales. Furthermore, it may be possible that actions taken by any governmental or regulatory body for the purpose of stabilizing the economy or financial markets will not achieve their intended effect. In addition to any negative direct consequences to WAPA PR's business or results of operations arising from these financial and economic developments, some of these actions may adversely affect financial institutions, capital providers, advertisers, or other consumers on whom it relies, including for access to future capital or financing arrangements necessary to support its business. WAPA PR's inability to obtain financing in amounts and at times necessary could make it more difficult or impossible to meet WAPA PR's obligations or otherwise take actions in the best interests of WAPA PR's business.

        Puerto Rico's track record of poor budget controls and high poverty levels compared to the U.S. average presents ongoing challenges. Although Puerto Rico has implemented measures to deal with its budgetary gaps and economic challenges, including significant expenditure controls and revenue enhancement measures, Puerto Rico possesses an economy in recession since 2006, limited economic activity, lower-than-estimated revenue collections, high government debt levels relative to the size of the economy, forecasted budget deficits through 2012, and other potential fiscal challenges. Significant job losses, potential expenses and delays implementing budget solutions, the loss or reduction in the flow of federal funds, and contraction in the manufacturing and construction sectors could further heighten the risks associated with the WAPA PR exposure to Puerto Rico's economy.

        If economic conditions in Puerto Rico deteriorate, WAPA may experience a reduction in existing and new business, which could have a material adverse effect on its businesses, financial conditions and results of operations.

WAPA is subject to interruptions of distribution as a result of their reliance on broadcast towers and cable networks for transmission of its programming. A significant interruption in transmission ability could seriously affect WAPA's business and results of operations, particularly if not fully covered by its insurance.

        WAPA could experience interruptions of distribution or potentially long-term increased costs of delivery if the ability of broadcast towers to transmit WAPA content is disrupted because of accidents, weather interruptions, governmental regulation, terrorism, or other third party action.

        As protection against these hazards, WAPA maintains insurance coverage against some, but not all, such potential losses and liabilities. WAPA may not be able to maintain or obtain insurance of the type and amount it desires at reasonable rates. As a result of market conditions, premiums and deductibles for certain of WAPA's insurance policies may increase substantially. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, coverage for hurricane damage can be limited, and coverage for terrorism risks can include broad exclusions. If

WAPA were to incur a significant liability for which it was not fully insured, it could have a material adverse effect on its financial position.

The success of much of WAPA PR and WAPA America's programming is dependent upon the retention and performance of on-air talent and program hosts and other key employees.

        WAPA employs or independently contracts with several on-air personalities and hosts with significant loyal audiences in their respective markets. Although WAPA has entered into long-term agreements with some of its key on-air talent and program hosts to protect its interests in those relationships, it can give no assurance that all or any of these persons will remain with WAPA or will retain their audiences. Competition for these individuals is intense and many of these individuals are under no legal obligation to remain with WAPA. WAPA's competitors may choose to extend offers to any of these individuals on terms which WAPA may be unable or unwilling to meet. Furthermore, the popularity and audience loyalty of WAPA's key on-air talent and program hosts is highly sensitive to rapidly changing public tastes. A loss of such popularity or audience loyalty is beyond WAPA's control and could limit WAPA's ability to generate revenue.

WAPA could be adversely affected by strikes or other union job actions.

        WAPA is directly or indirectly dependent upon highly specialized union members who are essential to the production of television programs and news. A strike by, or a lockout of, one or more of the unions that provide personnel essential to the production of television programs could delay or halt WAPA's ongoing production activities. Such a halt or delay, depending on the length of time, could cause a delay or interruption in WAPA's programming schedule, which could have a material adverse effect on WAPA's businesses, results of operations and financial conditions.

WAPA's television segments may not be able to secure sufficient or additional advertising revenue, and as a result, its profitability may be negatively impacted.

        WAPA's ability to secure additional advertising accounts relating to its operations depends upon the size of its audience, the popularity of its programming and the demographics of its viewers, as well as strategies taken by its competitors, strategies taken by advertisers and the relative bargaining power of advertisers. Competition for advertising accounts and related advertising expenditures is intense. WAPA faces competition for such advertising expenditures from a variety of sources, including other networks and other media. WAPA cannot provide assurance that its sponsors will pay advertising rates for commercial air time at levels sufficient for it to make a profit or that it will be able to attract new advertising sponsors or increase advertising revenues. If WAPA is unable to attract advertising accounts in sufficient quantities, its revenues and profitability may be harmed.

Unrelated third parties may bring claims against WAPA based on the nature and content of information posted on websites maintained by WAPA.

        WAPA hosts internet sites that enable individuals to exchange information, generate content, comment on WAPA content, and engage in various online activities. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and internationally. Claims may be brought against WAPA for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information that may be posted online or generated by WAPA.tv or other WAPA-controlled internet site users. Defenses of such actions could be costly and involve significant time and attention of WAPA management and other resources.

If WAPA's goodwill or intangibles become impaired, WAPA will be required to recognize a non-cash charge which could have a significant effect on its reported net earnings.

        A significant portion of WAPA's assets consist of goodwill and intangibles. WAPA tests their goodwill and intangibles for impairment each year. A significant downward revision in the present value of estimated future cash flows for a reporting unit could result in an impairment of their goodwill and intangibles and a noncash charge would be required. Such a charge could have a significant effect on WAPA's reported net earnings.

Risks Relating to Cinelatino Generally

Cinelatino has international operations and exposures that incur certain risks not found in doing business in the United States.

        Doing business in foreign countries carries with it certain risks that are not found in doing business in the United States. The risks of doing business in foreign countries that could result in losses against which Cinelatino is not insured include:

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  exposure to local economic conditions;

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  potential adverse changes in the diplomatic relations of foreign countries with the United States;

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  hostility from local populations;

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  the adverse effect of currency exchange controls;

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  restrictions on the withdrawal of foreign investment and earnings;

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  government policies against businesses owned by foreigners;

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  investment restrictions or requirements;

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  expropriations of property;

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  the potential instability of foreign governments;

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  the risk of insurrections;

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  risks of renegotiation or modification of existing agreements with governmental authorities;

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  foreign exchange restrictions;

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  difficulties in collecting revenues and seeking recourse against 3rd parties owing payments to Cinelatino;

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  withholding and other taxes on remittances and other payments by subsidiaries; and

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  changes in taxation structure.

A large portion of Cinelatino's revenue is generated from a limited number of customers, and the loss of these customers could adversely affect its businesses.

        Cinelatino has historically depended on a few customers for a significant percentage of its annual net revenues. The loss of one or more contracts with one of these customers could adversely affect Cinelatino's business, results of operations and financial condition if the lost revenues were not replaced with profitable revenues from that customer or other customers.

Risks Related to WAPA and Cinelatino Businesses Generally

Adverse conditions in the U.S. and international economies could negatively impact WAPA and Cinelatino's results of operations.

        Unfavorable general economic conditions, such as a recession or economic slowdown in the parts of the United States or in one or more of WAPA and Cinelatino's other major markets, could negatively affect the affordability of and demand for some of their products and services. In addition, adverse economic conditions may lead to loss of subscriptions for WAPA and Cinelatino. If these events were to occur, it could have a material adverse effect on WAPA and Cinelatino's results of operations.

        The risks associated with WAPA's advertising revenue become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. Cancellations, reductions or delays in purchases of advertising could, and often do, occur as a result of a strike, a general economic downturn, an economic downturn in one or more industries or in one or more geographic areas, or a failure to agree on contractual terms.

Any potential hostilities, terrorist attacks, or similarly newsworthy events leading to broadcast interruptions, may affect WAPA or Cinelatino's revenues and results of operations.

        If any existing hostilities escalate, or if the United States experiences a terrorist attack or experiences any similar event resulting in interruptions to regularly scheduled broadcasting, WAPA or Cinelatino may lose revenue and/or incur increased expenses. Lost revenue and increased expenses may be due to preemption, delay or cancellation of advertising campaigns, in the case of WAPA PR and WAPA America, or diminished subscriber fees, as well as increased costs of covering such events. WAPA or Cinelatino cannot predict the (i) extent or duration of any future disruption to its programming schedule, (ii) amount of advertising revenue that would be lost or delayed to WAPA PR and WAPA America, (iii) the amount of decline in any subscriber fees or (iv) amount by which broadcasting expenses would increase as a result. Any such loss of revenue and increased expenses could negatively affect its future results of operations.

WAPA and Cinelatino's results may be adversely affected if long-term programming contracts are not renewed on sufficiently favorable terms.

        WAPA and Cinelatino enter into long-term contracts for acquisition of programming, including movies, television series, and, in WAPA's case, sporting rights and other programs. As these contracts expire, WAPA and Cinelatino must renew or renegotiate the contracts, and if they are unable to renew them on acceptable terms, they may lose programming rights. Even if these contracts are renewed, the cost of obtaining programming rights may increase (or increase at faster rates than their historical experience) or the revenue from distribution of programs may be reduced (or increase at slower rates than their historical experience). With respect to the acquisition of programming rights, the impact of these long-term contracts on WAPA and Cinelatino's results over the term of the contracts depends on a number of factors, including effectiveness of marketing efforts, the size of audiences and with respect to WAPA, the strength of advertising markets. There can be no assurance that revenues from programming based on these rights will exceed the cost of the rights plus the other costs of distributing the programming.

Changes in consumer behavior resulting from new technologies and distribution platforms may impact the performance of WAPA and Cinelatino's businesses.

        WAPA and Cinelatino's businesses are focused on television, and both face emerging competition from other providers of digital media, some of which have greater financial, marketing and other resources than WAPA or Cinelatino do. In particular, programming offered over the Internet has become more prevalent as the speed and quality of broadband networks have improved. Providers such as Hulu, Netflix, Apple TV, Amazon and Google TV are aggressively working to establish themselves as alternative providers of video services. These services and the growing availability of online content, coupled with an expanding market for connected devices and internet-connected televisions, may impact WAPA and Cinelatino's traditional distribution methods for their services and content. Additionally, devices that allow users to view television programs on a time-shifted basis and technologies that enable users to fast-forward or skip programming have caused changes in consumer behavior that may affect the attractiveness of WAPA's offerings to advertisers and could therefore adversely affect its revenues. If WAPA and Cinelatino cannot ensure that their distribution methods and content are responsive to their target audiences, WAPA and Cinelatino's businesses could be adversely affected.

Possible strategic initiatives may impact WAPA and Cinelatino's businesses.

        WAPA and Cinelatino will continue to evaluate the nature and scope of their operations and various short-term and long-term strategic considerations. There are uncertainties and risks relating to strategic initiatives. Also, prospective competitors may have greater financial resources. Future acquisitions may not be available on attractive terms, or at all. Also, if WAPA and Cinelatino do make acquisitions, they may not be able to successfully integrate the acquired businesses. Finally, certain acquisitions or divestitures may be subject to FCC approval and FCC rules and regulations. Any of these efforts would require varying levels of management resources, which could divert WAPA and Cinelatino attention from other business operations. If WAPA and Cinelatino do not realize the expected benefits or synergies of such transactions, there may be an adverse effect on their financial condition and operating results.

The loss of key personnel could disrupt and adversely affect WAPA and Cinelatino's businesses.

        WAPA and Cinelatino's businesses depend upon the continued efforts, abilities and expertise of their corporate executive teams. There can be no assurance that these individuals will remain with their respective companies. See also "The success of much of WAPA PR and WAPA America's programming is dependent upon the retention and performance of on-air talent and program hosts and other key employees" above.

Protection of electronically stored data is costly and if WAPA or Cinelatino's data is compromised in spite of this protection, WAPA and Cinelatino may incur additional costs, lost opportunities and damage to its reputation.

        WAPA and Cinelatino maintain information in digital form necessary to conduct their businesses, including confidential and proprietary information regarding their advertisers, customers, Distributors, employees and viewers as well as personal information. Data maintained in digital form is subject to the risk of intrusion, tampering and theft. WAPA and Cinelatino develop and maintain systems to prevent this from occurring, but the development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Moreover, despite WAPA and Cinelatino's efforts, the possibility of intrusion, tampering and theft cannot be eliminated entirely, and risks associated with each of these remain. In addition, WAPA and Cinelatino provide confidential, proprietary and personal information to third parties when it is necessary to pursue business objectives. While WAPA and Cinelatino obtain assurances that these third parties will protect this information and, where appropriate, monitor the protections employed by these third parties, there is a risk the confidentiality of data held by third parties may be compromised. If WAPA and Cinelatino's data systems are compromised, WAPA and Cinelatino's ability to conduct their businesses may be impaired, they may lose profitable opportunities or the value of those opportunities may be diminished and, as described above, WAPA and Cinelatino may lose revenue as a result of unlicensed use of their intellectual property. Further, a penetration of WAPA and Cinelatino's network security or other misappropriation or misuse of personal consumer or employee information could subject WAPA and Cinelatino to financial, litigation and reputation risk, which could have a negative effect on their business, financial condition and results of operations.

If WAPA and Cinelatino are unable to protect their domain names, their reputation and brands could be adversely affected.

        WAPA and Cinelatino currently hold various domain name registrations relating to their brands. The registration and maintenance of domain names generally are regulated by governmental agencies and their designees. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, WAPA and Cinelatino may be unable to register or maintain relevant domain names. WAPA and Cinelatino may be unable, without significant cost or at all, to prevent third parties from registering domain names that are similar to, infringe upon or otherwise decrease the value of, WAPA and Cinelatino's trademarks and other proprietary rights. Failure to protect their domain names could adversely affect WAPA and Cinelatino's reputation and brands, and make it more difficult for users to find their websites and services.

Changes in governmental regulation, interpretation or legislative reform could increase WAPA and Cinelatino's costs of doing business and adversely affect their profitability.

        Laws and regulations, including in the areas of advertising, consumer affairs, data protection, finance, marketing, privacy, publishing and taxation requirements, are subject to change and differing interpretations. Changes in the political climate or in existing laws or regulations, or their interpretations, or the enactment of new laws or the issuance of new regulations or changes in enforcement priorities or activity could adversely affect WAPA and Cinelatino's businesses by, among other things:

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  increasing WAPA and Cinelatino's administrative, compliance, and other costs;

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  forcing WAPA and/or Cinelatino to undergo a corporate restructuring;

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  limiting WAPA and Cinelatino's ability to engage in inter-company transactions with their affiliates and subsidiaries;

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  increasing WAPA and Cinelatino's tax obligations, including unfavorable outcomes from audits performed by various tax authorities;

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  affecting WAPA and Cinelatino's ability to continue to serve their customers and to attract new customers;

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  affecting cash management practices and repatriation efforts;

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  forcing WAPA and Cinelatino to alter or restructure their relationships with vendors and contractors;

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  increasing compliance efforts or costs;

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  limiting WAPA and Cinelatino's use of or access to personal information;

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  restricting WAPA and Cinelatino's ability to market their products; and

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  requiring WAPA and Cinelatino to implement additional or different programs and systems.

        Compliance with regulations is costly and time-consuming, and WAPA and Cinelatino may encounter difficulties, delays or significant expenses in connection with their compliance, and WAPA and Cinelatino may be exposed to significant penalties, liabilities, reputational harm and loss of business in the event that they fail to comply. While it is not possible to predict when or whether fundamental policy or interpretive changes would occur, these or other changes could fundamentally change the dynamics of WAPA and Cinelatino's industry or the costs associated with their operations. Changes in public policy or enforcement priorities could materially affect WAPA and Cinelatino's profitability, their ability to retain or grow business, or in the event of extreme circumstances, their financial condition. There can be no assurance that legislative or regulatory change or interpretive differences will not have a material adverse effect on WAPA and Cinelatino's businesses.

Changes in accounting standards can significantly impact reported operating results.

        Generally accepted accounting principles, accompanying pronouncements and implementation guidelines for many aspects of WAPA and Cinelatino's businesses, including those related to intangible assets and income taxes, are complex and involve significant judgments. Changes in these rules or their interpretation could significantly change WAPA and Cinelatino's reported operating results.

WAPA or Cinelatino may face intellectual property infringement claims that could be time-consuming, costly to defend and result in WAPA and/or Cinelatino's loss of significant rights.

        Other parties may assert intellectual property infringement claims against us, and WAPA or Cinelatino's products may infringe the intellectual property rights of third parties. From time to time, WAPA and Cinelatino receive letters alleging infringement of intellectual property rights of others. Intellectual property litigation can be expensive and time-consuming and could divert management's attention from WAPA and Cinelatino's businesses. If there is a successful claim of infringement against WAPA or Cinelatino, either may be required to pay substantial damages to the party claiming infringement or enter into royalty or license agreements that may not be available on acceptable or desirable terms, if at all. WAPA and Cinelatino's failure to license proprietary rights on a timely basis would harm their businesses.

Disruption or failures of WAPA and Cinelatino's information technology systems could have a material adverse effect on their businesses.

        WAPA and Cinelatino's information technology systems are susceptible to security breaches, operational data loss, general disruptions in functionality, and may not be compatible with new technology. WAPA and Cinelatino depend on their information technology systems for the effectiveness of their operations and to interface with their customers, as well as to maintain financial records and accuracy. Disruption or failures of WAPA or Cinelatino's information technology systems could impair their ability to effectively and timely provide their services and products and maintain their financial records, which could damage their reputation and have a material adverse effect on their businesses.

Any violation of the Foreign Corrupt Practices Act or other similar laws and regulations could have a negative impact on WAPA and Cinelatino.

        WAPA and Cinelatino are subject to risks associated with doing business outside of the United States, which exposes them to complex foreign and U.S. regulations inherent in doing business cross-border and in each of the countries in which it transacts business. WAPA and Cinelatino are subject to regulations imposed by the Foreign Corrupt Practices Act, or the FCPA, and other anti-corruption laws that generally prohibit U.S. companies and their subsidiaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties and the SEC and U.S. Department of Justice have increased their enforcement activities with respect to the FCPA. Internal control policies and procedures and employee training and compliance programs that either WAPA or Cinelatino have implemented to deter prohibited practices may not be effective in prohibiting employees, contractors or agents from violating or circumventing such policies and the law. If WAPA and/or Cinelatino employees or agents fail to comply with applicable laws or company policies governing their international operations, WAPA and Cinelatino may face investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions. Any determination that WAPA and Cinelatino have violated the FCPA could have a material adverse effect on their financial condition. Compliance with international and U.S. laws and regulations that apply to international operations increases the cost of doing business in foreign jurisdictions.

Risk Factors Relating to Hemisphere

There has been no prior public market for Hemisphere's common stock.

        The Hemisphere Class A common stock is a recent issue of securities for which there is a limited public market. Hemisphere Class A common stock is listed on NASDAQ, however, an active public market for the Hemisphere Class A common stock may not develop or be sustained, which could affect the ability to sell, or depress the market price of, the Hemisphere Class A common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become.

If securities or industry analysts do not publish or cease publishing research or reports about Hemisphere, its business, or its market, or if they change their recommendations regarding Hemisphere Class A common stock adversely, the price and trading volume of Hemisphere Class A common stock could decline.

        If securities or industry analysts do not publish or cease publishing research or reports about Hemisphere, its business, or its market, or if they change their recommendations regarding Hemisphere Class A common stock adversely, the price and trading volume of Hemisphere Class A common stock could decline. The trading market for Hemisphere Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about it, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on Hemisphere. If no securities or industry analysts commence coverage of Hemisphere, its stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover Hemisphere change their recommendation regarding its stock adversely, or provide more favorable relative recommendations about its competitors, the price of Hemisphere Class A common stock would likely decline. If any analyst who may cover Hemisphere were to cease coverage of Hemisphere or fail to regularly publish reports on it, Hemisphere could lose visibility in the financial markets, which in turn could cause its stock price or trading volume to decline.

The stock price of Hemisphere's common stock may be volatile.

        The stock price of Hemisphere Class A common stock may be volatile and subject to wide fluctuations. In addition, the trading volume of Hemisphere Class A common stock may fluctuate and cause significant price variations to occur. Some of the factors that could cause fluctuations in the stock price or trading volume of the Hemisphere Class A common stock include:

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  market and economic conditions, including market conditions in the cable television programming and broadcasting industries;

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  actual or expected variations in quarterly operating results;

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  future exercise of warrants held by warrantholders;

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  differences between actual operating results and those expected by investors and analysts;

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  changes in recommendations by securities analysts;

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  operations and stock performance of competitors;

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  accounting charges, including charges relating to the impairment of goodwill;

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  significant acquisitions or strategic alliances by Hemisphere or by competitors;

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  sales of Hemisphere Class A common stock, including sales by Hemisphere's directors and officers or significant investors;

  •
  recruitment or departure of key personnel;

  •
  loss of key advertisers; and

  •
  changes in reserves for professional liability claims.

        We cannot assure you that the price of Hemisphere Class A common stock will not fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to Hemisphere's performance.

Hemisphere is a "controlled company" within the meaning of NASDAQ rules and, as a result, Hemisphere qualifies for, and relies on exemptions from certain corporate governance requirements.

        Upon the closing of the Transaction, WAPA/Cinelatino Investors control approximately 96% of the voting power of all of Hemisphere's outstanding capital stock. As a result of the concentration of the voting rights in Hemisphere, it is a "controlled company" within the meaning of the rules and corporate governance standards of NASDAQ. Under the NASDAQ rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NASDAQ corporate governance requirements, including:

  •
  the requirement that a majority of Hemisphere's board of directors consists of independent directors;

  •
  the requirement that Hemisphere have a nominating/corporate governance committee that is composed entirely of independent directors;

  •
  the requirement that Hemisphere have a compensation committee that is composed entirely of independent directors; and

  •
  the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

        Accordingly, Hemisphere's stockholders is not afforded the same protections generally as stockholders of other NASDAQ-listed companies for so long as the former owners of WAPA and Cinelatino control 50% or more of Hemisphere's voting power and Hemisphere relies upon such exemptions. The interests of Hemisphere's controlling stockholders may conflict with the interests of Hemisphere's other stockholders, and the concentration of voting power in such stockholders will limit Hemisphere's other stockholders ability to influence corporate matters.

Hemisphere is controlled by the WAPA/Cinelatino Investors; the WAPA/Cinelatino Investors exercise significant influence over Hemisphere and their interests in Hemisphere's business may be different from the interests of Hemisphere stockholders.

        The WAPA/Cinelatino Investors control approximately 96% of the voting power of all of Hemisphere's outstanding capital stock. The consideration paid to the WAPA/Cinelatino Investors under the Merger Agreement consists of Hemisphere Class B common stock, which votes on a 10 to 1 basis with the Hemisphere Class A common stock, which means that each share of Hemisphere Class B common stock has 10 votes and each share of Hemisphere Class A common stock has 1 vote. All shares of Hemisphere's common stock vote together as a single class. Accordingly, the WAPA/Cinelatino Investors generally have the ability for the foreseeable future to influence the outcome of any corporate action of Hemisphere which requires stockholder approval, including, but not limited to, the election of directors, significant corporate transactions, such as a merger or other sale of Hemisphere or the sale of all or substantially all of Hemisphere's assets. This concentrated voting control will limit your ability to influence corporate matters and could adversely affect the market price of Hemisphere's Class A common stock.

        The WAPA/Cinelatino Investors may delay or prevent a change in control of Hemisphere. In addition, the significant concentration of stock ownership may adversely affect the value of Hemisphere Class A common stock due to a resulting lack of liquidity of Hemisphere Class A common stock or a perception among investors that conflicts of interest may exist or arise. If the WAPA/Cinelatino Investors sell substantial amounts of Hemisphere Class A common stock (upon conversion of their Class B common stock) in the public market, or investors perceive that these sales could occur, the market price of Hemisphere Class A common stock could be adversely affected.

        The interests of the WAPA/Cinelatino Investors, which have investments in other companies, may from time to time diverge from the interests of other Hemisphere stockholders, particularly with regard to new investment opportunities. The WAPA/Cinelatino Investors are not restricted from investing in other businesses involving or related to programming, content, production and broadcasting. The WAPA/Cinelatino Investors may also engage in other businesses that compete or may in the future compete with Hemisphere.

        In connection with the execution of the Merger Agreement, Hemisphere entered into the Registration Rights Agreement with certain parties including the WAPA/Cinelatino Investors. If requested properly under the terms of the Registration Rights Agreement, certain of these stockholders have the right to require Hemisphere to register the offer and sale of all or some of Hemisphere Class A common stock (including upon conversion of their Hemisphere Class B common stock and warrants) under the Securities Act in certain circumstances and also have the right to include those shares in a registration initiated by Hemisphere. If Hemisphere is required to include the shares of common stock held by these stockholders pursuant to these registration rights in a registration initiated by Hemisphere, sales made by such stockholders may adversely affect the price of Hemisphere Class A common stock and Hemisphere's ability to raise needed capital. In addition, if these stockholders exercise their demand registration rights and cause a large number of shares to be sold in the public market or demand that Hemisphere include their shares for registration on a shelf registration statement, such sales or shelf registration may have an adverse effect on the market price of Hemisphere Class A common stock. For a complete description of the terms of the Registration Rights Agreement, see "The Agreements—Additional Agreements—The Registration Rights Agreement."

        Also in connection with the execution of the Merger Agreement, each of the WAPA/Cinelatino Investors, the Azteca Initial Stockholders, Gabriel Brener and Brener International Group, LLC have entered into a lock-up agreement with WAPA, Cinelatino and Hemisphere (the "Lock-up Agreement"). Under the Lock-up Agreement, the investors subject to the Lock-up Agreement and their permitted transferees may not transfer (i) all or any portion of their shares of Hemisphere Class A common stock and Hemisphere Class B common stock (including any shares of Hemisphere Class A common stock that may be received upon exercise of warrants) for a period of one year following the consummation of the Transaction, subject to certain exceptions and (ii) any warrants for a period of 30 days following the consummation of the Transaction. For a complete description of the terms of the Lock-up agreement, see "The Agreements—Additional Agreements—The Lock-up Agreement."

Hemisphere has a staggered board of directors and other anti-takeover provisions, which may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders.

        Hemisphere's amended and restated certificate of incorporation provides that its board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. As a result, at any annual meeting only a minority of the board of directors will be considered for election. Since this "staggered board" will prevent Hemisphere stockholders from replacing a majority of its board of directors at any annual meeting, it may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders. Some of the provisions of Hemisphere's amended and restated certificate of incorporation, amended and restated bylaws and Delaware law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 50,000,000 shares of preferred stock with rights and privileges that might be senior to either class of Hemisphere common stock and, without the consent of the holders of either class of Hemisphere common stock.

If Hemisphere fails to maintain effective internal control over financial reporting in the future, the accuracy and timing of its financial reporting may be impaired, which could adversely affect its business and stock price.

        The Sarbanes-Oxley Act requires, among other things, that Hemisphere maintain effective internal control over financial reporting and disclosure controls and procedures. Neither WAPA nor Cinelatino has previously been subject to the Sarbanes-Oxley Act. With respect to its fiscal year ending December 31, 2013, Hemisphere must perform system and process evaluation and testing of Hemisphere's internal control over financial reporting to allow management to report on the effectiveness of Hemisphere's internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Hemisphere's testing, or the subsequent testing by its independent registered public accounting firm, may reveal deficiencies in internal control over financial reporting that are deemed to be material weaknesses. Compliance with Section 404 will require that Hemisphere incur substantial accounting expense and expend significant management time on compliance-related issues. Management expects that integration of Cinelatino and WAPA will require substantial management time and attention during 2013, and the additional need to focus on compliance with Section 404 of Sarbanes-Oxley may strain management and finance resources and otherwise present additional administrative and operational challenges as Hemisphere management seeks to integrate the two businesses.

        If Hemisphere is not able to comply with the requirements of Section 404 in a timely manner, or if it fails to remedy any material weakness and maintain effective internal control over its financial reporting in the future, its financial statements may be inaccurate, its ability to report its financial results on a timely and accurate basis may be adversely affected, its access to the capital markets may be restricted, the trading price of its common stock may decline, and it may be subject to sanctions or investigations by regulatory authorities, including the SEC or NASDAQ.

Hemisphere's dependence on subsidiaries for cash flow may negatively affect Hemisphere's business.

        Hemisphere is a holding company with no business operations of its own. Hemisphere's only significant asset is, and is expected to be, the outstanding capital stock and membership interests of its subsidiaries. Hemisphere conducts, and expects to continue conducting, all of its business operations through its subsidiaries. Accordingly, Hemisphere's ability to pay its obligations is dependent upon dividends and other distributions from its subsidiaries to Hemisphere. Each of Hemisphere's operating subsidiaries currently has outstanding debt and each of these debt instruments which limit such entity's ability to remit dividends to its shareholder. Consequently, Hemisphere's ability to pay its expenses or pay dividends will be limited by funds that its subsidiaries are permitted to dividend to Hemisphere.

WAPA and Cinelatino's existing debt may limit the businesses' financial and operating flexibility.

        WAPA and Cinelatino's existing debt includes financial covenants restricting their ability to incur additional indebtedness, pay dividends or make other payments, make loans and investments, sell assets, incur certain liens, enter into transactions with affiliates, and consolidate, merge or sell assets. These covenants limit the ability of the respective restricted entities to fund future working capital and capital expenditures, engage in future acquisitions or development activities, or otherwise realize the value of their assets and opportunities fully because of the need to dedicate a portion of cash flow from operations to payments on debt. In addition, such covenants limit the flexibility of the respective restricted entities in planning for, or reacting to, changes in the industries in which they operate.

The unaudited pro forma financial information included in this document may not be indicative of what Hemisphere's actual financial position or results of operations would have been.

        The unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what Hemisphere's actual financial position or results of operations would have been had the Transaction been completed on the dates indicated. Hemisphere's actual financial condition and results of operations may materially differ from the unaudited pro forma financial information included in this prospectus. See "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 121 for more information.

This registration statement relating to the Hemisphere Class A common stock underlying the warrants and a current prospectus may not be effective when an investor desires to exercise warrants; in certain cases, these warrants may be subject to "cashless exercise." If an exemption from registration is not available, this may prevent an investor from being able to exercise its warrants resulting in such warrants expiring worthless.

        Under the Warrant Agreement as amended by the Warrant Amendment, Hemisphere may but is not required to file with the SEC this registration statement for the registration under the Securities Act of the issuance of Hemisphere Class A common stock upon exercise of the warrants, and cause such registration statement to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants. In addition, no warrant will be exercisable and Hemisphere will not be obligated to issue Hemisphere Class A common stock upon exercise of a warrant unless the common stock so issuable has been registered, qualified or deemed exempt under the securities laws of the state of residence of the registered warrantholder. If such warrantholder is unable to exercise its warrants in a particular state, such holder may be forced to sell its warrants and therefore lose the benefit of purchasing Hemisphere Class A common stock. Furthermore, the price such holder receives for its warrant may not equal the difference between the exercise price and the stock price.

        If Hemisphere later withdraws or does not maintain this registration statement's effectiveness, Hemisphere will be required to permit holders to exercise their warrants on a cashless basis. If an exemption from registration is not available, no warrant will be exercisable on a cashless basis, and Hemisphere will not be obligated to issue any Hemisphere Class A common stock to holders seeking to exercise their warrants, unless the issuance of Hemisphere Class A common stock upon such exercise are registered or qualified under the Act and securities laws of the state of the exercising holder as described above. For additional circumstances under which the warrants will not be exercisable, see the risk factor entitled "Pursuant to the Warrant Amendment, a warrantholder may exercise its warrant for only a whole number of shares of Hemisphere Class A common stock."

Warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to Hemisphere's stockholders.

        Outstanding warrants to purchase an aggregate of 7,333,334 shares of Hemisphere Class A common stock (issued in exchange for Azteca warrants issued in Azteca's initial public offering and concurrent private placement, taking into account the Warrant Amendment, the sale of Sponsor Warrants to Azteca and the issuance of warrants to the owners of WAPA and Cinelatino) became exercisable 30 days after the consummation of the Transaction. These warrants likely will be exercised only if the $6.00 per one half-share exercise price is below the market price of the shares of Hemisphere Class A common stock. To the extent such warrants are exercised, additional shares of Hemisphere Class A common stock will be issued, which will result in dilution to the holders of common stock of Hemisphere and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Hemisphere Class A common stock.

Pursuant to the Warrant Amendment, a warrantholder may exercise its warrants for only a whole number of shares of Hemisphere Class A common stock.

        Upon consummation of the Transaction, each Amended Azteca Warrant was converted into an equal number of Hemisphere warrants and became exercisable for shares of Hemisphere Class A common stock on the same terms as were in effect with respect to such Amended Azteca Warrants immediately prior to the consummation of the Transaction. Pursuant to the Warrant Amendment, among other things, a warrantholder may exercise its warrants only for a whole number of shares of Hemisphere Class A common stock. This means that only an even number of warrants may be exercised at any given time by the warrantholder. For example, if a warrantholder holds one warrant to purchase one-half of a share of Hemisphere Class A common stock, such warrant shall not be exercisable. If a warrantholder holds two warrants, such warrants will be exercisable for one share of Hemisphere Class A common stock. Hemisphere will not pay cash in lieu of fractional warrants and will not cash-settle any warrants after giving effect to the Warrant Amendment.

USE OF PROCEEDS

        We will receive the proceeds from the exercise of the Warrants, but not from the sale of the underlying shares of Hemisphere Class A common stock. We intend to use the proceeds from the exercise of the Warrants for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, repayment of indebtedness and capital expenditures. We may also use a portion of the proceeds to acquire or invest in complementary products or businesses. Our management will have broad discretion over the uses of the proceeds from the exercise of the Warrants. Pending these uses, we intend to invest the net proceeds from the exercise of Warrants in short-term, investment-grade, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

 PLAN OF DISTRIBUTION

        The shares of Hemisphere Class A common stock offered and sold pursuant to this prospectus will be issued directly to the holders of Warrants upon payment of the exercise price therefore to us. We are required to pay all fees and expenses incident to the registration of the shares of our common stock to be offered and sold pursuant to this prospectus.

 PRICE RANGE OF SECURITIES

        Hemisphere Class A common stock has been traded on NASDAQ under the symbol "HMTV" since April 23, 2013. Prior to this time, Hemisphere Class A common stock traded on the Over-the-Counter Bulletin Board under the symbol "HMTVA." Warrants are quoted on the Over-the-Counter Bulletin Board under the symbol "HMTVW." The following table shows the high and low sale prices per share of Hemisphere Class A common stock and the Warrants as reported on NASDAQ and the Over-the-Counter Bulletin Board for the periods indicated:

	Hemisphere Class A common stock		Warrants
	High	Low	High	Low
Second quarter 2013 (April 5, 2013 to April 30, 2013)	$13.50	$10.20	$1.50	1.05

        As of April 30, 2013, we had approximately 6 holders of record of Hemisphere Class A common stock and 8 holders of record of Warrants. This figure does not include the number of persons whose securities are held in nominee or "street" name accounts through brokers.

        As of April 30, 2013, we had outstanding a total of 10,991,100 shares of Hemisphere Class A common stock and 14,666,667 Warrants.

 INFORMATION ABOUT HEMISPHERE

Overview

        Hemisphere is a Delaware corporation formed on January 16, 2013 for the purpose of effecting the Transaction, after which WAPA, Cinelatino and Azteca each became indirect wholly-owned subsidiaries of Hemisphere. Hemisphere is now a publicly-traded U.S. Spanish-language TV/cable network business serving the U.S. Hispanic population. Headquartered in Miami, Florida, Hemisphere owns and operates Cinelatino, WAPA PR and WAPA America.

 INFORMATION ABOUT AZTECA

Overview

        Azteca was initially formed as a blank check company initially formed in the British Virgin Islands on April 15, 2011 and reincorporated in the State of Delaware on June 8, 2011 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Azteca consummated its initial public offering on July 6, 2011. Following the consummation of the Transaction on April 4, 2013, Azteca became a wholly-owned subsidiary of Hemisphere and halted trading of its shares and warrants on the Over-the-Counter Bulletin Board system. On April 5, 2013 Azteca filed a Form 15 with the SEC to terminate its registration under Section 12(g) of the Act.

Legal Proceedings

        There is no material litigation, arbitration or governmental proceeding currently pending against Azteca or any members of its management team in their capacity as such.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AZTECA

OVERVIEW

        Azteca was initially formed in the British Virgin Islands on April 15, 2011 and reincorporated in the State of Delaware on June 8, 2011, for the purpose of directly or indirectly effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or engaging in any other similar business combination with one or more businesses or assets.

        As of December 31, 2012, Azteca had no revenue, has had losses since inception from incurring administrative costs of government compliance for a public company and costs related to seeking an acquisition target, has no operations other than the active solicitation of an acquisition target and has relied upon the sale of its securities in its initial public offering and in the private placement and loans from its sponsor to fund its operations. The following discussion should be read in conjunction with Azteca's financial statements, together with the notes to those statements, included elsewhere in this prospectus.

RESULTS OF OPERATIONS

        Azteca's cumulative net income since inception of approximately $6,013,000 is comprised of interest income of approximately $73,000 and a change in the fair value of the derivative liability related to Azteca's warrants in the aggregate amount of approximately $6,893,000, less expenses relating to the following: (i) payment of officer and director insurance in the amount of approximately $100,000, (ii) payment of Delaware franchise taxes in the aggregate amount of approximately $283,000, (iii) administrative service agreement costs paid to an affiliate of Azteca's sponsor in the aggregate amount of $190,000, (iv) due diligence and transaction related costs including travel reimbursement in the aggregate amount of approximately $167,000 and (v) other general and administrative costs in the aggregate amount of approximately $213,000.

        For the year ended December 31, 2012, Azteca had net income of approximately $1,172,000 comprised of interest income earned during the period of $71,000 and a change in the fair value of the derivative liability related to Azteca's warrants in the aggregate amount of approximately $1,760,000, less expenses related to the following: (i) Delaware state franchise taxes in the amount of $181,000, (ii) $120,000 of expense related to Azteca's administrative service agreement, (iii) $92,000 of costs related to due diligence and transaction related expenses including travel reimbursement, (iv) officer and director insurance expense in the amount of $67,000 and (v) other general and administrative costs of $199,000.

        For the year ended December 31, 2011, Azteca had net income of approximately $4,841,000 comprised of interest income earned during the period of $2,000 and a change in the fair value of the derivative liability related to Azteca's warrants in the aggregate amount of approximately $5,133,000, less expenses related to the following: (i) Delaware state franchise taxes in the amount of $102,000, (ii) $70,000 of expense related to Azteca's administrative service agreement, (iii) $75,000 of costs related to due diligence and transaction related expenses including travel reimbursement, and (v) other general and administrative costs of $48,000.

        Azteca has neither engaged in any operations nor generated any revenues to date. All activity through December 31, 2012 related to Azteca's formation, Azteca's private placements and offering, the identification and evaluation of prospective candidates for an initial business combination, negotiation and execution of the Transaction, and general corporate matters. Since the completion of Azteca's offering, Azteca has not generated any operating revenues and will not until after completion of Azteca's initial business combination, at the earliest. As of December 31, 2012, Azteca had generated non-operating income in the form of interest income on cash and cash equivalents of approximately

$73,000. Azteca has incurred increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. As of December 31, 2012, approximately $100,572,000 was held in the trust account and Azteca had cash outside of trust of approximately $10,000, and approximately $219,000 in accounts payable and accrued expenses. Interest income on the balance of the trust accounts may be available to Azteca to fund Azteca's working capital requirements. Through December 31, 2012, Azteca had not withdrawn any funds from interest earned on the trust proceeds. Other than the deferred underwriting fees and certain consulting fees, no amounts are payable to the underwriters of Azteca's initial public offering in the event of a business combination.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Azteca has identified the following as its significant accounting policies.

  Cash and cash equivalents

        Azteca considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Income (Loss) Per Common Share

        Basic income (loss) per common share is computed by dividing income (loss) applicable to common shareholders by the weighted average number of common shares outstanding during the period in accordance with ASB ASC 260, "Earnings Per Share". Diluted income (loss) per share reflects the potential dilution that could occur assuming common shares were issued upon the exercise of outstanding in the money warrants and the proceeds thereof were used to purchase common shares at the average market price during the period. Azteca uses the treasury stock method to calculate potentially dilutive shares, as if they were converted into common stock at the beginning of the period. At December 31, 2012, Azteca had outstanding warrants to purchase 14,666,667 shares of common stock. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted income (loss) per common share because their inclusion would have been anti-dilutive. As a result, dilutive loss per common share is equal to basic loss per common share.

  Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Warrant Liability

        Azteca accounts for the warrants issued in connection with the its initial public offering and private placement in accordance with the guidance contained in ASC 815-45-7D. Azteca's warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, Azteca classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in Azteca's statement of operations. The fair value of warrants issued by Azteca in connection with private placements of securities has been estimated using the warrants quoted market price.

  Recent Accounting Pronouncements

        Azteca Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on Azteca's financial statements.

  Restricted Cash Equivalents Held in the Trust Account

        The amounts held in the trust account represent substantially all of the proceeds from the Public Offering and the simultaneous private placement and are classified as restricted assets since such amounts can only be used by Azteca in connection with the consummation of an initial Business Combination. The funds held in the trust account are primarily invested in United States Treasury securities.

  Investments Held In Trust Account

        Investment securities consist of United States Treasury securities. Azteca classifies its securities as held-to-maturity in accordance with FASB ASC 320 "Investments—Debt and Equity Securities." Held-to-maturity securities are those securities which Azteca has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

        A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities' fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, Azteca considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary.

        Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the "interest income" line item in the statements of operations. Some treasury securities were purchased at a small discount during the period from the closing of the Public Offering through December 31, 2012, resulting in a non-material accretion of interest income. Interest income is recognized when earned.

  Redeemable Common Stock

        All of the 10,000,000 common shares sold as part of the Public Offering contain a redemption feature which allows for the redemption of common shares under Azteca's liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of Azteca require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity's equity instruments, are excluded from the provisions of ASC 480. Although Azteca does not specify a maximum redemption threshold, its charter provides that in no event will they redeem its public shares in an amount that would cause its net tangible assets (stockholders' equity) to be less than $5,000,001. Furthermore, the redemption threshold with respect to the Transaction will be further limited by a closing condition in the Merger Agreement that requires Azteca to have at least $80 million of cash at the closing of the Transaction after giving effect to any redemptions by Azteca's stockholders, but before giving effect to cash payable pursuant to the Warrant Amendment, payment of deferred underwriting fees payable to Azteca's underwriter in connection with its initial public offering and consulting fees due to certain of Azteca's consultants and advisors, transaction expenses and any cash contribution from WAPA or Cinelatino.

        Azteca recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against retained earnings, or in the absence of retained earnings, by charges against paid-in capital in accordance with ASC 480-10-S99. Accordingly, at December 31, 2012 and 2011, 8,707,126 and 8,590,461 public shares, respectively, are classified outside of permanent equity at its redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the trust account, including interest but less franchise and income taxes payable (approximately $10.05 at December 31, 2012 and 2011).

  Income Taxes

        Azteca complies with the accounting and reporting requirements of ASC 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

        There were no unrecognized tax benefits as of December 31, 2012. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Azteca recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2012. Azteca is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The adoption of the provisions of ASC 740 did not have a material impact on Azteca's financial position.

OFF-BALANCE SHEET ARRANGEMENTS

        Azteca has never entered into any off-balance sheet financing arrangements and has never established any special purpose entities. Azteca has not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Contractual obligations

        Azteca does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than a monthly fee of $10,000 payable to Galco, Inc., an affiliate of Azteca's Sponsor, for office space, secretarial and administrative services. Azteca began incurring these fees on June 30, 2011 (the date Azteca's securities were first quoted on the OTCBB) and will terminate upon the consummation of the Transaction.

Liquidity and Capital Resources

        On July 6, 2011, Azteca consummated its offering of 10,000,000 units at a price of $10.00 per unit. Simultaneously with the consummation of its offering, Azteca consummated the private sale of 4,666,667 Sponsor Warrants to Azteca's Sponsor for $3.5 million. Azteca received net proceeds from its offering and the sale of the Sponsor Warrants of approximately $101,218,000, net of the non-deferred portion of the underwriting commissions of $1.75 million and offering costs and other expenses of approximately $532,000. Upon the closing of the offering and the private placement, $100.5 million was placed into a trust account. As of December 31, 2012, investment securities in Azteca's trust account consisted of approximately $100,441,000 in U.S. government Treasury bills with a maturity of 180 days or less. The trust account also had approximately $132,000 in cash as of December 31, 2012. Out of the proceeds of its offering which remained available outside of the trust account, Azteca obtained officers and directors insurance covering an 18 month period from June 27, 2011 through December 31, 2012 for a cost of $100,192.

        As of December 31, 2012, Azteca had a cash and cash equivalent balance of approximately $10,000, held outside of its trust account, which is available for use by Azteca to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses.

        As of December 31, 2011, Azteca had a cash and cash equivalent balance of approximately $506,000, held outside of its trust account, which was available for use by Azteca to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses.

        For the period from April 15, 2011 (date of inception) to December 31, 2012, Azteca used cash of approximately $661,000 in operating activities, which was largely attributable to a net operating loss for the period of approximately $880,000, offset by amounts payable for Delaware franchise taxes and other payables.

        As of December 31, 2012, Azteca had a cash and cash equivalent balance of approximately $10,000 held outside of its Trust Account, and approximately $132,000 of cash held in its Trust Account, including approximately $72,000 of interest available for working capital and taxes, which Azteca expected to use for working capital purposes, including the due diligence investigation of a target business or business and general administrative expenses.

        As of December 31, 2012, Azteca had not withdrawn any of the interest earned on the funds held in the trust account. Pursuant to the terms of Azteca's trust agreement governing the trust account, Azteca is entitled to use all the earnings for working capital, provided, however, that the aggregate amount of all such distributions for working capital and income tax payments shall not exceed the total earnings. On January 24, 2013, pursuant to the terms of this trust agreement, Azteca withdrew $75,000 for working capital purposes. Azteca's liabilities are all related to costs associated with operating as a public company and search for an acquisition target.

Quantitative and Qualitative Disclosures about Market Risk

        Azteca is a Delaware blank check company initially formed in the British Virgin Islands on April 15, 2011 and reincorporated in the state of Delaware on June 8, 2011 for the purpose of effecting a business combination. Azteca is considered in the development stage at December 31, 2012 and had not yet commenced any operations or generated any revenues. All activity through December 31, 2012 relates to Azteca's formation, its public offering, the identification and evaluation of prospective candidates for an initial business combination, and general corporate matters. The net proceeds of the public offering and the private placement in July 2011 were placed into a Trust Account and invested in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less. Due to the short-term nature of these investments, Azteca believes there is no associated material exposure to interest rate risk.

INFORMATION ABOUT WAPA

        InterMedia Español Holdings, LLC ("WAPA") consists of the leading broadcast television network and television content producer in Puerto Rico, and a unique Spanish-language cable network serving Hispanics in the United States. WAPA also operates a sports television network and a news and entertainment website in Puerto Rico. WAPA consists of the following:

  •
  Televicentro of Puerto Rico, LLC ("WAPA PR"): #1-rated broadcast television network in Puerto Rico for the last four years, with an 18.5 household rating and a 32% audience share in primetime in 2012. WAPA PR is Puerto Rico's news leader and the largest local producer of entertainment programming, producing over 65 hours each week. Through WAPA PR's multicast signal and on all cable and satellite systems, WAPA PR operates WAPA 2 Deportes, the leading sports television network in Puerto Rico. WAPA PR also operates WAPA.TV, the leading broadband news and entertainment website in Puerto Rico with 2.5 million monthly visits, over 13 million monthly page views and over 840,000 monthly unique visitors.

  •
  WAPA America, Inc.  ("WAPA America"): sister network of WAPA PR serving primarily Puerto Ricans and other Caribbean Hispanics in the U.S. WAPA America is one of the most broadly distributed Spanish-language cable television networks in the U.S. with over 5 million subscribers. WAPA America is programmed primarily with the news and entertainment programming produced by WAPA PR.

        In 2007, InterMedia Partners VII, L.P. (the "WAPA Member") acquired a 100% economic interest in WAPA from LIN Television Corporation. WAPA owns 100% of the holding company that owns 100% of each of WAPA PR and WAPA America.

  Key Historical Initiatives

        Since the WAPA Member's acquisition of WAPA, management has implemented a number of significant initiatives to improve performance at WAPA. These initiatives have had a significant positive impact on television ratings, revenues and EBITDA, and have diversified WAPA's revenue streams to include significant retransmission and subscriber fees. Such strategic and operational initiatives include:

  •
  Overhauled programming schedule of WAPA PR, produced new local series and licensed highly rated U.S. television series and theatrical movies, resulting in dramatically higher average household primetime ratings of 18.5 in 2012, up from average household primetime ratings of 14.9 in 2007.

  •
  Established WAPA PR as the #1-rated television network in Puerto Rico from 2009 to 2012, up from #3-rated network at the time of acquisition.

  •
  Expanded WAPA PR's primetime window, by shifting evening news from 10pm to 11pm, to increase advertising revenue.

  •
  Generated retransmission fees at WAPA PR.

  •
  Increased distribution of WAPA America in the U.S. from 1.2 million subscribers in 2007 to 5.2 million subscribers in 2012, resulting in significantly higher subscriber fees and advertising revenue.

  •
  Launched WAPA 2 Deportes, a sports television network in Puerto Rico, in 2010.

  •
  Launched and developed the WAPA.TV website in 2008.

        WAPA has also retained the most experienced management team in broadcast television in Puerto Rico. The executive team at WAPA has an average of more than 25 years of experience in the television industry and more than 15 years of experience at WAPA specifically.

  Key Strategies and Growth Opportunities

        WAPA intends to leverage its leadership position through the following initiatives:

  •
  Continue to innovate in local programming.

  •
  Complete HD buildout and launch WAPA PR in full HD to further drive ratings and revenue.

  •
  Grow WAPA PR's retransmission fees.

  •
  Increase WAPA America's subscriber revenues. WAPA America believes it is well-positioned to benefit from the significant growth in the U.S. Hispanic population and related growth in Hispanic cable television subscribers.

  •
  Increase WAPA America's advertising revenues. WAPA America believes it is well-positioned to benefit from the forecasted growth in Hispanic cable television network advertising.

  •
  Increase advertising revenues on WAPA 2 Deportes.

  •
  Capitalize on WAPA.TV's robust traffic.

  •
  License digital rights of original programming.

  •
  Distribute WAPA content on mobile devices.

        As discussed more fully below, WAPA has two primary sources of revenue: advertising and retransmission/subscription fees. For the years ended 2012, 2011 and 2010, WAPA generated approximately 84%, 87% and 87%, respectively, from advertising fees. For the years ended 2012, 2011 and 2010, WAPA generated approximately 16%, 13% and 13%, respectively, from retransmission/subscription fees.

WAPA PR

  Overview

        Headquartered in San Juan, Puerto Rico, WAPA PR is a full-power independent broadcast television network. WAPA PR was founded in 1954 as the second broadcast television network in the Caribbean and the third in Latin America. WAPA PR occupies a prime channel position (channel 4), and together with its full-power repeater stations, WTIN in Ponce and WNJX in Mayagüez, reaches the entire island with the strongest television signal in Puerto Rico. WAPA PR reaches more television households than any of its competitors in Puerto Rico. According to Mediafax (2009) and Nielsen (2010-2012), WAPA PR has been the #1-rated network in Puerto Rico for four consecutive years, with an average household primetime rating of 18.5 and audience share of 32% in the year ended December 31, 2012. WAPA PR produces nearly 30 hours each week of popular talk, variety, comedy and reality shows, nearly all of which is produced in WAPA PR's state of the art studios, in addition to approximately 39 hours of weekly local news coverage. WAPA PR also licenses and televises blockbuster Hollywood movies and top-rated U.S. television series dubbed into Spanish. This diverse and unique mix of programming has made WAPA PR the market leader in Puerto Rico.

        WAPA PR has two primary sources of revenue: advertising and retransmission fees. Advertising revenue is generated from the sale of advertising time. The advertising sales success is demonstrated by large and diversified portfolio of advertising partners, including many Fortune 500 companies across a variety of industries. No single advertiser represents more than 5% of WAPA's gross advertising revenue. WAPA PR's advertising revenue tends to reflect seasonal patterns of its advertisers' demand, which is generally greatest during the 4th quarter of each year, driven by the holiday buying season. Puerto Rico's political election cycle is every four years and so WAPA benefits from increased advertising sales every four years, including 2012.

        WAPA PR also benefits from retransmission fees received from cable, satellite and telecommunications operators for the right to distribute the channel pursuant to multi-year agreements that provide for monthly subscriber fees.

        With a population of approximately 3.7 million and 1.4 million television households, Puerto Rico is equivalent to a Top 20 U.S. television market and the second-largest Hispanic television market in the U.S., behind only Los Angeles. Puerto Rico's broadcast television market is uniquely attractive. Puerto Rico's top three broadcast networks (WAPA PR, Univision and Telemundo) collectively garner approximately 70% of all television household viewership, and WAPA PR is the clear leader. WAPA PR is the leader in primetime ratings and has grown its household ratings and its audience share each of the last three years.

2010 Primetime Rating and Audience Share(1)	2011 Primetime Rating and Audience Share	2012 Primetime Rating and Audience Share
M-F 6:00-11:00 PM, Total Households	M-F 6:00-11:00 PM, Total Households	M-F 6:00-11:00 PM, Total Households

Source: Nielsen

(1)
April 2010 through December 2010

Top Ten U.S. Hispanic TV Markets by DMA

Hispanic TV HHs (in millions)

Source: Nielsen, 2013

        The collective 70% share of all television viewership held by the top three broadcast networks in Puerto Rico distinguishes the Puerto Rico television market from the U.S., where the four major national broadcast networks (ABC, CBS, NBC and Fox) have a collective primetime audience share of approximately 39%. In fact, WAPA PR's ratings are more than three times higher than the most highly-rated broadcast network in the U.S.

WAPA's Ratings Significantly Outpace U.S. Television Networks in Primetime Ratings

Full-Year 2012, Total Household Rating

Note:
U.S. Television ratings based on 11/12 Season; Primetime defined as M-F 6:00-11:00PM for Puerto Rico, and M-F 8:00-11:00PM for U.S.

        Broadcast television audience share in Puerto Rico has remained stable at these levels for many years and shows no sign of viewership erosion to cable networks, as has been experienced in the U.S. The strength of the broadcast networks in Puerto Rico is driven primarily by appealing Spanish-language programming offered by the three major networks. Combined cable and satellite penetration in Puerto Rico has remained at or below 52%, significantly lower than penetration levels in the U.S. Cable and satellite penetration is low in Puerto Rico largely as a result of language preferences and socioeconomic differences. The vast majority of Puerto Ricans does not speak English or speak it with difficulty, and the majority of channels available on cable and satellite are U.S.-originated television networks programmed in English. Additionally, many Puerto Ricans subscribing to cable or satellite do so primarily to receive a higher quality broadcast signal in mountainous and other areas where the quality of the over-the-air reception is inferior. The low levels of cable and satellite penetration make Puerto Rico a particularly attractive market for television broadcasters.

Pay-TV Penetration in Puerto Rico

  Programming

        WAPA is headquartered in San Juan, Puerto Rico in a 65,000 square foot building housing WAPA's state-of-the-art production facilities, television studios, and administrative offices. All of WAPA PR's news and most of its local programs are produced at WAPA's production facility, which contains four television studios, including the largest television studio in the Caribbean, fully equipped control rooms, digital video, audio, editing, post editing, and graphic production suites, and a scenery shop which produces all scenery and props for the local productions. WAPA also boasts the most technologically advanced news department in Puerto Rico. WAPA recently upgraded its master control to accommodate WAPA PR, WAPA America and WAPA 2 Deportes and installed a digital delivery system to streamline programming and promotions. WAPA is also in the process of upgrading WAPA PR's signal to full HD. This upgrade is expected to be completed in 2013.

        WAPA PR is Puerto Rico's news leader and the largest local producer of entertainment programming, producing over 65 hours in the aggregate each week. WAPA PR is programmed with a combination of local news, locally-produced talk, variety, comedy and reality shows, blockbuster movies and hit television series from the U.S. dubbed into Spanish.

  News

        WAPA PR produces more news programming than any other television network in Puerto Rico. In fact, with its competitors having reduced their news coverage, WAPA PR's 39 hours of local news each week significantly exceeds news hours produced by Univision and Telemundo. WAPA PR is the #1 rated morning, midday and late night news network.

        WAPA PR has continued to invest in its news programming and technology. The news department is WAPA's largest department with 90 employees, and operates the most sophisticated news operation in Puerto Rico, with the only automated production studio, its own Doppler radar system, and the most modern graphics and weather technology.

  Local Entertainment Productions

        WAPA PR produces nearly 30 hours each week of popular talk, variety, comedy and reality shows, nearly all of which is produced in WAPA PR's state of the art studios. Top-rated local shows include Entre Nosotras (the #1-rated local talk show), Pégate al Mediodía (the #1-rated midday program) and Risas En Combo (the #1-rated local primetime show).

        In 2011 and 2012, WAPA PR produced Idol Puerto Rico in partnership with Fremantle Entertainment, the producer of the #1 U.S. television show, American Idol. The season 2 finale reached a staggering 78% audience share among adult women, and the debut album by Christian Pagan, the winner of Idol Puerto Rico's first season, launched at #1 on the Billboard U.S. Latin charts. In 2012, WAPA PR also produced Idol Kids, a spinoff of Idol Puerto Rico, in partnership with Fremantle Entertainment, the first of its kind by Fremantle.

\ Table of Contents

Select Locally-Produced Entertainment Productions

Program	Description
Entre Nosotras	• Daily talk-show hosted by the most interesting and lively female personalities in Puerto Rico. Every day, the hosts discuss and debate issues of interest to women and families
Pégate al Mediodía	• A live daily variety show with comedy, music, entertainment news and cooking segments. Hosted by Angelique "Burbu" Burgos, Jaime Mayol and Natalia Rivera
WAPA a las 4	• One-hour daily live newsmagazine show hosted by Nicole Chacon and Katiria Soto
Risas en Combo & Sunshine Remix	• Weekly primetime sketch comedy programs starring a highly-popular comedy group in Puerto Rico
Idol Puerto Rico	• A co-production with Fremantle, the producer of the #1 U.S. television show, American Idol. A reality series to find the best amateur singer in Puerto Rico
Idol Kids Puerto Rico	• A co-production with Fremantle. A reality series to find the best amateur singer between 6 and 12 years old in Puerto Rico
De Película	• Movie previews and interviews with today's most popular Hollywood stars

  Acquired Programming

        WAPA PR is the primary network for Hollywood blockbuster movies and the highest-rated U.S. television series dubbed into Spanish. As the only significant buyer of Hollywood blockbuster movies and U.S. television series in Puerto Rico, WAPA PR is able to selectively license movies and successful series from all U.S. distributors and typically, in the case of television series, has the opportunity to review initial ratings results from the U.S. before financially committing to the series. Movies and series have proven to be compelling counter-programming to telenovelas aired on WAPA PR's competitors.

  WAPA 2 Deportes

        WAPA PR completed the transition from analog to digital broadcast transmission in 2009 making bandwidth within its signal available to launch a second channel in Puerto Rico. WAPA identified a need for a local sports television network and in 2010 launched WAPA 2 Deportes a digital multicast channel broadcast by WAPA-TV. This network is distributed throughout Puerto Rico through WAPA PR's over-the-air signal and is carried by all cable, satellite and telecommunications distributors in Puerto Rico. WAPA 2 Deportes broadcasts various local and U.S. sports programming, including Major League Baseball, with exclusive television rights to the World Series and the All-Star Game, and Puerto Rico's men's professional basketball league, Baloncesto Superior Nacional. In a short period of time, WAPA 2 Deportes has become the leading local sports network in Puerto Rico and, on many nights, the station out-rates all U.S.-based networks, including ESPN, TNT and TBS.

  WAPA.TV

        Launched in 2008, WAPA's website, WAPA.TV has quickly grown into one of the largest digital multimedia platforms in Puerto Rico. WAPA.TV is the #1-rated television network website in Puerto Rico and is ranked #5 among Puerto Rico-originated sites. WAPA.TV has 2.5 million monthly visits, over 13 million monthly page views and over 840,000 monthly unique visitors. WAPA.TV provides up-to-the-minute news and weather, promotional clips of WAPA's most popular shows, additional video content not seen on WAPA PR, and a platform for viewers to share comments and interact, driving further audience engagement. In addition, WAPA has over 1.6 million Facebook and Twitter fans combined. WAPA.TV's mobile web version, WAPA Movil, has over 900,000 monthly visits, over 2 million monthly page views, and over 300,000 monthly unique visitors.

WAPA AMERICA

  Overview

        WAPA America, launched in 2004, is a Spanish-language cable television network targeting Puerto Ricans and Caribbean Hispanics in the U.S. WAPA America is distributed by all major U.S. cable, satellite and telecommunication operators to more than 5 million subscribers. WAPA America is primarily distributed on Hispanic programming packages, and in select major markets, such as Orlando, Tampa and Miami, WAPA America is distributed on the digital basic package.

        WAPA America benefits from dual revenue streams, subscriber fees and advertising revenue. Subscriber fees are received from cable, satellite and telecommunications operators for the right to distribute the channel pursuant to multi-year agreements that provide for monthly subscriber fees. Advertising is generated from the sale of advertising time. WAPA America sources most of its programming from WAPA PR and has low operating costs.

        The large and growing U.S. Hispanic population represents the largest minority group in the U.S. and 16% of the total U.S. population. As of the 2010 U.S. Census, 50 million Hispanics resided in the United States, which represents an increase of 15 million people or 43% between 2000 and 2010. U.S. Hispanics also represent the second largest Hispanic economy in the world after Mexico. More than half of the growth in the total U.S. population between 2000 and 2010 was attributable to the increase in the Hispanic population. The Hispanic population is expected to grow to 64 million by 2020, an increase of 26%.

        WAPA America believes it is also well-positioned to benefit from the forecasted growth in Hispanic cable television network advertising. The growth in U.S. Hispanic cable network advertising has significantly outpaced overall U.S. cable advertising growth. U.S. Hispanic cable network advertising revenue grew at an 18% CAGR from 2006 to 2011, more than doubling from $119 million to $275 million. Going forward, advertising on U.S. Hispanic cable networks is expected to grow to $398 million in 2014, representing a CAGR of 13%. WAPA America is distributed by all major pay-TV distributors nationwide, and WAPA America believes it occupies a valuable and unique position as one of only a few Hispanic cable networks to have achieved such broad carriage. As a result, WAPA America believes it is well-positioned to capture a share of the growing national advertising spend targeted at the highly sought-after U.S. Hispanic cable television audience.

  Programming

        WAPA America televises over 60 hours per week of the top-rated news and entertainment programming produced by WAPA PR. WAPA America supplements its programming with acquired telenovelas, popular sports programming from Puerto Rico and other programming from WAPA PR's library.

 WAPA America Programming

Program	Description
Baloncesto Superior Nacional	• WAPA America is the exclusive U.S. television partner of Puerto Rico's men's professional basketball league
Minga y Petraca	• One of Puerto Rico's most popular comedies during the 1990's and early 2000's. A scripted comedy about two middle aged, mustached "ladies"
TVO	• A one-hour, locally-produced hidden camera comedy show that captures hilarious pranks pulled on unsuspecting citizens throughout Puerto Rico
Jugando Pelota Dura	• A one-hour political show analyzing the most noteworthy political events, similar to CNN's The Situation Room
Mujeres al limite	• A one-hour reality television series featuring women telling their own true stories of love and heartbreak

  Distribution

        WAPA America is distributed throughout the U.S. by all major cable, satellite and telecommunications operators pursuant to multi-year agreements that provide for monthly subscriber fees. With 5 million subscribers, WAPA America is one of the most widely distributed Hispanic cable networks in the U.S. WAPA America is generally offered on the Hispanic programming package and WAPA America is more broadly available on the digital basic package in Orlando, Tampa and Miami. Hispanic programming packages distributed in the U.S. generally consist of 20 or more channels, such as Cinelatino, CNN en Español, Discovery en Español, History en Español, ESPN Deportes and Fox Deportes.

        U.S. Hispanic television households grew from 11.6 million households in 2006 to 14.1 million households in 2012, an increase of over 21%, dramatically outpacing overall U.S. television household growth of only 3%. Hispanic television households are projected to grow 9% from 2012 to 2014, equating to 1.3 million new Hispanic television households. Strong growth in Hispanic television households in the U.S. is expected to continue, driven by the forecasted significant growth in the U.S. Hispanic population to 64 million by 2020. The continuing rapid growth of Hispanic television households creates a significant opportunity to reach an attractive audience at a time when overall television household growth in the U.S. is more modest.

        Hispanic pay-TV subscribers are expected to grow significantly, driven not only by the rapid growth in the Hispanic population and Hispanic television households, but also by increased penetration of pay-TV among Hispanics. Hispanic pay-TV subscribers increased 35% from 2006 to 2012, growing from 8.8 to 11.9 million subscribers, five times the 7% increase in overall U.S. subscribers during the same period. This 35% growth also significantly over-indexes the 21% Hispanic television household growth during the same period.

        Subscribers to Hispanic programming packages in the U.S. increased by approximately 60%, from 2.6 million to 4.2 million subscribers from 2006 to 2012. Hispanic programming package subscribers represented 30% of Hispanic pay-TV households in 2006 and 35% in 2012. In an effort to capitalize on the strong growth of the U.S. Hispanic population, pay-TV distributors have been more aggressively marketing Hispanic programming packages.

        WAPA America expects to benefit from significant growth in subscribers, as the U.S. Hispanic population continues to grow rapidly coupled with related growth in Hispanic pay-TV subscribers and Hispanic package subscribers.

SOURCES OF COMPETITION

        WAPA PR competes with broadcast television networks and cable television networks in Puerto Rico for audience viewership, advertising sales, and programming. WAPA PR's main competitors are Univision and Telemundo, which rely on their U.S. parents for programming, which consists primarily of telenovelas produced in Mexico, the U.S. and Latin America. There are a few other local broadcasters, but they tend not to be competitive due to weak programming and/or poor signal quality. WAPA PR reaches more television households in Puerto Rico than any of its competitors. In addition, while all major English-language U.S. broadcast networks have local affiliates, they are, for the most part, low power stations with nominal ratings. Only approximately 52% of the television households in Puerto Rico subscribe to pay-TV and cable channels are generally not competitive as they tend to be U.S.-based, English-language channels with little relevance to the Puerto Rico Spanish speaking market. WAPA PR has effectively customized its programming for the viewing preferences of the Puerto Rican market with more local entertainment and news programming than its competitors, as well as blockbuster Hollywood movies and hit U.S. television series. As a result, WAPA PR has been the ratings leader for the past four years and during this period has dramatically widened its leadership position.

        WAPA America broadly competes for distribution and for viewership with broadcast and cable television networks in the U.S. More specifically, WAPA America competes for distribution and for viewership with other broadcast and cable television networks targeting Hispanics in the United States. WAPA America does not have any significant competition in the U.S. that targets Puerto Ricans, the second largest U.S. Hispanic population.

        WAPA 2 Deportes competes for viewership, advertising sales and programming with other channels offering similar sports programming in Puerto Rico. Competitors include U.S.-based cable networks including ESPN, TNT, and TBS, and certain satellite distributors who have acquired sports media rights for their owned channels.

        WAPA.TV competes with other news, weather and entertainment websites for the distribution of its content, development and acquisition of content, audience viewership and advertising sales. To an extent, WAPA.TV also competes with U.S. search engines and social networks such as Google, Facebook and Yahoo, for website traffic. WAPA.TV currently ranks as the #5 local website in Puerto Rico.

        With respect to the sale of advertising, WAPA also competes for advertising revenue with other forms of media, including newspapers, billboards, radio, internet and other digital media.

        Certain technological advances, including the increased deployment of fiber optic cable, are expected to allow cable and telecommunication video service providers to continue to expand both their channel and broadband distribution capacities and to increase transmission speeds. In addition, the ability to deliver content via new methods and devices is expected to increase substantially. The impact of such added capacities is hard to predict, but the development of new channels of content distribution could lead to increased competition for viewers by facilitating the emergence of additional channels and mobile and internet platforms through which viewers could view programming that is similar to that offered by WAPA PR and WAPA America.

INTELLECTUAL PROPERTY

        WAPA's intellectual property assets principally include copyrights in television programming, websites and other content, trademarks in brands, names and logos, domain names and licenses of intellectual property rights of various kinds. The protection of WAPA's brands and content is of primary importance to its success. To protect its intellectual property assets, WAPA relies upon a combination of copyright, trademark, unfair competition, trade secret and Internet/domain name statutes, laws and contract provisions. However, there can be no assurance of the degree to which these measures will be successful in any given case.

GOVERNMENT REGULATION

        WAPA's broadcast and cable network operations are subject to and affected by various statutes and government regulations, as well as certain U.S. federal, state, territorial, and local government authorities. The operation of broadcast television stations and cable television networks are subject to the Communications Act of 1934, as amended, ("Communications Act") and to regulatory supervision by the FCC. The rules, regulations, policies and procedures affecting WAPA's businesses are constantly subject to change. The "Government Regulation of Hemisphere" section of this document, beginning on page 87, contains a summary of certain government regulations that may affect WAPA's operations. That information is summary in nature and does not purport to describe all present and proposed laws and regulations affecting WAPA's businesses. Reference should be made to the Communications Act, other statutes, the FCC's rules, public notices and rulings for further information concerning the nature and extent of the FCC's regulatory authority. FCC laws and regulations are subject to change, and WAPA generally cannot predict whether new legislation, court action, or regulations, or a change in the extent of application or enforcement of current laws and regulations, would have an adverse impact on its operations.

LEGAL PROCEEDINGS

        From time to time, WAPA may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm WAPA's business. WAPA is not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against WAPA, which may materially affect it.

REAL PROPERTY

        The following table sets forth WAPA's principal operating facilities:

Location	Description	Area (Square Feet)
San Juan, Puerto Rico	Administrative (Headquarters), TV Production	65,000

        WAPA also leases transmission facilities in Cayey, Puerto Rico, Jayuya, Puerto Rico and Mircao, Puerto Rico pursuant to long-term lease facilities.

        WAPA believes its current facilities are adequate to meet its needs in the foreseeable future. If necessary, WAPA may, from time to time, downsize current facilities or lease additional facilities for its activities. WAPA owns its property in San Juan, Puerto Rico.

EMPLOYEES

        As of December 31, 2012, WAPA had approximately 244 full-time employees in the U.S. and Puerto Rico. Approximately, 145 of WAPA's employees are covered by a collective bargaining agreement, which expires in 2015. WAPA believes that it has satisfactory working relations with its employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WAPA

        The following discussion and analysis summarizes WAPA's financial condition and operating performance and should be read in conjunction with its historical consolidated financial statements and notes thereto included elsewhere in this prospectus.

        Significant components of management's discussion and analysis of results of operations and financial condition include:

  •
  Overview.  The overview section provides a summary of WAPA's business, operational divisions and business trends, outlook and strategy.

  •
  Consolidated Results of Operations.  The consolidated results of operations section provides an analysis of WAPA's results on a consolidated basis for the year ended December 31, 2012 compared to the year ended December 31, 2011, and for the year ended December 31, 2011 compared to the year ended December 31, 2010.

  •
  Liquidity and Capital Resources.  The liquidity and capital resources section provides a discussion of WAPA's cash flows for the year ended December 31, 2012 compared to the year ended December 31, 2011, and for the year ended December 31, 2011 compared to the year ended December 31, 2010.

OVERVIEW

        WAPA consists of the leading broadcast television network (WAPA PR) and content producer in Puerto Rico and a unique Spanish-language cable television network (WAPA America) serving Hispanics in the United States. WAPA also operates a sports television network (WAPA 2 Deportes) and a news and entertainment website (WAPA.TV) in Puerto Rico.

        The two predominant sources of revenue for WAPA are advertising revenues and retransmission/subscription fees. WAPA PR primarily derives its revenue from advertising. WAPA America primarily derives its revenue from subscription fees. Advertising revenue is generated from the sale of advertising time on WAPA PR, WAPA 2 Deportes, WAPA America and on WAPA.TV. WAPA's advertising revenue tends to reflect seasonal patterns of its advertisers' demand, which is generally greatest during the 4th quarter of each year, driven by the holiday buying season. Puerto Rico's political election cycle is every four years and so WAPA benefits from increased advertising sales every four years, including 2012.

        WAPA PR is the #1-rated broadcast television network in Puerto Rico for the last four years, with an 18.5 household rating and a 32% audience share in primetime in 2012. WAPA PR is Puerto Rico's news leader and the largest local producer of entertainment programming, producing over 65 hours in the aggregate each week in its state-of-the art production facility in Puerto Rico. WAPA PR continuously reviews the quality of its programming to ensure it can generate the highest ratings as estimated by Nielsen. The continued growth of WAPA PR's advertising revenue will, to a certain extent, be dependent on the growth of WAPA PR's audience viewing as well as the general health of the advertising marketplace.

        WAPA America occupies a valuable and unique position as one of only a few Hispanic cable networks to have achieved broad distribution in the U.S. As a result, management believes WAPA America is well-positioned to capture a share of the growing national advertising spend targeted at the highly sought-after U.S. Hispanic cable television audience. Hispanics represent over 16% of the total U.S. population and approximately 9% of the total U.S. discretionary consumption, but only 5% of the aggregate media spend targets U.S. Hispanics. As a result of the under-indexing of the media spend targeting U.S. Hispanics, advertisers have been and are expected to continue to increase the portion of their marketing dollars targeted towards U.S. Hispanics. U.S. Hispanic cable network advertising revenue grew at an 18% CAGR from 2006 to 2011, significantly outpacing overall U.S. cable advertising which grew at 6%. Going forward, advertising on U.S. Hispanic cable networks is expected to grow to $398 million in 2014, representing a CAGR of 13%, presenting a significant and growing opportunity for WAPA America.

        WAPA also benefits from retransmission and subscriber revenue earned by WAPA PR and WAPA America, respectively, which are fees received from cable, satellite and telecommunications operators, for the right to distribute WAPA PR and WAPA America, pursuant to multi-year agreements that provide for monthly subscriber fees.

        WAPA PR is distributed by all pay-TV distributors in Puerto Rico and has been successfully growing retransmission fees at a very robust rate. As the #1-rated broadcast television network in Puerto Rico and having grown its ratings and audience share each of the last three years, management believes WAPA PR is highly valued by its viewers and distributors. In fact, WAPA PR's ratings are so strong that its primetime household rating is nearly equal to the aggregate ratings of the four major national broadcast networks in the U.S. (ABC, CBS, NBC and Fox). The four major U.S. networks have experienced significant growth in retransmission fees received by U.S. distributors. Accordingly, management believes WAPA PR is well positioned for future growth in retransmission fees.

        WAPA America is distributed by all major pay-TV distributors in the U.S. and has been successfully growing subscriber fees at a robust rate. Management expects WAPA America to benefit from significant growth in subscribers, as the U.S. Hispanic population continues to grow rapidly. As of the 2010 U.S. Census, 50 million Hispanics resided in the United States, which represents an increase of 15 million people, or 43%, between 2000 and 2010, and is expected to grow to 64 million by 2020. Similarly, Hispanic television households are projected to grow from 14.1 million in 2012 to 15.4 million in 2014, an increase of 9% or 1.3 million new Hispanic television households. In an effort to capitalize on the strong growth of the U.S. Hispanic population and Hispanic television households, pay-TV distributors have been more aggressively marketing Hispanic programming packages. Accordingly, management believes WAPA America is well positioned to benefit from growth in subscribers.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Management discussion and analysis of WAPA's financial condition and results of operations is based upon the amounts reported in WAPA's consolidated financial statements which have been prepared in accordance with generally accepted accounting principles.

        The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those reported amounts. The significant accounting policies, outlined in Note 1, "Summary of Significant Accounting Policies," to the consolidated financial statements contained elsewhere in this prospectus, are integral to an understanding of WAPA's management's discussion and analysis.

        On an on-going basis, WAPA evaluates its estimates, including those used for allowance for doubtful accounts in receivables, amortization and impairment of program rights and intangible assets, valuation of goodwill and intangible assets, and income taxes. WAPA bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Principles of Consolidation

        The consolidated financial statements include our accounts and the accounts of our subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Accounts Receivable

        Accounts receivable consist of short-term receivables that arise in the normal course of business. WAPA performs ongoing credit evaluations of its customers' financial condition. Past due receivables do not accrue interest.

        Accounts receivable are carried at the original charge amount less an estimate made for doubtful receivables. Management determines the allowance for doubtful accounts based upon prior experience and its assessment of the collectability of specific accounts. Uncollectible accounts receivable are written off when management determines that all reasonable collection efforts have been exhausted. Accounts that have previously been written off and subsequently recovered are recorded when received. Bad debt (recoveries) expense for the years ended December 31, 2012, 2011 and 2010 amounted to ($10,000), $202,000 and $44,000, respectively.

Programming Rights

        WAPA enters into multi-year license agreements with various programming distributors for distribution of their respective programming ("programming rights") and capitalizes amounts paid to secure or extend these programming rights at the lower of unamortized cost or estimated net realizable value. If management estimates that the unamortized cost of its programming rights exceeds their estimated net realizable value, WAPA will write down its programming rights. No such write down was deemed necessary during 2012, 2011 or 2010. WAPA amortizes these programming rights over the term of the related license agreements. The amortization of these rights is recorded as part of cost of revenues in the accompanying statements of income. Costs incurred in connection with the purchase of programs to be broadcast within one year are classified as current assets, while costs of those programs to be broadcast subsequently are considered noncurrent. Program obligations are classified as current or non-current in accordance with the payment terms of the license agreement.

Goodwill and Other Intangibles

        WAPA's goodwill was recorded as a result of WAPA's business combinations using the acquisition method of accounting. Indefinite lived intangible assets include broadcast licenses, and a trademark. Other intangible assets include customer relationships with an estimated useful life of ten years. Other intangible assets are amortized over their estimated lives using the straight-line method. Costs incurred to renew or extend the term of recognized intangible assets are capitalized and amortized over the useful life of the asset.

        WAPA tests its broadcast license annually for impairment or whenever events or changes in circumstances indicate that such assets might be impaired. The impairment test consists of a comparison of the fair value of these assets with their carrying amounts using a discounted cash flow valuation method, assuming a hypothetical start-up scenario.

        WAPA tests its goodwill annually for impairment or whenever events or changes in circumstances indicate that goodwill might be impaired. The first step of the goodwill impairment test compares the fair value of WAPA with its carrying amount, including goodwill. The fair value of WAPA is determined through the use of a discounted cash flow analysis incorporating variables such as revenue projections, projected operating cash flow margins, and discount rates. The variables used in the analysis reflect historical market growth trends.

        The valuation assumptions used in the discounted cash flow model reflect historical performance of WAPA and prevailing values in the markets for broadcasting properties. If the fair value exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of goodwill with the carrying amount of that goodwill. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss shall be recognized in an amount equal to that excess.

        WAPA tests its other indefinite lived intangible assets annually for impairment or whenever events or changes in circumstances indicate that such assets might be impaired. This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value.

Income Taxes

        WAPA considers future taxable income and feasible tax planning strategies in assessing the need for establishing or removing a valuation allowance. WAPA records or subsequently removes a valuation allowance to reflect its deferred tax assets to an amount that is more likely than not to be realized. In the event that WAPA's determination changes regarding the realization of all or part of its deferred tax assets in the future, an adjustment to the deferred tax asset is recorded to WAPA's consolidated statement of operations in the period in which such a determination is made.

Recent Accounting Pronouncements

        In June 2011, there were revisions to the accounting standard for reporting comprehensive income, which requires the presentation of the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. WAPA elected to present this information in a separate statement following the consolidated statement of income. The revisions are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and should be applied retrospectively. WAPA adopted this guidance effective January 1, 2012, and the adoption did not have an impact on the consolidated financial position or results of operations.

        In July 2012, the Financial Accounting Standards Board (FASB) issued guidance that is intended to reduce the cost and complexity of the annual impairment test for indefinite-lived intangible assets other than goodwill by providing entities an option to perform a qualitative assessment to determine whether a quantitative impairment test is necessary. The revised standard is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, but early adoption is permitted. WAPA does not expect that this guidance will have a material effect on WAPA's consolidated financial position, results of operation and cash flows.

        In October 2012, the Financial Accounting Standards Board (FASB) issued guidance that aligns the guidance on fair value measurements in the impairment test of unamortized film costs with the guidance on fair value measurements in other instances within U.S. GAAP. For SEC filers, the amendments are effective for impairment assessments performed on or after December 15,2012. For all other entities, the amendments are effective for impairment assessments performed on or after December 15, 2013. WAPA adopted this guidance effective December 31, 2012, and the adoption did not have a material impact on the consolidated financial statements.

CONSOLIDATED RESULTS OF OPERATIONS

Comparison of Consolidated Operating Results for the Year Ended December 31, 2012 and the Year Ended December 31, 2011

	Year Ended December 31,
			$ Change Favorable/ (Unfavorable)	% Change Favorable/ (Unfavorable)
(Dollars in thousands)	2012	2011
Net Revenues	$71,367	$60,797	$10,570	17.4%
Operating Expenses
Cost of revenues	32,409	28,985	(3,424)	(11.8)%
Selling, general and administrative	13,667	13,025	(642)	(4.9)%
Depreciation and amortization	3,723	3,425	(298)	(8.7)%
Other expenses	703	—	(703)	NM
Gain on disposition of assets	(1)	(39)	(38)	(98.3)%

Total operating expenses	50,501	45,396	(5,105)	(11.2)%

Operating Income	20,866	15,401	5,465	35.5%

Other Expenses
Interest expense, net	(3,501)	(3,627)	125	3.5%
Other expense, net	(50)	(187)	137	73.3%

	(3,551)	(3,814)	262	6.9%

Income before income taxes	17,315	11,588	5,727	49.4%
Income tax expense	(6,285)	(3,984)	(2,302)	57.8%

Net Income	$11,030	$7,604	$3,426	45.1%

NM = not meaningful

Net Revenues

        For the year ended December 31, 2012, net revenues increased $10.6 million, or 17%, as compared to the same period in 2011, due to an increase in net advertising revenue at WAPA PR due primarily to political advertising, an increase in advertising revenue at WAPA America as a result of having grown its distribution, and an increase in retransmission and subscriber fees at WAPA PR and WAPA America.

Operating Expenses

        For the year ended December 31, 2012, operating expenses increased $5.1 million, or 11%, as compared to the same period in 2011, as a result of changes in the following areas:

        Cost of Revenues:    Cost of revenues consists primarily of programming and production costs, programming amortization and distribution costs. Cost of revenues increased $3.4 million, or 12%, due primarily to the launch of a new reality television program, coverage of the political elections, the acquisition of sports media rights, and an increase in programming amortization.

        Selling, General and Administrative:    Selling, general and administrative expenses consist principally of promotion and research, corporate employee costs, and other general administrative costs. Selling, general and administrative expenses increased $0.6 million, or 5%, due in part to increases in insurance, payroll taxes and utility expenses.

        Depreciation and Amortization:    Depreciation and amortization expense consists of depreciation of fixed assets and amortization of intangibles. Depreciation and amortization expense increased

$0.3 million, or 9%, due primarily to an increase in capital expenditures related to WAPA PR's upgrade of its production facilities to high definition in 2012.

        Other Expenses:    Other expenses, which include transaction and other non-recurring expenses, were $0.7 million, as there were no transaction related expenses in 2011.

        Gain on Disposition of Assets:    Gain on disposition of assets decreased $38K due to lower gains on sales of equipment no longer used in the WAPA's operations.

Operating Income

        For the year ended December 31, 2012, operating income increased $5.5 million, or 36%, as compared to the same period in 2011.

Other Expenses

        Other expenses decreased $0.3 million, or 7%, due primarily to a decrease in the fair value of the interest rate swap.

Income Tax Expense

        Income tax expense increased $2.3 million, or 58%, due to a 49% increase in income before income taxes.

Net Income

        For the year ended December 31, 2012, net income increased $3.4 million, or 45%, as compared to the same period in 2011.

Comparison of Consolidated Operating Results for the Year Ended December 31, 2011 and the Year Ended December 31, 2010

	Year Ended December 31,
			$ Change Favorable/ (Unfavorable)	% Change Favorable/ (Unfavorable)
(Dollars in thousands)	2011	2010
Net Revenues	$60,797	$54,615	$6,182	11.3%
Operating Expenses
Cost of revenues	28,985	25,450	(3,535)	(13.9)%
Selling, general and administrative	13,025	11,806	(1,219)	(10.3)%
Depreciation and amortization	3,425	3,125	(300)	(9.6)%
Loss (gain) on disposition of assets	(39)	399	438	109.7%

Total operating expenses	45,396	40,781	(4,615)	(11.3)%

Operating income	15,401	13,835	1,567	11.3%

Other Expenses
Interest expense, net	(3,627)	(1,704)	(1,923)	(112.9)%
Other expense, net	(187)	(50)	(137)	(274.1)%

	(3,814)	(1,754)	(2,060)	(117.5)%

Income before income taxes	11,588	12,081	(493)	(4.1)%
Income tax (expense) benefit	(3,984)	18,952	(22,935)	(121.0)%

Net income	$7,604	$31,033	$(23,429)	(75.5)%

Net Revenues

        For the year ended December 31, 2011, net revenues increased $6.2 million, or 11%, as compared to the same period in 2010, due primarily to an increase in net advertising revenue as a result of an increase in television ratings at WAPA PR, and increase in subscriber fees due primarily to new system launches of WAPA America.

Operating Expenses

        For the year ended December 31, 2011, operating expenses increased $4.6 million, or 11%, as compared to the same period in 2010, as a result of changes in the following areas:

        Cost of Revenues:    Cost of revenues increased $3.5 million, or 14%, due primarily to the production of a reality television program, which was produced for the first time in 2011.

        Selling, General and Administrative:    Selling, general and administrative expenses increased $1.2 million, or 10%, due primarily to increases in the management services fee charged by the WAPA Member to WAPA, the cost of television ratings measurement services, insurance, payroll taxes and utilities.

        Depreciation and Amortization:    Depreciation and amortization expense increased $0.3 million, or 10%, due primarily to the full year impact of an increase in capital expenditures related to the build out of WAPA America's technical operations at WAPA PR's production facility in Puerto Rico during the second half of 2010.

        Loss (Gain) on Disposition of Assets:    Gain on disposition of assets increased $0.4 million as a result of a gain on sales of equipment in 2011 compared with a write-off of assets in 2010.

Operating Income

        Operating income for the year ended December 31, 2011, increased $1.6 million, or 11%, as compared to the same period in 2010.

Other Expenses

        Other expenses increased $2.1 million, or 117%, due primarily to an increase in interest expense due to a higher average term loan balance as a result of the refinancing completed in March 2011.

Income Tax Expense

        Income tax expense for the year ended December 31, 2011, was $4.0 million, as compared to an income tax benefit of $19.0 million in 2010, due primarily to the reversal of the deferred tax valuation allowance in 2010.

Net Income

        Net income for the year ended December 31, 2011, decreased $23.4 million, or 75%, as compared to the same period in 2010, due to higher operating income offset by higher income tax expense.

LIQUIDITY AND CAPITAL RESOURCES

Sources and Uses of Cash

        WAPA's principal sources of cash are cash on hand, cash flows from operating activities and borrowing capacity available under its revolving credit facility. As of December 31, 2012, WAPA had $10.1 million of cash on hand and $10.0 million available to borrow under the revolving credit facility as compared to $10.2 million of cash on hand and $10.0 million available to borrow under the revolving credit facility as of December 31, 2011.

        WAPA's primary uses of cash include the production and acquisition of programming, operational costs, personnel costs, interest payments on its outstanding debt and income tax payments.

        Management believes cash on hand, cash flow from operations and availability under the credit facility will be sufficient to meet its current contractual financial obligations and to fund anticipated working capital and capital expenditure requirements for existing operations. WAPA's current financial obligations include maturities of debt, operating lease obligations and other commitments from ordinary course of business that require cash payments to vendors and suppliers.

Cash Flows

	Years Ended December 31,
(in thousands of dollars)	2012	2011	2010
Cash provided by (used in):
Operating Activities	$16,489	$13,620	$15,776
Investing Activities	(3,750)	(2,083)	(3,786)
Financing Activities	(12,838)	(6,456)	(9,375)

Net increase (decrease) in Cash and Cash Equivalents	$(98)	$5,082	$2,614

Comparison for the Year Ended December 31, 2012 and the Year Ended December 31, 2011

Operating Activities

        Cash provided by operating activities is primarily driven by WAPA's net income, adjusted for non-cash items and changes in working capital. Non-cash items consist primarily of depreciation of property and equipment, amortization of intangibles, programming amortization, amortization of deferred financing costs, deferred taxes and provision for bad debts.

        Net cash provided by operating activities for the year ended December 31, 2012, was $16.5 million, an increase of $2.9 million, as compared to the same period in 2011, due primarily to a $3.4 million increase in net income and a $0.6 million increase in non-cash items, offset partly by a $1.2 million increase in net working capital. Non-cash items increased primarily due to a $1.4 million increase in programming amortization, a $0.3 million increase in depreciation and amortization, and a $0.2 million increase in amortization of deferred financing fees, offset by a $1.1 million decrease in deferred taxes and a $0.2 million decrease in the provision for bad debts.

Investing Activities

        Net cash used in investing activities for year ended December 31, 2012, was $3.7 million, an increase of $1.7 million, as compared to the same period in 2011, due primarily to an increase in capital expenditures as a result of WAPA PR's upgrade of its production facilities to high definition in 2012.

Financing Activities

        Net cash used in financing activities for the year ended December 31, 2012, was $12.8 million, an increase of $6.4 million, as compared to the same period in 2011, due to an increase in repayments of the term loan of $5.7 million and a decrease in proceeds from the new term loan of $19.2 million, offset by a decrease in distributions paid to the WAPA Member of $18.5 million.

Comparison for the Year Ended December 31, 2011 and the Year Ended December 31, 2010

Operating Activities

        Cash provided by operating activities is primarily driven by WAPA's net income, adjusted for non-cash items and changes in working capital. Non-cash items consist primarily of depreciation of property and equipment, amortization of intangibles, programming amortization, amortization of deferred financing costs, deferred taxes and provision for bad debts.

        Net cash provided by operating activities for the year ended December 31, 2011, was $13.6 million, a decrease of $2.2 million, as compared to the same period in 2010, due primarily to a $23.4 million decrease in net income and a $1.7 million increase in net working capital, offset in part by a $23.0 million increase in non-cash items. Non-cash items increased primarily due to a $22.6 million increase in deferred taxes.

Investing Activities

        Net cash used in investing activities for the year ended December 31, 2011, was $2.1 million, a decrease of $1.7 million, as compared to the same period in 2010, due to a $1.7 million decrease in capital expenditures as a result of the completion of the build out of WAPA America's technical operations at WAPA PR's production facility in Puerto Rico 2010.

Financing Activities

        Net cash used in financing activities for the year ended December 31, 2011, was $6.5 million, a decrease of $2.9 million, as compared to the same period in 2010, due to a decrease in repayments of the term loan and line of credit of $7.7 million, offset in part by a distribution to shareholders in March 2011 of $24.0 million funded in large part by proceeds from the new term loan of $19.2 million.

Discussion of Indebtedness

        On March 31, 2011, WAPA entered into a loan agreement with various financial institutions, of which The Bank of Nova Scotia and RBC Capital Markets acted as joint lead arrangers, that included a $66,000,000 term loan and a $10,000,000 revolving credit line with a maturity of March 31, 2016 (the "WAPA Loan Agreement"). The proceeds from the term loan were used to repay an existing term loan, to finance a distribution to the WAPA Member, and to pay fees and expenses associated with the financing.

        The loan bears interest at London InterBank Offered Rate (LIBOR) rate plus an applicable LIBOR rate margin, or at a base rate plus an applicable based rate margin (3.80% for the quarter ended December 31, 2012). The applicable margins may be amended from time to time based upon the consolidated leverage ratio for the last day of the most recent fiscal quarter. The term loan is payable on quarterly due dates commencing July 15, 2011 and a final installment on March 31, 2016.

        In 2012, WAPA made principal payments of $7.4 million.

        On April 13, 2011, WAPA entered into a two year interest rate swap with an initial notional amount of $33,000,000 to receive interest at a variable rate equal to three (3) months LIBOR and to pay interest at fixed rate of 1.143%. The interest swap agreement expires on April 15, 2013.

        The WAPA Loan Agreement contains certain covenants that limit the ability to incur additional indebtedness, pay dividends or make other payments, make loans and investments, sell assets, incur certain liens, enter into transactions with affiliates, and consolidate, merge or sell assets.

        WAPA may pay cash dividends and distributions (other than management or similar fees) to their equityholders, so long as (i) no default under the WAPA Credit Agreement shall have occurred and be continuing or would result therefrom, (ii) the consolidated leverage ratio (as defined in the WAPA Credit Agreement and on a pro forma basis after giving effect to all such dividends or distributions) is less than 3.25 to 1.00, (iii) the administrative agent shall have received all financial statements and other information then required to be delivered for the most recently ended fiscal year and fiscal quarter, and (iv) the amount does not exceed (a) excess cash flow for the preceding fiscal year minus (b) the amount of the prepayment required to be made in respect of such excess cash flow, provided that the amount then available to be drawn under the revolving credit loans, together with free cash on hand of the credit parties, shall be at least equal to $5,000,000.

        In connection with the Transaction, no amendment is necessary with respect to the WAPA Loan Agreement. As of December 31, 2012, WAPA was in compliance with the financial covenants of the WAPA Loan Agreement. The WAPA Loan Agreement will remain outstanding after the consummation of the Transaction.

Contractual Obligations

        WAPA's contractual obligations as of December 31, 2012 are as follows:

As of December 31, 2012	Total	Less than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
(Dollars in thousands)
Long-term debt obligations, including current portion(1)	$57,012	$4,608	$19,536	$32,868	$—
Operating lease obligations	319	154	158	7	—
Other Commitments	3,508	2,218	1,248	36	6

Total	$60,839	$6,980	$20,942	$32,912	$6

(1)
Excludes interest related to the debt.

OFF-BALANCE SHEET ARRANGEMENTS

        WAPA does not have any off-balance sheet financing arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        WAPA is exposed to the impact of changes in interest rates primarily through its term loan, on which pays a variable-rate of interest. As of December 31, 2012 total outstanding balance on the term loan was of $57.0 million and the revolving credit facility of $10 million was fully undrawn. In the event of an increase in the interest rate of 100 basis points, assuming a principal of $57.0 million and no offset from the interest rate swap, WAPA would incur an increase in interest expense of $0.6 million per year. Such potential increases or decreases are based on certain simplifying assumptions, including a constant level of debt, no interest rate swap or hedge in place, and an immediate, across-the-board increase or decrease in the level of interest rates with no other subsequent changes for one year. WAPA's risk management policy is to use derivative financial instruments, as appropriate, to manage the interest expense related to the debt with variable interest rates.

INFORMATION ABOUT CINELATINO

        Cinelatino is the leading Spanish-language cable movie network with approximately 12 million subscribers across the U.S., Latin America and Canada. Cinelatino is programmed with a lineup featuring what it believes to be the best contemporary films and original television series from Mexico, Latin America, the U.S. and Spain. Cinelatino is the only Spanish-language movie network focused on premium, contemporary films. Driven by the strength of its programming and distribution, Cinelatino is the #2-Nielsen rated Spanish-language cable television network in the U.S.

        Cinelatino is distributed by all major U.S. cable, satellite and telecommunications operators on Hispanic program packages, and by many Latin American distributors, generally on basic video packages. Hispanic packages distributed in the U.S. generally consist of 20 or more Spanish-language channels, such as WAPA America, CNN en Español, Discovery en Español, History en Español, ESPN Deportes and Fox Deportes.

        Cinelatino is currently commercial-free and generates 100% of its revenue through subscriber fees pursuant to multi-year distribution agreements.

        In 2007 InterMedia Cine acquired a 50% economic interest in Cinelatino from MVS Cine Latino, S.A. de C.V. Shortly thereafter, Cinelatino hired James M. McNamara, the former CEO of Telemundo, as Chairman. Concurrently, Mr. McNamara acquired a 5.0% interest. Immediately prior to the transactions contemplated hereby, each of Cinema Aeropuerto, a wholly-owned subsidiary of MVS, and InterMedia Cine had a 47.5% ownership interest in Cinelatino.

  Key Historical Initiatives:

        Since InterMedia Cine's acquisition of its economic interest in Cinelatino, management has implemented a number of significant initiatives to improve performance at Cinelatino. These initiatives have had a significant positive impact on revenues and EBITDA. Such strategic and operational initiatives include

  •
  Launched separate U.S. and Latin American feeds.

  •
  Increased investment in programming by acquiring an average of 187 titles in each of 2009 - 2012, an increase of 42% since 2007.

  •
  Created updated, premium on-air look and graphics.

  •
  Grew distribution in the U.S., Latin America and Canada from 6 million subscribers in 2007 to 12 million subscribers in 2012.

  •
  Launched original movie productions.

  Key Strategies and Growth Opportunities:

  •
  Grow U.S. distribution. Cinelatino believes it is well-positioned to benefit from the significant growth in the U.S. Hispanic population and related growth in U.S. Hispanic cable television subscribers.

  •
  Significant advertising opportunity in the U.S.

  •
  New system launches in key markets in Latin America.

  •
  Cinelatino believes it is well-positioned to benefit from significant growth in pay-TV subscribers throughout Latin America.

  •
  Monetize digital rights.

CINELATINO

  Overview

        Cinelatino is the leading Spanish-language cable movie network with approximately 12 million subscribers across the U.S., Latin America and Canada. Cinelatino is programmed with a lineup featuring contemporary films and original television series from Mexico, Latin America, the U.S. and Spain. Cinelatino was launched in Mexico in 1993, and introduced into the U.S. in 1995. Cinelatino is headquartered in Coral Gables, and the network operations, as well as satellite and uplinking services are provided by MVS in Mexico City. Cinelatino is very well positioned to benefit from the growth in the U.S. Hispanic population.

        The large and growing U.S. Hispanic population represents the largest minority group in the U.S. and 16% of the total U.S. population. As of the 2010 Census, 50 million Hispanics resided in the United States, which represents an increase of 15 million people or 43% between 2000 and 2010. U.S. Hispanics also represent the second largest Hispanic economy in the world after Mexico. More than half of the growth in the total U.S. population between 2000 and 2010 was attributable to the increase in the Hispanic population. The Hispanic population is expected to grow to 64 million by 2020, an increase of 26%.

        Cinelatino believes its programming is strategically aligned with the viewing preference of U.S. Hispanics. In 2011, Hispanics had the highest per capita movie attendance, visiting theaters on average 5.3 times per year compared to under 4 times for the overall population. Hispanics make up 16% of the total U.S. population and 22% of movie ticket sales. Cinelatino's robust movie lineup makes Cinelatino an important and attractive destination for television viewing. Spanish remains the preferred language in the homes of most U.S. Hispanics, and this powerfully influences television viewing habits. According to Nielsen, approximately 61% of Hispanics aged 18 and over prefer to speak Spanish in their homes. Spanish-dominant or bilingual homes comprise about 66% of U.S. Hispanic households, and these homes exhibit a strong preference to watch television in their native language. Spanish-dominant households view 78% of television in Spanish and bilingual homes view about 50% in Spanish.

        Driven by the strength of its programming and distribution, Cinelatino is the #2-Nielsen rated Spanish-language cable television network in the U.S. As a result, Cinelatino believes it is well-positioned to capitalize on the sizable and growing U.S. Hispanic television advertising market.

  Strong Ratings Performance—Primetime

        Full-Year 2012, M-Sun 9:00PM - 3:00AM ET (6:00PM - 12:00AM PT)

Hispanic HHs

  Programming

        Cinelatino's programming is distributed to the U.S. and Latin America via two distinct feeds, which allows it to tailor its programming strategy specifically to each audience. With a dedicated feed for the U.S., Cinelatino has been able to acquire titles for the U.S., even if the title is unavailable in Latin America, thereby expanding its acquisition opportunities for the U.S. market and enabling Cinelatino to deliver a "red carpet" experience to its U.S. subscribers. Cinelatino frequently offers movies to its viewers within weeks following their theatrical release in their home country. The dedicated U.S. feed has been critical to Cinelatino's ratings success.

        Cinelatino's programming acquisition strategy is specifically intended to provide the audience with the broadest selection of the highest grossing box office films across all of the popular genres, from Mexico and all other Latin American countries which have significant populations in the U.S., including Puerto Rico, Dominican Republic, Colombia and Venezuela. Consistent with its programming strategy, Cinelatino has acquired the rights to the majority of the highest grossing box office films in Mexico each year from 2007 to 2012. In a typical year, Cinelatino acquires 160-200 titles across 18 Latin American countries from 53 distributors, and has an expansive library of over 400 of the best Spanish-language titles from suppliers across the globe. Cinelatino believes it is the only U.S. cable movie network programmed with the top titles from these countries, and, as a result, has built tremendous loyalty from these viewers. In addition, Cinelatino has longstanding relationships with major U.S. studios such as Warner Brothers, Lionsgate, Sony, Walt Disney Studios and MGM and acquires titles relevant to the Hispanic audience.

        The Spanish-language film industry is highly fragmented. Unlike the U.S., where a small number of major movie studios produce and/or distribute the overwhelming majority of theatrical films released each year, an organized and formal Spanish-language movie studio system does not exist within Mexico, or more broadly throughout all of Latin America. The absence of an organized film industry is attributable in part to the limited opportunities for theatrical releases for most Spanish-language titles outside of their home market. The cost of marketing theatrical releases makes international theatrical distribution impractical. As a result, Cinelatino often provides the first window for U.S. audiences to see these movies. This distinguishes Cinelatino from English-language premium movie channels, such as HBO and Showtime, which air movies during a much later distribution window subsequent to their theatrical release (often a year or so), as well as release on home video and pay per view. Cinelatino secures the first window as the only television network licensing current Spanish-language movies consistently and in significant quantities for the U.S. and Latin American markets, allowing Cinelatino to serve as a "one-stop shop" and providing it with a unique advantage.

        Cinelatino has expanded its programming variety by licensing exclusive first run television series. Cinelatino believes its series all share extremely high production values, promotable stars and compelling stories. These original series provide Cinelatino with high quality and repeatable content that can also be aired in multiple formats (single episodes, double episodes and feature length packaging).

  Distribution

        Cinelatino has grown to be one of the most widely distributed Spanish-language cable networks, distributed to over 4 million U.S. subscribers and to nearly 8 million Latin American subscribers. Cinelatino is distributed on Hispanic programming packages in the U.S. and generally on basic video packages internationally. While the U.S. represents approximately 35% of Cinelatino's subscriber base, 82% of Cinelatino's 2012 revenues were derived from U.S. distributors.

        More than half the growth in the total population of the United States between 2000 and 2010 attributable to the increase in the Hispanic population. As of the 2010 U.S. Census, 50 million Hispanics resided in the United States, which represents an increase of 15 million people, or 43%, between 2000 and 2010. U.S. Hispanics represent the second largest Hispanic economy in the world. U.S. Hispanic television households grew from 11.6 million households in 2006 to 14.1 million households in 2012, an increase of over 21%, dramatically outpacing overall U.S. television household growth of only 3%. Hispanic television households are projected to grow 9% from 2012 to 2014, equating to 1.3 million new Hispanic television households. Strong growth in Hispanic television households in the U.S. is expected to continue, driven by the forecasted significant growth in the U.S. Hispanic population to 64 million by 2020. The continuing rapid growth of Hispanic television households creates a significant opportunity to reach an attractive audience at a time when overall television household growth in the U.S. is more modest.

        Hispanic pay-TV subscribers are expected to grow significantly, driven not only by the rapid growth in Hispanic television households, but also by increased penetration of pay-TV among Hispanics. Hispanic pay-TV subscribers increased 35% from 2006 to 2012, growing from 8.8 to 11.9 million subscribers, five times the 7% increase in overall U.S. subscribers during the same period. This 35% growth also significantly over-indexes the 21% Hispanic television household growth during the same period.

        Subscribers to Hispanic programming packages in the U.S. increased by approximately 60%, from 2.6 million to 4.2 million subscribers from 2006 to 2012. Hispanic programming package subscribers represented 30% of Hispanic pay-TV households in 2006 and 35% in 2012. In an effort to capitalize on the strong growth of the U.S. Hispanic population, pay-TV distributors have been more aggressively marketing Hispanic programming packages. Cinelatino expects to capitalize on this strong growth.

        Cinelatino's nearly 8 million Latin American subscribers are distributed among 15 countries throughout Latin America. Cinelatino is presently distributed to only 21% of total pay-TV subscribers throughout Latin America (excluding Brazil), representing a significant growth opportunity. Cinelatino is a top-rated network on one of the major satellite operators in Mexico (see chart below). Cinelatino believes the network's content has widespread appeal throughout Latin America, and therefore will grow distribution throughout the region.

  Mexico—Top Rated Cable Networks(1)

  Full-Year 2012, M-Sun 6:00PM - 1:00AM

Households

(1)
Ratings sourced from major satellite operator in Mexico. Excludes children's programming channels.

MVS Service Agreements

        MVS was founded in 1976, and is one of the largest media and telecommunications conglomerates in Mexico, with a presence in television, broadband, mobile telecom, radio and publishing. Through its subsidiaries, MVS operates several cable channels in Mexico and throughout Latin America. In 2008, MVS partnered with DISH Network to create DISH Mexico, a satellite television service in Mexico. MVS provides operational and technical expertise to Cinelatino pursuant to the following agreements:

  Satellite and Support Services Agreement

        Cinelatino contracts with MVS for satellite and support services including origination, uplinking and satellite delivery of two feeds of Cinelatino's channel (for U.S. and Latin America), master control and monitoring, dubbing, subtitling and close captioning, and other support services. MVS provides such services from their broadcast facilities in Mexico City, and total expenses incurred by Cinelatino for the years ended December 31, 2012, 2011 and 2010 amounted to approximately $2,836,000, $3,565,000 and $3,814,000, respectively. This agreement expires on August 1, 2017.

  Distribution Agreement

        At the time of InterMedia Cine's investment in Cinelatino, Cinelatino entered into a Distribution Agreement providing MVS with the exclusive right to negotiate the terms of the distribution and exhibition of Cinelatino with cable, satellite and telecommunications operators throughout the U.S. Pursuant to the agreement, Cinelatino pays MVS a percentage of affiliate fees received from U.S. distributors, which totaled $2,458,000, $2,398,000, and $2,355,000 for the years ended 2012, 2011 and 2010, respectively. Upon consummation of the Transaction, this agreement will terminate with an effective date of January 1, 2013.

  Master License Agreement

        At the time of InterMedia Cine's investment in Cinelatino, Cinelatino entered into a Master License Agreement providing MVS with the exclusive rights to distribute and exhibit Cinelatino via cable, satellite or by any other means in Latin America and Mexico. Pursuant to the agreement, Cinelatino receives revenue net of MVS's distribution fees, which is presently equal to 13.5% of all license fees collected from distributors in Latin America and Mexico. Total revenues recognized by Cinelatino for the years ended December 31, 2012, 2011 and 2010 amounted to approximately $2,496,000, $2,194,000 and $1,885,000, respectively. Upon consummation of the Transaction, this agreement will be amended such that MVS' rights to duplicate, distribute and exhibit Cinelatino's service will be non-exclusive on a going forward basis (except with respect to pre-existing distribution arrangements between MVS and third party distributors that are effective at the time of the amendment). Management believes that the amendment to this agreement will not impact Cinelatino's current distribution, and should enhance Cinelatino's ability to drive new distribution in Latin America.

  Dish Mexico Affiliation Agreement

        Cinelatino is party to a six-year affiliation agreement with DISH Mexico through December 2014 for the distribution and exhibition of Cinelatino's programming service through DISH Mexico. Total revenues recognized for the years ended December 31, 2012, 2011 and 2010 amounted to approximately $1,702,000, $1,569,000, and $1,250,000, respectively. Upon consummation of the Transaction, this agreement will be amended such that the term will be extended until August 1, 2017. This agreement is non-exclusive and does not restrict Cinelatino from being distributed by other distributors unaffiliated with MVS.

COMPETITION

        Cinelatino broadly competes for distribution and for viewership with broadcast and cable television networks in the U.S. More specifically, Cinelatino competes for distribution and for viewership with other broadcast networks targeting Hispanics in the United States such as Univision and Telemundo and other cable networks such as CNN en Español, Discovery en Español, History en Español, ESPN Deportes and Fox Deportes. Cinelatino also competes for distribution and for viewership with other channels offering Spanish-language movie programming. Competitors include De Pelicula/De Pelicula Clasico, Cine Estelar/Cine Nostalgia and Viendo Movies. These other movie channels are generally programmed with older and/or lower budget movies. Cinelatino is the only Spanish-language movie network focused on premium, contemporary films. With over 4 million U.S. subscribers, Cinelatino has the largest subscriber base of any Spanish-language cable television movie network.

        Certain technological advances, including the increased deployment of fiber optic cable, are expected to allow cable and telecommunication video service providers to continue to expand both their channel and broadband distribution capacities and to increase transmission speeds. In addition, the ability to deliver content via new methods and devices is expected to increase substantially. The impact of such added capacities is hard to predict, but the development of new channels of content distribution could lead to increased competition for viewers by facilitating the emergence of additional channels and mobile and internet platforms through which viewers could view programming that is similar to that offered by Cinelatino.

INTELLECTUAL PROPERTY

        Cinelatino's intellectual property assets principally include copyrights in television programming, websites and other content, trademarks in brands, names and logos, domain names and licenses of intellectual property rights of various kinds. The protection of Cinelatino's brands and content is of primary importance to its success. To protect its intellectual property assets, Cinelatino relies upon a combination of copyright, trademark, unfair competition, trade secret and Internet/domain name statutes and laws and contract provisions. However, there can be no assurance of the degree to which these measures will be successful in any given case.

GOVERNMENT REGULATION

        Cinelatino's cable network operations are subject to and affected by various statutes and government regulations, as well as certain U.S. federal government authorities. Cinelatino's foreign operation are also subject to additional laws and regulations. The rules, regulations, policies and procedures affecting Cinelatino's businesses are constantly subject to change. The "Government Regulation of Hemisphere" section of this document, beginning on page 87 contains a summary of certain government regulations that may affect Cinelatino's operations. That information is summary in nature and does not purport to describe all present and proposed laws and regulations affecting Cinelatino's businesses, particularly its foreign operations. Reference should be made to the Communications Act, other legislation, FCC rules, public notices, and rulings for further information concerning the nature and extent of the FCC's regulatory authority. FCC laws and regulations are subject to change, and Cinelatino generally cannot predict whether new legislation, court action or regulations, or a change in the extent of application or enforcement of current laws and regulations, would have an adverse impact on its operations.

LEGAL PROCEEDINGS

        From time to time, Cinelatino may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm Cinelatino's business. Cinelatino is not presently a party to any litigation, nor to the knowledge of management is any litigation threatened against Cinelatino, which may materially affect it.

REAL PROPERTY

        The following table sets forth Cinelatino's principal place of business:

Location	Description	Area (Square Feet)
Coral Gables, Florida	Headquarters	525

        Cinelatino currently occupies office space that is leased pursuant to a long-term lease facility by InterMedia Advisors, LLC. Cinelatino pays the lessor directly for its allocable cost of such lease.

        Cinelatino believes its current facilities are adequate to meet its needs in the foreseeable future. If necessary, Cinelatino may, from time to time, downsize current facilities or lease additional facilities for its activities.

EMPLOYEES

        As of December 31, 2012, Cinelatino had approximately 5 full-time employees in the U.S., including employees who work as consultants. None of Cinelatino's employees are covered by a collective bargaining agreement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CINELATINO

        The following discussion and analysis summarizes Cinelatino's financial condition and operating performance and should be read in conjunction with its historical financial statements and notes thereto included elsewhere in this prospectus.

        Significant components of management's discussion and analysis of results of operations and financial condition for Cinelatino include:

  •
  Overview and Strategy.  The overview section provides a summary of Cinelatino's business and business trends, outlook and strategy.

  •
  Results of Operations.  The results of operations section provides an analysis of Cinelatino's results on a basis for the year ended December 31, 2012 compared to the year ended December 31, 2011 and for the year ended December 31, 2011 compared to the year ended December 31, 2010.

  •
  Liquidity and Capital Resources.  The liquidity and capital resources section provides a discussion of Cinelatino's cash flows for the year ended December 31, 2012 compared to the year ended December 31, 2011 and for the year ended December 31, 2011 compared to the year ended December 31, 2010.

OVERVIEW

        Cinelatino, a Delaware corporation, is a leading Spanish-language cable television movie network, distributed in the U.S., Latin America and Canada. Cinelatino is programmed with a lineup featuring contemporary films and original television series from Mexico, Latin America, the U.S. and Spain. Cinelatino is the #2-rated Spanish-language pay-TV channel in the U.S., driven by the strength of its programming. Cinelatino's programming is distributed to the U.S. and Latin America via two distinct feeds, which allow it to tailor its programming strategy specifically to each audience.

        Cinelatino is currently commercial-free and generates most of its revenue through subscriber fees received from cable, satellite and telecommunications operators distributing the network pursuant to multi-year distribution agreements that provide for monthly subscriber fees. With over 80% of Cinelatino's 2012 revenues derived from U.S. distributors, management has strategically acquired earlier exhibition windows for many of its titles for the U.S., thereby enhancing the value of the network and the programming it offers to its rapidly growing target audience.

        Management expects Cinelatino to benefit from significant growth in subscribers, as the U.S. Hispanic population continues to grow rapidly. As of the 2010 U.S. Census, 50 million Hispanics resided in the United States, which represents an increase of 15 million people, or 43%, between 2000 and 2010, and is expected to grow to 64 million by 2020. Similarly, Hispanic television households are projected to grow from 14.1 million in 2012 to 15.4 million in 2014, and increase of 9% or 1.3 million new Hispanic television households. In an effort to capitalize on the strong growth of the U.S. Hispanic population and Hispanic television households, pay-TV distributors have been more aggressively marketing Hispanic programming packages. Accordingly, management believes Cinelatino is well positioned to benefit from growth in subscribers.

        Similarly, management expects Cinelatino to benefit from significant growth in Latin America. Fueled by a sizeable and growing population, a strong macroeconomic backdrop and rising disposable incomes, as well as investments in network infrastructure resulting in improved service and performance, pay-TV subscribers in Latin America (excluding Brazil) are projected to grow from 34 million in 2011 to 48 million in 2016, representing a 7% compounded annual growth rate. Furthermore, with approximately 8 million subscribers in Latin America, Cinelatino is presently distributed to only 21% of total pay-TV subscribers throughout Latin America. Accordingly, growth through new system launches represents a significant growth opportunity. Cinelatino is a top-rated network and management believes the network's content has widespread appeal throughout Latin America, and therefore will be able grow distribution throughout the region.

        Cinelatino continuously reviews the quality of its programming to ensure that it is maximizing its viewership and giving its subscribers a premium, high-value experience. The continued growth in Cinelatino's subscriber fees will, to a certain extent, be dependent on the growth in subscribers of the cable, satellite and telecommunications operators distributing its network, and new system launches, particularly in Latin America.

        Revenues derived from three major unrelated customers were $5,924,345, $4,864,338, and $2,957,113 for the year ended December 31, 2012. These revenues are earned pursuant to multi-year agreements and such agreements have previously been renewed. Given that Cinelatino is the #2-rated Hispanic cable network and its unique position of being distributed by all major U.S. distributors, management believes these agreements will be renewed and extended as they expire in the future.

        MVS, a 47.5% shareholder of Cinelatino, provides operational and technical services to Cinelatino pursuant to several agreements described in the section entitled "Information About Cinelatino—MVS Service Agreements" on page 70. Upon consummation of the Transaction, certain of the agreements will be amended to what management believes to be to the benefit of Cinelatino. An agreement which grants MVS the exclusive right to distribute the service in the U.S will be terminated upon consummation of the Transaction. Management believes Hemisphere can assume responsibility for those activities previously provided by MVS, given the resources of WAPA that will be available to it, thus having no impact on Cinelatino's operations. A similar agreement which grants MVS the exclusive right to distribute the service throughout Latin America will be amended upon consummation of the Transaction so that MVS's rights will be on a non-exclusive basis, except for distribution agreements currently in effect. Management believes that the amendment to this agreement will not impact Cinelatino's current distribution, and should enhance Cinelatino's ability to drive new distribution in Latin America. Also upon consummation of the Transaction, Cinelatino's affiliation agreement with Dish Mexico (an affiliate of MVS), pursuant to which Dish Mexico distributes the network and Cinelatino receives revenue, will be extended through August 1, 2017.

        Cinelatino is seeking to introduce advertising on its U.S. feed in an effort to further monetize its strong ratings and attractive audience, and to capitalize on the growing Hispanic cable advertising market. Cinelatino's audience offers advertisers an unmatched opportunity to target a rapidly growing demographic with high media consumption patterns.

Critical Accounting Policies and Estimates

        Management discussion and analysis of Cinelatino's financial condition and results of operations is based upon the amounts reported in Cinelatino's consolidated financial statements which have been prepared in accordance with generally accepted accounting principles.

        The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those reported amounts. The significant accounting policies, outlined in Note 1, "Nature of Business and Significant Accounting Policies," to the consolidated financial statements contained elsewhere in this prospectus, are integral to an understanding of Cinelatino's management's discussion and analysis.

        On an on-going basis, Cinelatino evaluates its estimates, including those used for allowance for doubtful accounts in receivables and due from related parties, amortization and impairment of program rights and intangible assets, and income taxes. Cinelatino bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Programming Costs

        Programming costs are recorded based on Cinelatino's contractual agreements with various third party programming distributors and are generally multi-year agreements.

Accounts Receivable

        Accounts receivable are carried at the original charge amount less an estimate made for doubtful receivables based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded as income when received. An account receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 60 days.

Amounts Due From Related Parties

        Certain amounts due from related parties are presented net of an allowance for uncollectible amounts based on management's expectations related to the realization of collections and remittances by the related party.

Programming Rights

        Cinelatino enters into multi-year license agreements with various programming distributors for distribution of their respective programming ("programming rights") and capitalizes amounts paid to secure or extend these programming rights at the lower of unamortized cost or estimated net realizable value. If management estimates that the unamortized cost of its programming rights exceeds their estimated net realizable value, Cinelatino will write down its programming rights. Cinelatino determined $32,965 of its programming rights was impaired during 2012. No such write down was deemed necessary during 2011 or 2010. Cinelatino amortizes these programming rights over the term of the related license agreements or the number of exhibitions, whichever occurs first. The amortization of these rights, which was approximately $2,302,000, $2,458,000 and $2,486,000 for the years ended December 31, 2012, 2011 and 2010, respectively, is recorded as part of cost of revenues in the accompanying statements of income.

Income Taxes

        Cinelatino considers future taxable income and feasible tax planning strategies in assessing the need for establishing or removing a valuation allowance. Cinelatino records or subsequently removes a valuation allowance to reflect its deferred tax assets to an amount that is more likely than not to be realized. In the event that Cinelatino determines changes regarding the realization of all or part of its deferred tax assets in the future, an adjustment to the deferred tax asset is recorded to Cinelatino's consolidated statement of operations in the period in which such a determination is made.

Recent Accounting Pronouncements

        In June 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 820): Presentation of Comprehensive Income ("ASU 2011-05"). The amendments in ASU 2011-05 require an entity to present the total comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of stockholders' equity. Cinelatino elected to present this information in a separate statement following the statement of income. This guidance is effective for the first interim or annual period beginning on or after December 15, 2011, and should be applied retrospectively. Cinelatino adopted this guidance effective January 1, 2012, and the adoption did not have an impact on its financial position or results of operations.

        In October 2012, the Financial Accounting Standards Board issued Accounting Standards Update No. 2012-07, Entertainment—Films (Topic 926): Accounting for Fair Value Information That Arises after the Measurement Date and its Inclusion in the Impairment Analysis of Unamortized Film Costs. This ASU aligns the guidance on fair value measurements in the impairment test of unamortized film costs with the guidance on fair value measurements in other instances within accounting principles generally accepted in the United States of America. For SEC filers, the amendments are effective for impairment assessments performed on or after December 15, 2012. For all other entities, the amendments are effective for impairment assessments performed on or after December 15, 2013. Cinelatino adopted this guidance effective December 31, 2012, and the adoption did not have a material impact on the financial statements.

RESULTS OF OPERATIONS

Comparison of Operating Results for the Year Ended December 31, 2012 and the Year Ended December 31, 2011

	Year Ended December 31,
			$ Change Favorable/ (Unfavorable)	% Change Favorable/ (Unfavorable)
(dollars in thousands)	2012	2011
Revenues	$23,639	$22,437	$1,202	5.4%

Operating expenses:
Cost of revenues	5,138	6,023	885	14.7%
Selling, general and administrative	5,316	4,726	(589)	(12.5)%
Other expenses	372	—	(372)	NM
Depreciation	8	5	(3)	(48.6)%

	10,834	10,755	(79)	(0.7)%

Operating income	12,805	11,682	1,123	9.6%
Interest expense, net	(1,970)	(1,637)	(333)	(20.3)%

Income before income taxes	10,835	10,045	790	7.9%
Provision for income taxes	4,106	4,026	(80)	(2.0)%

Net income	$6,729	$6,019	$710	11.8%

NM = not meaningful

Revenues

        For the year ended December 31, 2012, total revenues increased $1.2 million, or 5%, as compared to the same period in 2011, due to an increase in subscriber revenues, primarily as a result of growth in subscribers.

Operating Expenses

        Operating expenses increased by $0.1 million, or 1%, in 2012 as compared to 2011, driven by changes in the following areas:

        Cost of Revenues:    Cost of revenues consists primarily of programming amortization and distribution costs, including origination, transmission, and uplink costs. Cost of revenues decreased $0.9 million, or 15%, primarily due to a contractual reduction of $0.7 million in the cost of distribution services.

        Selling, General and Administrative Expenses:    Selling, General and Administrative expenses consists principally of commissions, employee costs, marketing and research, and occupancy costs. Selling, General and Administrative expenses increased $0.6 million, or 13%, due primarily to an increase in marketing expenses to drive consumer awareness, subscriber growth and viewership.

        Other Expenses:    Other expenses, which includes non-recurring legal and filing related fees related to this transaction, were $0.4 million, as there were no transaction related expenses in 2011.

        Depreciation Expense:    Depreciation expense, which includes depreciation of fixed assets, was relatively unchanged in 2012 as compared to 2011.

Operating Income

        Operating income increased $1.1 million, or 10%, in 2012 as compared to 2011, due primarily to the growth in revenues.

Interest Expense, Net

        Interest expense, net, increased $0.3 million, or 20%, due primarily to an increase in the average outstanding balance of the term loan, as a result of the refinancing completed in June 2011, and an increase in the interest rate on the term loan.

Provision for Income Taxes

        Provision for income taxes increased $0.1 million, or 2%, due primarily to the increase in income before income taxes.

Net Income

        Net income increased $0.7 million, or 12%, in 2012 as compared to 2011, due to higher operating income offset by higher interest expense.

Comparison of Operating Results for the Year Ended December 31, 2011 and the Year Ended December 31, 2010

	Year Ended December 31,
			$ Change Favorable/ (Unfavorable)	% Change Favorable/ (Unfavorable)
(Dollars in thousands)	2011	2010
Revenues	$22,437	$21,738	$699	3.2%

Operating expenses:
Cost of revenues	6,023	6,301	277	4.4%
Selling, general and administrative	4,726	5,156	429	8.3%
Depreciation	5	5	—	(3.7)%

	10,755	11,462	707	6.2%

Operating income	11,682	10,277	1,405	13.7%
Interest expense, net	(1,637)	(1,516)	(121)	(8.0)%

Income before income taxes	10,045	8,761	1,284	14.7%
Provision for income taxes	4,026	3,112	(914)	(29.4)%

Net income	$6,019	$5,649	$370	6.6%

Revenues

        For the year ended December 31, 2011, total revenues increased $0.7 million, or 3%, as compared to the same period in 2010, due to an increase in subscriber revenues, primarily as a result of growth in subscribers.

Operating Expenses

        Operating expenses decreased by $0.7 million, or 6%, in 2011 as compared to 2010, driven by changes in the following areas:

        Cost of Revenues:    Cost of revenues decreased $0.3 million, or 4%, primarily as a result of a contractual reduction of $0.2 million in the cost of distribution services.

        Selling, General and Administrative Expenses:    Selling, General and Administrative expenses decreased $0.4 million, or 8%, due to a decline in marketing expenses of $0.3 million.

        Depreciation Expense:    Depreciation expense was relatively unchanged in 2011 as compared to 2010.

Operating Income

        Operating income increased $1.4 million, or 14%, in 2011 as compared to 2010, due to growth in revenues and a decline in expenses.

Interest Expense, Net

        Interest expense, net, increased $0.1 million, or 8%, due primarily to an increase in the average outstanding balance of the term loan as a result of the refinancing completed in June 2011.

Provision for Income Taxes

        Provision for income taxes increased $0.9 million, or 29%, due primarily to the increase in income before income taxes.

Net Income

        Net income increased $0.4 million, or 7%, in 2011 as compared to 2010, due to higher operating income offset by higher income taxes.

LIQUIDITY AND CAPITAL RESOURCES

Sources and Uses of Cash

        Cinelatino's principal sources of cash are cash on hand and cash flows from operating activities. As of December 31, 2012 and 2011, Cinelatino had $11.4 million and $8.4 million, respectively of cash on hand.

        Cinelatino's primary uses of cash include the acquisition of programming, operational costs, personnel costs, interest payments on its outstanding debt and income tax payments.

        Management believes cash on hand and cash flow from operations will be sufficient to meet its current contractual financial obligations and to fund anticipated working capital and capital expenditure requirements for existing operations. Cinelatino's current financial obligations include maturities of debt and other commitments from ordinary course of business that require cash payments to vendors and suppliers.

Cash Flows

	Year Ended December 31,
(in thousands of dollars)	2012	2011	2010
Cash provided by (used in):
Operating Activities	$8,054	$9,136	$5,433
Investing Activities	(16)	(4)	—
Financing Activities	(4,949)	(6,125)	(8,199)

Net increase (decrease) in Cash and Cash Equivalents	$3,089	$3,007	$(2,766)

Comparison for the Year Ended December 31, 2012 and the Year Ended December 31, 2011

Operating Activities

        Cash provided by operating activities is primarily driven by Cinelatino's net income, adjusted for non-cash items and changes in working capital. Non-cash items consist primarily of amortization of programming rights, amortization of deferred financing costs, and deferred income taxes.

        Net cash provided by operating activities decreased $1.1 million for the year ended December 31, 2012, as compared to the same period in 2011, due to a $0.6 million decrease in non-cash items and a $1.2 million increase in net working capital, offset in part by an $0.7 million increase in net income. Non-cash items decreased primarily as a result of a $0.3 million decrease in deferred income taxes, a $0.2 million decrease in programming amortization and a $0.1 million decrease in amortization of deferred financing costs.

Investing Activities

        Net cash used in investing activities during the year ended December 31, 2012, was relatively unchanged as compared to the same period in 2011.

Financing Activities

        Net cash used in financing activities decreased $1.2 million during the year ended December 31, 2012, as compared to the same period in 2011, due to a distribution paid to shareholders in June 2011 of $23.2 million funded in large part by proceeds from a new term loan of $19.3 million, offset in part by an increase in repayments of the term loan of $2.8 million.

Comparison for the Year Ended December 31, 2011 and the Year Ended December 31, 2010

Operating Activities

        Net cash provided by operating activities increased $3.7 million for the year ended December 31, 2011, as compared to same period in 2010, due to a $0.4 million increase in net income and a $3.3 million decrease in net working capital.

Investing Activities

        Net cash used in investing activities during the year ended December 31, 2011, was relatively unchanged as compared to the same period in 2010.

Financing Activities

        Net cash used in financing activities decreased $2.1 million due to a decrease in repayments of the term loan of $2.0 million, and though distributions to stockholders increased $19.1 million it was funded with net proceeds from the new loan of $19.2 million.

Discussion of Indebtedness

        During 2011, Cinelatino amended its credit facility with the General Electric Capital Corporation, as sole lead arranger and bookrunner (the "Cinelatino Term Loan"), increasing its maximum borrowing to $40.0 million. The loan bears interest at LIBOR plus 4% (4.31% as of December 31, 2012) and matures in June 2017. Principal and interest payments are due quarterly and a balloon payment of the remaining principal is due at maturity. Amounts outstanding under the Cinelatino Term Loan as of December 31, 2012 were $33,050,868.

        The Cinelatino Term Loan contains certain covenants that limit Cinelatino's ability and the ability of the subsidiaries of Cinelatino to incur additional indebtedness, pay dividends or make other payments, make loans and investments, sell assets, incur certain liens, enter into transactions with affiliates, and consolidate, merge or sell assets.

        In 2012, Cinelatino made term loan principal repayments of $4.9 million.

        In connection with the Transaction, Cinelatino, the lenders thereto and the agent thereto amended the Cinelatino Term Loan to ensure that the "change of control" provision contained therein will not be violated by the mergers contemplated by the Transaction. As of December 31, 2012, Cinelatino was in compliance with the financial covenants of the Cinelatino Term Loan. The Cinelatino Term Loan will remain outstanding after the consummation of the Transaction.

        During 2011, Cinelatino entered into an interest rate cap and an interest rate swap agreement which as of December 31, 2012 had outstanding notional amounts of $0 and $17,000,000, respectively. The interest rate cap agreement limited the LIBOR rate on $19,000,000 of the Cinelatino Term Loan borrowed to a maximum 1.0% rate. The interest rate cap matured on June 30, 2012. The interest rate swap agreement converts the variable interest rate of LIBOR on $18,000,000 of the Cinelatino Term Loan to a fixed rate of 1.195%. The interest rate swap became effective on June 30, 2012, and matures on July 8, 2013. The effective portion of the change in fair values of the interest rate cap and swap is reported as a component of other comprehensive income and is reclassified into interest expense in the same period or periods during which the hedged transaction affects earnings. These derivative instruments are being utilized to manage interest rate exposure over the period of the derivative instruments and are designated as highly effective cash flow hedges.

        Cinelatino may declare and directly or indirectly pay cash dividends and distributions to its stockholders in any fiscal year provided (i) no default under the Cinelatino Credit Agreement shall have occurred and be continuing or would result therefrom, (ii) the consolidated leverage ratio (as defined in the Cinelatino Credit Agreement) was less than or equal to 2.00 to 1.00, (iii) no such cash dividend or distribution may be paid in excess of $20,000,000 in the aggregate for all such dividends or distributions for the term of the agreement, (iv) no such cash dividend or distribution may be paid in any fiscal year until after Cinelatino makes the mandatory prepayment from excess cash flow required in such fiscal year, (v) the aggregate amount of such cash dividends and distributions paid in any fiscal year shall not exceed an amount equal to (x) excess cash flow for the preceding year minus (y) the amount of excess cash flow for such preceding year required to be applied to the prepayment of the loans and (vi) immediately before and immediately after giving pro forma effect to any such payment, the Borrower shall be in compliance with all covenants contained in the Cinelatino Credit Agreement.

Contractual Obligations

        Cinelatino's contractual obligations as of December 31, 2012 are as follows:

As of December 31, 2012	Total	Less than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
(Dollars in thousands)
Long-term debt, including current portion(1)	$33,051	$4,370	$8,280	$20,400	$—
Other commitments	3,647	2,376	1,270	—	—

Total	$36,698	$6,747	$9,551	$20,400	$—

(1)
Excludes interest on the debt.

OFF-BALANCE SHEET ARRANGEMENTS

        Cinelatino does not have any off-balance sheet financing arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Cinelatino maintains an interest rate risk management strategy that uses interest rate cap and swap derivative instruments, as discussed above, to minimize significant, unanticipated earnings fluctuations caused by interest rate volatility related to its LIBOR-based borrowing on the Cinelatino Term Loan.

        Cinelatino is exposed to the impact of changes in interest rates primarily through the unhedged portion of the Cinelatino Term Loan, which is variable-rate debt with a total outstanding balance of $33.1 million as of December 31, 2012. An increase in the interest rate of 100 basis points would result in an increase of interest expense of $0.3 million per year, based upon the current Cinelatino Term Loan balance. Such potential increase is based on certain simplifying assumptions, including a constant level of debt, no interest rate hedges, and an immediate, across-the-board increase in the level of interest rates with no other subsequent changes for one year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions of Azteca

        In April 2011, Azteca issued an aggregate of 2,875,000 Founder Shares to Azteca's Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.0087 per share. On June 8, 2011, the sponsor transferred 50,000 shares to each of John Engelman and Alfredo Elias Ayub, Azteca's two independent directors at the time.

        On August 15, 2011, as a result of the underwriter of the initial public offering electing not to exercise the over-allotment option, the Azteca Initial Stockholders forfeited an aggregate of 375,000 shares of Azteca common stock and as a result, there were 12,500,000 shares of Azteca common stock issued and outstanding as of December 31, 2012.

        Pursuant to a letter agreement with Azteca, the Azteca Initial Stockholders have agreed that 735,294 Founder Shares will be subject to forfeiture by the Azteca Initial Stockholders as follows: (1) 378,788 Founder Shares will be subject to forfeiture in the event the closing sales price of Azteca's common stock does not equal or exceed $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of a business combination and (2) 356,506 Founder Shares will be subject to forfeiture in the event the closing sales price of Azteca's common stock does not equal or exceed $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of a business combination. Any forfeiture of shares will be effected by Azteca redeeming such shares from the Azteca Initial Stockholders for nominal consideration pursuant to the provisions of the insider letter entered into between Azteca and Azteca's Sponsor prior to the consummation of the initial public offering. If such shares are forfeited, Azteca would record the aggregate fair value of the shares forfeited and reacquired to treasury shares and a corresponding credit to additional paid-in capital based on the difference between the fair market value of the forfeited shares and the price paid to Azteca for such forfeited shares of approximately $6,397. Upon receipt, such forfeited shares would then be immediately cancelled, which would result in the retirement of the treasury shares and a corresponding charge to additional paid-in capital.

        In connection with the Transaction, such Founder Shares were converted into Hemisphere Class A common stock and remain subject to the same forfeiture provisions described above. In addition, the Azteca Initial Stockholders also agreed to subject an additional 250,000 shares of Hemisphere Class A common stock to forfeiture provisions similar to those set forth above. Specifically, (i) 125,000 shares of Hemisphere Class A common stock received in the Transaction are subject to forfeiture if Hemisphere Class A common stock does not equal or exceed the $15.00 per share target price discussed above and (ii) 125,000 shares of Hemisphere Class A common stock received in the Transaction are subject to forfeiture if Hemisphere's Class A common stock does not equal or exceed the $12.50 per share target price discussed above. Each of these forfeiture provisions shall survive for a period of 60 months following the consummation of the Transaction. Additionally, in connection with the Transaction, the Azteca Initial Stockholders have agreed to contribute an aggregate of 250,000 Founder Shares to Azteca for no consideration immediately prior to the consummation of the Transaction, and such shares will be cancelled.

        Azteca's Sponsor purchased an aggregate of 4,666,667 warrants in a private placement that occurred simultaneously with the closing of Azteca's initial public offering. Each such Sponsor Warrant entitles the holder to purchase one share of common stock at $12.00 per share. The Sponsor Warrants (including the shares of common stock issuable upon exercise of the Sponsor Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the Transaction.

        On March 6, 2012, Azteca's Sponsor sold all of the Sponsor Warrants to Brener International Group, LLC, an affiliate of Azteca's Sponsor and Mr. Brener. Immediately prior to the consummation of the Transaction, Azteca purchased from the Current Sponsor Warrantholders, 2,333,334 Amended Azteca Warrants (i.e. warrants to purchase 1,166,667 shares of Azteca common stock) for a purchase price per warrant equal to $0.50.

        On December 7, 2012, (i) Azteca's Sponsor sold 160,000 Founder Shares to each of Mr. Fleissig and Mr. Albán for an aggregate purchase price of $1.00 (the "Share Purchase Price") paid by each of Mr. Fleissig and Mr. Albán, respectively and (ii) Brener International Group, LLC sold 311,111 Sponsor Warrants to each of Mr. Fleissig and Mr. Albán for an aggregate purchase price of $1.00 (the "Warrant Purchase Price") paid by each of Mr. Fleissig and Mr. Albán, respectively. In connection therewith, each of Mr. Fleissig and Mr. Albán agreed that if the market price of Azteca common stock is less than $3.11 per share on the one year anniversary of the consummation of the Transaction (the "Make Whole Date"), each of Mr. Fleissig and Mr. Albán is obligated to sell a sufficient number of Founder Shares (including shares subject to forfeiture) and Sponsor Warrants to Azteca's Sponsor and Brener International Group, at the Share Purchase Price and the Warrant Purchase Price, respectively, having a value equal to the difference between (A) the sum of (i) all proceeds received by Azteca's Sponsor and Brener International Group from the sale, redemption or other disposal of shares of Azteca common stock (including shares subject to forfeiture which have been earned) and Sponsor Warrants through the Make Whole Date plus (ii) the aggregate market price of all shares of Azteca common stock (including shares subject to forfeiture which have been earned) and Sponsor Warrants then owned by Azteca's Sponsor and Brener International Group and (B) the sum of (i) $2,333,333, plus (ii) a seven percent (7%) annualized return on $2,333,333, calculated from the date of purchase of the Sponsor Warrants by Azteca's Sponsor through the Make Whole Date. The rights and obligations of Azteca's Sponsor, Brener International Group, Mr. Fleissig and Mr. Albán are applicable to the Hemisphere Class A common stock and the Amended Azteca Warrants received by Mr. Fleissig and Mr. Albán upon consummation of the Transaction. The transfer of securities pursuant to the Securities Purchase Agreements dated December 7, 2012 among Azteca's Sponsor and Brener International Group, on the one hand, and each of Mr. Fleissig and Mr. Albán, on the other hand, shall apply only up to the maximum number of securities purchased by Mr. Fleissig and Mr. Albán thereunder and will not require either Mr. Fleissig or Mr. Albán to remit any cash or other compensation to Azteca's Sponsor or Brener International Group, other than securities purchased thereunder.

        Each of Azteca's officers and directors (other than its independent directors) has agreed, pursuant to a written agreement with Azteca, that until the earliest of Azteca's initial business combination, Azteca's liquidation or such time as he ceases to be an officer or director, to present to us for Azteca's consideration, prior to presentation to any other entity, any suitable business combination opportunities, subject to any pre-existing fiduciary or contractual obligations he might have. If any of Azteca's officers or directors (other than its independent directors) becomes aware of Azteca's initial business combination opportunity that falls within the line of business of any entity to which he has pre-existing fiduciary or contractual obligations, he may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to Azteca. With the exception of Messrs. Gabriel Brener and Pablo Brener, none of Azteca's officers or directors currently has fiduciary duties or contractual obligations that may take priority over their duties to Azteca.

        Galco, Inc., an affiliate of Azteca's Sponsor has agreed, from June 30, 2011 through the earlier of Azteca's consummation of Azteca's initial business combination and Azteca's liquidation, to make available to Azteca office space, utilities and secretarial and administrative services, as Azteca may require from time to time. Azteca has agreed to pay its sponsor or an affiliate of its sponsor $10,000 per month for these services. However, this arrangement is solely for Azteca's benefit and is not intended to provide its sponsor with compensation in lieu of salary. Azteca believes, based on rents and fees for similar services in the Beverly Hills metropolitan area, that the fee charged by Azteca's Sponsor is at least as favorable as Azteca could have obtained from an unaffiliated person.

        Other than the $10,000 per-month administrative fee paid to Galco, Inc., an affiliate of Azteca's Sponsor, and reimbursement of any out-of-pocket expenses incurred in connection with activities on Azteca's behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder's fees, consulting fees or other similar compensation, will be paid to Azteca's Sponsor, officers or directors, or to any of their respective affiliates, prior to or with respect to its initial business combination (regardless of the type of transaction that it is). Azteca's independent directors review on a quarterly basis all payments that were made to its sponsor, officers, directors or their affiliates and are responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interest and other improprieties.

        Azteca's Sponsor advanced to Azteca an aggregate of $100,000 to cover expenses related to the initial public offering. This loan was repaid on July 7, 2011 upon the closing of the initial public offering.

        In addition, on February 1, 2013, Azteca's Sponsor loaned Azteca $250,000 to fund working capital pursuant to a non-interest bearing unsecured promissory note that is payable by Azteca or Hemisphere at or prior to the consummation of the Transaction.

        After Azteca's initial business combination, members of its management team who remain with Azteca may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to its stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to its stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider Azteca's initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

        All ongoing and future transactions between Azteca and any member of its management team or his or her respective affiliates will be on terms believed by Azteca at that time, based upon other similar arrangements known to Azteca, to be no less favorable to Azteca than are available from unaffiliated third parties. It is Azteca's intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to Azteca than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, Azteca would not engage in such transaction.

Certain Relationships and Related Transactions of WAPA

        In March 2011, WAPA entered into an agreement with the WAPA Member to provide management services, including strategic planning, assistance with licensing of programming rights, and participation in distribution negotiations with cable and satellite operators (the "Management Services Fee"). This agreement replaced a prior agreement entered into between the parties in 2007. The Management Services Fee is payable so long as no default shall have occurred or would result therefrom. Pursuant to the WAPA Loan Agreement (as defined herein), the payment of the Management Services Fee is expressly subordinate and junior in right of payment and exercise of remedies to the payment in full of the related term loan. Total expenses for management services for the years ended December 31, 2012, 2011 and 2010 amounted to $625,000, $625,000 and $250,000, respectively. Upon consummation of the Transaction, this agreement was terminated.

Certain Relationships and Related Transactions of Cinelatino

        Cinelatino is party to certain agreements with MVS, with which Cinelatino has certain officers and stockholders in common and whose affiliate, Cinema Aeropuerto, is a significant shareholder of Hemisphere stock (greater than 5%). These agreements include:

  •
  An agreement to provide satellite and support services including origination, uplinking and satellite delivery of two feeds of Cinelatino's channel (for U.S. and Latin America), master control and monitoring, dubbing, subtitling and close captioning, and other support services (the "Satellite and Support Services Agreement"). Total expenses incurred by Cinelatino for the years ended December 31, 2012, 2011 and 2010 amounted to approximately $2,836,000, $3,565,000, and $3,815,000, respectively. The Satellite and Support Services Agreement expires on August 1, 2017.

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  A distribution agreement giving MVS the exclusive right to negotiate the terms of the distribution, subdistribution and exhibition of Cinelatino throughout the United States of America. The agreement stipulates a distribution fee of 13.5% of the revenue received from all U.S. distributors. Total expenses incurred by Cinelatino for the years ended December 31, 2012, 2011 and 2010 amounted to approximately $2,458,000, $2,398,000 and $2,355,000, respectively. Upon consummation of the Transaction, this agreement will terminate with an effective date of January 1, 2013. In consideration for such termination, Hemisphere will make a cash payment to MVS in an amount equal to $3,800,000.

  •
  A ten-year master license agreement through July 2017, which grants MVS the exclusive rights to duplicate, distribute and exhibit Cinelatino's service via cable, satellite or by any other means in Latin America and in Mexico to the extent that Mexico distribution is not owned by MVS. Pursuant to the agreement, Cinelatino receives revenue net of MVS's distribution fees, which is presently equal to 13.5% of all license fees collected from distributors in Latin America and Mexico. Total revenues recognized by Cinelatino for the years ended December 31, 2012, 2011 and 2010 amounted to approximately $2,496,000, $2,194,000 and $1,885,000, respectively. Upon consummation of the Transaction, this agreement will be amended such that MVS' rights to duplicate, distribute and exhibit Cinelatino's service will be non-exclusive on a going forward basis (except with respect to pre-existing distribution arrangements between MVS and third party distributors that are effective at the time of the amendment).

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  A six-year affiliation agreement through December 2014 for the distribution and exhibit of Cinelatino's programming service through Dish Mexico (doing business as Commercializadora de Frecuencias Satelitales, S de R.L. de C.V.), an MVS affiliate that transmits television programming services throughout Mexico. Total revenues recognized for the years ended December 31, 2012, 2011 and 2010 amounted to approximately $1,702,000, $1,569,000, and $1,250,000, respectively. Upon consummation of the Transaction, this agreement will be amended such that the term will be extended until August 1, 2017.

        Cinelatino has a five-year consulting agreement with an entity owned by Cinelatino's non-executive chairman and 5% stockholder James M. McNamara to provide the development, production and maintenance of programming, affiliate relations, identification and negotiation of carriage opportunities, and the development, identification and negotiation of new business initiatives including sponsorship, new channels, direct-to-consumer programs and other interactive initiatives through April 2013. Total expenses incurred under the consulting agreement for each of the years ended December 31, 2012, 2011 and 2010 amounted to $230,000, $230,000 and $194,000, respectively.

        Cinelatino entered into programming agreements with an entity owned by James M. McNamara for the distribution of three specific movie titles. As of December 31, 2012 and December 31, 2011, $112,500 and $150,000, respectively, is included in other assets as prepaid programming related to these agreements. As of December 31, 2012 and December 31, 2011, approximately $103,800 and $73,800, respectively, is included in programming rights related to these agreements.

Certain Relationships and Related Transactions of Hemisphere

        In connection with the Transaction, Cinema Aeropuerto and Hemisphere entered into a letter agreement governing the terms of Cinema Aeropuerto's ownership of shares of Hemisphere common stock from and after the effective time. Pursuant to the terms of the letter agreement, Cinema Aeropuerto agrees that at no time shall it own an amount of shares of Hemisphere common stock having in excess of 20% of the voting power of all of the issued and outstanding shares of Hemisphere common stock. If, at any time after consummation of the Transaction, Cinema Aeropuerto's ownership of shares of Hemisphere common stock would result in Cinema Aeropuerto having voting power in excess of 20% of the voting power of all of the issued and outstanding shares of Hemisphere common stock, Cinema Aeropuerto agrees that it will convert a portion or all, as applicable, of its shares of Hemisphere Class B common stock into shares of Hemisphere Class A common stock pursuant to the terms of the amended and restated certificate of incorporation of Hemisphere, so as to ensure that the voting power of its shares does not exceed 20% of the voting power of all of the issued and outstanding shares of Hemisphere common stock.

        In addition, pursuant to the terms of the letter agreement, Cinema Aeropuerto agrees that Hemisphere has the right, as specified in the amended and restated certificate of incorporation of Hemisphere, to require the conversion of Cinema Aeropuerto's shares of Hemisphere Class B common stock into shares of Hemisphere Class A common stock in the event of an issuance by Hemisphere of its capital stock in connection with an acquisition of the stock or assets of another person or entity or a merger or other business combination with an entity in which the consideration payable consists of or includes capital stock of Hemisphere, in each case in an amount that may result in an FCC Regulatory Limitation being imposed on Hemisphere.

GOVERNMENT REGULATION OF HEMISPHERE

        Upon consummation of the Transaction, Hemisphere's operations will be subject to and affected by various statutes and government regulations, as well as certain U.S. federal, state, territorial, and local government authorities. In particular, Hemisphere's broadcast television and cable network operations, through its interests in WAPA and Cinelatino, will be subject to regulation by the FCC under the Communications Act. Under authority of the Communications Act, the FCC, among other things, assigns frequency bands for broadcast stations, including the WAPA PR station, and other uses; determines the location, frequency and operating power of stations; grants permits and licenses to construct and operate television stations on particular frequencies; issues, revokes, modifies and renews television broadcast station licenses; regulates equipment used by stations; determines whether to approve changes in ownership or control of station licenses; and adopts and implements regulations and policies which directly or indirectly affect the ownership, operations and profitability of broadcasting stations. Additionally, the FCC's rules require broadcast stations to implement equal employment opportunity outreach programs and maintain records and make filings with the FCC evidencing such efforts.

        The FCC has also adopted various rules that regulate the content of programming broadcast by television stations, including the WAPA PR stations, and carried by cable networks, including WAPA America and Cinelatino. These rules regulate, among other things, children's programming, sponsorship identification disclosures, closed captioning of certain television programming, and obscene, indecent and profane content. The FCC could also adopt other regulations that affect cable networks, such as the requirement that the cable programming services be on an "á la carte" basis, which could affect their business operations. The FCC has the power to impose penalties for violations of its rules.

        The following is a brief summary of certain provisions of the Communications Act, and specific FCC rules and policies and certain other statutes and regulations. The summaries are not intended to describe all present and proposed statutes and FCC rules and regulations that impact television and cable network operations. Failure to observe the provisions of the Communications Act and the FCC's rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short-term" (less than the maximum term) broadcast license renewals or, for particularly egregious violations, the denial of a broadcast license renewal application, the revocation of a broadcast license, or the withholding of approval for acquisition of additional broadcast properties.

Commission Approval of Transfer of Control of FCC Licenses

        The FCC's prior approval is required for the transfer of control that will occur with regard to the FCC-issued television broadcast, wireless, and earth station licenses (the "FCC Licenses") held by WAPA PR due to the transaction contemplated by the Transaction. As the transaction contemplated by the Transaction will not affect the ultimate control of the FCC Licenses, which will be controlled, both before and after the contemplated transaction, by the same individuals, the FCC treated the transaction as a pro forma transfer of control. The FCC granted its consent in February 2013.

        Should a subsequent transaction involving Hemisphere result in a transfer of control from the individuals that currently have ultimate control of the FCC Licenses to other parties, the FCC's prior approval would also be needed for that transaction. The applications seeking the FCC's consent for such a transfer of control or assignment of the licenses to new parties would be subject to a formal public notice and comment period during which petitions to deny the applications would be accepted by the FCC.

        Such a subsequent transaction would also require the FCC to continue to classify television stations WNJX-TV and WTIN-TV as "satellite" stations of WAPA-TV. Stations granted satellite status are exempt from the FCC's local television ownership rule. Thus, this status permits the common ownership of the three WAPA PR broadcast stations that would not otherwise be permitted. WNJX-TV and WTIN-TV were first accorded satellite status in 2001 due to the unique circumstances of the Puerto Rico market, including its topography and economic conditions. The FCC continued the grant of satellite status to WNJX-TV and WTIN-TV as to WAPA-TV when WAPA acquired its 100% economic interest in the FCC licensee of the three WAPA PR broadcast stations in 2007.

FCC Licenses and Renewal

        The Communications Act permits the operation of a broadcast station only in accordance with a license issued by the FCC upon a finding that the grant of a license would serve the public interest, convenience and necessity. The FCC grants broadcast licenses for specified periods of time and, upon application, may renew the licenses for additional terms (ordinarily for the full term of eight years). Generally, the FCC renews a broadcast license upon a finding that (i) the broadcast station has served the public interest, convenience and necessity; (ii) there have been no serious violations by the licensee of the Communications Act or the FCC's rules; and (iii) there have been no other violations by the licensee of the Communications Act or other FCC rules which, taken together, indicate a pattern of abuse. After considering these factors, the FCC may renew a broadcast station's license, either with conditions or without, or it may designate the renewal application for hearing. Currently license renewal applications for the three WAPA PR broadcast stations are pending with the FCC. Assurances cannot be made that any of WAPA PR's licenses will be renewed. The failure to renew any of WAPA PR's licenses upon the expiration of any license term could have a material adverse effect on its business. Under the Communications Act, the term of a broadcast license is automatically extended pending the FCC's processing of a renewal application.

        With the exception of a wireless license for a weather radar system, which expires in 2015, each of the wireless licenses held by WAPA PR expires on the same date as the license of the broadcast television station with which it is associated. WAPA PR's two earth station licenses have expiration dates in 2025.

Digital Television

        As of June 12, 2009, all full-power broadcast television stations were required to cease broadcasting analog programming and convert to all digital broadcasts. Digital broadcasting allows stations to offer digital channels for a wide variety of services such as high definition video programming, multiple channels of standard definition video programming, such as WAPA 2 Deportes, data, and other types of communications. Each station is required to provide at least one free over-the-air video program signal.

        To the extent a station has "excess" digital capacity (i.e., digital capacity not used to transmit free, over-the-air video programming), it may elect to use that capacity in any manner consistent with FCC technical requirements, including for data transmission, interactive or subscription video services, or paging and information services. If a station uses its digital capacity to provide any such "ancillary or supplementary" services on a subscription or otherwise "feeable" basis, it must pay the FCC an annual fee equal to 5% of the gross revenues realized from such services.

Media Ownership Restrictions and FCC Proceedings

        The FCC's broadcast ownership rules affect the number, type and location of broadcast and newspaper properties that Hemisphere will be allowed to hold or acquire. The rules now in effect limit the common ownership, operation or control of, and "attributable" interests or voting power in: (i) television stations serving the same area; (ii) television stations and daily newspapers serving the same area; and (iii) television stations and radio stations serving the same area. The rules also limit the aggregate national audience reach of television stations that may be under common ownership, operation and control, or in which a single person or entity may hold an official position or have more than a specified interest or percentage of voting power. The FCC's rules also define the types of positions and interests that are considered attributable for purposes of the ownership limits, which will also apply to Hemisphere principals and certain investors.

        The FCC is required by statute to review all of its broadcast ownership rules every four years to determine if such rules remain necessary in the public interest. In 2007, the FCC adopted a Report and Order fulfilling the FCC's obligation to review its media ownership rules every four years. That Order left most of the FCC's existing ownership restrictions in place, but modified the newspaper/broadcast cross-ownership restriction. A number of parties appealed the FCC's order; those appeals were consolidated in the United States Court of Appeals for the Third Circuit ("Third Circuit"). In May 2010, while these appeals were still pending, the FCC began a new comprehensive review of its broadcast ownership rules to determine whether the rules remain necessary in the public interest by releasing a Notice of Inquiry ("Ownership NOI"). The Ownership NOI sought comments on (1) whether the current rules continue to foster competition, localism, and diversity; (2) how to define, measure, and promote competition, localism and diversity; and (3) how to weigh these public interest goals if there is conflict between them. In July 2011, the Third Circuit vacated and remanded the FCC's 2007 changes to the newspaper/broadcast cross-ownership rule, but upheld the FCC's retention of the remainder of its media ownership rules. In December 2011, the FCC issued a Notice of Proposed Rulemaking (the "2011 NPRM") that addressed issues remanded by the Third Circuit. In addition, the 2011 NPRM requested comments on the FCC's proposals to leave the local TV ownership rule and local radio ownership rule largely intact; eliminate the radio/television cross-ownership rule; and presumptively permit waivers of the newspaper/broadcast cross-ownership ban in the 20 largest television markets. Finally, the 2011 NPRM requested comments on whether local news service agreements and/or shared services agreements should be considered attributable for purposes of applying the media ownership restrictions. The FCC recently sought additional comments in this proceeding based on information from broadcast ownership reports regarding minority and female ownership of broadcast stations. Comments and reply comments have been filed as of January 4, 2013. The FCC has not issued an order addressing the 2011 NPRM.

        The FCC is also seeking comments on whether certain broadcast ownership interests that are not deemed attributable to the interest holder under the FCC's rules should nonetheless be reported to the FCC on the biennial ownership reports that broadcast licensees file with the FCC. Such a requirement might require Hemisphere and its interest holders to obtain additional information about some of its interest holders and report that information on the biennial ownership reports that are filed with the FCC in connection with WAPA PR. Comments on this proposal are due February 14, 2013 and reply comments are due March 1, 2013.

        Certain of the FCC's ownership rules that are currently in effect are briefly summarized below.

Local Television Ownership Rule

        Under the local television ownership rule, one party may own, operate, or control up to two television stations in a market, so long as the market would have at least eight independently owned full power television stations after the combination and at least one of the stations is not one of the top-four-rated stations (based on audience share) in the television market. The rule also permits the ownership, operation or control of two television stations in a market as long as the stations' Noise Limited Service contours do not overlap. In 2011 the FCC sought comments on its proposal to eliminate the contour overlap exception that permits common ownership of two television stations in the same market. At that time, the FCC proposed to grandfather existing common ownership of stations that would not be permitted after the elimination of this exception. The matter remains pending. Broadcast stations designated by the FCC as "satellite" stations are exempt from the local television ownership rule. WNJX-TV and WTIN-TV have been designated by the FCC as "satellite" stations of WAPA-TV. The FCC may also waive its local television ownership rule to permit ownership, operation or control of two television stations in a market that would not otherwise be permissible if one of the stations is in involuntary bankruptcy, is a "failed" station, or is "failing" (i.e., stations with negative cash flow and less than a four share all day audience rating). Under the rule, the licensee of a television station that provides more than 15% of another in-market station's weekly programming will be deemed to have an attributable interest in the other station.

Radio-Television Cross-Ownership Rule

        The radio-television cross-ownership rule generally allows common ownership of one or two television stations and up to six radio stations, or, in certain circumstances, one television station and seven radio stations, in any market where at least 20 independent voices would remain after the combination; two television stations and up to four radio stations in a market where at least 10 independent voices would remain after the combination; and one television and one radio station notwithstanding the number of independent voices in the market. A "voice" generally includes independently owned, same-market commercial and noncommercial broadcast television and radio stations, newspapers of certain minimum circulation, and one cable system per market.

Cross Media Limits

        Under the currently effective newspaper-broadcast cross-ownership rule, unless grandfathered or subject to waiver, no party can have an attributable interest in both a daily English-language newspaper and either a television station or a radio station in the same market if specified signal contours of the television station or the radio station encompass the entire community in which the newspaper is published. The FCC is considering whether to relax this rule.

Attribution Rules

        Under the FCC's ownership rules, a direct or indirect purchaser of Hemisphere shares could violate FCC regulations if that purchaser owned or acquired an "attributable" interest in other media properties in the Puerto Rico market. Pursuant to FCC rules, the following relationships and interests are generally considered attributable for purposes of broadcast ownership restrictions: (i) all officers and directors of a corporate licensee and its direct or indirect parent(s); (ii) voting stock interests of at least five percent; (iii) voting stock interests of at least 20 percent, if the holder is a passive institutional investor (such as an investment company, bank, or insurance company); (iv) any equity interest in a limited partnership or limited liability company, unless properly "insulated" from management activities; (v) equity and/or debt interests that in the aggregate exceed 33 percent of a licensee's total assets, if the interest holder supplies more than 15 percent of the station's total weekly programming or is a same-market broadcast company or daily newspaper publisher; (vi) time brokerage of a broadcast station by a same-market broadcast company; and (vii) same-market radio joint sales agreements.

        Management services agreements and other types of shared services arrangements between same-market stations that do not include attributable time brokerage or joint sales components generally are not deemed attributable under the FCC's current rules and policies.

        To WAPA's knowledge, no officer, director, five percent voting stockholder, or other attributable interest holder currently holds an attributable interest in another television station, radio station or daily newspaper that is inconsistent with the FCC's ownership rules and policies or with our ownership of WAPA PR's stations.

Alien Ownership Restrictions

        Under the Communications Act, a broadcast license may not be granted to or held by any corporation that has more than 20% of its capital stock owned or voted by non-U.S. citizens or entities, whom the FCC refers to as "aliens," or their representatives, by foreign governments or their representatives, or by non-U.S. corporations.

        Furthermore, the Communications Act provides that no FCC broadcast license may be granted to or held by any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned or voted by non-U.S. citizens or entities or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds the public interest will be served by the refusal or revocation of such license. These restrictions apply in modified form to other forms of business organizations, including partnerships and limited liability companies. The FCC has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such entity, and the FCC has made such an affirmative finding only in limited circumstances. Thus, the licenses for WAPA PR's television stations could be revoked if more than 25% of Hemisphere's outstanding capital stock is issued to or for the benefit of non-U.S. citizens. The FCC would likely not consent to the assignment or transfer of control of WAPA PR's television licenses if more than 25% of the assignee/transferee's outstanding capital stock is held by or for the benefit of non-U.S. citizens.

        To the extent necessary to comply with the Communications Act and FCC rules and policies, Hemisphere's board of directors may (i) take any action it believes necessary to prohibit the ownership or voting of more than 25% of Hemisphere's outstanding capital stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any entity organized under the laws of a foreign country (collectively, "Aliens"), or by any other entity (a) that is subject to or deemed to be subject to control by Aliens on a de jure or de facto basis or (b) owned by, or held for the benefit of Aliens in a manner that would cause Hemisphere to be in violation of the Communications Act or FCC rules and policies; (ii) prohibit any transfer of Hemisphere stock which Hemisphere believes could cause more than 25% of Hemisphere's outstanding capital stock to be owned or voted by or for any person or entity identified in the foregoing clause (i); (iii) prohibit the ownership, voting or transfer of any portion of its outstanding capital stock to the extent the ownership, voting or transfer of such portion would cause Hemisphere to violate or would otherwise result in violation of any provision of the Communications Act or FCC rules and policies; (iv) convert shares of Hemisphere Class B common stock into shares of Hemisphere Class A common stock to the extent necessary to bring Hemisphere into compliance with the Communications Act or FCC rules and policies; and (v) redeem capital stock to the extent necessary to bring Hemisphere into compliance with the Communications Act or FCC rules and policies or to prevent the loss or impairment of any of Hemisphere's FCC licenses. See "Description of Hemisphere Securities—Regulatory Restrictions" beginning on page 135.

MVPD Retransmission of Local Television Signals

        A number of provisions of the Communications Act and FCC rules govern aspects of the relationship between broadcast television stations and distributors of multiple channels of video programming such as cable, satellite and telecommunications companies (referred to as MVPDs). The rules generally provide certain protections for local broadcast stations, for which MPVDs are an important means of distribution and a provider of competing program channels.

        To ensure that every local television station can be received in its local market without requiring a cable subscriber to switch between cable and off-air signals, the FCC allows every full-power television broadcast station to require that all local cable systems and direct broadcast satellite transmit that station's primary digital channel to their subscribers within the station's market (the so-called "must-carry" rule). Alternatively, a station may elect to forego its must-carry rights and seek a negotiated agreement to establish the terms of its carriage by a local MVPD—referred to as "retransmission consent." A station electing retransmission consent assumes the risk that it will not be able to strike a deal with the MPVD and will not be carried. A station has the opportunity to elect must-carry or retransmission consent every three years. Elections were made in October 2011 for the 2012-2014 three year period. WAPA PR elected retransmission consent and has entered into retransmission consent contracts with virtually all MVPD systems serving Puerto Rico.

        In March 2011, the FCC issued a Notice of Proposed Rulemaking ("NPRM") reviewing the retransmission consent rules. The NPRM requests comment on proposals to strengthen the good faith negotiation requirements and to require advance notice of the potential that a television station could be dropped from an MVPD's programming lineup. In a separate proceeding, the FCC has requested comment on whether the definition of MVPD should be expanded to include entities that make available multiple channels of video programming to subscribers through Internet connections. Both proceedings are pending, and we cannot predict what impact, if any, they will have on our negotiations with video programming distributors.

Broadcast Spectrum

        In February 2012, Congress passed and the President signed legislation that, among other things, grants the FCC authority to conduct a set of incentive auctions to recapture certain spectrum currently used by television broadcasters and repurpose it for other uses. On October 2, 2012, the FCC released a Notice of Proposed Rulemaking to begin to develop the rules and procedures to implement incentive auctions authorized by Congress. That rulemaking process remains ongoing.

        The incentive auction process would have three components. First, the FCC would conduct a reverse auction by which each television broadcaster may choose to retain its rights to a 6 MHz channel of spectrum or volunteer, in return for payment, to relinquish all of the station's spectrum by surrendering its license; relinquishing the right to some of its spectrum and thereafter share spectrum with another station; or modifying its UHF channel license to a VHF channel license.

        Second, in order to accommodate the spectrum reallocated to new users, the FCC will "repack" the remaining television broadcast spectrum, which may require certain television stations that did not participate in the reverse auction to modify their transmission facilities, including requiring such stations to operate on other channel designations. The FCC is authorized to reimburse stations for reasonable relocation costs up to a total across all stations of $1.75 billion. In addition, Congress directed the FCC, when repacking to television broadcast spectrum, to make reasonable efforts to preserve a station's coverage area and population served. In addition, the FCC is prohibited from requiring a station to move involuntarily from the UHF band, the band in which WAPA PR's broadcast licenses operate, to the VHF band or from the high VHF band to the low VHF band.

        Third, the FCC would conduct a forward auction of the relinquished spectrum to new users. The FCC must complete the reverse auction and the forward auction by September 30, 2022.

        The outcome of the incentive auction and repacking of broadcast television spectrum, or the impact of such items on WAPA PR's business, cannot be predicted.

EEO Rules

        The FCC's Equal Employment Opportunity ("EEO") rules impose job information dissemination, recruitment, documentation and reporting requirements on broadcast television stations. Broadcasters are also subject to random audits to ensure compliance with the FCC's EEO rules and may be sanctioned for noncompliance.

Recordkeeping

        The FCC rules require broadcast television stations to maintain various records regarding operations, including equipment performance records and a log of the station's operating parameters. Television stations must also maintain a public inspection file, portions of which are hosted on an FCC-maintained website. This file must contain various records, including the station license, FCC applications, contour maps, ownership reports, political broadcasting records, EEO public file reports, a copy of the manual "The Public and Broadcasting", correspondence from the public, material regarding

FCC investigations or complaints, issues/programs lists, children's television programming reports; records concerning compliance with commercial limits in children's programming, time brokerage agreements and joint sales agreements, statements of must-carry/retransmission elections.

Broadcast Localism

        In 2007, the FCC issued a Report on Broadcast Localism and Notice of Proposed Rulemaking (the "Localism Report"). The Localism Report tentatively concluded that broadcast stations should be required to have regular meetings with permanent local advisory boards to ascertain the needs and interests of their communities. The Localism Report also tentatively adopted specific renewal application processing guidelines that would require broadcasters to air a minimum amount of local programming. The Localism Report sought public comment on two additional rule changes that would impact television broadcasters. These rule changes would restrict a broadcaster's ability to locate a station's main studio outside the community of license and the right to operate a station remotely. To date, the FCC has not issued a decision adopting rules to implement any of the initiatives in the Localism Report, and it cannot be predicted whether or when the FCC might act to codify any such initiatives.

Programming and Operations

        Rules and policies of the FCC and other federal agencies regulate certain programming practices and other areas affecting the business or operations of broadcast stations, including WAPA PR, and cable networks, including WAPA America and Cinelatino.

        Obscenity, Indecency and Profanity.    Federal statutes prohibit the broadcast or transmission of obscene material at any time by broadcast television stations, including the WAPA PR stations or on cable networks, including WAPA America and Cinelatino. The FCC's rules also prohibit television stations, including the WAPA PR stations, from broadcasting indecent or profane material between the hours of 6:00 a.m. and 10:00 p.m. In recent years, the FCC has intensified its enforcement activities with respect to programming it considers indecent and has issued numerous fines to licensees found to have violated the indecency rules.

        In July 2007, the FCC implemented increased forfeiture amounts for indecency violations that were enacted by Congress. The maximum permitted fine for an indecency violation is $325,000 per incident and $3,000,000 for any continuing violation arising from a single act or failure to act.

        Because the FCC may investigate indecency complaints on an ex parte basis, a licensee may not have knowledge of an indecency complaint unless and until the complaint results in the issuance of a formal FCC letter of inquiry or notice of apparent liability for forfeiture. In July 2010, the U.S. Court of Appeals for the Second Circuit issued a decision finding that the FCC's indecency standard was too vague for broadcasters to interpret and therefore inconsistent with the First Amendment. In June 2011, the Supreme Court granted certiorari in this case. In June 2012, the Supreme Court issued a decision which held that the FCC could not fine ABC and FOX (two television networks that were fined for airing allegedly indecent material) for the specific broadcasts at issue because the FCC had not provided them with sufficient notice of its intent to issue fines for the use of fleeting expletives or momentary nudity. However, the Supreme Court did not make any substantive ruling regarding the FCC's current indecency policies. The result of this decision on the FCC's indecency enforcement practices remains unclear, and the FCC has not issued any decisions regarding indecency enforcement since the Supreme Court's decision was issued.

        Children's Programming.    Federal statutes and FCC rules require broadcast television stations, including the WAPA PR stations, to broadcast three hours per week of educational and informational programming ("E/I programming") designed for children 16 years of age and younger. FCC rules also require television stations to air E/I programming on each additional digital multicast program stream broadcast, with the requirement increasing in proportion to the additional hours of free programming offered on multicast channels.

        Federal statutes and FCC rules also limit the amount and content of commercial matter that may be included in programming primarily produced and carried for children 12 years and younger by broadcast television stations and cable networks, including WAPA America and Cinelatino. The FCC's rules also limit the display, during children's programming on broadcast stations and cable networks, of Internet addresses of websites that contain or link to commercial material or that use program characters to sell products. In October 2009, the FCC issued a Notice of Inquiry ("Children's NOI") seeking comment on a broad range of issues related to children's usage of electronic media and the current regulatory landscape that governs the availability of electronic media to children. The Children's NOI remains pending, and it cannot be predicted what recommendations or further action, if any, will result from it.

        Some U.S. policymakers have sought limitations on food and beverage marketing in media popular with children and teens. In April 2011, the Interagency Working Group on Food Marketed to Children, which is comprised of the Federal Trade Commission, the Centers for Disease Control and Prevention, the Food and Drug Administration and the U.S. Department of Agriculture, jointly requested comment on proposed nutritional restrictions for food and beverage marketing directed to children and teens aged 17 years and under. Although the proposed guidelines are nominally voluntary, if these or other similar guidelines are implemented by food and beverage marketers, they could have a negative impact WAPA PR and WAPA America's advertising revenues.

        Commercial Loudness.    The 2010 Commercial Advertisement Loudness Mitigation Act ("CALM Act") and the FCC rules implementing the CALM Act, require television stations, cable television operators, satellite television providers, and other pay television providers to limit the average volume of commercials, including promotional announcements, to the same average volume as the programming it accompanies. The FCC rules do not specifically require video programming providers, such as WAPA America or Cinelatino, to comply with the rules regarding the loudness of commercials. However, video programming distributors may request or require by contract that programming providers certify compliance with those rules for commercials embedded in programming.

        Closed Captioning.    FCC rules require the majority of programming broadcast by television stations and carried on cable networks to contain closed captions. In January 2012, the FCC adopted rules to require that television programming broadcast by television stations, including the WAPA PR stations, or transmitted by cable, including on WAPA America or Cinelatino, with captioning include captioning if subsequently made available online, for example, by streaming on WAPA.TV. These rules are being phased-in over a 12 month period that began in September 2012.

        Sponsorship Identification.    Both the Communications Act and the FCC's rules generally require that, when payment or other consideration has been received or promised to a broadcast television station for the airing of program material, the station must disclose that fact and identify who paid or promised to provide the consideration at the time of broadcast. Cable systems are subject to the same requirement when the system is originating programming, also known as cablecasting. In June 2008 the FCC sought comments on whether it should adopt additional regulations with respect to sponsorship identification requirements on cable programmers. That proceeding remains pending.

Local Cable Regulation

        Cable television systems, including those that carry WAPA PR, WAPA America, and Cinelatino, are regulated by municipalities or other local or state government authorities which have the jurisdiction to grant and to assign franchises, and to negotiate generally the terms and conditions of such franchises, including rates for basic service charged to subscribers, except to the extent that such jurisdiction is preempted by federal law. Any such rate regulation could place downward pressure on the potential subscriber fees WAPA PR, WAPA America, and Cinelatino can earn.

Program Access Restrictions

        Under the Communications Act, vertically integrated cable programmers are generally prohibited from offering different prices, terms, or conditions to competing multichannel video programming distributors unless the differential is justified by certain permissible factors set forth in the FCC's regulations. The FCC's "program access" rules previously limited the ability of a vertically integrated cable programmer to enter into exclusive distribution arrangements with cable television operators. However, in 2012, the FCC declined to extend the exclusive contract prohibition section of the program access rules beyond its October 5, 2012 sunset date. A cable programmer is considered to be vertically integrated if it owns or is owned by a cable television operator, in whole or in part, under the FCC's program access attribution rules. Cable television operators for this purpose may include telephone companies that provide video programming directly to subscribers. Any holdings of cable television operators by shareholders, officers, and directors of Hemisphere may be attributable to Hemisphere, and therefore could have the effect of making WAPA America and Cinelatino subject to the program access rules, which could adversely affect the flexibility to negotiate the most favorable terms available for their content and the ability to offer cable television operators exclusive programming.

Regulation of the Internet

        Internet services, including WAPA.TV and CINELATINO.COM, are subject to regulation in the U.S. relating to the privacy and security of personally identifiable user information and acquisition of personal information from children under 13, including the federal Child Online Privacy Protection Act (COPPA) and the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM). In addition, a majority of states have enacted laws that impose data security and security breach obligations. Additional federal, state, territorial laws and regulations may be adopted with respect to the Internet or other online services, covering such issues as user privacy, child safety, data security, advertising, pricing, content, copyrights and trademarks, access by persons with disabilities, distribution, taxation and characteristics and quality of products and services.

Other Regulations

        In addition to the regulations applicable to the broadcast, cable television and Internet industries in general, Hemisphere will also be subject to various federal, state, territorial, and local regulations, including, without limitation, regulations promulgated by federal, state, and territorial environmental, health and labor agencies. Cinelatino is also subject to laws and regulations that may be adopted or promulgated by the governments of other jurisdictions in which it operates.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of Hemisphere Class A common stock applicable to Non-U.S. Holders (as defined below). This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No opinion of counsel has been obtained, and we do not intend to seek a ruling from the IRS as to any of the tax considerations described below. There can be no assurance that the IRS will not challenge one or more of the tax considerations described below.

        This discussion only addresses beneficial owners of Hemisphere Class A common stock, and it is assumed for purposes of this discussion that Non-U.S. Holders (as defined below) hold shares of Hemisphere Class A common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder's particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, Non-U.S. Holders who acquire Hemisphere Class A common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, former citizens or former long-term residents of the United States, and Non-U.S. Holders who hold Hemisphere Class A common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax (such as U.S. federal estate tax or the Medicare contribution tax on certain net investment income), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holder should consult with their own tax advisors regarding the possible application of these taxes.

        For the purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of Hemisphere Class A common stock that is an individual, corporation, estate or trust, other than:

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  an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Hemisphere Class A common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that, for U.S. federal income tax purposes, are treated as a partner in a partnership holding shares of Hemisphere Class A common stock should consult their own tax advisors.

        THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK. HOLDERS OF OUR CLASS A COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF OTHER U.S. FEDERAL TAX LAWS AND ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK.

Distributions

        Distributions of cash or property that we pay in respect of Hemisphere Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Except as described below under "—U.S. Trade or Business Income," a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of Hemisphere Class A common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder's tax basis in Hemisphere Class A common stock, and thereafter will be treated as capital gain. However, except to the extent that we elect (or the paying agent or other intermediary through which a Non-U.S. Holder holds Hemisphere Class A common stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case the Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or successor form) certifying such stockholder's entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding possible entitlement to benefits under an income tax treaty.

Sale, Exchange or Other Taxable Disposition of Hemisphere Class A Common Stock

        Subject to the discussion below under "—Information Reporting and Backup Withholding" and "—FATCA," a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of Hemisphere Class A common stock unless:

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  the gain is U.S. trade or business income, in which case the gain will be subject to tax in the manner described below under "—U.S. Trade or Business Income";

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  the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the gain (reduced by any U.S.-source capital losses) will be subject to 30% (or a lower applicable treaty rate) tax; or

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  we are, or have been, a "United States real property holding corporation" for U.S. federal income tax purposes, at any time during the shorter of the five-year period preceding such disposition and the Non-U.S. Holder's holding period in Hemisphere Class A common stock, in which case, subject to the exception described in the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income.

        In general, a corporation is a "United States real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the total fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a United States real property holding corporation, gain will not be subject to tax as U.S. trade or business income if a Non-U.S. Holder's holdings (direct and indirect) at all times during the applicable period constituted 5% or less of Hemisphere Class A common stock, provided that shares of Hemisphere Class A common stock were regularly traded on an established securities market during such period. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation for U.S. federal income tax purposes.

U.S. Trade or Business Income

        For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of Hemisphere Class A common stock will be considered to be "U.S. trade or business income" if (A) such income or gain is (i) effectively connected with a Non-U.S. Holder's conduct of a trade or business within the United States and (ii) if the Non-U.S. Holder is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, if you are an individual, a fixed base) that such Non-U.S. Holder maintains in the United States, or (B) we are or have been a United States real property holding corporation at any time during the shorter of the five-year period ending on the date of the disposition of Hemisphere Class A common stock and the Non-U.S. Holder's holding period for the Class A common stock (subject to the exception set forth above in the second paragraph of "—Sale, Exchange or Other Taxable Disposition of Hemisphere Class A Common Stock"). Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided that a Non-U.S. Holder complies with applicable certification and disclosure requirements, including providing a properly executed IRS Form W-8ECI (or successor form)); instead, such Non-U.S. Holder is subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on such holder's U.S. trade or business income unless an applicable income tax treaty provides otherwise. Any U.S. trade or business income received by a Non-U.S. Holder that is a foreign corporation may also be subject to a branch profits tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty).

Information Reporting and Backup Withholding

        We must report to our Non-U.S. Holders and the IRS the amount of dividends paid during each calendar year, if any, and the amount of any tax withheld. These information reporting requirements apply even if no withholding is required (e.g., because the dividends are U.S. trade or business income, or withholding is eliminated by an applicable income tax treaty). This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

        Backup withholding, however, generally will not apply to distributions payable to a Non-U.S. Holder of shares of Hemisphere Class A common stock provided the Non-U.S. Holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person (as defined in the Code) that is not an exempt recipient.

        Payments on the sale or other taxable disposition of Hemisphere Class A common stock made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is for U.S. federal income tax purposes: a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the Non-U.S. Holder is not a U.S. person (as defined in the Code) and certain other conditions are met or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against a Non-U.S. Holder's U.S. federal income tax liability or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied by the Non-U.S. Holder to the IRS.

FATCA

        Pursuant to the Foreign Account Tax Compliance Act, or "FATCA," foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with new information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a new 30% withholding tax with respect to any "withholdable payments." For this purpose, withholdable payments include generally U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers. The new FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Final Treasury regulations defer this withholding obligation until January 1, 2014 for payments of dividends on U.S. common stock and until January 1, 2017 for gross proceeds from dispositions of U.S. common stock. FATCA withholding will not apply to withholdable payments made directly to foreign governments, international organizations, foreign central banks of issue and individuals, and Treasury is authorized to provide additional exceptions.

        Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

 THE AGREEMENTS

        The following summary describes certain material provisions of agreements entered into in connection with the Transaction.

Description of the Merger Agreement

Structure of the Mergers

        The Merger Agreement provided for three mergers: (i) Azteca Merger Sub merged with and into Azteca, whereupon the separate existence of Azteca Merger Sub ceased and Azteca became the surviving corporation; (ii) WAPA Merger Sub merged with and into WAPA, whereupon the separate existence of WAPA Merger Sub ceased and WAPA was the surviving limited liability company; and (iii) Cine Merger Sub merged with and into Cinelatino, whereupon the separate existence of Cine Merger Sub ceased and Cinelatino was the surviving corporation. Upon consummation of such mergers, each of WAPA, Cinelatino and Azteca became indirect wholly-owned subsidiaries of Hemisphere.

Closing and Effective Time of the Mergers

        The Azteca Merger became effective on April 4, 2013 by the filing of a certificate of merger, certified by the Secretary of Azteca in accordance with the DGCL (the "Azteca Merger Filing"), with the Delaware Secretary of State and making all other filings or recordings required by the DGCL in connection with the Azteca Merger. Concurrently with the Azteca Merger Filing and the Cine Merger Filing, as defined below, the WAPA Merger became effective by the filing of a certificate of merger, certified by the Secretary of WAPA in accordance with the Delaware Limited Liability Company Act (the "WAPA Merger Filing"), with the Delaware Secretary of State and the making of all other filings or recordings required by the Delaware Limited Liability Company Act in connection with the WAPA Merger. Concurrently with the Azteca Merger Filing and the WAPA Merger Filing, the Cine merger became effective by the filing of a certificate of merger, certified by the Secretary of Cinelatino in accordance with the DGCL (the "Cine Merger Filing"), with the Delaware Secretary of State and the making of all other filings or recordings required by the DGCL in connection with the Cine merger. The parties held a closing to verify that all closing conditions had been satisfied or waived immediately prior to the filing of the certificates of merger.

Merger Consideration

        Each of the shares of Azteca common stock issued and outstanding immediately prior to the effective time (other than any shares canceled pursuant to the Merger Agreement, redeemed shares, or dissenting shares), were automatically converted into one validly issued, fully paid, and non-assessable share of Hemisphere Class A common stock.

        Each share of Azteca Merger Sub common stock held by Holdco immediately prior to the effective time was canceled and converted into one validly issued, fully paid, and non-assessable share of Azteca common stock.

        The WAPA units issued and outstanding immediately prior to the effective time were automatically converted into the right to receive (i) an aggregate of 20,432,462 shares of Hemisphere Class B common stock and (ii) a cash payment.

        Each equity interest of WAPA Merger Sub issued and outstanding immediately prior to the effective time was canceled and converted into one validly issued, fully paid, and non-assessable equity interest WAPA.

        The shares of Cinelatino common stock issued and outstanding prior to the effective time of the merger were automatically converted into the right to receive (i) an aggregate of 12,567,538 shares of Hemisphere Class B common stock and (ii) a cash payment.

        Each share of common stock of Cine Merger Sub issued and outstanding immediately prior to the effective time was cancelled and converted into one validly issued, fully paid, and non-assessable share of common stock of Cinelatino.

        At the effective time, all of the Amended Azteca Warrants outstanding immediately prior to the consummation of the Transaction were automatically converted into the right to acquire shares of Hemisphere Class A common stock on the same terms as were in effect with respect to the Amended Azteca Warrants immediately prior to the consummation of the Transaction. In addition, immediately prior to the consummation of the Transaction, Azteca purchased from the Current Sponsor Warrantholders, 2,333,334 Amended Azteca Warrants (i.e., warrants to purchase 1,166,667 shares of Azteca common stock) for a purchase price per warrant equal to $0.50. Immediately following the consummation of the Transaction, Hemisphere sold to the WAPA/Cinelatino Investors in a private placement transaction exempt from registration under the Act an aggregate of 2,333,334 warrants to purchase 1,166,667 shares of Hemisphere Class A common stock for a purchase price per warrant equal to $0.50 (the Seller Warrants). The Seller Warrants have the same terms as in effect with respect to the Amended Azteca Warrants immediately prior to the consummation of the Transaction.

Additional Agreements

  The Lock-up Agreement

        Concurrently with the execution of the Merger Agreement, each of WAPA, Cinelatino, IM, InterMedia Cine, James M. McNamara, Cinema Aeropuerto, Azteca's Sponsor, Brener International Group, LLC, Gabriel Brener, Clive Fleissig, Juan Pablo Albán, John Engelman and Alfredo E. Ayub have entered into a lock-up agreement with Hemisphere (the "Lock-up Agreement") pursuant to which each of them have agreed, subject to certain exceptions, not to transfer or sell (i) any shares of Hemisphere Class A common stock and Hemisphere Class B common stock (including any shares of Hemisphere Class A common stock that may be received upon exercise of warrants) for a period of one year following the consummation of the Transaction and (ii) any warrants for a period of 30 days following the consummation of the Transaction. However, following 150 days after the closing of the Transaction, if the last sale price of the Hemisphere common stock reaches or exceeds (a) $11.50 for any 20 trading days within any 30-trading day period during the final seven months of the lock-up period, one-half of the shares of Hemisphere common stock that are subject to the Lock-up Agreement (other than the shares of Hemisphere Class A common stock or Hemisphere Class B common stock that are subject to forfeiture) will be released from the restrictions on transfer set forth in the Lock-up Agreement or (b) $15.00 for any 20 trading days within any 30-trading day period during the final seven months of the lock-up period, the remaining one-half of the shares of Hemisphere common stock that are subject to the Lock-up Agreement (other than the shares of Class A common stock or Hemisphere Class B common stock that are subject to forfeiture) will be released from the restrictions on transfer set forth in the Lock-up Agreement

        The Lock-up Agreement contains exceptions for (i) transfers to permitted transferees (as defined below); (ii) transfers to Hemisphere or any of its officers or directors; (iii) transfers to any other person subject to the Lock-up Agreement and its affiliates; (iv) transfers in connection with Hemisphere's consummation of a merger, share exchange or other similar transaction that results in all of Hemisphere's security holders having the right to exchange their securities for cash, securities or other property; (v) transfers pursuant to an acceptance of a general offer for the securities made to all holders of the securities on equal terms; (vi) the provision of an irrevocable undertaking to accept an offer as described in clause (v) above; (vii) transfers of any securities acquired after the consummation of the Transaction in any open-market transaction; and (viii) as may be approved in writing from time to time by the Hemisphere board of directors.

        A "Permitted Transferee" means, (i) with respect to any person subject to the Lock-up Agreement who is an individual, (x) a member of such holder's immediate family (which shall mean any relationship by blood, marriage or adoption, not more remote than first cousin) or a trust, corporation, partnership or limited liability company for the benefit of such person and/or an immediate family member, all of the beneficial interests of which shall be held by such holder and/or one or more members of such holder's immediate family, and shall include such holder's heirs, successors, administrators and executor, (y) any beneficiary pursuant to will, other testamentary document or applicable laws of decent and (z) any person receiving securities pursuant to a qualified domestic relations order, (ii) with respect to any holder that is an entity, any affiliate of such entity or any of its or its affiliate's holders of equity, and (iii) with respect to the WAPA member and InterMedia Cine, any managing director, general partner, director, limited partner, member, officer or employee of such WAPA member or InterMedia Cine, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include such WAPA member, or its affiliates, (iv) with respect to Cinema Aeropuerto, (a) any managing director, general partner, director, limited partner, member, officer or employee of Cinema Aeropuerto or (b) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include Cinema Aeropuerto, or its affiliates, (v) with respect to any Azteca initial stockholder or existing Azteca Sponsor Warrant holder that is an entity (a) any managing director, general partner, director, limited partner, member, officer or employee of such Azteca initial stockholder or existing Azteca Sponsor Warrant holder or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include such Azteca initial stockholder or existing Azteca Sponsor Warrant holder, or its affiliates, (b) by virtue of the charter documents of any Azteca initial stockholder or existing Azteca Sponsor Warrant holder that is an entity, upon dissolution of such person; and (vi) as a bona fide gift or gifts to any institution qualified as tax-exempt under Section 501(c)(3) of the Internal Revenue Code; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

        The Lock-up Agreement further provides that no party thereto may exercise any registration rights until the expiration of the lock-up period, except (i) as may be separately approved in writing by the Hemisphere board of directors in connection with any permitted transfer or (ii) to the extent that such registration statement does not become effective prior to the end of the lock-up period.

        The Lock-up Agreement supersedes any existing lock-up agreements between the Azteca Initial Stockholders and existing sponsor warrantholders and Azteca contained in the Securities Purchase Agreement and the letter agreement dated June 29, 2011.

  The Registration Rights Agreement

        In connection with the Transaction, Hemisphere and the Investors (as defined below) entered into the Registration Rights Agreement, dated as of January 22, 2013, pursuant to which, after the consummation of the Transaction, the Investors will, among other things and subject to the terms and conditions set forth therein, have certain demand and so-called "piggy back" registration rights with respect to their shares of Hemisphere Class A common stock (including shares of Class A common stock issuable upon exercise, conversion or exchange of other securities of the Company including the Class B common stock and the warrants), warrants held as of the effective time of the Transaction and any shares of Class A common stock or warrants issued in respect of the shares of Common Stock of Hemisphere issued or issuable by way of a dividend, stock or otherwise (collectively, the "Registrable Securities"). The Investors are Intermedia Partners VII, L.P., Intermedia Cine Latino, LLC (together, the "IM Investors"), Cinema Aeropuerto, James McNamara (together the "CA Investors") and Azteca Acquisition Holdings, LLC, Brener International Group, LLC, Juan Pablo Albán, Alfredo Elias Ayub, John Engleman and Clive Fleissig (together, the "Sponsor Investors").

        Under the Registration Rights Agreement, after the consummation of the Transaction, (i) IM Investors and their permitted transferees holding at least a majority of the outstanding Registrable Securities held by them (ii) CA Investors and their permitted transferees holding at least a majority of the Registrable Securities held by them and (iii) Sponsor Investors and their permitted transferees holding at least a majority of the Registrable Securities held by them may demand that Hemisphere register the offer and sale of all or a portion of their Registrable Securities under the Act so long as the anticipated aggregate offering amount of the securities to be offered to the public is (x) at least $10 million if registration is to be effected pursuant to a registration statement on Form S-1 or similar "long-form" registration (which "long-form" registration may only be requested by the IM Investors) or (ii) at least $5 million if registration is to be effected pursuant to a registration statement on Form S-3 or a similar "short form" registration. Each of the initiating holders described above shall be entitled to no more than one short-form registration every six months. The IM Investors shall be entitled no more than three long-form registrations in general.

        Upon such demand registration request, Hemisphere is obligated to file the relevant demand registration statement as promptly as reasonably practicable after the written request of the initiating holders and to use its reasonable best efforts to cause such registration statement to be declared effective within 90 days (in the case of a long-form registration) or 45 days (in the case of a short-form registration) of the date on which it receives the relevant request, and to cause such registration to remain effective for the lesser of (A) the period during which all Registrable Securities so included are sold and (B) 120 days. If so requested by the initiating holders holding a majority of Registrable Securities to be included in the relevant registration statement, or elected by Hemisphere, Hemisphere will use its reasonable best efforts to cause the offering to be made in the form of a firm commitment underwritten public offering, provided, that the anticipated aggregate offering price to the public equals or exceeds $10 million.

        If Hemisphere becomes eligible to use a shelf registration statement on Form S-3 in connection with a secondary public offering of its equity securities (other than as a result of Hemisphere becoming a "well known seasoned issuer," as discussed below), any Investor (or its permitted transferees) may request that Hemisphere register the offer and sale of Registrable Securities on Form S-3 on a delayed or continuous basis pursuant to Rule 415 promulgated under the Act, so long as the anticipated aggregate market value of such shares is at least $5 million. Following the effectiveness of a shelf registration statement, upon request of any Investor, Hemisphere is obligated to use its reasonable best efforts to cause shares included under the shelf registration to be offered in a firm commitment underwritten public offering, so long as the anticipated aggregate offering amount to the public is at least $10 million. With respect to each such shelf registration, Hemisphere shall use its reasonable best efforts to cause such shelf registration statement to be declared effective within 45 days after it receives a request therefor, and remain effective until there are no longer any shelf registrable securities. If, prior to Hemisphere becoming eligible to use a shelf registration statement on Form S-3 in connection with a secondary public offering of its equity securities, the Sponsor Investors holding at least a majority of the outstanding Registrable Securities held by the Sponsor Investors (the "Sponsor Requesting Investors"), make a written request that Hemisphere register, on Form S-1, in an offering on a delayed or continuous basis pursuant to Rule 415 promulgated under the Act (an "S-1 Shelf Registration") the sale by the Sponsor Requesting Investors of Registrable Securities owned by such Sponsor Requesting Investors, Hemisphere shall (i) as promptly as reasonably practicable after such written request of the Sponsor Requesting Investors, file a registration statement on Form S-1 and (ii) use its reasonable best efforts to cause such registration statement to be declared effective within 90 days after it receives the request therefor. Hemisphere shall use its reasonable best efforts to keep such registration statement effective for 30 days following such first date of effectiveness (as such 30 day period may be extended in certain circumstances, the "Initial Registration Period"). In the event Hemisphere receives, prior to the expiration of the Initial Registration Period, a written request for the Sponsor Requesting Investors to extend such 30 day period, Hemisphere shall use its reasonable best efforts to keep such registration statement effective for an additional 30 days following the expiration of the Initial Registration Period, (as such additional 30 day period may be extended in certain circumstances). The Sponsor Requesting Investors shall be entitled to no more than one S-1 Shelf Registration. Any stock sold by the Sponsor Requesting Investors pursuant to an S-1 Shelf Registration shall not be sold pursuant to an underwritten public offering.

        If Hemisphere becomes a "well known seasoned issuer," it is obligated, as soon as reasonably practicable, to include all of the Registrable Securities entitled to registration under the Registration Rights Agreement on a single "automatic shelf registration statement," to use its reasonable best efforts to cause such automatic shelf registration statement to become effective within ten business days of becoming a well-known seasoned issuer, and to cause such automatic shelf registration statement to remain effective until there are no longer any Registrable Securities.

        If Hemisphere's board of directors determines that a demand registration or shelf registration (or the continuation of any such registration thereunder) would materially interfere with any material financing, acquisition, corporate reorganization, merger or other material transaction or would require premature disclosure of a matter that the board of directors has determined would not be in the best interests of Hemisphere to be disclosed at such time, including any registration that is requested or continuing at a time during a blackout period in accordance with Hemisphere's trading policies or such time that any initiating holder may be deemed to hold material non-public information regarding Hemisphere, due to such person's status as a director or officer or otherwise, Hemisphere may delay filing the registration statement until such intervening circumstance no longer exists, or if the registration statement has already been filed, it may withdraw the registration statement or postpone, suspend or terminate its effectiveness if determined by the board of directors to be in the best interests of Hemisphere. The Hemisphere board of directors may not, however, withdraw a registration statement demanded under the Registration Rights Agreement more than once in any 12-month period or postpone an offering for a period of greater than 120 days in any 12-month period.

        If any initiating holder demands registration (or shelf registration) under the Registration Rights Agreement, the other Investors are entitled to notice thereof and to have all or a portion of their shares of registrable securities included in the registration and offering. In addition, if Hemisphere decides to register the offer and sale of shares of its Hemisphere Class A common stock for its own account or the account of a stockholder other than the Investors (subject to certain exceptions set forth in the Registration Rights Agreement), the holders may require Hemisphere to include all or a portion of their shares of Registrable Securities in the registration, and to the extent the registration is in connection with an underwritten public offering, to have such Registrable Securities included in the offering.

        The Investors right to demand or include their shares of registrable securities in a registration is subject to the right of the underwriters to limit the number of shares included in the offering in the event such underwriter determines that registration of all or a portion of the securities which the holders have requested to be included in the offering would materially adversely affect the success of such offering.

        Hemisphere has agreed that, during the period beginning on the effective date of a demand registration statement and ending on the date that is 90 days (or 180 days in the case of an initial public offering) after the date of the final prospectus relating to the offering, it will not sell, offer for sale or otherwise transfer shares of its common stock or any securities convertible into such shares of common stock, except for transfers pursuant to such underwritten public offering. In addition, Hemisphere has agreed to use its reasonable best efforts to cause its officers, directors and holders of greater than 1% of its Registrable Securities and securities of Hemisphere that are of the same as the Registrable Securities (or any securities convertible into such shares of Registrable Securities) to enter into similar lock-up agreements that contain restrictions that are no less restrictive than the restrictions applicable to Hemisphere.

        The rights of a given Investor to demand registration with respect to such Registrable Securities shall terminate (i) when a registration statement covering such Registrable Securities has been declared effective under the Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective registration statement (ii) upon the sale of the relevant Registrable Securities pursuant to an effective registration statement or Rule 144 of the Securities Act, (iii) once such Investor (together with certain other relevant holders) owns less than 1% of the outstanding Class A common stock on a fully-diluted basis, (iv) if the Hemisphere common stock is proposed to be sold by a person not entitled to registration rights under the Registration Rights Agreement, or (v) once such Registrable Securities are no longer outstanding.

        The Registration Rights Agreement contains customary provisions allocating rights and responsibilities among the parties thereto and obligating Hemisphere and the other parties to the Registration Rights Agreement to indemnify each other against certain liabilities arising from any registration of securities thereunder. The obligations of the parties under the Registration Rights Agreement terminate upon termination of the Merger Agreement.

        The full text of the Registration Rights Agreement is filed as an exhibit to this Post-Effective Amendment No. 1 on Form S-1 to the Registration Statement on Form S-4 and incorporated into this document by reference.

  The Assignment, Assumption and Amendment of Warrant Agreement

        The Assignment, Assumption and Amendment of Warrant Agreement was entered into by Azteca, Hemisphere and the Warrant Agent upon the consummation of the Transaction to effect the Warrant Amendment, upon its approval by the warrantholders, and to permit Azteca to assign to Hemisphere all of its right, title and interest in the Warrant Agreement and permit Hemisphere to assume all of Azteca's liabilities and obligations under the Warrant Agreement.

        The Warrant Amendment provides that, among other things, (i) each warrant to purchase Azteca common stock outstanding immediately prior to the consummation of the Transaction (including the Sponsor Warrants) will become exercisable for one-half of the number of shares of common stock of Hemisphere at an exercise price of $6.00 per half-share and (ii) each holder of Azteca warrants (including the Sponsor Warrants) will receive, for each such warrant (in exchange for the reduction of shares for which such warrants are exercisable), $0.50 in cash. Upon consummation of the Transaction, each Amended Azteca Warrant was converted into an equal number of Hemisphere warrants and became exercisable for shares of Hemisphere Class A common stock on the same terms as were in effect with respect to such Amended Azteca Warrants immediately prior to the consummation of the Transaction. Pursuant to the Warrant Amendment, a warrantholder may exercise its warrants only for a whole number of shares of Hemisphere Class A common stock. Only an even number of warrants may be exercised at any given time by the registered warrantholder. For example, if a registered warrantholder holds one warrant to purchase one-half of a share of Hemisphere Class A common stock, such warrant shall not be exercisable. If a registered warrantholder holds two warrants, such warrants shall be exercisable for one share of Hemisphere Class A common stock.

        In addition, the Warrant Amendment:

  •
  Removes the obligation of Azteca to reduce the warrant price in the case of certain reclassifications or reorganizations that occur after the Transaction if more than 30% of the consideration receivable by the holders of the common stock in the applicable event is payable in the form of common stock in the successor entity that is not listed for trading on a national securities exchange or on the OTCBB, or is not to be so listed for trading immediately following such event. The purpose of this amendment is to permit the Amended Azteca Warrants to be treated as equity for reporting purposes.

  •
  Provides that the Company may elect to permit warrantholders to exercise their warrants on a cashless basis in lieu of filing a registration statement. This would permit warrantholders to exchange their registered warrants for freely tradeable shares of common stock pursuant to an exemption from registration under Section 3(a)(9) of the Act.

  •
  Amends Section 4.6 of the Warrant Agreement in order to allow for payments in lieu of fractional shares in the event of stock splits, stock dividends or similar events. In such event no fractional shares will be issued upon exercise of Azteca warrants. After giving effect to such event if a holder would be entitled to receive a fractional interest in a share, Hemisphere will, upon exercise, either round up to the nearest whole number the number of shares of Hemisphere Class A common stock to be issued to the warrantholder or pay cash in lieu of such fractional share.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT OF HEMISPHERE

        The following table sets forth certain information, as of April 30, 2013 with respect to (i) each director and each named executive officer of Hemisphere; (ii) all directors and named executive officers of Hemisphere as a group; and (iii) persons (including any "group" as that term is used in Section l3(d)(3) of the Exchange Act), that are the beneficial owner of more than five percent of each class of common stock of Hemisphere. Shares of common stock subject to options exercisable within 60 days of April 30, 2013 are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others.

        Unless otherwise indicated, Hemisphere believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

        As of April 30, Hemisphere had:

  •
  10,991,100 shares of Hemisphere Class A common stock and warrants to purchase 7,333,334 shares of Hemisphere Class A common stock outstanding; and

  •
  33,000,000 shares of Hemisphere Class B common stock outstanding.

Name and Address of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned(1)		Percentage of Class A Common Stock Beneficially Owned(1)		Shares of Class B Common Stock Beneficially Owned(1)	Percentage of Class B Common Stock Beneficially Owned(1)	Voting Power(2)
5% Shareholders
Cinéma Aeropuerto, S.A. de C.V.(3)	6,180,627	(4)	14.0%	(4)	5,969,581	18.1%	17.2%
InterMedia Cine Latino, LLC(5)	6,180,627	(6)	14.0%	(6)	5,969,581	18.1%	17.2%
InterMedia Partners VII, L.P.(7)	27,335,449	(8)	60.8%	(8)	26,402,043	80.0%	76.1%
Hawkeye Capital Management LLC(9)	2,935,550	(10)	6.6%	(10)(11)	—	—	*
Luxor Capital Partners, LP(12)	3,135,500	(13)	7.1%	(13)(14)	—	—	*
Davidson Kempner Partners(15)	1,050,000	(16)	2.4%	(16)(17)	—	—	*
Named Executive Officers and Directors
Peter M. Kern(18)	—		—		—	—	—
Gabriel Brener(18)(19)(20)	2,883,111	(19)	6.4%	(19)	—	—	*
John Engelman(18)	45,000	(21)	*	(21)	—	—	*
Craig D. Fischer(18)	—		—		—	—	—
Leo Hindery, Jr.(18)	—		—		—	—	—
James M. McNamara(18)	650,591	(22)	1.5%	(22)	628,376	1.9%	1.8%
Eric C. Neuman(18)	—		—		—	—	—
Vincent L. Sadusky(18)	—		—		—	—	—
Alan J. Sokol(18)	—		—		—	—	—
Ernesto Vargas Guajardo(18)	—		—		—	—	—
All directors and executive officers as a group (10 persons)(18)	3,578,702		7.9%		628,376	1.9%	2.7%

*
Indicates percentage is less than 1%.

(1)
The amounts and percentages of our ordinary shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
Column reflects each party's voting power as a percentage of the voting power of all of Hemisphere's outstanding capital stock.

(3)
Cinema Aeropuerto, S.A. de C.V. ("Cinema Aeropuerto") is an indirect wholly-owned subsidiary of, and is controlled by, Grupo MVS, S.A. de C.V. ("MVS"). MVS is the beneficial owner of a controlling interest in Grupo Frecuencia Modulada Television, S.A. de C.V. ("Grupo Frecuencia"), the owner of a controlling interest in Cinema Aeropuerto. Certain individuals of the Vargas Guajardo family (in their capacity as controlling shareholders in the capital stock of MVS through a trust), Grupo Frecuencia and MVS, may be deemed to have shared dispositive power and shared voting power over, and thus to beneficially own, all of the ordinary shares owned by Cinema Aeropuerto. The corresponding members of the Vargas Guajardo family, Grupo Frecuencia and MVS disclaim beneficial ownership of the shares held by Cinema Aeropuerto, except to the extent of their pecuniary interest therein. Cinema Aeropuerto's principal place of business is Blvd. Manuel Ávila Camacho 147, Chapultepec Morales, Ciudad de México, D.F. 11510, México.

(4)
Includes 211,046 shares of Hemisphere Class A common stock issuable upon conversion of the Seller Warrants which are exercisable at $12.00 per share and 5,969,581 shares of Hemisphere Class A common stock, which are issuable upon conversion of the Hemisphere Class B common stock.

(5)
InterMedia Cine Latino, LLC is an affiliate of, and is controlled by, InterMedia Partners VII, L.P. (the "Fund"). InterMedia Partners, L.P. (the "GP") is the general partner of the Fund. Messrs. Hindery and Kern serve as the managers of the GP. Each of InterMedia Cine Latino, LLC, the Fund and the GP, as well as Messrs. Hindery and Kern (in their capacities as managers of the GP), may be deemed to have shared dispositive power and shared voting power over, and thus to beneficially own, all of the shares owned by InterMedia Cine Latino, LLC through their respective direct or indirect ownership of the equity interests of InterMedia Cine Latino, LLC. The Fund, the GP, and Messrs. Hindery and Kern disclaim beneficial ownership of the shares held by InterMedia Cine Latino, LLC, except to the extent of their pecuniary interest therein. The address of InterMedia Cine Latino LLC is c/o InterMedia Partners, L.P., 405 Lexington Avenue, 48th Floor, New York, New York, 10174.

(6)
Includes 211,046 shares of Hemisphere Class A common stock issuable upon conversion of the Seller Warrants, which are exercisable at $12.00 per share and 5,969,581 shares of Hemisphere Class A common stock, which are issuable upon conversion of the Hemisphere Class B common stock.

(7)
InterMedia Partners VII, L.P., is a limited partnership whose general partner is InterMedia Partners, L.P. (the "GP"). Messrs. Hindery and Kern serve as the managers of the GP. InterMedia Partners VII, L.P., as well as Messrs. Hindery and Kern (in their capacities as managers of the GP), may be deemed to have shared dispositive power and shared voting power over, and thus to beneficially own, all of the shares owned by InterMedia Partners VII, L.P. through their respective direct or indirect ownership of the equity interests of InterMedia Partners VII, L.P. The Fund and Messrs. Hindery and Kern disclaim beneficial ownership of the shares held by InterMedia Partners VII, L.P., except to the extent of their pecuniary interest therein. The address of InterMedia Partners VII, L.P. is c/o InterMedia Partners, L.P., 405 Lexington Avenue, 48th Floor, New York, New York, 10174.

(8)
Includes 722,360 shares of Hemisphere Class A common stock issuable upon conversion of the Seller Warrants which are exercisable at $12.00 per share and 20,432,462 shares of Hemisphere Class A common stock, which are issuable upon conversion of the Hemisphere Class B common stock. Includes 6,180,627 shares held by InterMedia Cine Latino, LLC

(9)
The information set forth herein is based solely on information contained in Schedule 13D filed by the following persons on April 16, 2013: Hawkeye Capital Master, a pooled investment vehicle organized as a Cayman Islands series trust, owns 2,374,300 shares of Hemisphere Class A common stock and 561,250 shares of Hemisphere Class A common stock issuable upon exercise of warrants which may be deemed to be beneficially owned by each of Richard A. Rubin, Hawkeye Capital Management, LLC and Hawkeye Capital Master and as to which Richard Rubin has sole voting power and dispositive power in his role as managing member of Hawkeye Capital Management, LLC, the manager of Hawkeye Capital Master. Each of Hawkeye Capital Management, LLC and Mr. Rubin disclaims beneficial ownership of such shares for all other purposes. The principal place of business for Richard A. Rubin and Hawkeye Capital Management, LLC is 800 Third Avenue, 9th Floor, New York, New York, 10022. The principal place of business for Hawkeye Capital Master is P.O. Box 897GT, One Capital Place, Georgetown, Grand Cayman, Cayman Islands.

(10)
Based solely on the information contained in the Schedule 13D filed by Richard A. Rubin, Hawkeye Capital Management, LLC and Hawkeye Capital Master on April 16, 2013. This figure includes 2,374,300 shares of Hemisphere Class A common stock and 561,250 shares of Class A common stock issuable upon conversion of warrants which are exercisable at $12.00 per share.

(11)
The percentage set forth above assumes a conversion of all outstanding shares of Hemisphere Class B common stock and of any securities held by the investor convertible within 60 days from the date of the closing on April 4, 2013 into shares of Hemisphere Class A common stock. However, as reported in the Schedule 13D filed by Richard A. Rubin, Hawkeye Capital Management, LLC and Hawkeye Capital Master on April 16, 2013, the holder may be deemed to beneficially own 25.40% of the Hemisphere Class A common stock assuming no conversion of shares of Hemisphere Class B common stock into shares of Hemisphere Class A common stock.

(12)
The information set forth herein is based solely on information contained in Schedule 13D filed by the following persons on April 10, 2013: (i) Luxor Capital Partners, LP, a Delaware limited partnership (the "Onshore Fund"), which individually beneficially owns 715,046 shares of Hemisphere Class A common stock, (ii) Luxor Wavefront, LP, a Delaware limited partnership (the "Wavefront Fund"), which individually beneficially owns 1,135,493 shares of Hemisphere Class A common stock, (iii) Luxor Capital Partners Offshore Master Fund, LP, a Cayman Islands limited partnership (the "Offshore Master Fund"), which individually beneficially owns 1,142,544 shares of Hemisphere Class A common stock, (iv) Luxor Capital Partners Offshore, Ltd., a Cayman Islands exempted company (the "Offshore Feeder Fund") which, as the owner of a controlling interest in the Offshore Master Fund, may be deemed to beneficially own the shares of Hemisphere Class A common stock held by the Offshore Master Fund, (v) Luxor Spectrum Offshore Master Fund, LP, a Cayman Islands limited partnership (the "Spectrum Offshore Master Fund"), which individually beneficially owns 83,001 shares of Hemisphere Class A common stock, (vi) Luxor Spectrum Offshore, Ltd., a Cayman Islands exempted company (the "Spectrum Offshore Feeder Fund") which, as the owner of a controlling interest in the Spectrum Offshore Master Fund, may be deemed to beneficially own the shares of Hemisphere Class A common stock held by the Spectrum Offshore Master Fund, (vii) Luxor Capital Group, LP, a Delaware limited partnership ("Luxor Capital Group") which, as the investment manager of the Onshore Fund, the Wavefront Fund, the Offshore Master Fund, the Offshore Feeder Fund, the Spectrum Offshore Master Fund and the Spectrum Offshore Feeder Fund (collectively, the "Funds"), may be deemed to beneficially own the shares held by them and an additional 59,416 shares of Hemisphere Class A common stock held by separately managed accounts it also manages, (viii) Luxor Management, LLC, a Delaware limited liability company ("Luxor Management") which, as the general partner of Luxor Capital Group, may be deemed to beneficially own the shares of Hemisphere Class A common stock beneficially owned by Luxor Capital Group, (ix) LCG Holdings, LLC, a Delaware limited liability company ("LCG Holdings"), which, as the general partner of the Onshore Fund, the Wavefront Fund, the Offshore Master Fund and the Spectrum Offshore Master Fund , may be deemed to beneficially own the shares held by each of them, and (x) Christian Leone, a United States citizen who, as the managing member of Luxor Management and LCG Holdings, may be deemed to be the beneficial owner of the shares of Hemisphere Class A common stock beneficially owned by each of Luxor Management, LCG Holdings, and Luxor Capital Group.

The Onshore Fund, Luxor Capital Group, LCG Holdings, Luxor Management and Mr. Leone have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the 715,046 shares of Hemisphere Class A common stock individually beneficially owned by the Onshore Fund. The Wavefront Fund, Luxor Capital Group, LCG Holdings, Luxor Management and Mr. Leone have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,135,493 shares of Hemisphere Class A common stock individually beneficially owned by the Wavefront Fund as of April 4, 2013. The Offshore Master Fund, the Offshore Feeder Fund, Luxor Capital Group, LCG Holdings, Luxor Management and Mr. Leone have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,142,544 shares of Hemisphere Class A common stock individually beneficially owned by the Offshore Master Fund. The Spectrum Offshore Master Fund, the Spectrum Offshore Feeder Fund, Luxor Capital Group, LCG Holdings, Luxor Management and Mr. Leone have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the 83,001 shares of Hemisphere Class A common stock individually beneficially owned by the Spectrum Offshore Master Fund. Luxor Capital Group, Luxor Management and Mr. Leone have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the 59,416 shares of Hemisphere Class A common stock held in separately managed accounts.

The business address of each of the Onshore Fund, the Wavefront Fund, Luxor Capital Group, Luxor Management, LCG Holdings and Mr. Leone is 1114 Avenue of the Americas, 29th Floor, New York, New

  York 10036. The business address of each of the Offshore Master Fund, the Offshore Feeder Fund, the Spectrum Offshore Master Fund and the Spectrum Offshore Feeder Fund is c/o M&C Corporate Services Limited, P.O Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(13)
Based solely on the information contained in the Schedule 13D filed by the Onshore Fund, the Wavefront Fund, the Offshore Master Fund, the Offshore Feeder Fund, the Spectrum Offshore Master Fund, the Spectrum Offshore Feeder Fund, the Luxor Capital Group, Luxor Management, LCG Holdings and Christian Leone on April 10, 2013.

(14)
The percentage set forth above assumes a conversion of all outstanding shares of Hemisphere Class B common stock and of any securities held by the investor convertible within 60 days from the date of the closing on April 4, 2013 into shares of Hemisphere Class A common stock. However, as indicated in the Schedule 13D filed by the Onshore Fund, the Wavefront Fund, the Offshore Master Fund, the Offshore Feeder Fund, the Spectrum Offshore Master Fund, the Spectrum Offshore Feeder Fund, the Luxor Capital Group, Luxor Management, LCG Holdings and Christian Leone on April 10, 2013, the holders may be deemed to beneficially own up to 25.6% of the Hemisphere Class A common stock assuming no conversion of shares of Hemisphere Class B common stock into shares of Hemisphere Class A common stock.

(15)
The information set forth herein is based solely on information contained in Schedule 13G filed by the following persons on April 15, 2013: (i) Davidson Kempner Partners, a New York limited partnership ("DKP"), which beneficially owns 85,162 shares of Hemisphere Class A common stock and 97,328 shares of Hemisphere Class A common stock issuable upon exercise of warrants, (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP"), which beneficially owns 190,659 shares of Hemisphere Class A common stock and 217,896 shares of Hemisphere Class A common stock issuable upon exercise of warrants, (iii) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL"), which beneficially owns 214,179 shares of Hemisphere Class A common stock and 244,776 shares of Hemisphere Class A common stock issuable upon exercise of warrants, (iv) Davidson Kempner Capital Management LLC, a New York limited liability company ("DKCM"), which acts as investment manager to each of DKP, DKIP and DKIL and beneficially owns 490,00 shares of Hemisphere Class A common stock and 560,000 shares of Hemisphere Class A common stock issuable upon exercise of warrants and (v) Messrs. Thomas L. Kempner, Jr. and Stephen Dowicz, who as managing members of DKIM are responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL and each have beneficial ownership of 490,00 shares of Hemisphere Class A common stock and 560,000 shares of Hemisphere Class A common stock issuable upon exercise of warrants. The address of the principal business office of each of DKP, DKIP, DKIL, DKCM and Messrs. Kempner and Dowicz is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

(16)
Based solely on the information contained in the Schedule 13G filed by DKP, DKIP, DKIL, DKCM, Thomas L. Kempner, Jr. and Stephen M. Dowicz on April 15, 2013. This figure includes 490,000 shares of Hemisphere Class A common stock and 560,000 shares of Hemisphere Class A common stock issuable upon conversion of warrants which are exercisable at $12.00 per share.

(17)
The percentage set forth above assumes a conversion into shares of Hemisphere Class A common stock of all outstanding shares of Hemisphere Class B common stock and of any securities held by the investor convertible within 60 days from the date of the closing on April 4, 2013. However, as reported in the Schedule 13G filed by DKP, DKIP, DKIL, DKCM, Thomas L. Kempner, Jr. and Stephen M. Dowicz on April 15, 2013, the holders may be deemed to beneficially own up to 9.09% of the Hemisphere Class A common stock assuming no conversion of shares of Hemisphere Class B common stock into shares of Hemisphere Class A common stock.

(18)
Unless otherwise specified, the address of each of our directors and named executive officers is c/o Hemisphere Media Group, Inc., 2000 Ponce de Leon Boulevard Suite 500 Coral Gables, FL 33134.

(19)
Includes 1,872,000 shares of Hemisphere Class A common stock held by Azteca's Sponsor and 1,011,111 shares of Hemisphere Class A common stock issuable upon exercise of warrants held by BIG. Also includes (i) 315,152 and 104,000 shares of Hemisphere Class A common stock subject to forfeiture in the event the closing sales price of Hemisphere Class A common does not equal or exceed $15.00 per share for any 20 trading days within at least one 30-trading day period within 36 and 60 months, respectively, following the consummation of the Transaction and (ii) 296,614 and 104,000 shares of Hemisphere Class A common stock subject to forfeiture in the event the closing sales price of Hemisphere Class A common does not equal or exceed $12.50 per share for any 20 trading days within at least one 30-trading day period within 36 and 60 months, respectively, following the consummation of the Transaction.

(20)
Mr. Brener is the sole member and a director of Azteca's Sponsor and is the manager of Brener International Group, LLC ("BIG"), which is manager managed. As such Mr. Brener has sole voting and investment power with respect to these shares.

(21)
Includes (i) 7,576 and 2,500 shares of Hemisphere Class A common stock subject to forfeiture in the event the last sales price of Hemisphere Class A common does not equal or exceed $15.00 per share for any 20 trading days within at least one 30-trading day period within 36 and 60 months, respectively, following the consummation of the Transaction and (ii) 7,130 and 2,500 shares of Hemisphere Class A common stock subject to forfeiture in the event the last sales price of Hemisphere Class A common does not equal or exceed $12.50 per share for any 20 trading days within at least one 30-trading day period within 36 and 60 months, respectively, following the consummation of the Transaction.

(22)
Includes 22,215 shares of Hemisphere Class A common stock issuable upon conversion of the Seller Warrants, which are exercisable at $12.00 per share and 6,283,760 shares of Hemisphere Class A common stock, which are issuable upon conversion of the Hemisphere Class B common stock.

HEMISPHERE EXECUTIVE OFFICERS AND DIRECTORS

        Hemisphere's board of directors is divided into three classes, designated as Class I, Class II and Class III, with each class consisting of three directors. The term of office of each class is three years and will expire in successive years at the time of the annual meeting of stockholders. Class I consists of two directors designated by WAPA (Peter M. Kern and Leo Hindery, Jr.) and one director designated by Azteca (Gabriel Brener); Class II consists of one director designated by Azteca (John Engelman), one director designated by WAPA (James M. McNamara) and one director designated by Cinema Aeropuerto (Eric C. Neuman); and Class III consists of one director designated by WAPA (Vincent L. Sadusky), one director designated by Cinema Aeropuerto (Ernesto Vargas Guardo) and the Chief Executive Officer of Hemisphere (Alan J. Sokol). The directors appointed to Class I will initially hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Transaction; the directors appointed to Class II will initially hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Transaction; and the directors appointed to Class III will initially hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Transaction. At each annual meeting of stockholders, the successors to the class of directors whose term will then expire will be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors are elected and qualified or until their earlier resignation, retirement, removal or death. Any director elected to fill a vacancy will have the same remaining term as that of his predecessor.

        The individuals set forth on the following table constitute the board of directors and named executive officers of Hemisphere.

        The following table sets for the name, age and position with Hemisphere of each of its directors and named executive officers:

Name	Age	Position	Class
Peter M. Kern	45	Chairman	I
Gabriel Brener	54	Director	I
John Engelman	57	Director	II
Craig D. Fischer	43	Chief Financial Officer	N/A
Leo Hindery, Jr.	65	Director	I
James M. McNamara	59	Director	II
Eric C. Neuman	68	Director	II
Vincent L. Sadusky	48	Director	III
Alan J. Sokol	54	Director, Chief Executive Officer and President	III
Ernesto Vargas Guajardo	57	Director	III

        Peter M. Kern has been the Chairman of our Board of Directors since April 4, 2013. Currently, he is a Managing Partner of InterMedia Partners, L.P. Mr. Kern has spent the last 13 years investing in, advising, and operating a variety of large and small media companies. Prior to joining InterMedia Partners, LP, Mr. Kern was a Senior Managing Director and Principal of Alpine Capital LLC, a media investment and advisory firm. Mr. Kern joined Alpine when he merged his own firm, Gemini Associates, Inc., with Alpine in the summer of 2001. Gemini Associates was founded as a large-cap M&A and strategic advisory firm in 1996, and Mr. Kern served as its President. From 1996 until its sale, Mr. Kern also served as a partner of InterMedia Partners, LLC. At both Gemini and Alpine, Mr. Kern has counted among his advisory clients Liberty Media, Sony, Viacom, InterMedia Partners, Tele-Communications, Inc., TCI International, USA Networks, Cablevision Systems, and Telewest. At Alpine, Mr. Kern also was responsible for direct investing in media companies. During his tenure, Alpine Equity Partners, L.P. made several successful investments in cable television including: Sit-Up, Gospel Music Channel, LLC, ProSeibenSat.1 Media AG, and Money Mailer, Inc. Prior to the founding of Gemini Associates, Mr. Kern was the senior financial and chief administrative officer of Home Shopping Network. Before joining Home Shopping Network, Mr. Kern was Senior Vice President of Corporate Finance and Strategic Development for Whittle Communications, a publishing and television company. Mr. Kern began his career at Bear, Stearns Co., Inc. Mr. Kern holds a B.S. from the Wharton School at the University of Pennsylvania. Due to the foregoing qualifications and experience, we believe Mr. Kern is qualified to serve as a director on our board of directors.

        Gabriel Brener has been a member of our Board of Directors since April 4, 2013.Mr. Brener has over twenty years of deal sourcing, investment management and operations experience. He has managed Brener family investments since 1987 through Brener International Group, LLC and its predecessor or affiliated entities. He has been Chairman and CEO of Brener International Group since 1998. At Brener International Group, Mr. Brener coordinates deal sourcing, manages daily operations and determines all major investment decisions. He holds Board memberships in various Brener family investments, including Major League Soccer and Golden Boy Promotions, Inc. in the United States; and Apoyo Integral Inmobiliario, S.A. de C.V., SOFOM, E.N.R, Hipotecaria Casa Mexicana and Tequilera Hacienda La Capilla in Mexico. Mr. Brener plays an active role and stays in regular contact with senior management of entities Brener International Group and the Brener family control or in which they have significant minority positions, offering financial, operating, marketing and structuring advice. Mr. Brener also formed and manages Brener Sports & Entertainment, LLC, a private investment entity formed in 2005 with a focus on sports and entertainment investments targeting the Hispanic market in the United States. Brener Sports & Entertainment holds the Brener family's interests in the Houston Dynamo Major League Soccer Club and Golden Boy Promotions, Inc. From 1989 to date, Mr. Brener has been CEO of Galco, Inc., a family investment and management company. From 1987 to 1989, Mr. Brener was Vice Chairman of the Board of The Boys Markets, Inc., a chain of 54 supermarkets in Southern California that the Brener family wholly-owned. Mr. Brener also served on the Board of Directors or Advisory Boards of prior family investments, including Merisant Corporation; Classic Media, Inc.; First National Bank; Westin Hotels and Resorts; Colt Defense, LLC; and Danskin, Inc. Mr. Brener also has been active in community affairs in Los Angeles and Aspen, Colorado, including through prior board memberships for the Los Angeles County Museum of Art (LACMA); D.A.R.E. (Drug Abuse Resistance Education); L.A.S.S.O. (Los Angeles Sheriffs Star Organization); Cedar Sinai Medical Center; the Los Angeles World Affairs Council and the National Council of the Aspen Music Festival. Mr. Brener graduated from Woodbury University with a B.A. in Business Administration and received Woodbury's Alumni of the Year Award in 2008. Mr. Brener has also completed Units I and II of the Harvard Business School Owner/President Management (OPM) Program. Mr. Brener was born in Mexico City and moved to Southern California in 1977. Due to the foregoing qualifications and experience, we believe Mr. Brener is qualified to serve as a director on our board of directors.

        John Engelman has been a member of our Board of Directors since April 4, 2013. Since December 2010 Mr. Engelman has also served as an independent director of Vringo, Inc., a patent licensing and software products company for mobile video. Mr. Engelman is co-founder of Classic Media, Inc., a global media company that specializes in family and children's entertainment. In mid-2012, Classic was acquired by DreamWorks Animation SKG where he co-heads its DreamWorks Classics division. From 2007 to 2009, Mr. Engelman was co-CEO of Boomerang Media, Inc., an acquisition company controlled by GTCR Golder Rauner. From 1997 to 2001, Mr. Engelman was an operating partner with Pegasus Capital Advisors, a U.S. based private equity fund manager focused on middle market companies, and a managing director of Brener International Group, LLC. From 1991 to 1996, Mr. Engelman was President of Broadway Video, Inc., a producer of live television and motion pictures. He began his career as a partner at the Los Angeles law firm of Irell & Manella. Mr. Engelman has a JD from Harvard Law School and a B.A. in Government from Harvard College. Due to the foregoing qualifications and experience, we believe Mr. Engelman is qualified to serve as a director on our board of directors.

        Craig D. Fischer has been the Chief Financial Officer of Hemisphere since April 4, 2013. Mr. Fischer has over 15 years of experience in the media industry as an operator, advisor and investor. Prior to joining Hemisphere, Mr. Fischer was a Partner at InterMedia Partners, L.P. Prior to InterMedia Partners, Mr. Fischer was Executive Vice President of Business Development and Affiliate Relations at the YES Network where he was one of the founding senior managers and was responsible for overseeing day-to-day operations, managing relationships with major cable and satellite operators and negotiating programming agreements. Prior to YES, Mr. Fischer was Vice President of Business Development at Exodus Communications, Inc., and Vice President of Finance at Global Center Inc. From 1997 to 2000, Mr. Fischer was at Goldman Sachs & Co. as a banker in the Media and Communications group. From 1991 to 1995, Mr. Fischer was a senior accountant with Ernst & Young, LLP. Mr. Fischer is a licensed CPA and has an M.B.A. from Columbia Business School and a B.B.A. from the University of Michigan.

        Leo Hindery, Jr. has been a member of our Board of Directors since April 4, 2013. Currently, he is Managing Partner of InterMedia Partners, a series of media industry private equity funds he founded in 1988 and ran continuously until February 1997, when he was elected President and CEO of Tele-Communications, Inc. (TCI) and Liberty Media, at the time the world's largest combined cable television system operator and programming entity. In March 1999 TCI merged into AT&T, and he became President and CEO of AT&T Broadband until he resigned in November 1999. In December 1999, Mr. Hindery was elected Chairman and Chief Executive Officer of GlobalCenter Inc., a major Internet services company, which in January 2001 merged into Exodus Communications, Inc. From 2001 until October 2004, he was Chairman and CEO of The YES Network which he founded to be the regional television home of the New York Yankees. In early 2005 he reconstituted InterMedia Partners. Mr. Hindery, formerly Chairman of the National Cable Television Association (NCTA) and of C-SPAN, has been recognized as International Cable Executive of the Year, NCTA's Distinguished Vanguard Award Recipient for Leadership, Cable Television Operator of the Year, one of the cable industry's "25 Most Influential Executives Over the Past 25 Years", one of the "30 Individuals with the Most Significant Impact on Cable's Early History", and a member of the Cable Hall of Fame. Mr. Hindery is a Director of the Paley Center for Media and a member of the Board of Visitors of the Columbia School of Journalism. He has an MBA from Stanford University's Graduate School of Business and is an undergraduate of Seattle University, and has received an honorary Doctor of Humane Letters degree from Emerson College. Due to the foregoing qualifications and experience, we believe Mr. Hindery is qualified to serve as a director on our board of directors.

        James M. McNamara has been a member of our Board of Directors since April 4, 2013. In 2005, Mr. McNamara founded Panamax Films, LLC, a film production company that has an output deal with Lions Gate Films to produce films for the U.S. Latino and Greater Latin American film going audiences, and he is currently its chairman. In 2008, Mr. McNamara joined Cinelatino, where he serves as non-executive chairman and in 2010, he joined as non-executive chairman of Pantelion Films, a Latino Hollywood studio that is a partnership between Lions Gate Entertainment and Grupo Televisa, a Spanish language media company. From 1999 to 2005, Mr. McNamara was president and chief executive officer at Telemundo Communications Group, Inc., the operator of Telemundo, a Spanish-language broadcast network. From April 1996 to June 1998, Mr. McNamara was the president of Universal Television Enterprises, or Universal, a television production company where his responsibilities included domestic syndication first-run programming and international sales. Mr. McNamara joined Universal from New World, where he served as chief executive officer from 1991 to 1995 and senior vice president, executive vice president and then president of New World International from 1986 to 1991. Mr. McNamara served as a director of Jump TV, a leading IPTV company providing a comprehensive suite of technology and services to content owners and aggregators, from 2006 to 2008 as well as SBS from 1996 to 2005 and Film Roman, Inc., a producer of animated television programming from 1997 to 1999. Mr. McNamara received his Masters degree from the American Graduate School of International Management and undergraduate degree in business administration and political science from Rollins College. Due to the foregoing qualifications and experience, we believe Mr. McNamara is qualified to serve as a director on our board of directors.

        Eric C. Neuman has been a member of our Board of Directors since April 4, 2013. Mr. Neuman is a managing director and partner of Hicks Equity Partners, LLC, a private equity investment firm founded by Thomas O. Hicks. He also has been a partner of HM Capital Partners (formerly Hicks, Muse, Tate and Furst) since December 2000 and an officer of HM Capital since 1993. At HM Capital, Mr. Neuman has been involved in the formation and development of many of the firm's media investments, including Chancellor Media and Capstar Broadcasting (which were merged into Clear Channel Communications), Lin TV, Sunrise Television and Marcus Cable. In 2002, Mr. Neuman assumed responsibility for HM Capital's Latin American business. He remains responsible for monitoring the remaining investments in this portfolio and overseeing their exit. Mr. Neuman currently serves on the board of directors of DirecPath, LLC and Directional Rentals, LLC. In addition, Mr. Neuman currently serves as a director of several HM Capital portfolio companies; Intercable, an international provider of television, internet and telephone services, Claxson Interactive Group Inc., an international provider of programming and services to pay television operators, and Grupo MVS, an international provider of television programming and services. Mr. Neuman previously served as Chairman of the Board of Fox Pan American Sports, a leading provider of Spanish language sports television programming to U.S. and Latin American pay television operators. Mr. Neuman received a BA degree from the University of South Florida and an MBA from Northwestern University. Due to the foregoing qualifications and experience, Mr. Neuman qualifies as an audit committee financial expert and is qualified to serve as a director on our board of directors.

        Vincent L. Sadusky has been a member of our Board of Directors since April 4, 2013. Mr. Sadusky is President and Chief Executive Officer of LIN Media. Mr. Sadusky was appointed to this position in 2006 after serving as Chief Financial Officer of the LIN Media since 2004. Prior to LIN Media, Mr. Sadusky served as Chief Financial Officer and Treasurer of Telemundo Communications, Inc., the Hispanic broadcasting network and station group. During his 10 year tenure at Telemundo, he made significant contributions to the company's growth and success, including Telemundo's IPO in 1994 and the network's merger with NBC in 2001. Prior to joining Telemundo, he performed attestation and consulting services for seven years with Ernst & Young, LLC, one of the world's leading professional services organizations. Mr. Sadusky currently serves on the board of directors of International Game Technology (IGT) and he is Treasurer of the NBC Affiliates Board. Previously, Mr. Sadusky served on the Open Mobile Video Coalition (OMVC), to which he was President from 2011 until their integration into the National Association of Broadcasters in January 2013. He also served on the board of directors of JVB Financial Group, LLC (2001-2011) and Maximum Service Television, Inc. (2006-2011). Mr. Sadusky received his MBA degree from New York Institute of Technology and his BS in accounting from Penn State University, where he was a University Scholar. Due to the foregoing qualifications and experience, we believe Mr. Sadusky is qualified to serve as a director on our board of directors.

        Alan J. Sokol has been our Chief Executive Officer and President and a member of our Board of Directors since January 16, 2013. Mr. Sokol has over 18 years of experience in the television and motion picture industries as an operator, advisor and investor. Prior to joining Hemisphere, Mr. Fischer was a Partner at InterMedia Partners, L.P. Prior to joining InterMedia Partners, L.P., Mr. Sokol was President and CEO of Planeta Media Group, LLC, where he advised numerous media companies on strategies and new business launches, particularly within the United States Hispanic market. His clients included Lions Gate Entertainment Corp., IDT Corp., Council Tree Communications, Inc. and Caracol Television Inc. From 1998 through May 2003, Mr. Sokol was Chief Operating Officer of Telemundo Group, Inc. ("Telemundo"), where he was responsible for all business divisions of this United States Spanish-language television network. While at Telemundo, Mr. Sokol established the first bilingual cable network in the United States and created strategic alliances with TV Globo, Caracol Television and Discovery Networks. From 1996 to 1998, Mr. Sokol was Senior Vice President, Corporate Development at Sony Pictures where he advised on investment opportunities in television distribution and content creation throughout the world. Prior to his tenure at Sony Pictures, Mr. Sokol was Senior Vice President of Savoy Pictures, Inc. From 1983 to 1994, he was an attorney and a partner with Wyman, Bautzer, Kuchel and Silbert, P.C., and then with Jeffer, Mangels, Butler and Marmaro LLP. Mr. Sokol sits on the board of directors of Gospel Music Channel LLC, Universal Sports, InterMedia Español Holdings, LLC, Cinelatino, Televisora Nacional, S.A. and Vibe Holdings, LLC. He holds a B.A. from Cornell University and J.D. from Stanford Law School, where he is also a member of the Board of Visitors. Due to the foregoing qualifications and experience, we believe Mr. Sokol is qualified to serve as a director on our board of directors.

        Ernesto Vargas Guajardo has been a member of our Board of Directors since April 4, 2013. He currently serves as the Chief Executive Officer and Director of MVS Comunicaciones S.A. de C.V. Mr. Vargas Guajardo also serves as President of MVS Multivision Digital S. de R.L. de C.V. Mr. Vargas Guajardo currently sits on the Board of Directors of Grupo Costamex, Finaccess México, S.A and Instituto Tecnológico de Monterrey. Previously, Mr. Vargas Guajardo has held senior roles at DISH México. Mr. Vargas Guajardo received an undergraduate degree from the Instituto Tecnológico de Estudios Superiores de Monterrey and an MBA from The Wharton School of the University of Pennsylvania. Due to the foregoing qualifications and experience, we believe Mr. Vargas Guajardo is qualified to serve as a director on our board of directors.

Committees of the Board of Directors of Hemisphere

General

        Hemisphere is a "controlled company" within the meaning of the rules and corporate governance standards of NASDAQ. "Controlled companies" under those rules are companies of which more than 50% of the voting power is held by an individual, a group or another company. The WAPA/Cinelatino Investors control approximately 96% of all of the voting power of Hemisphere's outstanding capital stock and are able to elect all of Hemisphere's nine members of its board of directors. As a result, Hemisphere will be considered a "controlled company."

        As a "controlled company," Hemisphere has opted out of the exchange listing requirements that would otherwise require a majority of the members of the board of directors to be independent and require that Hemisphere either establish a compensation committee and a nominating and governance committee, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to the board of directors by its independent members.

        The Hemisphere board of directors has one standing committee: the audit committee.

Audit Committee

        Hemisphere's audit committee is responsible for preparing such reports, statements or charters as may be required by NASDAQ or federal securities laws, as well as, among other things:

  •
  overseeing and monitoring the integrity of its financial statements, its compliance with legal and regulatory requirements as they relate to financial statements or accounting matters and its internal accounting and financial controls;

  •
  preparing the report that SEC rules require be included in its annual prospectus;

  •
  overseeing and monitoring its independent registered public accounting firm's qualifications, independence and performance;

  •
  providing the board with the results of its monitoring and recommendations; and

  •
  providing to the board additional information and materials as it deems necessary to make the board aware of significant financial matters that require the attention of the board.

        Hemisphere's audit committee consists of three members, Messrs. Neuman, Engelman and Sadusky, that are independent, as that term is defined in the NASDAQ listing rules. Mr. Neuman serves as Chairman of the audit committee and qualifies as an "audit committee financial expert," as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act.

Executive Compensation

Golden Parachute Compensation for Hemisphere Named Executive Officers

        Following the consummation of the Transaction, Hemisphere and its named executive officers continued negotiating the terms of new employment agreements. On April 9, 2013, Hemisphere entered into employment agreements (see "Employment Agreements" below) with Messrs. Sokol and Fischer, which included a transaction bonus of $300,000 for Mr. Sokol and $200,000 for Mr. Fischer, payable promptly following the consummation of the Transaction.

Executive Compensation of Hemisphere

Summary Compensation Table

        Prior to the formation of Hemisphere, Alan Sokol and Craig Fischer provided services to InterMedia Advisors, LLC ("InterMedia Advisors"). The following table shows the compensation paid in 2012 by InterMedia Advisors to Messrs. Sokol and Fischer who, as of the date of this prospectus, serve as executive officers of Hemisphere.

Summary Compensation Table

Name and Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Alan Sokol	2012	650,000	300,000	—	950,000
Chief Executive Officer and President
Craig Fischer	2012	350,000	325,000	—	675,000
Chief Financial Officer

Employment Agreements

        Mr. Sokol and InterMedia Advisors entered into an employment agreement on January 9, 2006 that provided Mr. Sokol an annual base salary of $650,000, a discretionary bonus and participation in InterMedia Advisor's employee benefit plans and programs as they exist from time to time.

        Mr. Fischer and InterMedia Advisors entered into an employment agreement on January 9, 2006 that provided Mr. Fischer an annual base salary of $350,000, a discretionary bonus and participation in InterMedia Advisor's employee benefit plans and programs as they exist from time to time.

        On April 9, 2013, Hemisphere and Alan J. Sokol entered into an employment agreement (the "Sokol Agreement"), a stock option award agreement (the "Sokol Option Award Agreement") and a restricted stock award agreement (the "Sokol Restricted Stock Award Agreement"). On April 9, 2013, the Company and Craig D. Fischer entered into an employment agreement (the "Fischer Agreement"), a stock option award agreement (the "Fischer Option Award Agreement") and a restricted stock award agreement (the "Fischer Restricted Stock Award Agreement").

  Alan J. Sokol

        Pursuant to the Sokol Agreement, Mr. Sokol serves as the President and Chief Executive Officer of Hemisphere for a term beginning on April 4, 2013 until December 31, 2016, which term will be automatically extended for one year on each anniversary of the expiration date (subject to earlier termination as described below). Under his employment agreement, Mr. Sokol's annual base salary will be $600,000 and he will be entitled to receive an annual bonus based on the attainment of a certain percentage of the Company's performance goals. For calendar years beginning in 2014, Mr. Sokol's target annual bonus will be 100% of base salary based upon the achievement of 100% of performance goals, his minimum bonus will be 50% of base salary based on the achievement of 80% of performance goals and his maximum bonus will be 150% of base salary based on the achievement of at least 110% of performance goals. For calendar year 2013, Mr. Sokol's target annual bonus will be 100% of base salary based upon the achievement of 100% of performance goals, and his maximum bonus will be 150% of base salary based on the achievement of at least 110% of performance goals, pro-rated to reflect the shortened calendar year. The actual annual bonus will be determined based on linear interpolation between the minimum performance goals and the target performance goals and the target performance goals and the maximum performance goals. Under the Sokol Agreement, Mr. Sokol is also entitled to a one-time transaction bonus of $300,000 following the consummation of the Transaction.

        Pursuant to the Sokol Option Award Agreement and the Sokol Restricted Stock Award Agreement, Mr. Sokol was granted equity awards covering 1.6 million shares of Hemisphere Class A common stock, of which 800,000 are restricted shares and 800,000 are stock options. 500,000 restricted shares and 300,000 stock options will vest in 3 equal annual installments beginning on the first anniversary of the grant date, 200,000 restricted shares and 250,000 stock options will vest upon Hemisphere Class A common stock attaining a closing price of $12.50 per share on at least 10 trading days, and 100,000 restricted shares and 250,000 stock options will vest upon Hemisphere Class A common stock attaining a closing price of $15.00 per share on at least 10 trading days.

        Under the Sokol Agreement, if Mr. Sokol's employment is terminated by Hemisphere without cause or by Mr. Sokol for good reason (as defined in the Sokol Agreement), Mr. Sokol will be entitled to: (i) an amount equal to one times his base salary and target bonus and (ii) a pro rata amount of the actual annual bonus he would have received had he remained employed through the year of his termination. If Mr. Sokol's employment is terminated by Hemisphere without cause or by Mr. Sokol for good reason within 60 days before, or 12 months following a change in control (as defined in the Sokol Agreement), Mr. Sokol will be entitled to: (i) an amount equal to two times his base salary and target bonus, and (ii) a pro rata amount of the target bonus he would have been eligible to receive in the year of his termination. If Mr. Sokol's employment is terminated due to Hemisphere's election not to renew the Sokol Agreement following a change in control, Mr. Sokol will be entitled to: (i) an amount equal to one times his base salary and target bonus, and (ii) a pro rata amount of the actual annual bonus he would have received had he remained employed through the year of his termination. If Mr. Sokol's employment is terminated due to Hemisphere's election not to renew the Sokol Agreement prior to a change in control, Mr. Sokol will be entitled to: (i) base salary continuation for 6 months, and (ii) a pro rata amount of the actual annual bonus he would have received had he remained employed through the year of his termination. In addition to the payments set forth above, upon the termination of Mr. Sokol's employment without cause or for good reason, by reason of death or disability, or the expiration of the term of the Sokol Agreement, Mr. Sokol will be entitled to: (i) any earned or accrued amounts that remain unpaid as of his termination, (ii) immediate vesting of all time-based restricted stock and stock options, and (iii) all performance-based restricted shares and stock options remaining eligible to vest for 6 months following his termination of employment. The payments and benefits set forth above are subject to Mr. Sokol and Hemisphere's execution of a mutual release of claims. Mr. Sokol is subject to a one year non-compete and non-solicit covenant following the termination of his employment.

        The foregoing summaries of certain terms of the Sokol Agreement, the Sokol Option Award Agreement and the Sokol Restricted Stock Award Agreement are qualified in their entirety by reference to the fully executed agreements, attached as Exhibits 10.12, 10.13 and 10.14 hereto.

  Craig D. Fischer

        Pursuant to the Fischer Agreement, Mr. Fischer serves as the Chief Financial Officer of Hemisphere for a term beginning on April 4, 2013 until December 31, 2016, which term will be automatically extended for one year on each anniversary of the expiration date (subject to earlier termination as described below). Under his employment agreement, Mr. Fischer's annual base salary will be $400,000 (increased to $450,000 on January 1, 2014) and he will be entitled to receive an annual bonus based on the attainment of a certain percentage of Hemisphere's performance goals. For calendar years beginning in 2014, Mr. Fischer's target annual bonus will be 85% of base salary based upon the achievement of 100% of performance goals, his minimum bonus will be 50% of base salary based on the achievement of 80% of performance goals and his maximum bonus will be 100% of base salary based on the achievement of at least 110% of performance goals. For calendar year 2013, Mr. Fischer's target annual bonus will be 85% of base salary based upon the achievement of 100% of performance goals, and his maximum bonus will be 100% of base salary based on the achievement of at least 110% of performance goals, pro-rated to reflect the shortened calendar year. The actual annual bonus will be determined based on linear interpolation between the minimum performance goals and the target performance goals and the target performance goals and the maximum performance goals. Under the Fischer Agreement, Mr. Fischer is also entitled to a one-time transaction bonus of $200,000 following the consummation of the Transaction.

        Pursuant to the Fischer Option Award Agreement and the Fischer Restricted Stock Award Agreement, Mr. Fischer was granted equity awards covering 550,000 shares of Hemisphere Class A common stock, of which 250,000 are restricted shares and 300,000 are stock options. 150,000 restricted shares and 250,000 stock options will vest in 3 equal annual installments beginning on the first anniversary of the grant date, 50,000 restricted shares and 25,000 stock options will vest upon Hemisphere Class A common stock attaining a closing price of $12.50 per share on at least 10 trading days, and 50,000 restricted shares and 25,000 stock options will vest upon Hemisphere Class A common stock attaining a closing price of $15.00 per share on at least 10 trading days.

        Under the Fischer Agreement, if Mr. Fischer's employment is terminated by Hemisphere without cause or by Mr. Fischer for good reason (as defined in the Fischer Agreement), Mr. Fischer will be entitled to: (i) an amount equal to one times his base salary and target bonus and (ii) a pro rata amount of the actual annual bonus he would have received had he remained employed through the year of his termination. If Mr. Fischer's employment is terminated by Hemisphere without cause or by Mr. Fischer for good reason within 60 days before, or 12 months following a change in control (as defined in the Fischer Agreement), Mr. Fischer will be entitled to: (i) an amount equal to two times his base salary and target bonus, and (ii) a pro rata amount of the target bonus he would have been eligible to receive in the year of his termination. If Mr. Fischer's employment is terminated due to Hemisphere's election not to renew the Fischer Agreement following a change in control, Mr. Fischer will be entitled to: (i) an amount equal to one times his base salary and target bonus, and (ii) a pro rata amount of the actual annual bonus he would have received had he remained employed through the year of his termination. If Mr. Fischer's employment is terminated due to Hemisphere's election not to renew the Fischer Agreement prior to a change in control, Mr. Fischer will be entitled to: (i) base salary continuation for 6 months, and (ii) a pro rata amount of the actual annual bonus he would have received had he remained employed through the year of his termination. In addition to the payments set forth above, upon the termination of Mr. Fischer's employment without cause or for good reason, by reason of death or disability, or the expiration of the term of the Fischer Agreement, Mr. Fischer will be entitled to: (i) any earned or accrued amounts that remain unpaid as of his termination, (ii) immediate vesting of all time-based restricted stock and stock options, and (iii) all performance-based restricted shares and stock options remaining eligible to vest for 6 months following his termination of employment The payments and benefits set forth above are subject to Mr. Fischer and Hemisphere's execution of a mutual release of claims. Mr. Fischer is subject to a one year non-compete and non-solicit covenant following the termination of his employment.

        The foregoing summaries of certain terms of the Fischer Agreement, the Fischer Option Award Agreement and the Fischer Restricted Stock Award Agreement are qualified in their entirety by reference to the fully executed agreements, attached as Exhibits 10.15, 10.16 and 10.17 hereto.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined balance sheet as of December 31, 2012 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 are based on the historical financial statements of Azteca, WAPA and Cinelatino after giving effect to the Transaction.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 give pro forma effect to the Transaction as if it had occurred on January 1, 2012. The unaudited pro forma condensed combined balance sheet as of December 31, 2012 gives pro forma effect to the Transaction as if it had occurred on such date.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 was derived from Azteca's audited statement of operations, WAPA's audited consolidated statement of income and Cinelatino's audited statement of income, in each case, for the year ended December 31, 2012.

        This presentation assumes that no Azteca stockholders exercise redemption rights with respect to their shares of Azteca common stock into a pro rata portion of the Trust Account.

        The Transaction has been accounted for by applying the acquisition method, which requires the determination of the accounting acquirer, the acquisition date, the fair value of the purchase consideration to be transferred, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. ASC Topic 805-10, "Business Combinations—Overall" ("ASC 805-10") provides that in identifying the acquiring entity in a business combination effected primarily through an exchange of equity interests, the acquirer is usually the entity that issues equity interests but all pertinent facts and circumstances must be considered in determining the acquirer. Other pertinent facts and circumstances to consider include the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity interests in the Transaction, including payment of any premium. Although Hemisphere issued the equity interests in the Transaction, since it is a new entity formed solely to issue these equity interests to effect the Transaction it would not be considered the acquirer and one of the combining entities that existed before the transaction must be identified as the acquirer. Based on the following, WAPA is the accounting acquirer:

  (i)
  WAPA shareholders will obtain approximately 45.2% of the post-Transaction common shares of stock and 59.7% of the voting rights in the combined entities;

  (ii)
  WAPA, through its parent company, InterMedia, will have the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity, as they will represent five of the nine directors on the combined entity board of directors, including the Chief Executive Officer; and

  (iii)
  WAPA's revenues represent approximately 75.1% of the total revenues of the combined entities.

        As WAPA is the accounting acquirer (and legal acquiree), the Transaction is considered to be a reverse acquisition. Since WAPA issued no consideration in the Transaction, unless the fair value of accounting acquirees' equity interests are more reliably measurable, the fair value of the consideration transferred by WAPA would be based on the number of shares WAPA would have had to issue to give owners of the other entities in the transaction the same percentage ownership in the combined entities that results from the Transaction. In this situation, since Azteca's shares are publicly traded and they are one of the combining entities in this Transaction, the fair value of those shares are considered to be more reliably measurable than the fair value of WAPA's shares and therefore were used to determine the fair value of the consideration transferred for the acquisition of Cinelatino, which is the other operating entity involved in this Transaction. The difference between the fair value of the consideration transferred and the fair value of Cinelatino's identifiable assets and liabilities at the acquisition date will be recorded as goodwill.

        Hemisphere has not presented audited financial statements in this prospectus because the company had not been formed and had no operations during the periods for which financial statements are presented herein. Hemisphere is currently in the process of finalizing its results for the fiscal quarter ended March 31, 2013, which will be included in its Form 10-Q to be filed with the Securities and Exchange Commission on or prior to May 15, 2013.

Hemisphere Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2012

	WAPA	Cinelatino	Azteca	Pro Forma for Transaction & Acquisition Accounting		Pro Forma Combined
ASSETS
Current Assets
Cash	$10,084,434	$11,443,755	$9,969	$100,572,114	(a)
				(1,191,655)	(b)
				(3,808,345)	(c)(1)
				(7,333,334)	(d)
				(3,750,000)	(e)
				(4,000,000)	(f)
				(3,800,000)	(g)	98,226,939
Accounts Receivable, net	10,510,978	3,968,208	—	—		14,479,186
Due from related parties, net	—	766,996	—	—		766,996
Programming rights	4,403,029	276,411	—	—	(h)	4,679,440
Prepaid expenses and other current assets	1,362,002	64,622	—	—		1,426,624
Prepaid income taxes	—	187,739	—	—		187,739
Deferred taxes	3,049,047	2,362,627	—	—		5,411,674

Total current assets	29,409,490	19,070,358	9,969	76,688,780		125,178,598
Programming Rights	2,664,100	3,760,157	—	—	(h)	6,424,257
Property and Equipment, net	26,861,359	21,459	—	—		26,882,818
Deferred Taxes	863,252	12,268,195	—	—		13,131,447
Broadcast License	41,355,700	—	—	—		41,355,700
Goodwill	10,982,586	—	—	100,063,265	(c)(2)	111,045,851
Other Intangibles, net	1,677,500	—	—	23,100,000	(i)	24,777,500
Fair Value of Contingent Consideration	—	—	—	8,448,000	(j)	8,448,000
Deferred Costs	2,043,703	591,002	—	—		2,634,705
Other Assets	—	484,195	—	—		484,195
Cash and investments held in Trust Account	—	—	100,572,114	(100,572,114)	(a)	—

Total Assets	$115,857,690	$36,195,366	$100,582,083	$107,727,931		$360,363,070

LIABILITIES AND MEMBER'S CAPITAL
Current Liabilities
Accounts payable & accrued expenses	$5,721,820	$2,981,736	$218,788	$—		$8,922,344
Accrued agency commissions	7,110,320	—	—	—		7,110,320
Programming rights payable	3,207,719	386,027	—	—		3,593,746
Current portion of long term debt	4,608,000	4,370,449	—	—		8,978,449
Due to related parties	—	1,197,391	—	—		1,197,391
Interest rate swap	122,032	78,507	—	—		200,539

Total current liabilities	20,769,891	9,014,110	218,788	—		30,002,789
Programming Rights Payable	926,984	—	—	—		926,984
Long-Term Debt, net of current portion	52,404,000	28,680,419	—	—		81,084,419
Other Liabilities	2,098,886	—	—	—		2,098,886
Deferred underwriting fees	—	—	3,750,000	(3,750,000)	(e)	—
Warrant Liability	—	—	4,106,667	(4,106,667	(k)	—

Total Liabilities	76,199,761	37,694,529	8,075,455	(7,856,667)		114,113,078

	WAPA	Cinelatino	Azteca	Pro Forma for Transaction & Acquisition Accounting		Pro Forma Combined
Commitments and Contingencies
Common stock subject to possible redemption; 8,707,126 shares at $10.05 at December 31, 2012			87,506,620	(87,506,620)	(l)	—
Stockholders' Equity (Deficit)
Preferred common stock
Common stock, $0.0001 par value; 100,000,000 shares authorized; 3,792,874 shares issued and outstanding at December 31, 2012, (excluding 8,707,126 subject to possible redemption)			379	2,043	(b)
				1,257	(c)(1)
				871	(h)
				(25)	(m)	4,525
Additional Paid In Capital	—		4,999,629	(1,191,655)	(b)
				34,606,544	(b)
				(3,808,345)	(c)(1)
				(3,735,420)	(c)(1)
				123,163,265	(c)(2)
				(7,333,334)	(d)
				8,448,000	(j)
				4,106,667	(k)
				87,505,749	(l)
				25	(m)	246,761,126
Member's Capital	34,608,587	(3,734,163)	—	(30,874,424)	(b)	—
Retained Earnings (Deficit)	5,837,331	2,283,965	—	(4,000,000)	(f)
				(3,800,000)	(g)	321,296
Accumulated Comprehensive Income (Loss)	(787,989)	(48,965)	—	—		(836,954)

Total stockholders' equity (deficit)	39,657,929	(1,499,163)	5,000,008	203,091,218		246,249,992

	$115,857,690	$36,195,366	$100,582,083	$107,727,931		$360,363,070

Hemisphere Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2012

		WAPA	Cinelatino	Azteca	Pro Forma for Transaction & Acquisition Accounting		Pro Forma Combined
Net Revenues		$71,367,451	$23,638,888	$—	$—		$95,006,339
Operating Expenses:
Cost of revenues		32,408,622	5,138,198	—	—		37,546,820
Selling, general and administrative		13,666,989	5,315,928	658,407	(2,457,763)	(n)	17,183,561
Depreciation and amortization		3,722,970	8,056	—	3,850,000	(o)	7,581,026
Other Expenses		703,298	371,703		(848,692)	(p)	226,309
Gain on disposition of assets		(653)	—	—	—		(653)

Total operating expenses		50,501,226	10,833,885	658,407	543,545		62,537,063
Operating income (loss)		20,866,225	12,805,003	(658,407)	(543,545)		32,469,276
Other Expenses:
Interest expense, net		(3,501,331)	(1,969,966)	1,830,890	(1,760,000)	(q)	(5,400,407)
Other expense, net		(50,000)	—	—	—		(50,000)

		(3,551,331)	(1,969,966)	1,830,890	(1,760,000)		(5,450,407)
Income before income taxes		17,314,894	10,835,037	1,172,483	(2,303,545)		27,018,869
Income tax expense		(6,285,295)	(4,106,128)	—	—		(10,391,423)

Net income (loss)		$11,029,599	$6,728,909	$1,172,483	$(2,303,545)		$16,627,446

Earnings per share (excludes shares subject to forfeiture)	(r)
Basic							$0.40
Diluted							$0.40
Weighted average number of common shares outstanding	(r)
(excludes shares subject to forfeiture)
Basic							41,264,706
Diluted							41,264,706
Earnings per share (includes shares subject to forfeiture)	(s)
Basic							$0.37
Diluted							$0.37
Weighted average number of common shares outstanding	(s)
(includes shares subject to forfeiture)
Basic							45,250,000
Diluted							45,250,000

1.     Description of the Transaction

        The unaudited pro forma condensed combined financial statements have been prepared using the assumptions below with respect to the potential redemption of Azteca common stock.

        This presentation assumes that no Azteca stockholders exercise redemption rights with respect to their shares of Azteca common stock into a pro rata portion of the Trust Account.

        The following table summarizes the Transaction consideration, resultant ownership and related transactions (excluding the impact of warrants):

Consideration transferred by WAPA (Accounting acquirer) to Cinelatino (Accounting acquiree)
Cash Consideration	$3,808,345
Stock Consideration(1)	126,303,757
Less: Contingent Consideration(2)	(8,448,000)

Total	$121,664,102

Shares
Shares issuable to WAPA Member(3)	18,574,966
Shares issuable to Cinelatino Stockholders(4)	11,425,034
Shares issuable to Azteca shareholders (including Azteca's Sponsor)(5)	11,264,706

Total	41,264,706

Total economic interest of former WAPA Member	45.0%
Total economic interest of former Cinelatino Stockholders	27.7%
Total economic interest of former shareholders of Azteca	27.3%

(1)
Based on 12,567,538 shares with an assumed value of $10.05 per share based on the per share trust value at the date of the agreement for each share of the Company's common stock to be received by Cinelatino stockholders in the Transaction. The per share fair value ultimately used in the acquisition accounting will be based on the closing price of Hemisphere's shares as of the acquisition date.

(2)
Reflects the estimated fair value of 1,142,504 shares of Hemisphere Class B common stock that are subject to forfeiture in the event the market price of Hemisphere Class A common stock does not meet certain levels using a Monte Carlo simulation model. The acquisition accounting is not finalized and maybe subject to adjustment.

(3)
Excludes 1,857,496 shares of Hemisphere Class B common stock, which shall be issued in the Transaction by Hemisphere that are subject to forfeiture in the event the market price of Hemisphere Class A common stock does not meet certain levels.

(4)
Excludes 1,142,504 shares of Hemisphere Class B common stock, which shall be issued in the Transaction by Hemisphere that are subject to forfeiture in the event the market price of Hemisphere Class A common stock does not meet certain levels.

(5)
Excludes 985,294 shares of Hemisphere Class A common stock which are subject to forfeiture in the event the market price of Hemisphere Class A common stock does not meet certain levels.

2.     Balance Sheet Pro Forma Adjustments

  a)
  Upon consummation of the Transaction, the funds deposited in the Trust Account of approximately $100.6 million assuming no stockholders exercise their redemption rights (pursuant to the terms of the Transaction, the funds deposited in the Trust Account shall not be less than $80 million after funds are released to pay stockholders who properly exercise their redemption rights), shall be released to pay (i) the cash payable to existing Azteca warrantholders pursuant to the Warrant Amendment, (ii) cash consideration payable to the current owners of WAPA and Cinelatino, (iii) fees and expenses associated with the Transaction and (iv) for working capital and general corporate purposes of Hemisphere following the Transaction.

  b)
  As a part of the Transaction, Azteca tendered to the current owners of WAPA $1.2 million of cash, 20,432,462 shares of Hemisphere common stock of which 928,748 shares will be subject to forfeiture in the event the closing sales price of Hemisphere Class A common stock does not equal or exceed $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), and 928,748 shares will be subject to forfeiture in the event the closing sales price of Hemisphere Class A common stock does not equal or exceed $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), in each case, for any 20 trading days within at least one 30-trading day period within 60 months following the closing of the Transaction.

  c)
  (1) As a part of the Transaction and acquisition accounting, Azteca tendered to the current owners of Cinelatino $3.8 million of cash, 12,567,538 shares of Hemisphere common stock of which 571,252 shares will be subject to forfeiture in the event the closing sales price of Hemisphere Class A common stock does not equal or exceed $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), and 571,252 shares will be subject to forfeiture in the event the closing sales price of Hemisphere Class A common stock does not equal or exceed $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), in each case, for any 20 trading days within at least one 30-trading day period within 60 months following the closing of the Transaction.

  c)
  (2) The purchase acquisition accounting adjustment is as follows:

Net Consideration	$121,664,102
Less: Cinelatino Assets	(36,195,366)
Plus: Cinelatino Liabilities	37,694,529

Estimated Purchase Acquisition Accounting Adjustment	$123,163,265

Assets:
Goodwill	100,063,265
Intangible Asset—Affiliate Agreements	23,100,000

$123,163,265

Total stockholders' equity (deficit):
Additional Paid In Capital	123,163,265

$123,163,265

  d)
  Reflects payment to existing Azteca warrantholders in connection with the Warrant Amendment, pursuant to which each of the 14,666,667 outstanding warrants will receive $0.50 in exchange for the reduction of shares for which the warrants are exercisable.

  e)
  Reflects the estimated satisfaction of the deferred underwriter's compensation which was charged to capital at the time of Azteca's initial public offering, and becomes payable upon the consummation of the Transaction. The final settlement amount upon consummation of the Transaction may be less.

  f)
  Represents payment of estimated fees and expenses associated with the Transaction of $4.0 million.

  g)
  Reflects payment of the one-time fee of $3,800,000 to terminate a multi-year exclusive distribution agreement with MVS upon the completion of the Transaction.

  h)
  The carrying value of Cinelatino's programming rights approximate fair value.

  i)
  Reflects the fair value of Cinelatino's identifiable intangible asset based on acquisition accounting related to its affiliate agreements which have been valued using a discounted cash flow based on management's best estimates. The acquisition accounting is not finalized as of the date of filing. Allocation of the total purchase consideration is estimated as follows:

Net Consideration	$121,664,102
Liabilities assumed:
Accounts payable & accrued expenses	2,981,736
Programming rights payable	386,027
Current portion of long term debt	4,370,449
Due to related parties	1,197,391
Interest rate swap	78,507
Long-Term Debt, net of current portion	28,680,419

Total liabilities	$37,694,529
Fair value of assets acquired:
Cash	11,443,755
Accounts Receivable, net	3,968,208
Due from related parties, net	766,996
Programming rights	276,411
Prepaid expenses and other current assets	64,622
Prepaid income taxes	187,739
Deferred taxes	2,362,627
Programming Rights	3,760,157
Property and Equipment, net	21,459
Deferred Taxes	12,268,195
Deferred Costs	591,002
Other Assets	484,195

Total assets	$36,195,366

Net assets acquired	$(1,499,163)

Intangible Asset—Affiliate Agreements	23,100,000
Goodwill	100,063,265

Net Consideration	$121,664,102

  j)
  Reflects the fair value of Cinelatino's contingent consideration based on acquisition accounting using the Monte Carlo simulation model. The acquisition accounting is not finalized as of the date of filing. The significant assumptions used to calculate the fair value of the contingent consideration in the Monte Carlo simulation model were as follows:

      •
      Stock Price: $10.05

      •
      Volatility: 35%

      •
      Risk-Free Rate: 0.72%

      A sensitivity analysis was performed to determine the change in the fair value of the contingent consideration for changes in the stock price and the volatility. A $0.20 increase/decrease in the stock price increased/decreased the fair value of the contingent consideration by approximately $0.2 million respectively. Similarly, a 5% increase/decrease in volatility increased/decreased the fair value of the contingent consideration by approximately $0.5 million respectively.

  k)
  Reflects the reclassification of the warrant liability related to the existing Azteca warrants which prior to the Warrant Amendment, were accounted for as liabilities.

  l)
  Reflects the reclassification of Azteca's common stock subject to possible redemption to stockholders' equity.

  m)
  Reflects the reclassification within stockholders' equity related to the contribution by the Azteca Initial Stockholders of 250,000 shares of Azteca common stock for no consideration to Azteca, and the cancellation of such shares.

3.     Income Statement Pro Forma Adjustments:

  n)
  Upon consummation of the Transaction, Cinelatino will terminate a multi-year exclusive distribution agreement with MVS. Pursuant to such agreement, Cinelatino incurred expenses of $2,457,763 for the year ended December 31, 2012. WAPA has personnel that provide distribution services for its networks, and subsequent to the transaction these resources will provide those distribution services for Cinelatino at no additional cost to Hemisphere. Accordingly, the adjustment reflects the cost savings as a result of the termination of the agreement.

  o)
  Reflects the amortization expense for Cinelatino's identifiable intangible asset related to its affiliate agreements. The identifiable intangible asset related to Cinelatino's affiliate agreements total approximately $23.1 million based on acquisition accounting and are being amortized over a 6-year life.

  p)
  Reflects the adjustment to eliminate non-recurring transaction expenses, including legal and filing related fees, incurred by WAPA and Cinelatino during the period presented and which are attributable to the transaction.

  q)
  Reflects the adjustment to eliminate the change in fair value of Azteca's existing warrants that, pursuant to the Warrant Amendment are treated as equity for reporting purposes.

  r)
  Pro forma earnings per share, basic and diluted, are computed by dividing net income by the weighted-average number of shares outstanding during the period. The diluted shares outstanding do not include the effect of the 14,666,667 Warrants (i.e., warrants to purchase 7,333,334 shares of Hemisphere common stock) which have an exercise price that is a premium to the per share value of the funds deposited in the Trust Account and therefore their effect has been determined to be anti-dilutive for the year ended December 31, 2012. The diluted shares outstanding also do not include the effect of the 3,985,294 common shares subject to forfeiture held by the Azteca Initial Stockholders and the current owners of WAPA and Cinelatino as these shares are contingently returnable for which all the necessary conditions have not been satisfied.

Number of Shares
Pro forma shares:
Total Shares Outstanding	52,583,334
Less: Shares exercisable pursuant to the Warrants	(7,333,334)
Less: Shares subject to forfeiture	(3,985,294)

Weighted average number of shares outstanding—basic and diluted	41,264,706

  s)
  Pro forma earnings per share, basic and diluted, are computed by dividing net income by the weighted-average number of shares outstanding during the period. The diluted shares outstanding do not include the effect of the 14,666,667 Warrants (i.e., warrants to purchase 7,333,334 shares of Hemisphere common stock) which have an exercise price that is a premium to the per share value of the funds deposited in the Trust Account and therefore their effect has been determined to be anti-dilutive for the year ended December 31, 2012.

Number of Shares
Pro forma shares:
Total Shares Outstanding	52,583,334
Less: Warrants	(7,333,334)
Weighted average number of shares outstanding—basic and diluted	45,250,000

DESCRIPTION OF HEMISPHERE SECURITIES

        The following is a summary of the material terms of Hemisphere's securities and is not complete. You should also refer to (1) Hemisphere's amended and restated certificate of incorporation, which we refer to as the Hemisphere certificate of incorporation, and (2) Hemisphere's amended and restated bylaws, which we refer to as the Hemisphere bylaws.

Capital Stock

        Hemisphere has authorized 100,000,000 shares of Hemisphere Class A common stock, 33,000,000 shares of Hemisphere Class B common stock and 50,000,000 shares of Hemisphere preferred stock, each with a par value $0.0001 per share. As of April 4, 2013, Hemisphere had 10,991,100 shares of Hemisphere Class A common stock outstanding, 33,000,000 shares of Hemisphere Class B common stock outstanding and no shares of Hemisphere preferred stock outstanding.

  Common Stock

        Stockholders of record of Hemisphere Class A common stock are entitled to one vote for each share held on all matters to be voted on by holders of Hemisphere Class A common stock. Stockholders of record of Hemisphere Class B common stock are entitled to ten votes for each share held on all matters to be voted on by holders of Hemisphere Class B common stock. The Hemisphere board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected at each annual meeting of stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The Hemisphere stockholders are entitled to receive ratable dividends when, as and if declared by the Hemisphere board of directors out of funds legally available therefor.

        The shares of Hemisphere Class B common stock are convertible in whole or in part at any time at the option of the holder or holders thereof, into an equal number of fully paid and non-assessable shares of Hemisphere Class A common stock. Such right may be exercised by delivering to the office of Hemisphere (i) the certificate or certificates representing the shares of Hemisphere Class B common stock to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, and (ii) written notice to Hemisphere stating that such holder or holders elect(s) to convert such share or shares and stating the name and address in which each certificate for shares of Hemisphere Class A common stock issued upon conversion is to be issued. Conversion shall be deemed to have been effected as of the date as of which the conversion is recorded on the books of Hemisphere. Any conversion of Hemisphere Class B common stock shall be subject to any necessary approval of the FCC and such conversion shall not become effective until such time and date as the order of the FCC approving such event shall be granted.

  Preferred Stock

        The Hemisphere certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Hemisphere board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Hemisphere board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Hemisphere Class A common stock and could have anti-takeover effects. The ability of Hemisphere board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Hemisphere or the removal of existing management. No shares of Hemisphere preferred stock are being registered hereunder.

Warrants

  Hemisphere Warrants

        Each Hemisphere warrant issued upon conversion of the Amended Azteca Warrants as a result of the consummation of the Transaction entitles the registered holder to purchase shares of Hemisphere Class A common stock on the same terms as were in effect with respect to the Amended Azteca Warrants immediately prior to the consummation of the Transaction, subject to adjustment as discussed below. Hemisphere may, but is not required to, file with the SEC a new registration statement for the registration under the Act of the exercise of the warrants for Hemisphere Class A common stock. If Hemisphere shall elect to file such new registration statement, it shall use its commercially reasonable efforts to take such action as is necessary to register or qualify for sale, in those states in which the warrants were initially offered by Hemisphere, the Hemisphere Class A common stock issuable upon exercise of the warrants, to the extent an exemption is not available. In such event, Hemisphere shall use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the earlier of (x) the expiration of the warrants in accordance with the provisions of the Warrant Agreement and (y) the date Hemisphere shall determine to suspend such effectiveness or withdraw such registration statement. Hemisphere intends to file a registration statement relating to the Hemisphere Class A common stock issuable upon conversion of the Hemisphere warrants and to keep such registration statement effective after the consummation of the Transaction. If Hemisphere shall have filed a new registration statement following the consummation of the Transaction and such registration statement has not been declared effective by the 60th business day after the consummation of the Transaction, holders of the Hemisphere warrants shall have the right, during the period beginning on the 61st business day after the consummation of the Transaction and ending upon such registration statement being declared effective, and during any other period when Hemisphere shall otherwise not have an effective registration statement covering the Hemisphere Class A common stock issuable upon exercise of the Hemisphere warrants, to exercise such warrants on a "cashless basis." If Hemisphere shall not have filed a new registration statement within 30 days following the consummation of the Transaction, holders of the Hemisphere warrants shall have the right, beginning on the 31st day following the consummation of the Transaction, to exercise such warrants on a "cashless basis," exchanging the warrants (in accordance with Section 3(a)(9) of the Act or another exemption).

        Even if Hemisphere does file such a registration statement but later withdraws or does not maintain its effectiveness, Hemisphere will be required to permit holders to exercise their warrants on a cashless basis. If an exemption is not available, the Hemisphere warrants will be exercisable only if a registration statement relating to the Hemisphere Class A common stock issuable upon exercise of the Hemisphere warrants is effective and a prospectus relating to the Hemisphere Class A common stock issuable upon exercise of the Hemisphere warrants is current. The Hemisphere warrants will expire five years after the completion of the Transaction, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

        Once the Hemisphere warrants become exercisable, Hemisphere may call the Hemisphere warrants (except for the Sponsor Warrants and Seller Warrants) (as described below) for redemption:

  •
  in whole and not in part;

  •
  at a price of $0.01 per warrant;

  •
  upon not less than 30 days' prior written notice of redemption, to each Hemisphere warrant holder; and

  •
  if, and only if, the closing sales price of the Hemisphere Class A common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third business day before Hemisphere sends the notice of redemption to the Hemisphere warrant holders.

        The redemption notice will be mailed by first class mail, postage prepaid, to the registered holders of the Hemisphere warrants.

        Hemisphere has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the exercise price of the Hemisphere warrants. If the foregoing conditions are satisfied and Hemisphere issues a notice of redemption of the Hemisphere warrants, each Hemisphere warrant holder will be entitled to exercise of such holder's Hemisphere warrant prior to the scheduled redemption date. However, the per share price of Hemisphere Class A common stock may fall below the $18.00 redemption trigger price as well as the $12.00 exercise price after the redemption notice is issued.

        If Hemisphere calls the Hemisphere warrants for redemption as described above, Hemisphere management will have the option to require any holder that wishes to exercise such holder's Hemisphere warrants to do so on a "cashless basis." If Hemisphere management takes advantage of this option, all holders of Hemisphere warrants would pay the exercise price by surrendering such holder's Hemisphere warrants for that number of shares of Hemisphere Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Hemisphere Class A common stock underlying the Hemisphere warrants, multiplied by the difference between the exercise price of the Hemisphere warrants and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" shall mean the average closing sales price of the Hemisphere Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Hemisphere warrants. If Hemisphere management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Hemisphere Class A common stock to be received upon exercise of the Hemisphere warrants, including the "fair market value" in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of an Hemisphere warrant redemption.

        The exercise price, the redemption price and number of shares of Hemisphere Class A common stock issuable on exercise of the Hemisphere warrants (as described above) may be adjusted in certain circumstances including in the event of a stock dividend, stock split, extraordinary dividend, or recapitalization, reorganization, merger or consolidation. However, the exercise price and number of shares of Hemisphere Class A common stock issuable on exercise of the Hemisphere warrants will not be adjusted for issuances of Hemisphere Class A common stock at a price below the exercise price of the Hemisphere warrants.

        The Hemisphere warrants have been issued in registered form and governed by the Warrant Agreement, as amended by the Warrant Amendment, between Continental Stock Transfer & Trust Company, as warrant agent, and Hemisphere.

        The Hemisphere warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Hemisphere, for the number of Hemisphere warrants being exercised. The Hemisphere warrant holders do not have the rights or privileges of holders of Hemisphere Class A common stock or any voting rights until they exercise their Hemisphere warrants and receive shares of Hemisphere Class A common stock. After the issuance of shares of Hemisphere Class A common stock upon exercise of the Hemisphere warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of Hemisphere Class A common stock.

        It was a condition to the closing of the Transaction that the terms of the Amended Azteca Warrants be amended as described herein. In addition, immediately prior to the closing of the Merger Agreement, Azteca purchased from the Current Sponsor Warrantholders 2,333,334 Amended Azteca Warrants (i.e. warrants to purchase 1,166,667 shares of Azteca common stock) for a purchase price per warrant equal to $0.50.

        Immediately following the consummation of the Transaction, Hemisphere sold to the WAPA/Cinelatino Investors in a private placement transaction exempt from registration under the Securities Act, an aggregate of 2,333,334 warrants to purchase 1,166,667 shares of Hemisphere Class A common stock that are substantially identical to the Amended Azteca Warrants held by the Public Warrantholders for a purchase price per warrant equal to $0.50. We refer to these warrants as the "Seller Warrants."

        Hemisphere will not be required to cash settle any such exercise of Hemisphere warrant under any circumstances.

        No fractional shares will be issued upon exercise of the Hemisphere warrants. Pursuant to the Warrant Amendment, a warrantholder may exercise its warrants only for a whole number of shares of Hemisphere Class A common stock. Only an even number of warrants may be exercised at any given time by the registered warrantholder. For example, if a registered warrantholder holds one warrant to purchase one-half of a share of Hemisphere Class A common stock, such warrant shall not be exercisable. If a registered warrantholder holds two warrants, such warrants shall be exercisable for one share of Hemisphere Class A common stock.

  Sponsor Warrants and Seller Warrants

        Upon consummation of the Transaction, the Sponsor Warrants and Seller Warrants have terms and provisions that are identical to the Amended Azteca Warrants, except that (i) the Sponsor Warrants and Seller Warrants are not redeemable by Hemisphere so long as they are held by Azteca's Current Sponsor Warrantholders, and the WAPA/Cinelatino Investors, respectively, or their respective permitted transferees and may be exercised on a cashless basis and (ii) Amended Azteca Warrants are redeemable by Hemisphere and may not be exercised by their holders on a cashless basis. The Sponsor Warrants and Seller Warrants are subject to the transfer restrictions described above under "The Agreements—Additional Agreements—The Lock-up Agreement."

Dividends

        The payment of cash dividends will be dependent upon the revenues and earnings of Hemisphere, if any, capital requirements, the general financial condition of Hemisphere and by the funds that its subsidiaries are permitted to dividend to Hemisphere. Both WAPA and Cinelatino are limited in their ability to (i) pay cash dividends or make other distributions (including management or similar fees) to their equity holders and (ii) make investments in non-credit parties, including, following the consummation of the Transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of WAPA—Discussion of Indebtedness" beginning on page 64 and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cinelatino—Discussion of Indebtedness" beginning on page 80.

        The payment of any dividends will be within the discretion of the Hemisphere board of directors at such time. It is the present intention of the Hemisphere board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the Hemisphere board of directors is not currently contemplating and does not anticipate declaring any dividends in the foreseeable future.

Transfer Agent and Warrant Agent

        The transfer agent for Hemisphere Class A common stock and Hemisphere Class B common stock and warrant agent for warrants is Continental Stock Transfer & Trust Company. Hemisphere has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or willful misconduct or bad faith of the indemnified person or entity.

Regulatory Restrictions

        Hemisphere's amended and restated certificate of incorporation provides that if Hemisphere believes that the ownership or proposed ownership of shares of capital stock of Hemisphere by any person may result in a violation of the Communications Act or FCC rules and policies (an "FCC Regulatory Limitation"), such person shall furnish promptly to Hemisphere such information as Hemisphere shall request. If (a) any person from whom information is requested should not provide all the information requested by Hemisphere or (b) Hemisphere shall conclude that a stockholder's ownership or proposed ownership of, or that a stockholder's exercise of any rights of ownership with respect to, shares of capital stock of Hemisphere results or could result in an FCC Regulatory Limitation, then Hemisphere may (i) refuse to permit the transfer of shares of capital stock of Hemisphere to such proposed stockholder, (ii) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (iii) redeem such shares of capital stock of Hemisphere held by such stockholder in accordance with the terms and conditions set forth in Hemisphere's amended and restated certificate of incorporation, (iv) require the conversion of any or all of the shares of Hemisphere Class B common stock held by such stockholder into an equal number of Hemisphere Class A common stock and/or (v) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation.

LEGAL MATTERS

        Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel to Hemisphere, will pass upon the validity of the securities of Hemisphere offered by this prospectus.

EXPERTS

        The financial statements of Azteca Acquisition Corporation as of December 31, 2012 and 2011, and for the year ended December 31, 2012 and the periods from April 15, 2011 (date of inception) to December 31, 2011 and from April 15, 2011 (date of inception) to December 31, 2012 have been audited by Rothstein Kass, an independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of InterMedia Español Holdings, LLC and Subsidiaries for each of the three years in the period ended December 31, 2012, included in this prospectus and in this registration statement have been so included in reliance on the report of McGladrey LLP, an independent registered public accounting firm, as set forth in their report with respect thereto, and are included herein in reliance on the authority of said firm as experts in accounting and auditing.

        The financial statements of Cine Latino, Inc. for each of the three years in the period ended December 31, 2012, included in this prospectus and in this registration statement have been so included in reliance on the report of McGladrey LLP, an independent registered public accounting firm, as set forth in their report with respect thereto, and are included herein in reliance on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Hemisphere files annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Hemisphere's public filings are also available to the public from the SEC's website at www.sec.gov. You may request a copy of Hemisphere's filings with the SEC (excluding exhibits) at no cost by writing Hemisphere at Hemisphere Media Group, Inc., 2000 Ponce de Leon Boulevard, Suite 500, Coral Gables, FL 33134 or by telephoning Hemisphere at (305) 421-6364.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Azteca Acquisition Corporation Financial Information As of December 31, 2012 and 2011 and Additional Periods
Report of Independent Registered Accounting Firm	F-2
Balance Sheets as of December 31, 2012 and December 31, 2011	F-4
Statements of Operations for the Year Ended December 31, 2012 and Additional Periods	F-5
Statement of Stockholders' Equity for the Period From April 15, 2011 to December 31, 2012	F-6
Statements of Cash Flows for the Year Ended December 31, 2012 and Additional Periods	F-7
Notes to Financial Statements	F-8
InterMedia Español Holdings, LLC and Subsidiaries Audited Consolidated Financial Statements As of December 31, 2012 and 2011 and for the Years Ended December 31, 2012, 2011 and 2010
Report of Independent Registered Accounting Firm	F-19
Consolidated Balance Sheets as of December 31, 2012 and December 31, 2011	F-20
Consolidated Statements of Income for the Years Ended December 31, 2012, 2011 and 2010	F-21
Statements of Comprehensive Income for the Years Ended December 31, 2012, 2011 and 2010	F-22
Consolidated Statements of Changes in Member's Capital for the Years Ended December 31, 2012, 2011 and 2010	F-23
Consolidated Statements of Cash Flows for the Years Ended December 31, 2012, 2011 and 2010	F-24
Notes to Consolidated Financial Statements	F-25
Cine Latino, Inc. Audited Financial Statements As of December 31, 2012 and 2011 and for the Years Ended December 31, 2012, 2011 and 2010
Report of Independent Registered Accounting Firm	F-38
Balance Sheets as of December 31, 2012 and December 31, 2011	F-39
Statements of Income for the Years Ended December 31, 2012, 2011 and 2010	F-40
Statements of Comprehensive Income for the Years Ended December 31, 2012, 2011 and 2010	F-41
Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 2012, 2011 and 2010	F-42
Statements of Cash Flows for the Years Ended December 31, 2012, 2011 and 2010	F-43
Notes to Unaudited Financial Statements	F-44

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of Azteca Acquisition Corporation

        We have audited the accompanying balance sheets of Azteca Acquisition Corporation (a corporation in the development stage) (the "Company") as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 2012 and the periods from April 15, 2011 (inception) to December 31, 2011, as well as for the period from April 15, 2011 (inception) to December 31, 2012. We also have audited the Company's internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company's internal control over financial reporting based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Azteca Acquisition Corporation (a corporation in the development stage) as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the year ended December 31, 2012 and the periods from April 15, 2011 (inception) to December 31 2011 and April 15, 2011 (inception) to December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company's will commence with liquidation procedures in the event that the Company does not consummate a business combination (as defined) prior to April 6, 2013. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Note 2 to the financial statements, the accompanying 2011 financial statements have been restated to correct a misstatement.

/s/ ROTHSTEIN KASS

Roseland, New Jersey
February 28, 2013

Azteca Acquisition Corporation

(a corporation in the development stage)

BALANCE SHEETS

	December 31, 2012	December 31, 2011
		(as Restated—Note 2)
Assets:
Current assets:
Cash and cash equivalents	$9,969	$505,803
Prepaid expenses	—	89,707

Total current assets	9,969	595,510
Cash and investments held in Trust Account	100,572,114	100,502,314

Total assets	$100,582,083	$101,097,824

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable and accrued expenses	$99,375	$44,831
Franchise tax payable	119,413	102,182

Total current liabilities	218,788	147,013
Deferred underwriting fees	3,750,000	3,750,000
Warrant liability	4,106,667	5,866,667

Total liabilities	8,075,455	9,763,680

Commitments and contingencies:
Common stock subject to possible redemption; 8,707,126 and 8,590,461 shares at $10.05 at December 31, 2012 and December 31, 2011, respectively	87,506,620	86,334,133

Stockholders' equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding
Common stock, $0.0001 par value; 100,000,000 shares authorized; 3,792,874 and 3,909,539 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively (excluding 8,707,126 and 8,590,461 subject to possible redemption, respectively)	379	391
Additional paid-in capital	4,999,629	4,999,620
Deficit accumulated during the development stage	—	—

Total stockholders' equity, net	5,000,008	5,000,011

Total liabilities and stockholders' equity	$100,582,083	$101,097,824

See accompanying notes to financial statements.

Azteca Acquisition Corporation

(a corporation in the development stage)

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2012	For the period from April 15, 2011 (inception) to December 31, 2011	For the period from April 15, 2011 (inception) to December 31, 2012
		as Restated—Note 2
Revenue	$—	$—	$—
Expenses:
General and administrative expenses	477,745	192,610	670,355
State franchise taxes	180,662	102,182	282,844

Loss from operations	(658,407)	(294,792)	(953,199)
Interest Income	70,890	2,314	73,204
Change in fair value of warrants	1,760,000	5,133,333	6,893,333

Net income attributable to common shares outstanding	$1,172,483	$4,840,855	$6,013,338

Weighted average number of common shares outstanding, excluding shares subject to possible redemption—basic and diluted	3,807,532	3,606,835	3,724,151

Net income per common share outstanding, excluding shares subject to possible redemption—basic and diluted	$0.31	$1.34	$1.61

See accompanying notes to financial statements.

Azteca Acquisition Corporation

(a corporation in the development stage)

STATEMENTS OF STOCKHOLDERS' EQUITY

For the period from April 15, 2011 (inception) to December 31, 2012 as Restated—Note 2

				Deficit Accumulated During Development Stage
	Common Stock
			Additional Paid-in Capital		Total Stockholders' Equity
	Shares	Amount
Sale of common stock to Sponsor on April 15, 2011 at approximately $0.0087 per share	2,875,000	$288	$24,712	$—	$25,000
Sale of 10,000,000 units on July 6, 2011, net of underwriters' discount and offering expenses (including 9,202,324 subject to possible redemption)	10,000,000	1,000	93,967,289		93,968,289
Warrant liability recorded on July 6, 2011 (restated)			(11,000,000)		(11,000,000)
Net proceeds subject to possible redemption of 8,107,784 shares at redemption value on July 6, 2011 (restated)	(8,107,784)	(811)	(81,492,467)		(81,493,278)
Sale of 4,666,667 warrants to Sponsor on July 6, 2011			3,500,000		3,500,000
Forfeiture of sponsor shares in connection with the underwriter's election to not exercise their over-allotment option	(375,000)	(38)	38
Change in shares subject to possible redemption to 8,590,461 shares at December 31, 2011 (restated)	(482,677)	(48)	48	(4,840,855)	(4,840,855)
Net income attributable to common stockholders (restated)				4,840,855	4,840,855

Balances, at December 31, 2011	3,909,539	391	4,999,620	—	5,000,011
Change in shares subject to possible redemption to 8,717,126 shares at December 31, 2012	(116,665)	(12)	9	(1,172,483)	(1,172,486)
Net income attributable to common stockholders				1,172,483	1,172,483

Balances, at December 31, 2012	3,792,874	$379	$4,999,629	$—	$5,000,008

See accompanying notes to financial statements.

Azteca Acquisition Corporation

(a corporation in the development stage)

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2012	For the period from April 15, 2011 (inception) to December 31, 2011	For the period from April 15, 2011 (inception) to December 31, 2012
		(as Restated-Note 2)
Cash flows from operating activities
Net income	$1,172,483	$4,840,855	$6,013,338
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	(1,760,000)	(5,133,333)	(6,893,333)
Increase (decrease) in cash attributable to changes in assets and liabilities
Prepaid expenses	89,707	(89,707)	—
Accounts payable and accrued expenses	54,546	44,831	99,377
Franchise tax payable	17,230	102,182	119,412

Net cash used in operating activities	(426,034)	(235,172)	(661,206)

Net cash used in investing activity, change in trust account	(69,800)	(100,502,314)	(100,572,114)

Cash flows from financing activities
Proceeds from note payable to related party		100,000	100,000
Payment of note payable to related party		(100,000)	(100,000)
Payments of offering costs		(2,281,711)	(2,281,711)
Proceeds from the sale of common stock to Sponsor		25,000	25,000
Proceeds from sale of warrants to Sponsor		3,500,000	3,500,000
Proceeds from Public Offering		100,000,000	100,000,000

Net cash provided by financing activities	—	101,243,289	101,243,289

Net increase (decrease) in cash	(495,834)	505,803	9,969
Cash and cash equivalents, beginning of period	505,803

Cash and cash equivalents, end of period	$9,969	$505,803	$9,969

Supplemental schedule of non-cash financing activities:
Deferred underwriting fees	—	3,750,000	3,750,000

See accompanying notes to financial statements.

Azteca Acquisition Corporation
(a corporation in the development stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2012

(1) Organization and Nature of Business Operations

        Azteca Acquisition Corporation (the "Company") is a recently-formed Delaware blank check company, initially formed in the British Virgin Islands on April 15, 2011 and reincorporated in the State of Delaware on June 8, 2011, for the purpose of, directly or indirectly, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or engaging in any other similar business combination with one or more businesses or assets ("Business Combination").

        The Company expects that the Transaction (described in Note (10)) will be completed in April 2013. All activity through December 31, 2012 relates to the Company's formation, initial public offering ("Public Offering") described below in Note 4, and after the Public Offering, the identification and investigation of prospective target businesses with which to consummate a Business Combination and execution of the Transaction.

        The registration statement for the Public Offering was declared effective on June 29, 2011. The Company consummated the Public Offering on July 6, 2011 and received net proceeds of approximately $101,218,000, which included $3,500,000 received for the purchase of 4,666,667 warrants by Azteca Acquisition Holdings, LLC (the "Sponsor") and is net of non-deferred underwriting commissions of $1,750,000 and approximately $532,000 of offering costs.

        The Company's management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward effecting a Business Combination. For purposes of consummating its initial Business Combination, the Company intends to focus on operating businesses that have their primary operations located in either Mexico or the United States. While the Company may pursue a Business Combination in any business industry or sector, the Company intends to focus on industries or sectors that complement its management team's background, such as the fields of transportation, industrials, manufacturing, food and beverage, financial services, hospitality, agribusiness, media (including television and newspapers), sports, real estate, energy, and businesses focused on serving the needs of Hispanic markets. The Transaction is with WAPA and Cinelatino, two businesses focused on serving the needs of Hispanic markets.

(2) Restatement of Previously Issued Financial Statements

        In February 2013, the Company concluded it should correct its accounting related to the Company's outstanding warrants. The Company had initially accounted for the warrants as a component of equity but upon further evaluation of the terms of the warrant, concluded that the warrants should be accounted for as a derivative liability. The warrants contain a restructuring price adjustment provision, such that, in the event the Company completes a business combination subsequent to the initial Business Combination which results in the Company's shares no longer being listed on a national exchange or the OTC Bulletin Board, the exercise price of the warrants will decrease by a formula that causes the warrants to not be indexed to the Company's own shares. As a result of this provision, the Company has restated its financial statements to reflect the Company's warrants as a derivative liability with changes in the fair value recorded in current period earnings. The restructuring price adjustment provision will be eliminated in connection with the Transaction.

Azteca Acquisition Corporation

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

(2) Restatement of Previously Issued Financial Statements (Continued)

        The following table below summarizes the effect of the restatement to the Company's financial statements for the period ended December 31, 2011 and to the Company's quarterly financial statements issued during 2011 and 2012:

	As Previously Reported	Adjustments	As Restated
Three months ended September 30, 2011 (unaudited)
Common stock subject to possible redemption	92,383,238	(11,000,000)	81,383,238
Warrant liability	—	11,000,000	11,000,000
Common stock	1,250	(810)	440
Additional paid-in capital	5,108,801	(109,232)	4,999,569
Retained earnings	(110,042)	110,042	—
Change in fair value of warrant liability	—	—	—
Net income (loss)	(104,312)	—	(104,312)
Net income (loss) per share	(0.01)	(0.02)	(0.03)
For the period ended April 15, 2011 (inception) to September 30, 2011 (unaudited)
Common stock subject to possible redemption	92,383,238	(11,000,000)	81,383,238
Warrant liability	—	11,000,000	11,000,000
Common stock	1,250	(810)	440
Additional paid-in capital	5,108,801	(109,232)	4,999,569
Retained earnings	(110,042)	110,042	—
Change in fair value of warrant liability	—	—	—
Net income (loss)	(110,042)	—	(110,042)
Net income (loss) per share	(0.01)	(0.02)	(0.03)
For the period ended April 15, 2011 (inception) to December 31, 2011 (audited)
Common stock subject to possible redemption	92,200,800	(5,866,667)	86,334,133
Warrant liability	—	5,866,667	5,866,667
Common stock	1,250	(859)	391
Additional paid-in capital	5,291,239	(291,619)	4,999,620
Retained earnings	(292,478)	292,478	—
Change in fair value of warrant liability	—	(5,133,333)	(5,133,333)
Net income (loss)	(292,478)	5,133,333	4,840,855
Net income (loss) per share	(0.03)	1.37	1.34

Azteca Acquisition Corporation

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

(2) Restatement of Previously Issued Financial Statements (Continued)

	As Previously Reported	Adjustments	As Restated
Three months ended March 31, 2012 (unaudited)
Common stock subject to possible redemption	92,080,472	(6,600,000)	85,480,472
Warrant liability	—	6,600,000	6,600,000
Common stock	1,250	(851)	399
Additional paid-in capital	5,411,567	(411,958)	4,999,609
Retained earnings	(412,809)	412,809	—
Change in fair value of warrant liability	—	733,333	733,333
Net income (loss)	(120,331)	(733,333)	(853,664)
Net income (loss) per share	(0.01)	(0.21)	(0.22)
Three months ended June 30, 2012 (unaudited)
Common stock subject to possible redemption	91,967,490	(3,666,667)	88,300,823
Warrant liability	—	3,666,667	3,666,667
Common stock	335	36	371
Additional paid-in capital	5,525,464	(525,832)	4,999,632
Retained earnings	(525,796)	525,796	—
Change in fair value of warrant liability	—	(2,933,333)	(2,933,333)
Net income (loss)	(112,987)	2,933,333	2,820,346
Net income (loss) per share	—	0.71	0.71
Six months ended June 30, 2012 (unaudited)
Common stock subject to possible redemption	91,967,490	(3,666,667)	88,300,823
Warrant liability	—	3,666,667	3,666,667
Common stock	335	36	371
Additional paid-in capital	5,525,464	(525,832)	4,999,632
Retained earnings	(525,796)	525,796	—
Change in fair value of warrant liability	—	(2,933,333)	(2,933,333)
Net income (loss)	(233,318)	2,933,333	1,966,682
Net income (loss) per share	(0.07)	0.57	0.50
Three months ended September 30, 2012 (unaudited)
Common stock subject to possible redemption	91,906,346	(2,640,000)	89,266,346
Warrant liability	—	2,640,000	2,640,000
Common stock	336	26	362
Additional paid-in capital	5,586,607	(586,964)	4,999,643
Retained earnings	(586,938)	586,938	—
Change in fair value of warrant liability	—	(1,026,667)	(1,026,667)
Net income (loss)	(61,142)	1,026,667	965,525
Net income (loss) per share	(0.02)	0.28	0.26

Azteca Acquisition Corporation

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

(2) Restatement of Previously Issued Financial Statements (Continued)

	As Previously Reported	Adjustments	As Restated
Nine months ended September 30, 2012 (unaudited)
Common stock subject to possible redemption	91,906,346	(2,640,000)	89,266,346
Warrant liability	—	2,640,000	2,640,000
Common stock	336	26	362
Additional paid-in capital	5,586,607	(586,964)	4,999,643
Retained earnings	(586,938)	586,938	—
Change in fair value of warrant liability	—	(1,026,667)	(1,026,667)
Net income (loss)	(294,460)	1,026,667	2,932,207
Net income (loss) per share	(0.09)	0.85	0.76

(3) Summary of Significant Accounting Policies

  a)    Basis of Presentation

        The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) and pursuant to the accounting and disclosure rules and regulations of the SEC.

  b)    Fair Value of Financial instruments

        The fair value of the Company's assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, "Fair Value Measurements and Disclosures", approximates the carrying amounts represented in the balance sheet.

  c)    Income (Loss) Per Common Share

        Basic income (loss) per common share is computed by dividing income (loss) applicable to common shareholders by the weighted average number of common shares outstanding during the period in accordance with ASB ASC 260, "Earnings Per Share". Diluted income (loss) per share reflects the potential dilution that could occur assuming common shares were issued upon the exercise of outstanding in the money warrants and the proceeds thereof were used to purchase common shares at the average market price during the period. The Company uses the treasury stock method to calculate potentially dilutive shares, as if they were converted into common stock at the beginning of the period. At December 31, 2012, the Company had outstanding warrants to purchase 14,666,667 shares of common stock. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted income (loss) per common share because their inclusion would have been anti-dilutive. As a result, dilutive loss per common share is equal to basic loss per common share.

  d)    Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of

Azteca Acquisition Corporation

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

(3) Summary of Significant Accounting Policies (Continued)

contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  e)    Recent Accounting Pronouncements

        Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company's financial statements.

  f)    Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250.000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

  g)    Development Stage Company

        The Company is considered to be in the development stage as defined by FASB ASC 915, "Development Stage Entities," and is subject to the risks associated with activities of development stage companies. The Company has neither engaged in any operations nor generated any income to date. All activity through the date the financial statements were issued relates to the Company's organizational activities relating to the Public Offering, activities relating to identifying and evaluating prospective acquisition candidates, activities relating to execution of the Transaction, and activities relating to general corporate matters. The Company will not generate any operating revenues until after the completion of an Initial Business Combination, at the earliest. The Company has generated non-operating income in the form of interest income on the trust account.

  h)    Investments Held In Trust Account

        Investment securities consist of United States Treasury securities. The Company classifies its securities as held-to-maturity in accordance with FASB ASC 320 "Investments—Debt and Equity Securities." Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

        A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities' fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary.

        Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the "interest income" line item in the statements of operations. Some treasury securities were purchased at a small discount during the period from the closing of the Public Offering through

Azteca Acquisition Corporation

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

(3) Summary of Significant Accounting Policies (Continued)

December 31, 2012, resulting in a non-material accretion of interest income. Interest income is recognized when earned.

  i)    Redeemable Common Stock

        As discussed in Note (1), all of the 10,000,000 common shares sold as part of the Public Offering contain a redemption feature which allows for the redemption of common shares under the Company's liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity's equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its charter provides that in no event will they redeem its public shares in an amount that would cause its net tangible assets (stockholders' equity) to be less than $5,000,001. In the event the aggregate cash consideration the Company would be required to pay for all shares that are validly submitted for redemption plus any amount required pursuant to the minimum cash condition of the Merger Agreement exceed the aggregate amount of cash available to it, the Company will not consummate the Transaction, and any shares validly submitted for redemption will be returned to the holders thereof, which such shares may subsequently be redeemed upon liquidation of the Company for a pro rata portion of the aggregate amount then on deposit in the trust account.

        The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against retained earnings, or in the absence of retained earnings, by charges against paid-in capital in accordance with ASC 480-10-S99. Accordingly, at December 31, 2012 and 2011, 8,707,126 and 8,590,461 public shares, respectively, are classified outside of permanent equity at its redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the trust account, including interest but less franchise and income taxes payable (approximately $10.05 at December 31, 2012 and 2011).

  j)    Income Taxes

        The Company complies with the accounting and reporting requirements of ASC 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2012 and 2011, the Company had recorded a full valuation allowance of $299,000 and $99,000, respectively, related to the Company's deferred tax assets. The deferred tax asset is primarily comprised of expenses not deductible in the development state. Effective tax rates differ from statutory rates due to timing differences in the deductibility of expenses.

Azteca Acquisition Corporation

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

(3) Summary of Significant Accounting Policies (Continued)

        There were no unrecognized tax benefits as of December 31, 2012. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2012. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The adoption of the provisions of ASC 740 did not have a material impact on the Company's financial position.

        The Company is incorporated in the State of Delaware and is therefore required to pay franchise taxes to the State of Delaware on an annual basis.

  k)    Warrant Liability

        The Company accounts for the 14,666,667 warrants issued in connection with the its Initial Public Offering (10,000,000) and Private Placement (4,666,667) in accordance with the guidance contained in ASC 815-45-7D whereby under that provision they do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company's statement of operations. The fair value of warrants issued by the Company in connection with private placements of securities has been estimated using the warrants quoted market price.

(4) Public Offering

        The Public Offering called for the Company to offer for sale 10,000,000 units at a price of $10.00 per unit (each, a "unit"). Each unit consists of one share of common stock of the Company, and one warrant (each, a "Warrant"). Each Warrant entitles the holder to purchase one share of common stock of the Company at a price of $12.00 per share. The Warrants will become exercisable on the later of 30 days after the completion of the Company's initial Business Combination or twelve months from the closing of the Public Offering, provided in each case that the Company has an effective registration statement under the Securities Act of 1933, as amended, covering the common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available, and will expire five years after the completion of the Company's initial Business Combination or earlier upon redemption or liquidation. Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon exercise of the public Warrants has not been declared effective within 60 business days following the closing of its initial Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Warrants during the exercise period, or if Warrant holders did not exercise their Warrants on a cashless basis under the above provision, there will be no cash settlement of the Warrants and the Warrants will expire worthless. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants

Azteca Acquisition Corporation

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

(4) Public Offering (Continued)

in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days prior written notice of redemption, only in the event that the closing sales price of the Company's common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third business day before the Company sends the notice of redemption to the Warrant holders.

        A contingent fee equal to 3.75% of the gross offering proceeds from the Public Offering will become payable to Deutsche Bank Securities Inc. (the "Underwriter") from the amounts held in the trust account solely in the event the Company consummates its initial Business Combination.

        The Underwriter was also granted a 45-day option (August 15, 2011) to purchase up to an additional 1,500,000 units to cover over-allotments, if any. The Underwriter did not exercise the over-allotment option and as such the Sponsor forfeited 375,000 of the Founder Shares (as defined in Note (6) below).

(5) Liquidation and Going Concern

        If the Company does not effect a Business Combination within 21 months from the closing of the public offering (April 6, 2013), as discussed in Note 4, the Company will liquidate the trust account and distribute the amount then held in the trust account, including interest but net of franchise and income taxes payable and less up to $50,000 of such net interest that may be released to the Company from the trust account to pay liquidation expenses, to the Company's public stockholders, subject in each case to the Company's obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The mandatory liquidation and subsequent dissolution raises substantial doubt about the Company's ability to continue as a going concern. On January 22, 2013, the Company entered into a definitive agreement pursuant to which it will combine with Hemisphere Media Group, Inc. This transaction is further described in Note 10.

(6) Related Party Transactions

  a)    Note Payable to Related Party

        The Company issued an unsecured promissory note to the Sponsor for an aggregate of $100,000 on April 20, 2011. The note was non-interest bearing and was payable on the earlier of March 31, 2012 or the date on which the Company consummated the Public Offering. This note was repaid in full on July 7, 2011.

  b)    Services Agreement

        The Company has agreed to pay $10,000 a month for office space, utilities, administrative services and secretarial support to Galco, Inc., an affiliate of the Sponsor. Services commenced on June 30, 2011, the date the securities were first quoted on the Over-the-Counter Bulletin Board quotation system, and will terminate upon the earlier of the consummation by the Company of an initial Business Combination and the liquidation of the Company. The Company paid $120,000 under this agreement for the year ended December 31, 2012 and $70,000 for the period ended December 31, 2011.

Azteca Acquisition Corporation

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

(6) Related Party Transactions (Continued)

  c)    Sponsor Warrants

        The Sponsor purchased, in a private placement, 4,666,667 warrants simultaneously with the closing of the Public Offering on July 6, 2011, at a price of $0.75 per warrant (a purchase price of $3,500,000) from the Company, proceeds of which are being held in the trust account. If the Company does not complete a Business Combination, then these proceeds will be part of the liquidating distribution to the public stockholders and the warrants issued to the Sponsor will expire worthless. The Company classifies the private placement warrants within permanent equity as additional paid-in capital in accordance with FASB ASC 815-40.

  d)    Founder Shares

        On April 15, 2011, the Sponsor purchased 2,875,000 shares of common stock ("Founder Shares") for an aggregate amount of $25,000, or $0.0087 per share. On June 8, 2011, the Sponsor transferred 50,000 shares to each of John Engelman and Alfredo Elias Ayub, its two independent directors, for nominal consideration (the Sponsor and Messrs. Engelman and Elias together are the "initial stockholders").

        The Founder Shares are identical to the common stock included in the units that were sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions. The Sponsor agreed to and did forfeit 375,000 Founder Shares after the Underwriter informed the Company that it would not exercise any of the over-allotment option described in Note 4 above.

(7) Investments Held In Trust Account

        Upon the closing of the Public Offering and the simultaneous private placement of the Sponsor warrants, a total of $100,500,000 was placed in the trust account. As of December 31, 2012, investment securities in the Company's trust account consisted of $100,440,549 in U.S. government Treasury bills with a maturity of 180 days or less. In addition, the trust account also included $131,565 held in cash. The carrying amount, excluding accrued interest income, gross unrealized holding losses and fair value of held-to-maturity securities at December 31, 2012, was as follows:

	Carrying Amount	Gross Unrealized Holding Gain	Fair Value
Held-to-maturity:
United States Treasury Securities	$100,440,549	$13,627	$100,454,176

        As of December 31, 2011, investment securities in the Company's trust account consisted of $100,501,387 in U.S. government Treasury bills with a maturity of 180 days or less. In addition, the trust account also included $477 held in cash. The carrying amount, excluding accrued interest income, gross

Azteca Acquisition Corporation

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

(7) Investments Held In Trust Account (Continued)

unrealized holding losses and fair value of held-to-maturity securities at December 31, 2011, was as follows:

	Carrying Amount	Gross Unrealized Holding Loss	Fair Value
Held-to-maturity:
United States Treasury Securities	$100,501,837	$(491)	$100,501,346

(8) Fair Value Measurements

        The Company has adopted ASC 820, "Fair Value Measurement", for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The adoption of ASC 820 did not have an impact on the Company's financial position or results of operations.

        The following tables present information about the Company's assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2012 and 2011, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	December 31, 2012	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
United States Treasury Securities	$100,454,176	$100,454,176	$—	$—
Liabilities:
Warrant Liability	$4,106,677	$—	$4,106,677	$—

Description	December 31, 2011	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
United States Treasury Securities	$100,501,346	$100,501,346	$—	$—
Liabilities:
Warrant Liability	$5,866,667	$—	$5,866,667	$—

        Warrant Liability: The fair value of the derivate warrant liability was determined by the Company using the quoted market prices for the publicly traded warrants. On reporting dates where there are no

Azteca Acquisition Corporation

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

(8) Fair Value Measurements (Continued)

active trades the Company uses the last reported closing trade price of the warrants to determine the fair value (Level 2).

        United States Treasury Securities: The Company used Level 1 inputs to value the U.S. Treasury securities in our trust account for disclosure purposes.

(9) Stockholders' Equity

        Common Shares—the Company has 100,000,000 shares of common stock authorized. Holders of the Company's common shares are entitled to one vote for each common share. At December 31, 2012 and 2011, there were 12,500,000 shares of common stock outstanding, which includes 8,707,126 and 8,590,461 shares, respectively, subject to possible redemption.

        Preferred Shares—The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2012 and 2011, there were no shares of preferred stock outstanding.

(10) The Transaction

        On January 22, 2013, Azteca Acquisition Corporation ("Azteca"), Hemisphere Media Group, Inc. ("Hemisphere"), InterMedia Español Holdings, LLC ("WAPA"), Cine Latino, Inc. ("Cinelatino"), Hemisphere Merger Sub I, LLC ("WAPA Merger Sub"), Hemisphere Merger Sub II, Inc. ("Azteca Merger Sub") and Hemisphere Merger Sub III, Inc. ("Cinelatino Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the combination of Azteca, WAPA and Cinelatino (the "Transaction") as indirect wholly-owned subsidiaries of Hemisphere, which will be a parent holding company.

        As a result of the Transaction, the holders of Azteca common stock, par value $0.0001 per share ("Azteca Common Stock"), will receive shares of Hemisphere Class A Common Stock, par value $0.0001 per share (the "Hemisphere Class A Common Stock"), and the equityholders of WAPA and Cinelatino (the "WAPA/Cinelatino Investors") will receive shares of Hemisphere Class B Common Stock, par value $0.0001 per share (the "Hemisphere Class B Common Stock", and together with the Hemisphere Class A Common Stock, the "Hemisphere Common Stock"). All shares of Hemisphere Common Stock will vote together as a single class, with the Hemisphere Class A Common Stock having one vote per share and the Hemisphere Class B Common Stock having 10 votes per share. In connection with the Transaction, Hemisphere intends to apply to list its shares of Hemisphere Class A Common Stock on The NASDAQ Capital Market ("NASDAQ") and expects that its warrants will trade on the OTCBB following the consummation of the Transaction.

(11) Subsequent Events

        On February 1, 2013, the Company issued an unsecured promissory note to the Sponsor in an aggregate amount of $250,000. The note is non-interest bearing and is payable by Azteca or Hemisphere at or prior to consummation of the Transaction.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
InterMedia Español Holdings, LLC
New York, NY

        We have audited the accompanying consolidated balance sheets of InterMedia Español Holdings, LLC and Subsidiaries (the "Company") as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in member's capital, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InterMedia Español Holdings, LLC and Subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

West Palm Beach, Florida
March 1, 2013

 InterMedia Español Holdings, LLC and Subsidiaries

Balance Sheets

December 31, 2012 and December 31, 2011

	2012	2011
Assets
Current Assets
Cash	$10,084,434	$10,182,539
Accounts receivable, net of allowance for doubtful accounts of $179,568 and $166,401, respectively	10,510,978	10,494,255
Programming rights	4,403,029	3,893,915
Deferred taxes	3,049,047	4,247,953
Prepaid expenses and other current assets	1,362,002	418,684

Total current assets	29,409,490	29,237,346

Programming Rights	2,664,100	2,573,949
Property and Equipment, net	26,861,359	26,604,104
Deferred Taxes	863,252	1,383,404
Broadcast License	41,355,700	41,355,700
Goodwill	10,982,586	10,982,586
Other Intangibles, net	1,677,500	1,907,500
Deferred Costs	2,043,703	2,902,060

	86,448,200	87,709,303

Total Assets	$115,857,690	$116,946,649

Liabilities and Member's Capital
Current Liabilities
Accounts payable	$912,007	$967,442
Accrued agency commissions	7,110,320	7,058,535
Accrued compensation and benefits	2,182,623	1,957,265
Other accrued expenses	2,749,222	1,985,170
Programming rights payable	3,207,719	3,350,918
Current portion of long-term debt	4,608,000	7,338,000
Income tax payable	—	157,190

Total current liabilities	20,769,891	22,814,520
Programming Rights Payable	926,984	747,653
Long-Term Debt, net of current portion	52,404,000	57,012,000
Other Liabilities	2,098,886	1,987,901

Total Liabilities	76,199,761	82,562,074
Commitments and Contingencies
Member's Capital	39,657,929	34,384,575

Total Liabilities and Member's Capital	$115,857,690	$116,946,649

See Notes to Consolidated Financial Statements.

InterMedia Español Holdings, LLC and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Net Revenues	$71,367,451	$60,797,209	$54,615,213

Operating Expenses:
Cost of revenues	32,408,622	28,984,899	25,450,080
Selling, general and administrative	13,666,989	13,024,598	11,806,089
Depreciation and amortization	3,722,970	3,425,052	3,125,461
Other expenses	703,298	—	—
(Gain) loss on disposition of assets	(653)	(38,777)	398,906

Total operating expenses	50,501,226	45,395,772	40,780,536

Operating income	20,866,225	15,401,437	13,834,677

Other Expenses:
Interest expense, net	(3,501,331)	(3,626,614)	(1,703,687)
Other expense, net	(50,000)	(187,056)	(50,000)

	(3,551,331)	(3,813,670)	(1,753,687)

Income before income taxes	17,314,894	11,587,767	12,080,990
Income tax (expense) benefit	(6,285,295)	(3,983,794)	18,951,700

Net income	$11,029,599	$7,603,973	$31,032,690

See Notes to Consolidated Financial Statements.

InterMedia Español Holdings, LLC and Subsidiaries

Statements of Comprehensive Income

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Net income	$11,029,599	$7,603,973	$31,032,690
Other comprehensive loss:
Adjustment to defined benefit retirement plan	(256,245)	(149,246)	(3,995)

Comprehensive income	$10,773,354	$7,454,727	$31,028,695

See Notes to Financial Statements.

InterMedia Español Holdings, LLC and Subsidiaries

Consolidated Statements of Changes in Member's Capital

Years Ended December 31, 2012, 2011 and 2010

	Member's Capital Account	Accumulated Other Comprehensive Loss	Total
Balance as of January 1, 2010	$20,279,656	$(378,503)	$19,901,153
Net income	31,032,690	—	31,032,690
Other comprehensive loss, defined benefit retirement plan	—	(3,995)	(3,995)

Balance as of December 31, 2010	51,312,346	(382,498)	50,929,848
Distributions	(24,000,000)	—	(24,000,000)
Net income	7,603,973	—	7,603,973
Other comprehensive loss, defined benefit retirement plan	—	(149,246)	(149,246)

Balance as of December 31, 2011	34,916,319	(531,744)	34,384,575
Distributions	(5,500,000)	—	(5,500,000)
Net income	11,029,599	—	11,029,599
Other comprehensive loss, defined benefit retirement plan	—	(256,245)	(256,245)

Balance as of December 31, 2012	$40,445,918	$(787,989)	$39,657,929

See Notes to Consolidated Financial Statements.

InterMedia Español Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Reconciliation of Net Income to Net Cash Provided By Operating Activities:
Net income	$11,029,599	$7,603,973	$31,032,690

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,722,970	3,425,052	3,125,461
Program amortization	7,370,848	5,980,788	6,275,787
(Recoveries) provision for bad debts	(10,000)	202,000	44,000
(Gain) loss on disposition of assets	(653)	(38,777)	398,906
Amortization of deferred financing costs	858,357	678,640	—
Deferred tax benefit (expense)	1,719,058	2,808,975	(19,792,149)
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(6,723)	(2,416,938)	(438,657)
Programming rights	(7,970,113)	(7,311,494)	(4,235,918)
Prepaid expenses and other current assets	(943,318)	95,144	21,991
Increase (decrease) in:
Accounts payable	(55,435)	(240,958)	529,982
Accrued agency commissions	51,785	941,131	2,357,938
Accrued compensation and benefits	225,358	(65,113)	505,132
Other accrued expenses	764,052	1,160,395	418,269
Programming rights payable	36,132	439,034	(3,720,327)
Income tax payable	(157,190)	(76,878)	186,799
Other liabilities	(145,260)	435,250	(934,200)

	5,459,868	6,016,251	(15,256,987)

Net cash provided by operating activities	16,489,467	13,620,224	15,775,703

Cash Flows From Investing Activities
Proceeds from sale of assets	50,000	38,777	—
Capital expenditures	(3,799,572)	(2,121,614)	(3,786,232)

Net cash used in investing activities	(3,749,572)	(2,082,837)	(3,786,232)

Cash Flows From Financing Activities
Proceeds from long-term debt	—	19,194,300	—
Repayments of long-term debt	(7,338,000)	(1,650,000)	(6,375,000)
Payments on line of credit	—	—	(3,000,000)
Distributions	(5,500,000)	(24,000,000)	—

Net cash used in financing activities	(12,838,000)	(6,455,700)	(9,375,000)

Net (decrease) increase in cash	(98,105)	5,081,687	2,614,471
Cash:
Beginning	10,182,539	5,100,852	2,486,381

Ending	$10,084,434	$10,182,539	$5,100,852

Supplemental Dislcosures of Cash Flow Information
Cash payments for:
Interest	$2,916,932	$2,014,931	$2,698,699

Income taxes	$5,514,419	$1,195,449	$695,000

Distributions, net of withholding tax	$4,950,000	$23,214,495	$—

Supplemental Schedule of Noncash Investing and Financing Activities
Financed through term loan
Interest	$—	$124,366	$—
Financing costs	—	3,580,700	—

	$—	$3,705,066	$—

See Notes to Consolidated Financial Statements.

InterMedia Español Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

        Nature of business:    The accompanying consolidated financial statements include the accounts of InterMedia Español Holdings,  LLC and its wholly-owned subsidiaries. For the purpose of these financial statements, "the Company" is used to refer to InterMedia Español Holdings, LLC and/or any or all of its subsidiaries. The Company conducts its business through its subsidiaries and has no operations or assets other than the investments in its subsidiaries.

        The Company was organized as an infinite lived Limited Liability Company by its Parent Company, InterMedia Partners VII, L.P, as InterMedia Puerto Rico Holdings, LLC, and then its name was changed to its current name.

        As of December 31, 2012 and 2011, the Company is the owner of the following corporations:

  •
  InterMedia Español, Inc. ("Español")—this company was organized under the laws of the State of Delaware and is a holding company that owns 100% interest of WAPA PR (see below). Español has no operations or assets other than the investment in WAPA PR.

  •
  Televicentro of Puerto Rico, LLC ("Televicentro" or "WAPA PR")—this Company was organized under the laws of the State of Delaware and is engaged in the broadcast television business, as well as in the production of news and entertainment programming in Puerto Rico.

  •
  WAPA America, Inc. ("WAPA America")—this company was organized on September 2, 2004, under the laws of the state of Delaware, and is a cable television network distributed in the U.S. and programmed with Spanish language news and entertainment programs (produced and supplied, in its majority, by WAPA PR).

        A summary of the Company's significant accounting policies follows:

        Principles of consolidation:    The consolidated financial statements include our accounts and the accounts of our subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Revenue recognition:    Revenue related to the sale of advertising and contracted time is recognized at the time of broadcast. Retransmission consent fees and subscriber fees received from cable, telecommunications and satellite operators are recognized in the period in which the services are performed, generally under multi-year carriage agreements based on the number of subscribers.

        Barter transactions:    The Company engages in barter transactions in which advertising time is exchanged for products or services. Barter transactions are accounted for at the estimated fair value of the products or services received, or advertising time given up, whichever is more clearly determinable. Barter revenue is recognized at the time the advertising is broadcast. Barter expense is recorded at the time the merchandise or services are used and/or received.

        Barter revenue and expense included in the consolidated statements of income are as follows:

	2012	2011	2010
Barter revenue	$1,363,066	$1,021,418	$1,284,852
Barter expense	(996,034)	(849,552)	(1,169,997)

	$367,032	$171,866	$114,855

InterMedia Español Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Significant Accounting Policies (Continued)

        Accounts receivable:    Accounts receivable consist of short-term receivables that arise in the normal course of business. The Company performs ongoing credit evaluations of its customers' financial condition. Past due receivables do not accrue interest.

        Accounts receivable are carried at the original charge amount less an estimate made for doubtful receivables. Management determines the allowance for doubtful accounts based upon prior experience and its assessment of the collectability of specific accounts. Uncollectible accounts receivable are written off when management determines that all reasonable collection efforts have been exhausted. Accounts that have previously been written off and subsequently recovered are recorded when received. Bad debt (recoveries) expense for the years ended December 31, 2012, 2011 and 2010 amounted to ($10,000), $202,000 and $44,000, respectively.

        Programming rights:    The Company enters into multi-year license agreements with various programming distributors for distribution of their respective programming ("programming rights") and capitalizes amounts paid to secure or extend these programming rights at the lower of unamortized cost or estimated net realizable value. If management estimates that the unamortized cost of its programming rights exceeds their estimated net realizable value, the Company will write down its programming rights. No such write down was deemed necessary during 2012, 2011 or 2010. The Company amortizes these programming rights over the term of the related license agreements. The amortization of these rights is recorded as part of cost of revenues in the accompanying statements of income. Costs incurred in connection with the purchase of programs to be broadcast within one year are classified as current assets, while costs of those programs to be broadcast subsequently are considered noncurrent. Program obligations are classified as current or non-current in accordance with the payment terms of the license agreement.

        Derivative financial instruments:    The Company's risk management policy is to use derivative financial instruments, as appropriate, to manage its exposure to fluctuations in interest rates related to debt with variable interest rates. The derivative instruments are measured at fair value and are recognized as either assets or liabilities in the consolidated balance sheets. These instruments are not designated as hedges for financial reporting purposes; accordingly, gains and losses related to the net change in the fair value of the instruments are reflected as interest income or expense in the statement of income for each reporting period (see Note 6).

        Property and equipment:    Property and equipment are recorded at cost. Depreciation is determined using the straight-line method over the expected remaining useful lives of the respective assets. Useful lives range from 1 – 19 years for improvements, equipment, buildings and towers. Upon retirement or other disposition, the cost and related accumulated depreciation of the assets are removed from the accounts and the resulting gain or loss is reflected in the determination of net income or loss. Expenditures for maintenance and repairs are expensed as incurred. Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

        Goodwill and other intangibles:    The Company's goodwill was recorded as a result of the Company's business combinations using the acquisition method of accounting. Indefinite lived intangible assets include a broadcast license, and a trademark. Other intangible assets include customer relationships with an estimated useful life of ten years. Other intangible assets are amortized over their

InterMedia Español Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Significant Accounting Policies (Continued)

estimated lives using the straight-line method. Costs incurred to renew or extend the term of recognized intangible assets are capitalized and amortized over the useful life of the asset.

        The Company tests its broadcast license annually for impairment or whenever events or changes in circumstances indicate that such assets might be impaired. The impairment test consists of a comparison of the fair value of these assets with their carrying amounts using a discounted cash flow valuation method, assuming a hypothetical start-up scenario.

        The Company tests its goodwill annually for impairment or whenever events or changes in circumstances indicate that goodwill might be impaired. The first step of the goodwill impairment test compares the fair value of the Company with its carrying amount, including goodwill. The fair value of the Company is determined through the use of a discounted cash flow analysis incorporating variables such as revenue projections, projected operating cash flow margins, and discount rates.

        The valuation assumptions used in the discounted cash flow model reflect historical performance of the Company and prevailing values in the markets for broadcasting properties. If the fair value exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of goodwill with the carrying amount of that goodwill. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss shall be recognized in an amount equal to that excess.

        The Company tests its other indefinite lived intangible assets annually for impairment or whenever events or changes in circumstances indicate that such assets might be impaired. This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value.

        Cash:    The Company maintains its cash in bank deposit accounts which, at times, may exceed federally-insured limits. The Company has not experienced any losses in such accounts.

        Fair value of financial instruments:    The carrying amounts of cash, accounts receivable and accounts payable approximate fair value because of the short maturity of these items. The carrying value of the long-term debt approximates fair value because this instrument bears interest at a variable rate and is at terms currently available to the Company. The fair value of the derivative financial instrument is the estimated amount the Company would pay to terminate the interest rate swap agreement at the reporting date, taking into account current interest rates and the creditworthiness of the counterparty for an asset and creditworthiness of the Company for a liability.

        Generally accepted accounting principles establish a framework for measuring fair value and expanded disclosures about fair value measurements. This guidance enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. Under this guidance, assets and liabilities carried at fair value must be classified and disclosed in one of the following three categories:

  •
  Level 1—inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

InterMedia Español Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Significant Accounting Policies (Continued)

  •
  Level 2—inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

  •
  Level 3—inputs to the valuation methodology are unobservable, reflecting the entity's own assumptions about assumptions market participants would use in pricing the asset or liability.

        The categorization of an asset or liability within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

        Fair value of the Company's derivative financial instrument, its sole financial instrument measured at fair value on a recurring basis, is derived using valuation models that take into account the contract terms such as maturity dates, interest rate yield curves, the Company's creditworthiness as well as that of the counterparty and other data. The data sources utilized in these valuation models that are significant to the fair value measurement are Level 2 in the fair value hierarchy.

        The Company's programming rights are classified as Level 3 in the fair value hierarchy, as they are measured at fair value on a non-recurring basis and are adjusted to fair value only when the carrying values exceed their fair values. For the years ended December 31, 2012, 2011 and 2010 there were no adjustments to fair value.

        Income taxes:    Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting using statutory rates in effect in the years in which the temporary differences are expected to reverse. The deferred taxes represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. A valuation allowance is applied against deferred tax assets if it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        The Company follows the accounting standard on accounting for uncertainty in income taxes. These standards require management to perform an evaluation of all income tax positions taken or expected to be taken in the course of preparing the Company's income tax returns to determine whether the income tax position meets a "more likely that not" standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal and state purposes. To the extent that interest and penalties are assessed by taxing authorities on any underpayment of income taxes, such amounts are accrued and classified as a component of income tax expense.

        Deferred costs:    Deferred costs consist of deferred financing costs, which are recorded net of accumulated amortization. Amortization is calculated on the effective-interest method over the term of the applicable loan. Amortization of deferred financing costs was $858,357, $678,640, and $0, which is included in interest expense, net on the accompanying consolidated statements of income for the years

InterMedia Español Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Significant Accounting Policies (Continued)

ended December 31, 2012, 2011 and 2010, respectively. Accumulated amortization of deferred financing costs was $1,536,997 and $678,640 as of December 31, 2012 and 2011, respectively.

        Recent accounting pronouncements:    In June 2011, there were revisions to the accounting standard for reporting comprehensive income, which requires the presentation of the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The Company elected to present this information in a separate statement following the consolidated statement of income. The revisions are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and should be applied retrospectively. The Company adopted this guidance effective January 1, 2012, and the adoption did not have an impact on the consolidated financial position or results of operations.

        In July 2012, the Financial Accounting Standards Board (FASB) issued guidance that is intended to reduce the cost and complexity of the annual impairment test for indefinite-lived intangible assets other than goodwill by providing entities an option to perform a qualitative assessment to determine whether a quantitative impairment test is necessary. The revised standard is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, but early adoption is permitted. The Company does not expect that this guidance will have a material effect on the Company's consolidated financial position, results of operation and cash flows.

        In October 2012, the Financial Accounting Standards Board (FASB) issued guidance that aligns the guidance on fair value measurements in the impairment test of unamortized film costs with the guidance on fair value measurements in other instances within U.S. GAAP. For SEC filers, the amendments are effective for impairment assessments performed on or after December 15, 2012. For all other entities, the amendments are effective for impairment assessments performed on or after December 15, 2013. The Company adopted this guidance effective December 31, 2012, and the adoption did not have a material impact on the consolidated financial statements.

        Use of estimates:    In preparing these financial statements, management had to make estimates and assumptions that affected the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the balance sheets date, and the reported revenues and expenses for the years then ended. Such estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. However, actual results could differ from those estimates.

        Reclassifications:    Certain items in the 2011 consolidated balance sheet have been reclassified to conform to the 2012 consolidated balance sheet presentation with no effect on net income or changes in member's capital.

        Subsequent events:    Management has evaluated subsequent events through March 1, 2013, the date on which the consolidated financial statements were available to be issued.

InterMedia Español Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Note 2. Property and Equipment

        Property and equipment as of December 31, 2012 and 2011, consists of the following:

	2012	2011
Land and improvements	$8,723,625	$8,723,625
Building	6,734,412	6,613,515
Equipment	21,105,535	17,540,916
Towers	5,117,064	5,005,974

	41,680,636	37,884,030
Less accumulated depreciation	(16,080,215)	(12,800,170)

	25,600,421	25,083,860
Construction and equipment installations in progress	1,260,938	1,520,244

	$26,861,359	$26,604,104

        Depreciation expense was $3,492,970, $3,195,052, and $2,895,461 for the years ended December 31, 2012, 2011 and 2010, respectively.

Note 3. Goodwill and Intangible Assets

        Goodwill and intangible assets consist of the following as of December 31, 2012 and 2011:

	2012	2011
Broadcast licenses	$41,355,700	$41,355,700
Goodwill	10,982,586	10,982,586
Other intangibles	1,677,500	1,907,500

	$54,015,786	$54,245,786

        The Company determined that based on estimated future cash flows for the years ended 2012, 2011 and 2010, the fair value of their goodwill and other indefinite-lived intangible assets exceeded their carrying amounts; accordingly no impairment loss was recognized.

        A summary of changes in the Company's goodwill and other indefinite lived intangible assets, on a net basis, for the years ended December 31, 2012, 2011, and 2010 is as follows:

	Net Balance at December 31, 2011	Additions	Impairment	Net Balance at December 31, 2012
Goodwill	$10,982,586	$—	$—	$10,982,586
Broadcast licenses	41,355,700	—	—	41,355,700
Other Intangibles	700,000	—	—	700,000

Total indefinite lived intangibles	$53,038,286	$—	$—	$53,038,286

InterMedia Español Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Note 3. Goodwill and Intangible Assets (Continued)

	Net Balance at December 31, 2010	Additions	Impairment	Net Balance at December 31, 2011
Goodwill	$10,982,586	$—	$—	$10,982,586
Broadcast licenses	41,355,700	—	—	41,355,700
Other Intangibles	700,000	—	—	700,000

Total indefinite lived intangibles	$53,038,286	$—	$—	$53,038,286

	Net Balance at December 31, 2009	Additions	Impairment	Net Balance at December 31, 2010
Goodwill	$10,982,586	$—	$—	$10,982,586
Broadcast licenses	41,355,700	—	—	41,355,700
Other Intangibles	700,000	—	—	700,000

Total indefinite lived intangibles	$53,038,286	$—	—	$53,038,286

        As of December 31, 2012 and 2011, the Company has the following net amounts related to other amortizable intangible assets:

	2012	2011
Customer relationships	$977,500	$1,207,500

	$977,500	$1,207,500

        The aggregate amortization expense of the Company's amortizable intangible assets for each of the years ended December 31, 2012, 2011 and 2010, was $230,000. Estimated amortization expense for 2013, 2014, 2015, and 2016 is $230,000 per year, and for 2017 is $57,500.

Note 4. Income Taxes

        For the years ended December 31, 2012, 2011 and 2010, income tax benefit (expense) is composed of the following:

	2012	2011	2010
Current income tax (expense)	$(4,566,237)	$(1,174,819)	$(840,449)
Deferred income tax benefit (expense)	(1,719,058)	(2,808,975)	19,792,149

	$(6,285,295)	$(3,983,794)	$18,951,700

        Current tax expense for the years ended December 31, 2012, 2011 and 2010 includes $36,845, $74,929 $0, respectively of foreign withholding tax.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities calculated for financial reporting purposes and the amounts calculated for preparing its income tax returns in accordance with tax regulations and the net tax effects of

InterMedia Español Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Note 4. Income Taxes (Continued)

operating loss and tax credits carried forward. Net deferred tax assets consist of the following components as of December 31, 2012 and 2011:

	2012	2011
Deferred tax assets:
Allowance for doubtful accounts	$103,565	$92,314
Deferred income	57,733	36,694
Accrued expenses	2,886,287	519,200
Interest rate swap agreement	86,729	125,939
Net operating loss	—	3,515,103
Foreign tax credit	1,321,860	172,475
Minimum tax credit	—	373,511
Deferred branch tax credit	13,550,776	13,282,621

	18,006,950	18,117,857

Deferred tax liabilities:
Property and equipment	(3,388,646)	(3,449,673)
Intangibles	(10,620,738)	(8,995,532)
Prepaid expenses	(85,267)	(41,295)

Total deferred tax liabilities	(14,094,651)	(12,486,500)

	$3,912,299	$5,631,357

        The deferred tax amounts mentioned above have been classified on the accompanying consolidated balance sheets as of December 31, 2012 and 2011 as follows:

	2012	2011
Current assets	$3,049,047	$4,247,953
Noncurrent assets	863,252	1,383,404

	$3,912,299	$5,631,357

        The realization of deferred tax assets depends on the generation of sufficient taxable income of the appropriate character and in the appropriate taxing jurisdiction during the future periods in which the related temporary differences become deductible. A valuation allowance is provided to reduce such deferred tax assets to amounts more likely than not to be ultimately realized. The Company believes it is more than likely than not that it will realize the benefits of these deductible differences and has not provided a valuation allowance. For the year ended December 31, 2010, the Company determined that it is more likely than not that it will be able to utilize its net operating losses carried forward and recognized an income tax benefit of $11,770,639 related to the reversal of the valuation allowance.

        As of December 31, 2012 and 2011, the Company has a net operating loss carryforward for US federal purposes of $0 and $9,676,801 respectively. As of December 31, 2012 and 2011, the Company has foreign tax credit carryforwards for US federal purposes totaling $14,872,636 and $13,455,096, respectively, which expire during the years 2028 through 2032. As of December 31, 2012 and 2011, for Puerto Rico purposes, the Company has a net operating loss carryforward totaling $0 and $1,014,839, respectively.

InterMedia Español Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Note 4. Income Taxes (Continued)

        For the years ended December 31, 2012 and 2011, the items that significantly affect the differences between the tax provision calculated at the statutory federal income tax rate and the actual tax expense recorded relates to increases in taxes in Puerto Rico that will not generate offsetting U.S. tax credits and permanent differences for meals and entertainment, respectively. For the year ended December 31, 2010, the items that significantly affected the differences between the tax provision calculated at the statutory federal income tax rate and the actual tax benefit recorded, are the change in valuation allowance, establishing a deferred tax branch benefit, and permanent differences for meals and entertainment.

        The Company may be audited by federal, state and local tax authorities, and from time to time these audits could result in proposed assessments. The Company has open tax years from 2007 forward for federal and state tax purposes. The Company believes appropriate provisions for all outstanding issues have been made for all jurisdictions and all open years.

        Upon audit, taxing authorities may prohibit the realization of all or part of an uncertain tax position. While the Company has no history of tax audits, the Company regularly assesses the outcome of potential examinations in each of the tax jurisdictions when determining the adequacy of the amount of unrecognized tax benefit recorded. The Company recognizes interest and penalties related to uncertain tax positions, if any, in income tax expense. As of December 31, 2012 and 2011, the Company has accrued no uncertain tax position reserves or related interest and penalties.

Note 5. Retirement Plans

        1165(e) Plan:    Televicentro sponsors a defined contribution plan that covers substantially all its employees, subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and structured pursuant to Section 165 and other applicable sections or subsections of the Puerto Rico Internal Revenue Code of 1994, as amended. Benefits under the Plan are provided by a Trust Fund. Televicentro has not made any contributions in the years ended December 31, 2012, 2011 and 2010.

        Retirement Plan:    Televicentro also sponsors a defined benefit retirement plan for certain employees. The plan is unfunded and, accordingly, has no plan assets. Pension benefit obligations and related costs are calculated using prescribed actuarial concepts. Additionally, the unfunded status of the plan is presented in the liabilities section of the consolidated balance sheets.

InterMedia Español Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Note 5. Retirement Plans (Continued)

        Following is the plan's projected benefit obligation for the years ended December 31, 2012, 2011 and 2010:

	2012	2011	2010
Projected benefit obligation:
Balance, beginning of year	$1,807,131	$1,461,065	$1,421,280
Service cost	60,116	46,476	39,192
Interest cost	90,165	83,606	80,169
Actuarial loss	298,149	143,206	59,192
Benefits paid to participants	(128,369)	—	(138,768)
Plan amendment	—	72,778	—

Balance, end of year	$2,127,192	$1,807,131	$1,461,065

        As of December 31, 2012, 2011 and 2010, the funded status of the plan was as follows:

	2012	2011	2010
Excess of benefit obligation over the value of plan assets	$(2,127,192)	$(1,807,131)	$(1,461,065)
Unrecognized net actuarial gain	665,787	388,688	255,988
Unrecognized prior service cost	122,202	143,056	126,510

Accrued benefit cost	$(1,339,203)	$(1,275,387)	$(1,078,567)

        As of December 31, 2012 and 2011, the net amounts recognized in the consolidated balance sheets were classified as follows:

	2012	2011
Accrued benefit cost	$(2,127,192)	$(1,807,131)
Accumulated other comprehensive loss	787,989	531,744

Net amount recognized	$(1,339,203)	$(1,275,387)

        The benefits expected to be paid in each of the next five years and thereafter are as follows:

For the years ended December 31,
2013	$28,874
2014	96,230
2015	50,524
2016	128,021
2017	124,504
2018 through 2022	917,110

$1,345,263

InterMedia Español Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Note 5. Retirement Plans (Continued)

        For the years ended December 31, 2012, 2011 and 2010, the following weighted-average rates were used:

	2012	2011	2010
Discount rate on the benefit obligation	4.05%	5.03%	5.60%
Rate of employee compensation increase	4.00%	4.00%	4.00%

        Pension expense for the years ended December 31, 2012, 2011 and 2010, consists of the following:

	2012	2011	2010
Service cost	$60,116	$46,476	$39,192
Interest cost	90,165	83,606	80,169
Expected return on plan assets	—	—	—
Recognized actuarial loss (gain)	—	—	—
Amortization of prior service cost	20,855	56,232	50,799
Net loss amortization	21,050	10,506	4,398

Pension expense	$192,186	$196,820	$174,558

Note 6. Long-Term Debt

        Long-term debt as of December 31, 2012 and 2011 consists of the following:

	2012	2011
Loan payable to Bank of Nova Scotia	$57,012,000	$64,350,000
Less: current portion	(4,608,000)	(7,338,000)

	$52,404,000	$57,012,000

        Loan payable to Bank of Nova Scotia:    On March 31, 2011, InterMedia Español, Inc. and Televicentro of Puerto Rico, LLC, collectively known in this note as "the Borrowers", entered into a loan agreement that included a $66,000,000 term loan and a $10,000,000 revolving credit line with a maturity of March 31, 2016. The loan is guaranteed by InterMedia Español Holdings, LLC, the direct holding company of InterMedia Español, Inc. and Televicentro of Puerto Rico, LLC, and its wholly-owned subsidiaries other than the Borrowers and secured by a first-priority perfected lien on all capital stock of and equity interests in each of the Borrowers and all other property and assets (tangible and intangible) of the Borrowers, whenever acquired and wherever located, subject to certain exceptions. The proceeds from the term loan were used to pay off in full a pre-existing loan, to finance a distribution to the member, and to pay fees and expenses associated with the financing.

        The loan bears interest at LIBOR rate plus an applicable LIBOR rate, or at a base rate plus an applicable base rate margin; both as amended from time to time based upon the consolidated leverage ratio for the last day of the most recent fiscal quarter, which as of December 31, 2012 was 3.8%. The term loan principal payments shall be payable on quarterly due dates commencing July 15, 2011 and a final installment on March 31, 2016.

InterMedia Español Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Note 6. Long-Term Debt (Continued)

        In addition, pursuant to the terms of the loan, within 130 days after the end of each fiscal year, the Borrowers shall make a prepayment of the loan principal in an amount equal to 50% of the excess cash flow of the most recently completed fiscal year. Excess cash flow is generally defined as net income plus depreciation and amortization expense, less mandatory prepayments of the term loan, interest charges, income taxes and capital expenditures, and adjusted for the change in working capital. The percentage of the excess cash flow used to determine the amount of the prepayment of the loan declines from 50% to 25% at a lower leverage ratio for the Borrowers.

        There is an annual commitment fee of 0.75%, paid quarterly, on the revolving credit line for the unfunded amounts calculated daily as the amount by which the aggregate revolving credit line limit exceeds the aggregate outstanding unpaid principal amount. For the years ended December 31, 2012 and 2011, the commitment fees were approximately $75,000 and $60,000, respectively. As of December 31, 2012 and 2011, there were no outstanding balances due under the revolving credit commitment.

        The credit facilities require that the Borrowers maintain certain financial ratios and restrict certain expenditures. As of December 31, 2012, the Borrowers were in compliance with all the loan covenants.

        Following are maturities of long-term debt, as of December 31, 2012, for the next five years:

Year Ending December 31,
2013	$4,608,000
2014	8,448,000
2015	11,088,000
2016	32,868,000

$57,012,000

        On April 13, 2011, the Company entered into a two-year interest rate swap agreement with an initial notional amount of $33,000,000 to receive interest at a variable rate equal to three (3) months LIBOR and to pay interest at a fixed rate of 1.143%. The interest rate swap agreement expires on April 15, 2013. As of December 31, 2012 and 2011, this interest rate swap agreement had a fair value of $122,032 and $234,803 and is recognized in other accrued expenses and other liabilities, respectively on the consolidated balance sheets. The Company recognized additional financing income (expense) of $112,772 and ($234,803) related to the change in the fair value of the interest rate swap agreement for the years ended December 31, 2012 and 2011, respectively. In connection with an interest rate swap agreement that expired on April 25, 2010, the Company recognized additional financing income of $952,934 related to the change in the fair value of the interest rate swap agreement for the year ended December 31, 2010.

Note 7. Contingencies

        The Company is involved in various legal actions, generally related to its operations. Management believes, based on advice from legal counsel, that the outcome of such legal actions will not adversely affect the financial condition of the Company.

InterMedia Español Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Note 8. Related Party Transactions

        In March 2011, the Company entered into an agreement with its sole member to provide management services, including strategic planning, assistance with licensing of programming rights, and participation in distribution negotiations with cable and satellite operators (the "Management Services Fee"). This agreement replaced a prior agreement entered into between the parties in 2007. The Management Services Fee is payable so long as no default shall have occurred or would result therefrom. Pursuant to the loan agreement, the payment of the Management Services Fee is expressly subordinate and junior in right of payment and exercise of remedies to the payment in full of the term loan. Total expenses for management services amounted to $625,000, $625,000 and $250,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

        The Company reimburses its sole member for payments made on the Company's behalf for various operating expenses. Amounts due to the sole member amounted to $57,956 and $0 as of December 31, 2012 and 2011, respectively. Operating expenses of $151,216 related to these reimbursements are included in the accompanying statements of income for the year ended December 31, 2012.

Note 9. Commitments

        The Company has entered into certain rental property contracts with third parties, which are accounted for as operating leases. Rental expense amounted to $175,687, $121,324 and $125,774 for the years ended December 31, 2012, 2011 and 2010, respectively.

        The Company has certain commitments including various operating leases.

        Future minimum payments for these commitments and other commitments are as follows:

Year Ending December 31,	Operating Leases	Other Commitments	Total
2013	$153,822	$2,217,854	$2,371,676
2014	92,850	984,393	1,077,243
2015	64,941	263,440	328,381
2016	7,274	17,978	25,252

Total	$318,887	$3,483,665	$3,802,552

Note 10. Subsequent Event

        On January 22, 2013, the Company, Cine Latino, Inc., Azteca Acquisition Corporation and Hemisphere Media Group, Inc., entered into a merger agreement.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Cine Latino, Inc.
Coral Gables, Florida

        We have audited the accompanying balance sheets of Cine Latino, Inc. (the "Company") as of December 31, 2012 and 2011, and the related statements of income, comprehensive income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cine Latino, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

West Palm Beach, Florida
March 1, 2013

Cine Latino, Inc.

Balance Sheets

December 31, 2012 and December 31, 2011

	December 31, 2012	December 31, 2011
Assets
Current Assets
Cash	$11,443,755	$8,354,841
Accounts receivable, net of allowance for doubtful accounts 2012 $0; 2011 $182,579	3,968,208	3,499,437
Due from related parties, net of allowance for doubtful accounts 2012 $343,705; 2011 $234,441	766,996	853,631
Current portion of programming rights	276,411	432,969
Prepaid expenses and other current assets	64,622	64,536
Prepaid income taxes	187,739	—
Deferred tax asset	2,362,627	1,927,716

Total current assets	19,070,358	15,133,130
Programming Rights, less current portion	3,760,157	3,157,977
Deferred Financing Costs	591,002	809,649
Deferred Tax Asset	12,268,195	13,704,354
Other Assets	505,654	616,383

	$36,195,366	$33,421,493

Liabilities and Stockholders' Deficit
Current Liabilities
Current maturities of term loan	$4,370,449	$4,000,000
Accounts payable and accrued expenses	2,937,233	2,434,504
Programming rights obligations	386,027	24,627
Due to related parties	1,197,391	908,104
Accrued interest	44,503	189,427
Income taxes payable	—	11,896
Interest rate swap	78,507	—

Total current liabilities	9,014,110	7,568,558
Term Loan, less current maturities	28,680,419	34,000,000
Interest Rate Swap	—	82,295

Total liabilities	37,694,529	41,650,853

Commitments and Contingencies
Stockholders' Deficit
Common stock, $.01 par value; 10,000,000 shares authorized; 3,000,000 shares issued and outstanding	30,000	30,000
Distribution in excess of additional paid-in capital	(3,764,163)	(3,764,163)
Retained earnings (deficit)	2,283,965	(4,444,944)
Accumulated other comprehensive loss	(48,965)	(50,253)

Total stockholders' deficit	(1,499,163)	(8,229,360)

	$36,195,366	$33,421,493

See Notes to Financial Statements.

Cine Latino, Inc.

Statements of Income

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Revenues	$23,638,888	$22,436,978	$21,738,151

Operating expenses:
Cost of revenues	5,138,198	6,023,112	6,300,606
Selling, general and administrative	5,315,928	4,726,445	5,155,716
Other expenses	371,703	—	—
Depreciation	8,056	5,420	5,226

	10,833,885	10,754,977	11,461,548

Operating income	12,805,003	11,682,001	10,276,603
Interest expense, net	(1,969,966)	(1,636,922)	(1,515,763)

Income before income taxes	10,835,037	10,045,079	8,760,840
Provision for income taxes	4,106,128	4,026,435	3,112,187

Net income	$6,728,909	$6,018,644	$5,648,653

Earnings per share
Basic	$2.24	$2.01	$1.88
Diluted	$2.24	$2.01	$1.88
Weighted average shares outstanding
Basic	3,000,000	3,000,000	3,000,000
Diluted	3,000,000	3,000,000	3,000,000

See Notes to Financial Statements.

Cine Latino, Inc.

Statements of Comprehensive Income

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Net income	$6,728,909	$6,018,644	$5,648,653
Other comprehensive income (loss):
Derivative instruments, net of tax	1,288	(50,253)	511,375

Comprehensive income	$6,730,197	$5,968,391	$6,160,028

See Notes to Consolidated Financial Statements.

Cine Latino, Inc.

Statements of Stockholders' Equity (Deficit)

Years Ended December 31, 2012, 2011 and 2010

	Common Stock	Distribution in Excess of Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total
Balance, January 1, 2010	$30,000	$(3,764,163)	$11,151,759	$(511,375)	$6,906,221
Stockholder distributions	—	—	(4,064,000)	—	(4,064,000)
Net income	—	—	5,648,653	—	5,648,653
Other comprehensive income, net unrealized gain on interest rate swap agreement (net of income tax expense of $308,530)	—	—	—	511,375	511,375

Balance, December 31, 2010	30,000	(3,764,163)	12,736,412	—	9,002,249
Stockholder distributions	—	—	(23,200,000)	—	(23,200,000)
Net income	—	—	6,018,644	—	6,018,644
Other comprehensive loss, net unrealized loss on interest rate cap and swap agreements (net of income tax benefit of $30,320)	—	—	—	(50,253)	(50,253)

Balance (deficit), December 31, 2011	30,000	(3,764,163)	(4,444,944)	(50,253)	(8,229,360)
Net income	—	—	6,728,909	—	6,728,909
Other comprehensive income, net unrealized gain on interest rate cap and swap agreements (net of income tax expense of $778)	—	—	—	1,288	1,288

Balance (deficit), December 31, 2012	$30,000	$(3,764,163)	$2,283,965	$(48,965)	$(1,499,163)

See Notes to Financial Statements.

Cine Latino, Inc.

Statements of Cash Flows

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Cash Flows From Operating Activities
Net income	$6,728,909	$6,018,644	$5,648,653
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,056	5,420	5,226
Amortization of programming rights	2,302,185	2,457,660	2,485,758
Amortization of deferred financing costs	218,647	338,083	100,638
Deferred income taxes	1,000,470	1,289,490	1,513,730
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(468,771)	(251,840)	(155,827)
Due from related parties	86,635	(324,479)	(221,968)
Prepaid expenses and other assets	116,954	208,476	(383,568)
Prepaid income taxes	(187,739)	807,463	(671,800)
Programming rights	(2,747,807)	(2,597,994)	(2,589,507)
Increase (decrease) in:
Accounts payable and accrued expenses	502,729	750,054	219,864
Programming rights obligations	361,400	(161,792)	(530,758)
Due to related parties	289,287	420,204	213,519
Accrued interest	(144,924)	164,585	(200,782)
Income taxes payable	(11,896)	11,896	—

Net cash provided by operating activities	8,054,135	9,135,870	5,433,178

Cash Flows Used In Investing Activities
Purchase of furniture and equipment	(16,089)	(3,870)	—

Cash Flows From Financing Activities
Proceeds from term loan	—	19,298,490	—
Repayments on term loan	(4,949,132)	(2,156,566)	(4,135,107)
Payments for deferred financing costs	—	(67,286)	—
Stockholder distributions	—	(23,200,000)	(4,064,000)

Net cash used in financing activities	(4,949,132)	(6,125,362)	(8,199,107)

Net increase (decrease) in cash	3,088,914	3,006,638	(2,765,929)
Cash:
Beginning	8,354,841	5,348,203	8,114,132

Ending	$11,443,755	$8,354,841	$5,348,203

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$1,823,818	$1,188,801	$1,568,976

Income taxes	$3,251,000	$1,917,586	$2,088,356

Supplemental Schedule of Noncash Investing and Financing Activities
Fair value of derivative instruments, net	$(78,507)	$(80,573)	$—

Accrued interest added to term loan	$—	$120,022	$—

Deferred financing costs added to term loan	$—	$889,161	$—

See Notes to Financial Statements.

Cine Latino, Inc.

Notes to Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

        Nature of business:    Cine Latino, Inc. (the "Company") is a Delaware entity, formed in 2007, which is 47.5% owned by MVS Multivision, S.A. de C.V. (formerly known as MVS Cine Latino, S.A. de C.V.) (a Mexican entity), 47.5% owned by InterMedia Cine Latino, LLC (a Delaware limited liability company) and 5% owned by the non-executive chairman of the Company's Board of Directors. InterMedia Cine Latino, LLC is owned by InterMedia Partners VII, LP ("InterMedia"). Through contractual and other special rights, InterMedia is considered to be in control of the Company. The Company is engaged in the business of producing, offering and distributing a 24-hours per day and seven-days per week, pay television channel designated "Cine Latino," the content for which is Spanish-language motion pictures or other film products. The channel is being distributed to various pay television systems pursuant to multi-year agreements throughout the United States, Mexico, Central America, South America, the Caribbean and Canada.

        The Company has significant transactions with MVS Multivision Digital S. de R.L. de C.V. and its affiliates (collectively "MVS"), which have officers and stockholders in common with the Company, as discussed in Note 2.

        Pursuant to the Stockholders Agreement, in the event of liquidation, InterMedia Cine Latino, LLC and the individual owner of a 5% interest have preference over MVS Multivision, S.A. de C.V. to the extent of their unreturned investment, as defined in the agreement.

        A summary of the Company's significant accounting policies follows:

        Use of accounting estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Revenue recognition:    The Company recognizes revenue from cable, telecommunications and satellite operators as programming is provided, generally under multi-year carriage agreements based on the numbers of subscribers.

        Programming costs:    Programming costs are recorded in cost of revenues based on the Company's contractual agreements with various third party programming distributors which are generally multi-year agreements.

        Cash concentration:    The Company maintains its cash in bank deposit accounts which, at times, may exceed federally-insured limits. The Company has not experienced any losses in such accounts.

        Accounts receivable:    Accounts receivable are carried at the original charge amount less an estimate made for doubtful receivables based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded as income when received. An account receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 60 days.

Cine Latino, Inc.

Notes to Financial Statements (Continued)

Note 1. Nature of Business and Significant Accounting Policies (Continued)

        Due from related parties:    Certain amounts due from related parties are presented net of an allowance for uncollectible amounts based on management's expectations related to the realization of collections and remittances by the related party.

        Programming rights:    The Company enters into multi-year license agreements with various programming distributors for distribution of their respective programming ("programming rights") and capitalizes amounts paid to secure or extend these programming rights at the lower of unamortized cost or estimated net realizable value. If management estimates that the unamortized cost of its programming rights exceeds their estimated net realizable value, the Company will write down its programming rights. The Company determined $32,965 of its programming rights was impaired during 2012. No such write down was deemed necessary during 2011 or 2010. The Company amortizes these programming rights over the term of the related license agreements or the number of exhibitions, whichever occurs first. The amortization of these rights, which was $2,302,185, $2,457,660 and $2,485,758 for the years ended December 31, 2012, 2011 and 2010, respectively, is recorded as part of cost of revenues in the accompanying statements of income. Accumulated amortization of the programming rights was $3,247,258 and $ 3,342,456 as of December 31, 2012 and 2011, respectively.

        Deferred financing costs:    Deferred financing costs are recorded net of accumulated amortization. Amortization is calculated on the effective-interest method over the term of the applicable loan. Amortization of deferred financing costs was $218,647, $338,083 and $100,638, which is included in interest expense, net on the accompanying statements of income for the years ended December 31, 2012, 2011 and 2010, respectively. Accumulated amortization was $303,726 and $80,271 as of December 31, 2012 and 2011, respectively.

        Income taxes:    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        The Company records foreign withholding tax which is withheld by foreign customers from their remittance to the Company, on a gross basis as a component of income taxes and separate from revenue in the statement of income.

        The Company follows the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained upon examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. To the extent

Cine Latino, Inc.

Notes to Financial Statements (Continued)

Note 1. Nature of Business and Significant Accounting Policies (Continued)

that interest and penalties are assessed by taxing authorities on any underpayment of income taxes, such amounts are accrued and classified as a component of income tax expense.

        Derivative instruments:    The Company has entered into derivative instruments with the objective of managing its exposure to fluctuations in interest rates (see Note 3). The Company designated these instruments as a hedge of the variability of cash flows to be paid related to its term loan. All derivatives are recognized on the balance sheet at their fair value. Changes in the fair value of a derivative that is highly effective, and that is designated and qualifies as a cash-flow hedge, are recognized in other comprehensive income (loss). The Company formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivative that is used in a hedging transaction is highly effective in offsetting changes in cash flows of the hedged item. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

        Fair value of financial instruments:    The carrying amount of cash, receivables and payables approximates fair value because of the relatively short maturity of these instruments. The carrying value of the long-term debt approximates fair value because this instrument bears interest at a variable rate and is at terms currently available to the Company.

        Generally accepted accounting principles establish a framework for measuring fair value and expanded disclosures about fair value measurements. This guidance enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. Under this guidance, assets and liabilities carried at fair value must be classified and disclosed in one of the following three categories:

  •
  Level 1—inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

  •
  Level 2—inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

  •
  Level 3—inputs to the valuation methodology are unobservable, reflecting the entity's own assumptions about assumptions market participants would use in pricing the asset or liability.

        The categorization of an asset or liability within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

        Fair value of the Company's derivative instruments, its sole financial instruments measured at fair value on a recurring basis, is derived using valuation models that take into account the contract terms such as maturity dates, interest rate yield curves, the Company's creditworthiness as well as that of the counterparty and other data. The data sources utilized in these valuation models that are significant to the fair value measurement are Level 2 in the fair value hierarchy.

        The Company's programming rights are measured at fair value on a non-recurring basis and are adjusted to fair value only when the unamortized costs exceed their fair values. For the years ended

Cine Latino, Inc.

Notes to Financial Statements (Continued)

Note 1. Nature of Business and Significant Accounting Policies (Continued)

December 31, 2012, 2011 and 2010 the Company recognized an impairment of $32,965, $0 and $0, respectively.

        Marketing costs:    The Company expenses marketing costs as incurred. The Company incurred marketing costs of $1,669,197, $1,101,771, and $1,381,880 in 2012, 2011 and 2010, respectively.

        Reclassifications:    Certain reclassifications have been made to the 2011 balance sheet to conform with the 2012 presentation with no effect on net income or stockholders' deficit.

        Recent accounting pronouncements:    In June 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 820): Presentation of Comprehensive Income ("ASU 2011-05"). The amendments in ASU 2011-05 require an entity to present the total comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of stockholders' equity. The Company elected to present this information in a separate statement following the statement of income. This guidance is effective for the first interim or annual period beginning on or after December 15, 2011, and should be applied retrospectively. The Company adopted this guidance effective January 1, 2012, and the adoption did not have an impact on its financial position or results of operations.

        In October 2012, the Financial Accounting Standards Board issued Accounting Standards Update No. 2012-07, Entertainment—Films (Topic 926): Accounting for Fair Value Information That Arises after the Measurement Date and Its Inclusion in the Impairment Analysis of Unamortized Film Costs. This ASU aligns the guidance on fair value measurements in the impairment test of unamortized film costs with the guidance on fair value measurements in other instances within accounting principles generally accepted in the United States of America. For SEC filers, the amendments are effective for impairment assessments performed on or after December 15, 2012. For all other entities, the amendments are effective for impairment assessments performed on or after December 15, 2013. The Company adopted this guidance effective December 31, 2012, and the adoption did not have a material impact on the financial statements.

        Subsequent events:    Management has evaluated subsequent events through March 1, 2013, the date on which the financial statements were available to be issued.

Note 2. Related Party Transactions

        The Company has various agreements with MVS as follows:

  •
  An agreement pursuant to which MVS provides the Company with satellite and support services including origination, uplinking and satellite delivery of two feeds of the Company's channel (for U.S. and Latin America), master control and monitoring, dubbing, subtitling and close captioning, and other support services (the "Satellite and Support Services Agreement"). The agreement has no expiration date. The annual fee for the services was reduced during 2012, and provides for an annual fee going forward of $2,136,000. Total expenses incurred for the years ended December 31, 2012, 2011 and 2010 amounted to $2,836,013, $3,565,452 and $3,814,848, respectively, and are included in cost of revenues. Upon consummation of the transaction described in Note 7, the agreement will expire on August 1, 2017.

Cine Latino, Inc.

Notes to Financial Statements (Continued)

Note 2. Related Party Transactions (Continued)

  •
  A ten-year distribution agreement expiring July 2017, giving MVS the exclusive right to negotiate the terms of the distribution, sub-distribution and exhibition of Cine Latino throughout the United States of America. The agreement stipulates a distribution fee of 13.5% of the revenue received from all multiple system operators. Total expenses incurred for the years ended December 31, 2012, 2011 and 2010 amounted to $2,457,763, $2,398,275 and $2,354,994, respectively, and are included in selling, general and administrative expenses. Upon consummation of the transaction described in Note 7, the agreement will be terminated effective January 1, 2013.

  •
  A ten-year master license agreement expiring July 2017, which grants MVS the exclusive rights to duplicate, distribute and exhibit the Company's service via cable, satellite or by any other means in Latin America and in Mexico to the extent that Mexico distribution is not owned by MVS. Pursuant to the agreement, the Company receives revenue net of MVS's distribution fees, which is presently equal to 13.5% of all license fees collected from distributors in Latin America and Mexico. Total revenues recognized, net of the distribution fees paid to MVS, during the years ended December 31, 2012, 2011 and 2010 amounted to $2,495,539, $2,193,626 and $1,885,487, respectively. Upon consummation of the transaction as described in Note 7, the agreement will be amended such that MVS's rights to duplicate, distribute, and exhibit the Company's service will be non-exclusive on a going forward basis (except with respect to pre-existing distribution arrangements between MVS and third party distributors that are effective at the time of the amendment).

  •
  A six-year affiliation agreement expiring December 2014 for the distribution and exhibition of the Company's programming service through Dish Mexico (dba Commercializadora de Frecuencias Satelitales, S de R.L. de C.V.), an MVS affiliate that transmits television programming services throughout Mexico. Total revenues recognized during the years ended December 31, 2012, 2011 and 2010 amounted to $1,702,026, $1,568,968, and $1,249,720, respectively. Upon consummation of the transaction as described in Note 7, the agreement will be extended through August 1, 2017.

        These related party agreements contain provisions that give Intermedia Cine Latino, LLC the right to terminate these agreements based on certain conditions.

        Amounts due from MVS pursuant to the agreements noted above, net of an allowance for doubtful accounts, amounted to $766,996 and $853,631 as of December 31, 2012 and 2011, respectively, and are remitted monthly.

        Amounts due to MVS pursuant to the agreements noted above amounted to $1,088,242 and $814,496 as of December 31, 2012 and 2011, respectively, and are remitted monthly.

        The Company reimburses Intermedia Cine Latino, LLC for payments made on the Company's behalf for various operating expenses. Amounts due to this related party amounted to $31,029 and $18,608 as of December 31, 2012 and 2011, respectively. Such expenses are included in selling, general and administrative expenses and amounted to $72,487, $63,407 and $48,926 for the years ended December 31, 2012, 2011 and 2010, respectively.

        The Company has a five-year consulting agreement with an entity owned by the Company's non-executive chairman and 5% stockholder to provide the development, production and maintenance of programming; affiliate relations; identification and negotiation of carriage opportunities; and the

Cine Latino, Inc.

Notes to Financial Statements (Continued)

Note 2. Related Party Transactions (Continued)

development; identification and negotiation of new business initiatives; including sponsorship, new channels, direct-to-consumer products and other interactive initiatives through April 2013. Total expenses incurred under the consulting agreement for the years ended December 31, 2012, 2011 and 2010 amounted to $230,000, $230,000 and $194,000, respectively, and are included in selling, general and administrative expenses. Future minimum payments under the agreement total $48,000. Amounts due to this related party amounted to $75,000 as of December 31, 2012 and 2011, respectively.

        The agreement also grants the consultant the right to receive, upon a Liquidation Event, as defined in the agreement, or termination of the consultant agreement by the Company without cause, a Stock Appreciation Right Bonus equal to 5% of the excess of the Company's fair market value over an amount specified in the agreement. In the event the agreement is terminated by the Company without cause or by the consultant with cause as defined in the agreement, the Company will pay the consultant severance in an amount no greater than $120,000.

        The Company entered into programming agreements with an entity owned by the Company's non-executive chairman and 5% stockholder for the distribution of three specific movie titles. As of December 31, 2012 and 2011, $112,500 and $150,000, respectively, is included in other assets as prepaid programming related to these agreements. As of December 31, 2012 and 2011, $103,787 and $73,754, respectively, is included in programming rights related to these agreements.

Note 3. Term Loan and Derivative Instruments

        During 2011, the Company amended its credit facility with a financial institution and maximum borrowings were increased to $40,000,000. The loan is collateralized by the Company's assets and common stock, which the stockholders have pledged, and is guaranteed by the Company's stockholders. Principal and interest payments are due quarterly with interest at LIBOR plus 4% (4.31% as of December 31, 2012) through June 2017, at which time a balloon payment of the remaining principal is due. Amounts outstanding under the term loan as of December 31, 2012 and 2011 were $33,050,868 and $38,000,000, respectively. The term loan agreement contains certain restrictive covenants, including the maintenance of certain ratios, as defined in the agreement. Interest expense, including amortization of loan costs, for the years ended December 31, 2012, 2011 and 2010 amounted to $1,969,966, $1,638,030 and $1,519,330, respectively, of which $44,503 and $189,427 is included in accrued interest as of December 31, 2012 and 2011, respectively.

        Pursuant to the terms of the term loan agreement, within 95 days after the end of each fiscal year, the Company must make a prepayment of the loan principal. The prepayment is an amount equal to 50% of the excess cash flow of the most recently completed fiscal year, if the leverage ratio, as calculated as of the last day of such fiscal year, is 2.5 to 1.00 or greater, or 25% of such excess cash flow if the leverage ratio as of the last day of such fiscal year is less than 2.50 to 1.00. Excess cash flow is generally defined as net income plus depreciation and amortization expense, less mandatory prepayments of the term loan, interest charges, income taxes, and capital expenditures, and adjusted for the change in working capital.

        Aggregate future maturities required on long-term debt as of December 31, 2012 are as follows: $4,370,449 in 2013; $3,680,102 in 2014; $4,600,127 in 2015; $5,520,152 in 2016; and $14,880,038 in 2017.

        The Company maintains an interest rate risk management strategy that uses interest rate cap and swap derivative instruments to minimize significant, unanticipated earnings fluctuations caused by

Cine Latino, Inc.

Notes to Financial Statements (Continued)

Note 3. Term Loan and Derivative Instruments (Continued)

interest rate volatility related to its LIBOR-based borrowings on its term loan. The Company had an interest rate swap agreement with a bank which expired in October 2010. This swap was designated as a highly effective cash flow hedge, which effectively fixed the interest rate at 5.12% on a notional principal amount of $17,500,000 through October 2010. During 2011, the Company entered into an interest rate cap and an interest rate swap agreement which as of December 31, 2012 have outstanding notional amounts of $0 and $17,000,000, respectively. The interest rate cap agreement limited the LIBOR rate on $19,000,000 of the amount borrowed to a maximum 1.0% rate and matured on June 30, 2012. The interest rate swap agreement converts the variable interest rate of LIBOR on $18,000,000 of the amount borrowed to a fixed rate of 1.195%, becoming effective on June 30, 2012, and maturing on July 8, 2013. These derivative instruments are being utilized to manage interest rate exposure over the period of the derivative instruments and are designated as highly effective cash flow hedges. The effective portion of the change in fair values of the derivative instruments is reported as a component of other comprehensive income and is reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.

        The following is the effect on the balance sheets as of December 31, 2012 and 2011, of the derivative instruments that were designated as cash flow hedges:

	2012		2011
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Asset Derivative
Interest rate cap agreement	Other Current Assets	$—	Other Current Assets	$1,722

Liability Derivative
Interest rate swap agreement	Other Current liabilities	$78,507	Noncurrent liabilities	$82,295

Effective portion of the gain		$78,507		$80,573
Less deferred income taxes		29,542		30,320

Accum OCI		$48,965		$50,253

        The amounts of losses recognized in other comprehensive income for the years ended December 31, 2012, 2011 and 2010 was $69,401, $80,573 and $26,677, respectively, related to the effective portion of interest rate contracts.

        The effective portion of losses reclassified from accumulated other comprehensive loss into earnings, in the statements of income as interest expense, for the years ended December 31, 2012, 2011 and 2010 was $71,467, $0 and $846,582, respectively.

        There was no portion of the loss (gain) that was considered ineffective or excluded from the assessment of hedge effectiveness.

Cine Latino, Inc.

Notes to Financial Statements (Continued)

Note 4. Income Taxes

        For the years ended December 31, 2012, 2011 and 2010, income tax expense consists of the following:

	2012	2011	2010
Current tax expense	$3,105,658	$2,736,945	$1,598,457
Deferred tax expense	1,000,470	1,289,490	1,513,730

	$4,106,128	$4,026,435	$3,112,187

        Current tax expense includes foreign withholding taxes of $640,708, $550,586 and $181,869 for the years ended December 31, 2012, 2011 and 2010, respectively.

        Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 34% to pre-tax book income primarily due to state income taxes, net of federal benefit, and foreign withholding taxes and credits. Income taxes in the amount of $778, $30,320 and $308,530 for the years ended December 31, 2012, 2011 and 2010, respectively, were allocated to accumulate other comprehensive loss related to the change in fair value of the Company's derivative instruments (see Note 3).

        The tax effects of temporary differences that give rise to significant portions of the net deferred tax assets as of December 31, 2012 and 2011 are presented below:

	2012	2011
Deferred tax assets:
Allowance for doubtful accounts receivable	$129,336	$150,890
Reserve for pricing adjustments	763,875	359,320
Derivative instruments	29,542	30,320
Foreign withholding	40,700	—
Tax basis step-up	13,691,686	15,115,176

	14,655,139	15,655,706
Deferred tax liabilities:
Prepaid expenses	(24,317)	(23,636)

	$14,630,822	$15,632,070

        The deferred tax amounts mentioned above have been classified on the accompanying balance sheets as of December 31, 2012 and 2011 as follows:

	2012	2011
Current assets	$2,362,627	$1,927,716
Noncurrent assets	12,268,195	13,704,354

	$14,630,822	$15,632,070

        In connection with the asset contribution agreement entered into in 2007, the Company was able to increase the tax basis of the assets acquired to their purchase price plus assumed liabilities (approximately $56,200,000). This increase in tax basis allows the Company to reduce ratably over 15 years the amount of future tax payments to the extent that the Company has future taxable income.

Cine Latino, Inc.

Notes to Financial Statements (Continued)

Note 4. Income Taxes (Continued)

As a result of the increase in tax basis, the Company is entitled to future tax benefits of $13,691,686 and $15,115,176 which is included as a deferred tax asset in the accompanying balance sheets as of December 31, 2012 and 2011, respectively.

        In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which temporary differences are expected to reverse, the Company believes it is more likely than not that it will realize the benefits of these deductible differences and has not provided a valuation allowance.

        Management has evaluated the Company's tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the financial statements. The Company does not anticipate that changes in the amount of unrecognized tax benefits over the next 12 months will have a significant impact on its effective tax rate should any changes lead to the recognition of unrecognized tax benefits.

        The Company files income tax returns in the U.S. federal and Florida state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal and state income tax examinations by tax authorities for years prior to 2009.

Note 5. Major Customers

        Revenues include amounts from three major unrelated customers totaling $5,924,345, $4,864,338, $2,957,113 and $5,452,000, $5,222,000, $3,069,000 and $5,160,000, $5,400,000 and $2,690,000 for the years ended December 31, 2012, 2011 and 2010, respectively. The receivables due from those customers were $1,542,876, $777,969, $577,696 and $1,364,800, $861,000, $500,500 as of December 31, 2012 and 2011, respectively.

Note 6. Other Commitments

        In 2010, the Company supports various initiatives to promote the channel. Total expenses incurred amounted to $1,388,801, $1,182,959 and $965,572, respectively, for the years ended December 31, 2012, 2011 and 2010, and are included in cost of revenues. Future estimated payments required under the agreements as of December 31, 2012, are as follows: 2013 $1,350,619; 2014 $1,106,458; and 2015 $119,669.

Note 7. Subsequent Event

        On January 22, 2013, the Company, InterMedia Espanol Holdings, LLC, Azteca Acquisition Corporation and Hemisphere Media Group, Inc., entered into a merger agreement. See Note 2.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses to be borne by us in connection with the issuance and distribution of shares of Hemisphere Class A common stock being registered hereby.

Securities and Exchange Commission registration fee	$9,992.67	*
Accounting fees and expenses	$15,000
Legal fees and expenses	$25,000
Financial printing and miscellaneous expenses	$5,000
Total	$54,992.67

*
Previously paid in connection with the filing of Hemisphere's registration statement on Form S-4 (File No. 333-186210), which is amended hereby.

Item 14.    Indemnification of Officers and Directors.

Exculpation and Indemnification

        Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends or unlawful stock repurchases or redemptions, or for any transaction from which the director derived an improper personal benefit. Hemisphere' certificate of incorporation limits the personal liability of a director to the Registrant and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.

        In addition, Section 145 of the DGCL permits a corporation to indemnify any of its directors, officers, employees or agents who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or firm, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors, officers, employees or agents against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of an action or suit if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite the adjudication of liability. Hemisphere's certificate of incorporation provides for indemnification of directors or officers of the Registrant for any liability incurred in their official capacity to the fullest extent permissible under the DGCL.

Indemnification Agreements

        Hemisphere has entered into indemnification agreements with its directors, officers and key employees which may, in certain cases, be broader than the specific indemnification provisions contained in its amended and restated certificate of incorporation and amended and restated bylaws. The indemnification agreements require Hemisphere, among other things, to indemnify such officers, directors and key employees against certain liabilities that may arise by reason of their status or service as directors, officers or key employees of Hemisphere or of another entity at the request of Hemisphere and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Item 15.    Recent Sales of Unregistered Securities

        On April 4, 2013, in connection with the consummation of the Transaction, we issued an aggregate of 33,000,000 shares of Hemisphere Class B common stock to the WAPA/Cinelatino Investors (a total of 4 accredited investors) in a private placement transaction exempt from registration under the Act in partial consideration for the WAPA/Cinelatino Investors' indirect contribution of ownership interests in WAPA and Cinelatino to us.

        On April 4, 2013, in connection with the consummation of the Transaction, we sold an aggregate of 2,333,334 Seller Warrants to the WAPA/Cinelatino Investors (a total of 4 accredited investors) in a private placement transaction exempt from registration under the Act for a purchase price per Seller Warrant equal to $0.50 in partial consideration for the WAPA/Cinelatino Investors' indirect contribution of ownership interests in WAPA and Cinelatino to us. The transaction generating total gross proceeds of $1,166,667.

Item 17.    Exhibits

        (a)   Exhibits

Exhibit No.	Description of Exhibit
2.1	Merger Agreement, dated as of January 22, 2013, by and among Azteca Acquisition Corporation, Hemisphere Media Group, Inc., InterMedia Español Holdings, LLC, Cine Latino, Inc., Hemisphere Merger Sub I, LLC, Hemisphere Merger Sub II, Inc. and Hemisphere Merger Sub III, Inc. (incorporated by reference to Exhibit 2.1 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on January 25, 2013)
3.1
Certificate of Incorporation of Hemisphere Media Group, Inc. (incorporated by reference to Exhibit 2.1 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on January 25, 2013)
3.2	Bylaws of Hemisphere Media Group, Inc. (incorporated by reference to Exhibit 2.1 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on January 25, 2013)
3.3
Amended and Restated Certificate of Incorporation of Hemisphere Media Group, Inc. (incorporated by reference to Exhibit 3.3 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
3.4
Amended and Restated Bylaws of Hemisphere Media Group, Inc. (incorporated by reference to Exhibit 3.4 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)

Exhibit No.	Description of Exhibit
4.1	Specimen Hemisphere Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
4.2
Specimen Hemisphere Class B Common Stock Certificate (incorporated by reference to Exhibit 4.2 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
4.3
Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
4.4
Equity Restructuring and Warrant Purchase Agreement, dated as of January 22, 2013, by and among Azteca Acquisition Corporation, Hemisphere Media Group, Inc., Azteca Acquisition Holdings, LLC, Brener International Group, LLC, InterMedia Partners VII, L.P., InterMedia Cine Latino, LLC, Cinema Aeropuerto, S.A. de C.V. and the other parties identified therein (incorporated by reference to Exhibit 10.2 to Azteca Acquisition Corporation's Current Report on Form 8-K filed with the Commission on January 23, 2013).
4.5
Lock-Up Agreement, dated as of January 22, 2013, by and among InterMedia Español Holdings, LLC, Cine Latino, Inc. and the parties identified as "IM Investor", "Cine Investors" and "Azteca Investors" therein (incorporated by reference to Exhibit 4.5 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
4.6
Sponsor Warrants Purchase Agreement, dated as of April 21, 2011, between the Azteca Acquisition Corporation and Azteca Acquisition Holdings, LLC (incorporated by reference to Exhibit 4.1 to Azteca Acquisition Corporation's registration statement on Form S-1, filed with the Commission on April 22, 2011)
4.7
Amendment No. 1 to the Sponsor Warrants Purchase Agreement, dated June 29, 2011 (incorporated by reference to Exhibit 10.4 to Azteca Acquisition Corporation's current report on Form 8-K, filed with the Commission on July 6, 2011)
4.8
Assignment, Assumption and Amendment of Warrant Agreement, dated as of April 4, 2013, by and among Hemisphere Media Group, Inc., Azteca Acquisition Corporation and Continental Stock Transfer & Trust Company (incorporated by reference to Annex B to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on January 25, 2013)
5.1
Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP (incorporated by reference to Exhibit 5.1 of Amendment No. 5 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 15, 2013).
8.1
Tax Opinion of Greenberg Traurig, LLP (incorporated by reference to Exhibit 8.1 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
9.1
Support Agreement, dated January 22, 2013, by and among Azteca Acquisition Corporation, Hemisphere Media Group, Inc., certain of the initial stockholders of Azteca Acquisition Corporation, and the other parties identified therein (incorporated by reference to Exhibit 10.1 to Azteca Acquisition Corporation's Current Report on Form 8-K filed with the Commission on January 23, 2013)

Exhibit No.	Description of Exhibit
10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 of Amendment No. 3 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 15, 2013)
10.2
Registration Rights Agreement by and among Hemisphere Media Group, Inc. and the parties identified therein, dated January 22, 2013 (incorporated by reference to Exhibit 10.2 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
10.3
Registration Rights Agreement, dated June 29, 2011, by and among Azteca Acquisition Corporation and the securityholders named therein (incorporated by reference to Exhibit 10.2 to Azteca Acquisition Corporation's current report on Form 8-K, filed with the Commission on July 6, 2011)
10.4
Letter Agreement, dated as of June 29, 2011, among the Company, Azteca Acquisition Corporation and each of the directors and officers of the Azteca Acquisition Corporation (incorporated by reference to Exhibit 10.3 to Exhibit 10.7 to Azteca Acquisition Corporation's current report on Form 8-K, filed with the Commission on July 6, 2011)
10.5
Investment Management Trust Agreement, dated June 29, 2011, by and between Azteca Acquisition Corporation and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to Azteca Acquisition Corporation's current report on Form 8-K, filed with the Commission on July 6, 2011)
10.6
Form of Letter Agreement between Galco, Inc. and the Azteca Acquisition Corporation regarding administrative support (incorporated by reference to Exhibit 10.2 to Azteca Acquisition Corporation's registration statement on Form S-1, filed with the Commission on June 10, 2011)
10.7	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.9 to Azteca Acquisition Corporation's registration statement on Form S-1, filed with the Commission on June 10, 2011)
10.8
Underwriting Agreement, dated June 29, 2011, by and between Azteca Acquisition Corporation and Deutsche Bank Securities Inc. as representative of the underwriters (incorporated by reference to Exhibit 1.1 to Azteca Acquisition Corporation's current report on Form 8-K, filed with the Commission on July 6, 2011)
10.9
Securities Purchase Agreement, effective as of April 15, 2011, between the Azteca Acquisition Corporation and Azteca Acquisition Holdings, LLC (incorporated by reference to Exhibit 10.7 to Azteca Acquisition Corporation's registration statement on Form S-1, filed with the Commission on April 22, 2011)
10.10
Amended and Restated Credit Agreement, dated as of June 17, 2011, by and among Cine Latino, Inc., as the Borrower, the other persons party thereto that are designated as Credit Parties, General Electric Capital Corporation, as Agent, the other financial institutions party thereto, as Lenders, GE Capital Markets, Inc., as Sole Lead Arranger and Bookrunner and Royal Bank of Canada, as Syndication Agent (incorporated by reference to Exhibit 10.10 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)

Exhibit No.	Description of Exhibit
10.11	Loan Agreement, dated as of March 31, 2011, by and among InterMedia Español, Inc. and Televicentro of Puerto Rico, LLC, as Borrowers, the financial institutions party thereto, as Lenders, The Bank of Nova Scotia and RBC Capital Markets, as Joint Lead Arrangers, Banco Popular de Puerto Rico, as Syndication Agent, and The Bank of Nova Scotia, as Administrative Agent (incorporated by reference to Exhibit 10.11 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
10.12
Employment Agreement, dated April 9, 2013, by and between the Hemisphere Media Group, Inc. and Mr. Alan J. Sokol (incorporated by reference to Exhibit 10.1 to Hemisphere Media Group, Inc.'s current report on Form 8-K, filed with the Commission on April 15, 2013).
10.13
Nonqualified Stock Option Award Agreement, effective as of April 9, 2013, by and between Hemisphere Media Group, Inc. and Mr. Alan J. Sokol (incorporated by reference to Exhibit 10.2 to Hemisphere Media Group, Inc.'s current report on Form 8-K, filed with the Commission on April 15, 2013).
10.14
Restricted Stock Award Agreement, effective as of April 9, 2013, by and between Hemisphere Media Group, Inc. and Mr. Alan J. Sokol (incorporated by reference to Exhibit 10.3 to Hemisphere Media Group, Inc.'s current report on Form 8-K, filed with the Commission on April 15, 2013).
10.15
Employment Agreement, dated April 9, 2013, by and between Hemisphere Media Group, Inc. and Mr. Craig D. Fischer (incorporated by reference to Exhibit 10.4 to Hemisphere Media Group, Inc.'s current report on Form 8-K, filed with the Commission on April 15, 2013).
10.16
Nonqualified Stock Option Award Agreement, effective as of April 9, 2013, by and between Hemisphere Media Group, Inc. and Mr. Craig D. Fischer (incorporated by reference to Exhibit 10.5 to Hemisphere Media Group, Inc.'s current report on Form 8-K, filed with the Commission on April 15, 2013).
10.17
Restricted Stock Award Agreement, effective as of April 9, 2013, by and between Hemisphere Media Group, Inc. and Mr. Craig D. Fischer (incorporated by reference to Exhibit 10.6 to Hemisphere Media Group, Inc.'s current report on Form 8-K, filed with the Commission on April 15, 2013).
21.1
List of Subsidiaries of Hemisphere Media Group, Inc. as of the consummation of the Transaction (incorporated by reference to Exhibit 21.1 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
23.1	Consent of Rothstein Kass, independent accountants for Azteca Acquisition Corporation
23.2	Consent of McGladrey LLP, independent accountants for InterMedia Español Holdings, LLC
23.3	Consent of McGladrey LLP, independent accountants for Cine Latino, Inc.
23.4	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)
23.5	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1)

Exhibit No.	Description of Exhibit
23.6	Consent of Peter M. Kern to be named as a director nominee (incorporated by reference to Exhibit 23.6 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
23.7
Consent of Gabriel Brener to be named as a director nominee (incorporated by reference to Exhibit 23.7 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
23.8
Consent of John Engelman to be named as a director nominee (incorporated by reference to Exhibit 23.8 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
23.9
Consent of Leo Hindery, Jr. to be named as a director nominee (incorporated by reference to Exhibit 23.9 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
23.10
Consent of Eric C. Neuman to be named as a director nominee (incorporated by reference to Exhibit 23.10 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
23.11
Consent of Ernesto Vargas Guajardo to be named as a director nominee (incorporated by reference to Exhibit 23.11 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
23.12
Consent of James M. McNamara to be named as a director nominee (incorporated by reference to Exhibit 23.12 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
23.13
Consent of Vincent L. Sadusky to be named as a director nominee (incorporated by reference to Exhibit 23.13 of Amendment No. 3 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 15, 2013)
24.1	Power of Attorney (included on the signature page to the Registration Statement filed on January 25, 2013)
99.1
Form of Azteca Acquisition Corporation Proxy Card for Stockholders (incorporated by reference to Exhibit 99.1 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
99.2
Form of Azteca Acquisition Corporation Proxy Card for Azteca Warrantholders (incorporated by reference to Exhibit 99.2 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Act;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 3, 2013.

HEMISPHERE MEDIA GROUP, INC.
By:	/s/ ALAN J. SOKOL Alan J. Sokol Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2013.

Name	Title

/s/ ALAN J. SOKOL Alan J. Sokol	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ PETER M. KERN Peter M. Kern	Chairman of the Board and Director
/s/ CRAIG D. FISCHER Craig D. Fischer	Chief Financial Officer (Principal Financial Officer and Chief Accounting Officer)
/s/ GABRIEL BRENER Gabriel Brener	Director
/s/ JOHN ENGELMAN John Engelman	Director
/s/ LEO HINDERY, JR. Leo Hindery, Jr.	Director
/s/ JAMES M. MCNAMARA James M. McNamara	Director

Name	Title

/s/ ERIC C. NEUMAN Eric C. Neuman	Director
/s/ VINCENT L. SADUSKY Vincent L. Sadusky	Director
/s/ ERNESTO VARGAS GUAJARDO Ernesto Vargas Guajardo	Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Merger Agreement, dated as of January 22, 2013, by and among Azteca Acquisition Corporation, Hemisphere Media Group, Inc., InterMedia Español Holdings, LLC, Cine Latino, Inc., Hemisphere Merger Sub I, LLC, Hemisphere Merger Sub II, Inc. and Hemisphere Merger Sub III, Inc. (incorporated by reference to Exhibit 2.1 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on January 25, 2013)
3.1
Certificate of Incorporation of Hemisphere Media Group, Inc. (incorporated by reference to Exhibit 2.1 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on January 25, 2013)
3.2	Bylaws of Hemisphere Media Group, Inc. (incorporated by reference to Exhibit 2.1 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on January 25, 2013)
3.3
Amended and Restated Certificate of Incorporation of Hemisphere Media Group, Inc. (incorporated by reference to Exhibit 3.3 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
3.4
Amended and Restated Bylaws of Hemisphere Media Group, Inc. (incorporated by reference to Exhibit 3.4 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
4.1
Specimen Hemisphere Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
4.2
Specimen Hemisphere Class B Common Stock Certificate (incorporated by reference to Exhibit 4.2 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
4.3
Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
4.4
Equity Restructuring and Warrant Purchase Agreement, dated as of January 22, 2013, by and among Azteca Acquisition Corporation, Hemisphere Media Group, Inc., Azteca Acquisition Holdings, LLC, Brener International Group, LLC, InterMedia Partners VII, L.P., InterMedia Cine Latino, LLC, Cinema Aeropuerto, S.A. de C.V. and the other parties identified therein (incorporated by reference to Exhibit 10.2 to Azteca Acquisition Corporation's Current Report on Form 8-K filed with the Commission on January 23, 2013).
4.5
Lock-Up Agreement, dated as of January 22, 2013, by and among InterMedia Español Holdings, LLC, Cine Latino, Inc. and the parties identified as "IM Investor", "Cine Investors" and "Azteca Investors" therein (incorporated by reference to Exhibit 4.5 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)

Exhibit No.	Description of Exhibit
4.6	Sponsor Warrants Purchase Agreement, dated as of April 21, 2011, between the Azteca Acquisition Corporation and Azteca Acquisition Holdings, LLC (incorporated by reference to Exhibit 4.1 to Azteca Acquisition Corporation's registration statement on Form S-1, filed with the Commission on April 22, 2011)
4.7
Amendment No. 1 to the Sponsor Warrants Purchase Agreement, dated June 29, 2011 (incorporated by reference to Exhibit 10.4 to Azteca Acquisition Corporation's current report on Form 8-K, filed with the Commission on July 6, 2011)
4.8
Assignment, Assumption and Amendment of Warrant Agreement, dated as of April 4, 2013, by and among Hemisphere Media Group, Inc., Azteca Acquisition Corporation and Continental Stock Transfer & Trust Company (incorporated by reference to Annex B to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on January 25, 2013)
5.1
Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP (incorporated by reference to Exhibit 5.1 of Amendment No. 5 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 15, 2013).
8.1
Tax Opinion of Greenberg Traurig, LLP (incorporated by reference to Exhibit 8.1 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
9.1
Support Agreement, dated January 22, 2013, by and among Azteca Acquisition Corporation, Hemisphere Media Group, Inc., certain of the initial stockholders of Azteca Acquisition Corporation, and the other parties identified therein (incorporated by reference to Exhibit 10.1 to Azteca Acquisition Corporation's Current Report on Form 8-K filed with the Commission on January 23, 2013)
10.1
Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 of Amendment No. 3 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 15, 2013)
10.2
Registration Rights Agreement by and among Hemisphere Media Group, Inc. and the parties identified therein, dated January 22, 2013 (incorporated by reference to Exhibit 10.2 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
10.3
Registration Rights Agreement, dated June 29, 2011, by and among Azteca Acquisition Corporation and the securityholders named therein (incorporated by reference to Exhibit 10.2 to Azteca Acquisition Corporation's current report on Form 8-K, filed with the Commission on July 6, 2011)
10.4
Letter Agreement, dated as of June 29, 2011, among the Company, Azteca Acquisition Corporation and each of the directors and officers of the Azteca Acquisition Corporation (incorporated by reference to Exhibit 10.3 to Exhibit 10.7 to Azteca Acquisition Corporation's current report on Form 8-K, filed with the Commission on July 6, 2011)
10.5
Investment Management Trust Agreement, dated June 29, 2011, by and between Azteca Acquisition Corporation and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to Azteca Acquisition Corporation's current report on Form 8-K, filed with the Commission on July 6, 2011)

Exhibit No.	Description of Exhibit
10.6	Form of Letter Agreement between Galco, Inc. and the Azteca Acquisition Corporation regarding administrative support (incorporated by reference to Exhibit 10.2 to Azteca Acquisition Corporation's registration statement on Form S-1, filed with the Commission on June 10, 2011)
10.7	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.9 to Azteca Acquisition Corporation's registration statement on Form S-1, filed with the Commission on June 10, 2011)
10.8
Underwriting Agreement, dated June 29, 2011, by and between Azteca Acquisition Corporation and Deutsche Bank Securities Inc. as representative of the underwriters (incorporated by reference to Exhibit 1.1 to Azteca Acquisition Corporation's current report on Form 8-K, filed with the Commission on July 6, 2011)
10.9
Securities Purchase Agreement, effective as of April 15, 2011, between the Azteca Acquisition Corporation and Azteca Acquisition Holdings, LLC (incorporated by reference to Exhibit 10.7 to Azteca Acquisition Corporation's registration statement on Form S-1, filed with the Commission on April 22, 2011)
10.10
Amended and Restated Credit Agreement, dated as of June 17, 2011, by and among Cine Latino, Inc., as the Borrower, the other persons party thereto that are designated as Credit Parties, General Electric Capital Corporation, as Agent, the other financial institutions party thereto, as Lenders, GE Capital Markets, Inc., as Sole Lead Arranger and Bookrunner and Royal Bank of Canada, as Syndication Agent (incorporated by reference to Exhibit 10.10 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
10.11
Loan Agreement, dated as of March 31, 2011, by and among InterMedia Español, Inc. and Televicentro of Puerto Rico, LLC, as Borrowers, the financial institutions party thereto, as Lenders, The Bank of Nova Scotia and RBC Capital Markets, as Joint Lead Arrangers, Banco Popular de Puerto Rico, as Syndication Agent, and The Bank of Nova Scotia, as Administrative Agent (incorporated by reference to Exhibit 10.11 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
10.12
Employment Agreement, dated April 9, 2013, by and between the Hemisphere Media Group, Inc. and Mr. Alan J. Sokol (incorporated by reference to Exhibit 10.1 to Hemisphere Media Group, Inc.'s current report on Form 8-K, filed with the Commission on April 15, 2013).
10.13
Nonqualified Stock Option Award Agreement, effective as of April 9, 2013, by and between Hemisphere Media Group, Inc. and Mr. Alan J. Sokol (incorporated by reference to Exhibit 10.2 to Hemisphere Media Group, Inc.'s current report on Form 8-K, filed with the Commission on April 15, 2013).
10.14
Restricted Stock Award Agreement, effective as of April 9, 2013, by and between Hemisphere Media Group, Inc. and Mr. Alan J. Sokol (incorporated by reference to Exhibit 10.3 to Hemisphere Media Group, Inc.'s current report on Form 8-K, filed with the Commission on April 15, 2013).
10.15
Employment Agreement, dated April 9, 2013, by and between Hemisphere Media Group, Inc. and Mr. Craig D. Fischer (incorporated by reference to Exhibit 10.4 to Hemisphere Media Group, Inc.'s current report on Form 8-K, filed with the Commission on April 15, 2013).

Exhibit No.	Description of Exhibit
10.16	Nonqualified Stock Option Award Agreement, effective as of April 9, 2013, by and between Hemisphere Media Group, Inc. and Mr. Craig D. Fischer (incorporated by reference to Exhibit 10.5 to Hemisphere Media Group, Inc.'s current report on Form 8-K, filed with the Commission on April 15, 2013).
10.17
Restricted Stock Award Agreement, effective as of April 9, 2013, by and between Hemisphere Media Group, Inc. and Mr. Craig D. Fischer (incorporated by reference to Exhibit 10.6 to Hemisphere Media Group, Inc.'s current report on Form 8-K, filed with the Commission on April 15, 2013).
21.1
List of Subsidiaries of Hemisphere Media Group, Inc. as of the consummation of the Transaction (incorporated by reference to Exhibit 21.1 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
23.1	Consent of Rothstein Kass, independent accountants for Azteca Acquisition Corporation
23.2	Consent of McGladrey LLP, independent accountants for InterMedia Español Holdings, LLC
23.3	Consent of McGladrey LLP, independent accountants for Cine Latino, Inc.
23.4	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)
23.5	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1)
23.6
Consent of Peter M. Kern to be named as a director nominee (incorporated by reference to Exhibit 23.6 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
23.7
Consent of Gabriel Brener to be named as a director nominee (incorporated by reference to Exhibit 23.7 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
23.8
Consent of John Engelman to be named as a director nominee (incorporated by reference to Exhibit 23.8 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
23.9
Consent of Leo Hindery, Jr. to be named as a director nominee (incorporated by reference to Exhibit 23.9 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
23.10
Consent of Eric C. Neuman to be named as a director nominee (incorporated by reference to Exhibit 23.10 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
23.11
Consent of Ernesto Vargas Guajardo to be named as a director nominee (incorporated by reference to Exhibit 23.11 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
23.12
Consent of James M. McNamara to be named as a director nominee (incorporated by reference to Exhibit 23.12 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
23.13
Consent of Vincent L. Sadusky to be named as a director nominee (incorporated by reference to Exhibit 23.13 of Amendment No. 3 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 15, 2013)

Exhibit No.	Description of Exhibit
24.1	Power of Attorney (included on the signature page to the Registration Statement filed on January 25, 2013)
99.1
Form of Azteca Acquisition Corporation Proxy Card for Stockholders (incorporated by reference to Exhibit 99.1 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)
99.2
Form of Azteca Acquisition Corporation Proxy Card for Azteca Warrantholders (incorporated by reference to Exhibit 99.2 of Amendment No. 2 to Hemisphere Media Group, Inc.'s registration statement on Form S-4, filed with the Commission on March 11, 2013)